As filed with the Securities and Exchange Commission on November 17, 2022

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SYSOREX, INC.

(Exact name of registrant as specified in its charter)

Nevada	7371	68-0319458
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

13880 Dulles Corner Lane, Suite 120

Herndon, Virginia 20171

Telephone: (800) 929-3871

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wayne Wasserberg

Chief Executive Officer

13880 Dulles Corner Lane, Suite 120

Herndon, Virginia 20171

Telephone: (800) 929-3871

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura Anthony, Esq.

Craig D. Linder, Esq.

Anthony L.G., PLLC

625 N. Flagler Drive, Suite 600

West Palm Beach, Florida 33401

Telephone: (561) 514-0936

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED November 17, 2022

SYSOREX, INC.

 500,000,000 Shares of Common Stock for Resale by Selling Securityholders

500,000,000 Shares of Common Stock Underlying Warrants for Resale by Selling Securityholders

This prospectus relates to the resale of up to 500,000,000 shares of our common stock, par value $0.00001 per share (the “Common Stock”) held by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”).

In addition, this prospectus relates to the resale of up to 500,000,000 shares of Common Stock (the “Warrant Shares”) upon the exercise of 500,000,000 warrants (the “Warrants”) held by Selling Securityholders, which entitle them to purchase Common Stock at exercise price of $0.001 per share.

The Selling Securityholders will sell their shares registered for resale in this prospectus at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. To the extent required by the Securities Act of 1933, as amended (the ”Securities Act”) and the rules and regulations thereunder, the Selling Securityholders will be deemed to be “underwriters” within the meaning of the Securities Act.

We will not receive any of the proceeds from the sale of the securities owned by the Selling Securityholders. We will receive the proceeds of any cash exercise of the Warrants. See “Use of Proceeds” beginning on page 28 of this prospectus. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of securities. See “Plan of Distribution” beginning on page 96 of this prospectus.

Our Common Stock is currently quoted on the OTC Market Group, Inc.’s OTCQB tier under the symbol “SYSX.” On November 16, 2022, the last reported sale price of our Common Stock was $0.0009.

Our principal executive offices are located at 13880 Dulles Corner Lane, Suite 120, Herndon, Virginia 20171.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 2022.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholder. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

For investors outside the United States: We have not, and the selling stockholder has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside the United States.

i

Cautionary Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements. Specifically, forward-looking statements may include statements relating to:

●	our future financial performance;

●	changes in the market for our products and services;

●	our expansion plans and opportunities; and

●	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	the level of demand for our products and services;

●	competition in our markets;

●	our ability to grow and manage growth profitably;

●	our ability to access additional capital;

●	changes in applicable laws or regulations;

●	our ability to attract and retain qualified personnel;

●	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

●	other risks and uncertainties indicated in this prospectus, including those under “Risk Factors.”

ii

INDUSTRY AND MARKET DATA

We are responsible for the disclosure in this prospectus. However, this prospectus includes industry data that we obtained from internal surveys, market research, publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. The information therein represents the most recently available data from the relevant sources and publications and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

TRADEMARKS AND COPYRIGHTS

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products and the formulations for such products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

iii

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering, and selected information contained in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of the company and this offering, we encourage you to read and consider the more detailed information in this prospectus, including “Risk Factors” and the financial statements and related notes. Unless the context otherwise requires, “we,” “us,” “our,” “Sysorex” or the “Company” refers to “Sysorex, Inc.,” a Nevada corporation, and its subsidiaries TTM Digital Assets & Technologies, Inc. (“TTM Digital”) and Sysorex Government Services, Inc. (“SGS”).

Overview

Sysorex, Inc. through its wholly owned subsidiary, Sysorex Government Services, Inc. (“SGS”), provides information technology solutions primarily to the public sector. These solutions include cybersecurity, professional services, engineering support, IT consulting, enterprise level technology, networking, wireless, help desk and custom IT solutions. In addition to SGS, the Company has another wholly owned subsidiary, TTM Digital Assets &Technologies, Inc. (“TTM Digital”). TTM Digital is a digital asset technology and mining company that owns and operates specialized cryptocurrency mining processors and was previously focused on the Ethereum blockchain ecosystem. As of September 15, 2022, Ethereum switched from a Proof of Work model to a Proof of Stake model and as a result, the Company is no longer mining Ethereum. TTM is currently exploring alternative uses and sales opportunities for its Graphics Processing Units (“GPU”) assets and datacenter located in Lockport, NY. The Company had previously been in discussions with a third party to sell its mining assets and certain associated real property.

Overview of the Company’s Subsidiaries

Sysorex Government Services

SGS is a provider of information technology solutions from multiple vendors, including hardware products, software, services, including warranty and maintenance support, offered through our dedicated sales force, ecommerce channels, existing federal contracts and service team. Since our founding, we have served our customers by offering products and services from key industry vendors such as Aruba, Cisco, Dell, GETAC, Lenovo, Microsoft, Panasonic, Samsung, Symantec, VMware and others. We provide our customers with comprehensive solutions incorporating leading products and services across a variety of technology practices and platforms such as cyber, cloud, networking, security, and mobility. We utilize our professional services, consulting services and partners to develop and implement these solutions. Our sales and marketing efforts in collaboration with our vendor partners, allow us to reach multiple customer public sector segments including federal, state and local governments, as well as educational institutions.

For the year ended December 31, 2021, our sales to federal, state and local governments accounted for approximately 100% of our SGS net sales. Our past customers have included, among others, federal and international government agencies and state and local governments. Although SGS has had many customers, two customers generated approximately 71% of SGS’s gross revenue during the year ended December 31, 2021. One customer accounted for 44% of SGS’s gross revenue in 2021; however, this customer may or may not continue to be a significant contributor to revenue in the future. We plan to continue to focus our efforts on existing and potential government customers. SGS revenues for the three months ended September 30, 2022, and 2021, was approximately $3.5 million and $1.9 million, respectively. This includes approximately 71% of sales coming from the Company’s top two customers.

SGS experiences variability in our net sales and operating results on a quarterly basis as a result of many factors. SGS experiences some seasonal trends in our sales of technology solutions to government and educational institutions. For example, the fiscal year-ends of U.S. Public Sector customers vary for those in the federal government space and those in the state and local government and educational institution (“SLED”) space. SGS generally sees an increase in our second quarter sales related to customers in the U.S. SLED sector and in our third quarter sales related to customers in the federal government space as these customers close out their budgets for their fiscal year (June 30th and September 30th, respectively). SGS may also experience variability in our gross profit and gross profit margin as a result of changes in the various vendor programs we participate in and its effect on the amount of vendor consideration we receive from a particular vendor or their authorized distributor/wholesaler, may be impacted by a number of events outside of our control.

TTM Digital

TTM Digital is a digital asset technology and mining company that owns and operates specialized cryptocurrency mining processors and was previously focused on the Ethereum blockchain ecosystem. Following the reverse merger on April 14, 2021, the business of TTM Digital became a business segment of the Company. TTM Digital was originally formed as a Delaware limited liability company on June 28, 2017, under the name of TTM Ventures LLC. Thereafter, on March 30, 2021, it filed a certificate of conversion to a non-Delaware entity with the Secretary of State of the State of Delaware together with Articles of Conversion and Articles of Incorporation with the Nevada Secretary of State filed on the same date. As a result of such conversion, TTM Digital has become a Nevada corporation under the name of “TTM Digital Assets & Technologies, Inc.”

TTM Digital has an evolving business model which is subject to various uncertainties. As digital assets and blockchain technology become more widely utilized on a mass scale, we anticipate that the services and products associated with the technologies will continue to evolve. To successfully continue in the industry, our business model may need to evolve to reflect the trends of the industry. Over time, we may modify aspects of our business model relating to our strategy. We cannot offer any assurance that we will be successful or that the future industry or business operation changes will not result in harm to our business. We may not be able to manage growth effectively, which could damage our reputation, limit our growth and negatively affect our operating results. Management cannot provide any assurances that we will identify all emerging trends and growth opportunities in this business sector, and we may lose out on those opportunities to current or future competitors. As anticipated, any such circumstances could have a material adverse effect on our business, prospects, or operations.

The Company made the decision to divest certain mining equipment and the data center of the TTM Digital reporting unit and commenced discussions with a third party to execute an asset sale in the spring of 2022. On March 24, 2022, the Company executed Heads of Terms (“Heads of Terms”) with Ostendo Technologies, Inc. (“Ostendo”) which included certain binding and non-binding provisions. Pursuant to the Heads of Terms, the Company and Ostendo agreed to certain terms related to the Company’s sale of its Ethereum mining assets and certain associated real property (“Assets”) to Ostendo for Ostendo preferred stock. The parties agreed that the Assets to be sold would not include the Company’s Ether funds generated prior to and held at closing. The definitive terms of the sale of Assets were to be set forth in definitive transaction agreements to be executed by the parties. Additionally, pursuant to the Heads of Terms, the Company agreed to make a non-refundable deposit of $1,600,000 (“Deposit”) to be credited toward the purchase of an additional 166,667 shares of Ostendo’s preferred stock. The Company has in good faith worked with Ostendo to ensure all closing terms and closing conditions were mutually agreed upon, however, the parties have not entered into definitive transaction agreements and accordingly, it was determined in November 2022 that the transaction will not proceed. In November 2022, the Company requested that Ostendo issue, pursuant to the Heads of Terms, shares equal to the initial deposit made by the Company of $1,600,000. In November 2022, the Company received a certificate, dated November 14, 2022, for the shares, but the Company has not received confirmation that the Certificate of Designations for the preferred stock has been filed and accepted by the California Secretary of State. If the Company receives this document and it is dated on or before November 14, 2022, then the preferred stock will have been validly issued as of that date. If it is dated after November 14, 2022, the certificate for the shares is invalid since it purports to issue something that did not exist at the time. Accordingly, the Company is unable to determine definitively whether it currently holds these shares or not.

As of September 15, 2022, Ethereum switched from a Proof of Work model to Proof of Stake model and as a result, the Company no longer mines Ethereum. TTM Digital is currently exploring alternative uses and sales opportunities for its Graphics Processing Unit (GPU) assets and datacenter located in Lockport, NY.

TTM is exploring the future possibility of hosting client computing and evaluating the sale of its assets.

Corporate Information

Our office is located at 13880 Dulles Corner Lane, STE 120, Herndon, Va. 20171 which is where our records are kept. Our website addresses are www.sysorexinc.com and www.ttmdigitalassets.com. The inclusion of our website addresses in this prospectus does not include or incorporate by reference the information on our websites into this prospectus. Our telephone number is (703) 961-1125.

COVID-19

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to several other countries and infections have been reported globally. Various COVID-19-related restrictions on travel, work, and movement of goods and supplies, as well as the cumulative impact of the mounting number of lost working days as a result of COVID-19, has already put a strain on our manufacturing partners, suppliers, and logistics partners to produce and deliver a sufficient number of products needed to meet the global demand for miners. This has had a particularly strong impact on the global supply chain and availability of semiconductors, which are used in the manufacture of the ASIC chips used in the miners we operate. The strain on the global supply of semiconductors, largely stemming from manufacturing interruptions due to COVID-19-related disruptions, has resulted in decreased production across many industrial sectors.

The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, reduced customer traffic and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but is anticipated to have a material adverse impact on our business, financial condition and results of operations.

Selling Stockholders

On October 18, 2022, the Company entered into a Securities Purchase Agreement (the “SPA”), dated as of October 18, 2022, by and among the Company and the following selling securityholders Brian M. Herman, James and Lidia Resnick, Andrew Resnick, Kantor Family Investments, Inc., B.K. Consulting Group LLC, Bigger Capital Fund, LP and District 2 Capital Fund LP (each an “Investor” and collectively, the “Investors”). Pursuant to the terms of the SPA, the Company agreed to sell to each Investor a number of Units of securities of the Company (each, a “Unit”), at a purchase price of $0.001 per Unit, with each Unit being comprised of: (i) one share of common stock (each, a “Purchased Share” and collectively, the “Purchased Shares”); (ii) a warrant to acquire one share of common stock at an exercise price of $0.001 per share, which exercise price will not be subject to adjustment as a result of any forward or reverse split of the common stock (each, a “Warrant 1”); and (iii) a warrant to acquire one share of common stock at an exercise price of $0.001 per share, which exercise price will not be subject to adjustment as a result of any forward or reverse split of the common stock (each, a “Warrant 2”). The Investors, collectively, subscribed for a total of 500,000,000 Units, consisting of 500,000,000 shares of common stock, Warrant 1s to acquire 500,000,000 shares of common stock, and Warrant 2s to acquire 500,000,000 shares of common stock, for total consideration payable to the Company of $500,000. The SPA contains customary representations, warranties and closing conditions.

The transactions contemplated by the SPA closed on October 18, 2022. Accordingly, on October 18, 2022, the Company sold to the Investors an aggregate of 500,000,000 Units, consisting of 500,000,000 shares of common stock, Warrant 1s to acquire 500,000,000 shares of common stock, and Warrant 2s to acquire 500,000,000 shares of common stock, for total consideration paid to the Company of $500,000.

On October 18, 2022, pursuant to the terms of the SPA, the Company and the Investors entered into the Initial Registration Rights Agreement (the “Initial Registration Rights Agreement”), which provides for the registration of all of the Purchased Shares and all of the shares of common stock that may be acquired by the Investors pursuant to the exercise of the Warrant 1s (the “Registrable Securities”). Pursuant to the terms of the Initial Registration Rights Agreement, the Company agreed to, within 30 calendar days of October 18, 2022, use its commercially reasonable efforts to file with the Securities and Exchange Commission (the “SEC”) a registration statement or registration statements (as is necessary) on Form S-1 (or, if such form is unavailable for such a registration, on such other form as is available for such registration) covering the resale of all of the Registrable Securities, or amend any current registration statement to cover the Registrable Securities. Pursuant to the terms of the SPA, the Company agreed to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days of October 18, 2022 (the “Registration Deadline”). If such registration statement has not become effective by the Registration Deadline, and provided that the Registrable Securities cannot otherwise be sold pursuant to Rule 144 pursuant to the Securities Act as of the Registration Deadline, then, subject to the provisions of the SPA and the Initial Registration Rights Agreement, the Company agreed to issue to each Investor:

(i)	a number of additional shares of common stock equal to 10% of the Purchased Shares acquired by such Investor on the closing date, with such number of Purchased Shares being adjusted for any forward or reverse splits of the common stock between the closing date and the date of such issuance (the “Additional Shares”); and

(ii)	a new warrant (each, a “Warrant 3”) equal to the number of Additional Shares in the applicable issuance.

The Additional Shares and the Warrant 3s will, if applicable, be issuable to the Investors for each 30-day period, or portion thereof, that the registration statement registering the Registrable Securities has not become effective by the Registration Deadline. The Company’s obligation to issue the Additional Shares and the Warrant 3, if applicable, will not arise until the Company has amended its articles of incorporation, via a reverse split of the common stock, an increase of the number of authorized shares of common stock, or some combination thereof, such that the Company has a number of authorized but unissued shares of equal to (1) the number of Additional Shares that are otherwise to be issued plus (2) the number of shares of common stock that may be issuable pursuant to the Warrant 3.

Pursuant to the terms of the SPA, the Company also entered into a Piggyback Registration Rights Agreement (the “Piggyback Registration Rights Agreement”), dated as of October 18, 2022, by and among the Company and the Investors. The Piggyback Registration Rights Agreement provides piggyback registration rights for the shares of common stock that may be acquired by the Investors pursuant to the Warrant 2s. In the event that the Warrant 3s are issued pursuant to the provisions of the SPA, then at the time of such issuances, the Company and the Investors agreed to amend the Piggyback Registration Rights Agreement such that the Piggyback Registration Rights Agreement will also apply with respect to the shares of common stock that may be acquired by the Investors pursuant to the Warrant 3s.

Recent Developments

For a detailed description of recent developments of the Company, see “Description of Business—Recent Developments” on page 36 of this prospectus.

Corporate History

For a detailed description of the corporate history of the Company, see “Description of Business—Corporate History” on page 52 of this prospectus.

Emerging Growth Company and Smaller Reporting Company Status

As a public reporting company with less than $1,235,000,000 in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”); and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or Chief Executive Officer pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1,235,000,000 in annual revenues, have more than $700 million in market value of our Common stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. We would cease to be an emerging growth company on the last day of the fiscal year following the date of the fifth anniversary of our first sale of common equity securities under an effective registration statement or a fiscal year in which we have $1 billion in gross revenues. Further, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those in the section entitled “Risk Factors” and elsewhere in this prospectus. These risks include, but are not limited to, the following:

●	We have a history of operating losses and our auditors have indicated that there is a substantial doubt about our ability to continue as a going concern;

●	We have material weaknesses in our internal control over financial reporting;

●	The ongoing coronavirus outbreak, and measures taken in response thereto, could continue to have a material adverse effect on our business, results of operations, and financial condition;

●	We are a holding company whose subsidiaries are given a certain degree of independence, and our failure to integrate our subsidiaries may adversely affect our financial condition;

●	We are a relatively small company with limited staff and a limited accounting department. Our limited staff and resources may affect our internal controls over financial reporting. Our failure to implement measures that will ensure adequate controls over our financial and other reporting processes could cause us to fail to meet our financial and other reporting obligations;

●	Adverse judgments or settlements in legal proceedings could materially harm our business, financial condition, operating results and cash flows;

●	Future issuances of our common stock pursuant to various existing instruments including, but not limited to the existing convertible debentures and right to shares letter agreements could result in additional significant dilution of the percentage ownership of our shareholders and could cause the price of our common stock to decline;

●	All our assets are encumbered to secure the payment of secured convertible debentures that will require payments if not previously converted to Common Stock;

●	Our existing and future debt obligations could impair our liquidity and financial condition, and if we are unable to meet our debt obligations, the lenders could foreclose on our assets;

●	The Company has a number of convertible notes issued at this time that are currently in default;

●	We are dependent upon our executive officers and directors and their departure could adversely affect our ability to operate;

●	We rely on a few major customers, the loss of which could adversely affect our results of operations;

●	The recent transition of Ethereum to proof-of-stake validation caused us to cease mining Ethereum;

●	We have had to restate our previously issued consolidated financial statements;

●	We may face litigation and other risks as a result of the Restatement and material weakness in our internal control over financial reporting;

●	Trading on the OTC Markets is volatile and sporadic, which could depress the market price of our common stock and make it difficult for you to resell your common stock;

●	The market price of our common stock is likely to be highly volatile because of several factors, including a limited public float;

●	Our common stock is currently a “penny stock” under SEC rules. It may be more difficult to resell securities classified as “penny stock;”

●	If the benefits of any proposed acquisition do not meet the expectations of investors, stockholders or financial analysts, the market price of our common stock may decline;

●	Changes in accounting principles and guidance, or their interpretation, could result in unfavorable accounting charges or effects, including changes to our previously filed financial statements, which could cause our stock price to decline;

●	Being a public company results in additional expenses, diverts management’s attention and could also adversely affect our ability to attract and retain qualified directors;

●	We have been notified of Non-Compliance with OTCQB Bid Price Standards, and our common stock may not be able to continue to trade on the OTCQB; and

●	We do not currently have enough authorized shares of common stock under our Articles of Incorporation, as amended, to meet all of our potential obligations to third parties.

In addition, our management has concluded that our historical recurring losses from operations and negative cash flows from operations as well as our dependence on securing private equity and other financings raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit reports for the fiscal years ended December 31, 2021 and 2020.

The Offering

500,000,000 Shares of Common Stock Underlying Warrants

500,000,000 Shares of Common Stock for Resale by Selling Securityholders

Shares to be Issued upon Exercise of Warrants	500,000,000 shares of Common Stock underlying the warrants.

Shares Outstanding Prior to Exercise of Warrants	2,484,426,501 shares of Common Stock as of November 16, 2022.

Shares to be Outstanding Assuming Exercise of All Warrants	2,984,426,501 shares of Common Stock.

Common Stock Held by the Selling Securityholders	We are also registering 500,000,000 shares of Common Stock held by the Selling Securityholders named herein.

Terms of Warrants	Each warrant entitles the holder to purchase one share of our Common Stock at exercise prices of $0.001 per share. Each warrant may be exercised at any time commencing on the date of issuance until the fifth anniversary following the date of issuance. In the event that there is no effective registration statement registering the shares underlying the warrants, then the warrants may be exercised by means of a “cashless exercise” at the holder’s option to exercise the warrants without the payment of any cash.

Use of Proceeds	We expect to receive approximately $500,000.00 in gross proceeds assuming the cash exercise of all of the warrants being registered hereby. However, the warrants may be exercised on a cashless basis, in which case we would not expect to receive any gross proceeds from the cash exercise of the warrants. We intend to use any net proceeds from the cash exercise of the warrants for working capital and general corporate purposes. We will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Securityholders

Trading Market	The Company’s Common Stock is currently quoted on the OTCQB under the symbols “SYSX.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our selected historical consolidated financial data for the periods indicated. The selected historical consolidated financial data for the years ended December 31, 2021 and 2020 and the balance sheet data as of December 31, 2021 and 2020 are derived from the audited financial statements. The summary historical financial data for the nine months ended September 30, 2022 and 2021 and the balance sheet data as of September 30, 2022 and 2021 are derived from our unaudited financial statements.

Historical results are included for illustrative and informational purposes only and are not necessarily indicative of results we expect in future periods, and results of interim periods are not necessarily indicative of results for the entire year. The data presented below should be read in conjunction with, and are qualified in their entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

The numbers presented in this table are in thousands of dollars, except number of shares and par value data.

	Year Ended		Nine Months Ended
	December 31, 2021	December 31, 2020	September 30, 2022	September 30, 2021
	(as restated)		(unaudited)
Statement of Operations Data
Total revenues	$12,666	$-	$12,032	$3,878
Total operating expenses	25,205	145	18,825	12,382
Loss from continuing operations	(12,539)	(145)	(6,793)	(8,504)
Total other income expense	(41,827)	(44)	(3,241)	(25,996)
Loss before provision for taxes	(54,366)	(101)	(10,034)	(34,500)
Income tax provisions	0	0	0	0
Gain (Loss) from discontinued operations	5,236	533	(1,067)	5,268
Net loss	$(49,130)	$(452)	$(11,101)	$(29,232)
Net loss per share – basic and diluted – continuing operations	(0.39)	(0.0001)	(0.031)	(0.262)
Net income (loss) per share – basic and diluted – discontinued operations	$0.040	$0.007	$(0.003)	$0.040

Balance Sheet Data (at period end)	December 31, 2021	December 31, 2020	September 30, 2022	December 31, 2021
Cash and cash equivalents	$659	$67	$141	$659
Working capital (deficit) (1)	(21,524)	(91)	(21,609)	(21,524)
Total assets	25,282	2,024	14,620	25,282
Total liabilities	38,390	199	30,705	38,390
Stockholders’ equity (deficit)	(13,108)	1,825	(16,085)	(13,108)

(1)	Working capital represents total current assets less total current liabilities.

RISK FACTORS

An investment in our securities carries a significant degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, including our historical financial statements and related notes included elsewhere in this prospectus, before you decide to purchase our securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our common shares and warrants. Refer to “Cautionary Statement Regarding Forward-Looking Statements.”

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Summary of Material Risks

Below is a summary of material risks, uncertainties and other factors that could have a material effect on the Company and its operations:

●	We have a history of operating losses and our auditors have indicated that there is a substantial doubt about our ability to continue as a going concern;

●	We have material weaknesses in our internal control over financial reporting;

●	The ongoing coronavirus outbreak, and measures taken in response thereto, could continue to have a material adverse effect on our business, results of operations, and financial condition;

●	We are a holding company whose subsidiaries are given a certain degree of independence, and our failure to integrate our subsidiaries may adversely affect our financial condition;

●	We are a relatively small company with limited staff and a limited accounting department. Our limited staff and resources may affect our internal controls over financial reporting. Our failure to implement measures that will ensure adequate controls over our financial and other reporting processes could cause us to fail to meet our financial and other reporting obligations;

●	Adverse judgments or settlements in legal proceedings could materially harm our business, financial condition, operating results and cash flows;

●	Future issuances of our common stock pursuant to various existing instruments including, but not limited to the existing convertible debentures and right to shares letter agreements could result in additional significant dilution of the percentage ownership of our shareholders and could cause the price of our common stock to decline;

●	All our assets are encumbered to secure the payment of secured convertible debentures that will require payments if not previously converted to Common Stock;

●	Our existing and future debt obligations could impair our liquidity and financial condition, and if we are unable to meet our debt obligations, the lenders could foreclose on our assets;

●	The Company has a number of convertible notes issued at this time that are currently in default;

●	We are dependent upon our executive officers and directors and their departure could adversely affect our ability to operate;

●	We rely on a few major customers, the loss of which could adversely affect our results of operations;

●	The recent transition of Ethereum to proof-of-stake validation caused us to cease mining Ethereum;

●	We have had to restate our previously issued consolidated financial statements;

●	We may face litigation and other risks as a result of the Restatement and material weakness in our internal control over financial reporting;

●	Trading on the OTC Markets is volatile and sporadic, which could depress the market price of our common stock and make it difficult for you to resell your common stock;

●	The market price of our common stock is likely to be highly volatile because of several factors, including a limited public float;

●	Our common stock is currently a “penny stock” under SEC rules. It may be more difficult to resell securities classified as “penny stock;”

●	If the benefits of any proposed acquisition do not meet the expectations of investors, stockholders or financial analysts, the market price of our common stock may decline;

●	Changes in accounting principles and guidance, or their interpretation, could result in unfavorable accounting charges or effects, including changes to our previously filed financial statements, which could cause our stock price to decline;

●	Being a public company results in additional expenses, diverts management’s attention and could also adversely affect our ability to attract and retain qualified directors;

●	We have been notified of Non-Compliance with OTCQB Bid Price Standards, and our common stock may not be able to continue to trade on the OTCQB; and

●	We do not currently have enough authorized shares of common stock under our Articles of Incorporation, as amended, to meet all of our potential obligations to third parties.

Risks Related to Our Business

We have a history of operating losses and our auditors have indicated that there is a substantial doubt about our ability to continue as a going concern.

As of December 31, 2021, the Company had an approximate cash balance of $0.6 million, working capital deficit of approximately $21.5 million, and an accumulated deficit of approximately $49.3 million. As of September 30, 2022, the Company had an approximate cash balance of $0.1 million, a working capital deficit of approximately $21.6 million, and an accumulated deficit of approximately $60.4 million. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months following the issuance of our financial statements. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern within one year after the date the consolidated financial statements are issued.

The Company does not believe that its capital resources as of September 30, 2022, its ability to settle convertible debt obligations through issuance of the Company’s shares, availability on the SouthStar facility to finance purchase orders and invoices, reauthorization of key vendors and credit limitation improvements will be sufficient to fund planned operations during the next twelve months. As a result, the Company will need additional funds to support its obligations.

The Company will still require additional funds to support its obligations for the next twelve months. The Company is exploring a number of possible solutions to its financing needs, including efforts to raise additional capital as needed, through the issuance of equity, equity-linked or debt securities, as well as possible transactions with other companies, strategic partnerships, and other mechanisms for addressing our financial condition.

Our capital resources and operating results, as of and through December 31, 2021, consist of the following (i) an overall working capital deficit of $21.5 million, (ii) Cash and cash equivalents of $0.6 million, of (iii) Net cash used in operating activities of $(8.5) million, (iv) Net cash provided by investing activities of $2.2 million, and (v) Net cash provided by financing activities of $6.9 million. Our capital resources and operating results, as of and through September 30, 2022, consist of the following (i) an overall working capital deficit of approximately $21.6 million, (ii) Cash and cash equivalents of $0.1 million, of (iii) Net cash used in operating activities of $(6.9) million, (iv) Net cash provided by investing activities of $6.4 million, and (v) Net cash provided in financing activities of $0 million.

We have material weaknesses in our internal control over financial reporting.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting. Our management assessed the effectiveness of our disclosure controls and procedures as of December 31, 2021 and concluded that we had material weaknesses in our internal control over financial reporting and therefore, our disclosure controls and procedures may not be effective in providing material information required to be included in any future periodic SEC filings on a timely basis and to ensure that information required to be disclosed in any future periodic SEC filings is accumulated and communicated to our management to allow timely decisions regarding required disclosure about our internal control over financial reporting. See “Item 9A: Controls and Procedures.” More specifically, our internal control over financial reporting was not effective due to the following material weaknesses:

1.	The Company does not have a formal top-down risk assessment process to identify significant process areas, underlying key controls, nor does the Company have a monitoring process in place to monitor internal control over financial reporting.

2.	The Company did not properly design or maintain effective entity level monitoring controls over the financial close and reporting process. The Company’s controls surrounding the review of financial statements, vendor agreements, key reconciliations and accounting for complex transactions were not designed and did not operate at a level of precision that would prevent or detect a material misstatement.

3.

The Company did not design and implement appropriate user access controls to ensure segregation of duties that would adequately restrict user access to financially significant information systems, and schedules, specifically surrounding mining revenue and mining equipment.

4.	The Company did not properly design or maintain effective controls over its service organizations and IT vendors. More specifically, the Company did not properly design or implement controls to ensure that data received from third parties is complete and accurate or have controls in place to review the applicable complementary user entity controls described in service organizations’ reports for their potential impact on the Company’s financial reporting.

Although management has implemented, and continues to implement, actions to remediate the underlying causes of the control deficiencies that gave rise the material weaknesses, we cannot provide any assurance that the remediation efforts will be successful or that our internal control over financial reporting will be effective as a result of these efforts.

On May 17, 2022, subsequent to the evaluation as of December 31, 2021, management, in agreement with the audit committee of the Company’s Board of Directors, determined that the previously issued financial statements for the Affected Periods (as hereinafter defined) should no longer be relied upon and required restatement. We then filed Amendment No. 1 to our Form 10-K for the year ended December 31, 2021 (the “Amendment No. 1”) on May 23, 2022 to restate the Company’s previously issued consolidated financial statements and financial information as of and for the fiscal year ended December 31, 2021, as well as to provide restated interim financial information as of September 30, 2021 and for the three and nine months then ended (collectively, the “Affected Periods”), contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, with the Securities and Exchange Commission (the “SEC”) on April 14, 2022 (the “Original Form 10-K”) and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 (the “Form 10-Q”). On June 1, 2022 we filed Amendment No. 2 to our Form 10-K because Amendment No. 1 contained a typographical error on the date of the audit report of Friedman LLP (“Friedman”). Although Friedman’s audit report was dated April 14, 2022, except for the effects of the restatement discussed in Note 1A, Note 12, Note 13, and Note 19 to the consolidated financial statements, as to which the date is May 23, 2022, the copy of Friedman’s audit report that was included in Amendment No. 1 incorrectly included a date of April 13, 2022 (instead of April 14, 2022). Amendment No. 2 on Form 10-K (“Amendment No. 2”) was filed to correct the typographical error regarding the date on Friedman’s audit report, such that the date of Friedman’s audit report is April 14, 2022, except for the effects of the restatement discussed in Note 1A, Note 12, Note 13, and Note 19 to the consolidated financial statements, as to which the date is May 23, 2022.

As discussed in Note 1A, “Restatement of Consolidated Financial Statements,” of the notes to the accompanying consolidated financial statements as of and for the year ended December 31, 2021 included in Amendment No.1 and Amendment No. 2, the correction of certain errors, as discussed in Amendment No.1 and Amendment No. 2, from previously reported information for the year ended December 31, 2021, has resulted in an increase in net loss of $8.4 million, primarily as a result of a $6.3 million in expense related to the revaluation on the derivative conversion liability, an increase in interest expense of $0.9 million, and an increase in the loss contingency on debt default of $1.2 million.

If we fail to comply with the rules under the Sarbanes-Oxley Act related to disclosure controls and procedures in the future, or, if we continue to have material weaknesses or other deficiencies in our internal control and accounting procedures and disclosure controls and procedures, our stock price could decline significantly and raising capital could be more difficult. If additional material weaknesses or significant deficiencies are discovered or if we otherwise fail to address the adequacy of our internal control over financial reporting and disclosure controls and procedures, our business may be harmed. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our securities could drop significantly.

The ongoing coronavirus outbreak, and measures taken in response thereto, could continue to have a material adverse effect on our business, results of operations, and financial condition.

Our business is highly susceptible to changes in economic conditions. Our products and services are directly tied to the production and sale of goods and, more generally, to the North American economy. The COVID-19 pandemic has adversely impacted economic activity and conditions worldwide and created significant volatility and disruption to financial markets. Efforts to control the spread of COVID-19 have led governments and other authorities to impose restrictions which have resulted in business closures and disrupted supply chains worldwide. As a result, transportation, and supply chain companies such as ours have experienced slowdowns and reduced demand and could continue to negatively impact our business.

Furthermore, quarantines, shelter in place orders, labor shortages due to illness and otherwise, business and facility closures or other disruptions to our operations, or our customers’ operations, have also adversely impacted demand for our services and our ability to provide services to our customers.

We are a holding company whose subsidiaries are given a certain degree of independence, and our failure to integrate our subsidiaries may adversely affect our financial condition.

We have given our subsidiary companies and their executives a certain degree of independence in decision-making. On the one hand, this independence may increase the sense of ownership at all levels; on the other hand, it has also increased the difficulty of the integration of operation and management, which has resulted in increased difficulty of management integration. In the event we are not able to successfully manage our subsidiaries, this will result in operating difficulties and have a negative impact on our business.

We are a relatively small company with limited staff and a limited accounting department. Our limited staff and resources may affect our internal controls over financial reporting. Our failure to implement measures that will ensure adequate controls over our financial and other reporting processes could cause us to fail to meet our financial and other reporting obligations.

While we continue to evaluate and improve our internal controls, we are a relatively small company with limited staff, particularly with a limited accounting department. The Company currently relies on the part-time services of third-party consultants to help us with our financial accounting, our reporting obligations, and our controls over financial processes and reporting.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting also can be circumvented by collusion or improper management override. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process.

Due to our current staffing limitations, we cannot be certain that the measures we implement in the future will ensure that we design, undertake, and maintain adequate controls over our financial processes and reporting. Any failure by us to hire and retain experienced accounting and financial reporting personnel, implement required new or improved controls, or any difficulties we encounter in their implementation, could cause us to fail to meet our reporting obligations.

Adverse judgments or settlements in legal proceedings could materially harm our business, financial condition, operating results and cash flows.

We are subject to pending claims for non-payment by certain vendors in an aggregate amount of approximately $0.7 million including interest as of December 31, 2021, which is approximately 2.7% of our total assets. We may also be a party to other claims that arise from time to time in the ordinary course of our business, which may include those related to, for example, contracts, sub-contracts, protection of confidential information or trade secrets, adversary proceedings arising from customer bankruptcies, employment of our workforce and immigration requirements or compliance with any of a wide array of state and federal statutes, rules and regulations that pertain to different aspects of our business. We may also be required to initiate expensive litigation or other proceedings to protect our business interests. There is a risk that we will not be successful or otherwise be able to satisfactorily resolve any pending or future litigation. In addition, litigation and other legal claims are subject to inherent uncertainties and management’s view of currently pending legal matters may change in the future. Those uncertainties include, but are not limited to, litigation costs and attorneys’ fees, unpredictable judicial or jury decisions and the differing laws and judicial proclivities regarding damage awards among the states in which we operate. Unexpected outcomes in such legal proceedings, or changes in management’s evaluation or predictions of the likely outcomes of such proceedings (possibly resulting in changes in established reserves), could have a material adverse effect on our business, financial condition, results of operations and cash flows. Due to recurring losses and net capital deficiency, our current financial status may increase our default and litigation risks and may make us more financially vulnerable in the face of pending or threatened litigation.

Future issuances of our common stock pursuant to various existing instruments including, but not limited to the existing convertible debentures and right to shares letter agreements could result in additional significant dilution of the percentage ownership of our shareholders and could cause the price of our common stock to decline.

In the future, the Company will have an obligation to issue its common stock pursuant to various securities instruments entitling their holders to receive shares of the Company’s common stock, including but not limited to rights to shares letter agreements and convertible debentures. Although such instruments typically provide for the limitation of the percentage of the common stock of the respective beneficial owners, the holders of such instruments are expected to obtain shares of common stock from time-to-time or, in some instances, to direct the Company to issue the shares of common stock to designated third parties. As a result, our shareholders may be materially diluted, and the price of our common stock may decline.

All our assets are encumbered to secure the payment of secured convertible debentures that will require payments if not previously converted to Common Stock.

We encumbered all our assets to secure the payment of indebtedness and accrued interest due on secured convertible debentures required to be repaid by approximately July of 2022, subject to certain extensions, if not previously converted. In the event of default in repayment, our secured creditor could exercise its remedies, including the execution on all our assets, which would result in the termination of our activities. Unless we generate enough cash, we may not have sufficient funds to pay our debentures and other indebtedness when due. In such event, we might be required to sell our assets and properties to meet our obligations, or to seek an extension to our debentures, or alternative debt or equity financing. If full repayment, conversion, sale, extension, or refinancing is not obtained or consummated, we could default in our obligations.

Even if we are not in default of the debentures, the existence of these secured obligations and the terms of securities purchase agreement may impair our ability to obtain capital from external sources in a certain manner.

Our existing and future debt obligations could impair our liquidity and financial condition, and if we are unable to meet our debt obligations, the lenders could foreclose on our assets.

All of our assets are encumbered to secure the payment of secured convertible debentures that will require payments if not previously converted to common stock. Our debt and financial obligations:

●	could impair our liquidity;

●	could make it more difficult for us to satisfy our other obligations;

●	require us to dedicate cash flow to payments on our debt and financial obligations, which would reduce the availability of our cash flow to fund working capital, capital expenditures and other corporate requirements;

●	impose restrictions on our ability to incur other indebtedness, grant liens on our assets, and could impede us from obtaining additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes;

●	could adversely affect our ability to enter into strategic transactions, public or private equity offerings, and similar agreements, or require us to obtain the consent to enter into such transactions;

●	make us more vulnerable in the event of a downturn in our business prospects and could limit our flexibility to plan for, or react to, changes in our industry and markets; and

●	could place us at a competitive disadvantage when compared to our competitors.

Should we fail to make pay our obligations or fail to comply with any covenants contained in any related agreements, we could be in default regarding that indebtedness. Since we have pledged substantially all of our assets to secure our obligations under the secured convertible debentures, a debt default could enable the lenders to foreclose on the assets securing such debt and could significantly diminish the market value and marketability of our common stock and could result in the acceleration of other payment obligations or default under other contracts.

As further described in the financial statements included herein, we believe we are currently in default under the terms of our secured convertible notes.

The Company has a number of convertible notes issued at this time that are currently in default.

As of September 30, 2022, $15,985,489 worth of the Company’s convertible promissory notes, including interest accrued thereon, are past due and in default. As of September 30, 2022, $13,650,573 of the principal amount of the notes in default encumber all our assets which secure the payment of this indebtedness. In the event of default in repayment of the secured notes, our secured creditor could exercise its remedies, including the execution on all our assets, which would result in the termination of our activities. These notes being in default, and our inability to pay these obligations will result in a loss of investor confidence, and more generally impact our business, operating results, and financial condition. We do not plan to use any of the proceeds of this offering that we may receive from the non-cash exercise of the warrants held by the selling security holders to repay these loans and to date the loan holders have not exercised their default rights under these convertible promissory notes.

We are dependent upon our executive officers and directors and their departure could adversely affect our ability to operate.

Our operations are dependent upon a relatively small group of individuals and, in particular, our executive officers and directors. We believe that our success depends on the continued service of our executive officers and directors. We do not have key-man insurance on the life of any of our directors or executive officers. The unexpected loss of the services of one or more of our directors or executive officers could have a detrimental effect on us.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Common Stock held by non-affiliates exceeds $700 million. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Compliance obligations under the Sarbanes-Oxley Act may require substantial financial and management resources.

Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls. As long as we remain an emerging growth company, we will not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

We rely on a few major customers, the loss of which could adversely affect our results of operations.

For the year ended December 31, 2021, our sales to federal, state and local governments accounted for approximately 100% of our SGS net sales. Our past customers have included, among others, federal and international government agencies and state and local governments. Although SGS has had many customers, two customers, generated approximately 71% of SGS’s gross revenue during the year ended December 31, 2021. One customer accounted for 44% of SGS’s gross revenue in 2021; however, this customer may or may not continue to be a significant contributor to revenue in the future. We plan to continue to focus our efforts on existing and potential government customers. SGS revenues for the three months ended September 30, 2022, and 2021, was approximately $3.5 million and $1.9 million, respectively. This includes approximately 71% of sales coming from the Company’s top two customers. The loss of a significant amount of business from one of our major customers would materially and adversely affect our results of operations until such time, if ever, as we are able to replace the lost business. Significant clients or projects in any one period may not continue to be significant clients or projects in other periods. To the extent that we are dependent on any single customer, we are subject to the risks faced by that customer to the extent that such risks impede the customer’s ability to stay in business and make timely payments to us.

We rely on a few major vendors the loss of which could adversely affect our results of operations.

SGS product and service costs for the year ended December 31, 2021 and three months ended September 30, 2022, and 2021, was approximately $6.9 million, $3.0 million and $1.5 million, respectively. This includes approximately 72% of product costs for the three months ended September 30, 2022, from the Company’s top two vendors. The loss of any of these vendors could materially and adversely affect our results of operations until such time, if ever, as we are able to replace the lost vendors. Significant vendors in any one period may not continue to be significant vendors in other periods. To the extent that we are dependent on any single vendor, we are subject to the risks faced by that vendor to the extent that such risks impede the vendor’s ability to stay in business and make timely payments to us.

Risks Related to Acquired Cryptocurrency Mining Business

The recent transition of Ethereum to proof-of-stake validation caused us to cease mining Ethereum.

Proof-of-stake is an alternative method in validating cryptocurrency transactions. Now that Ethereum has transitioned to proof-of-stake, our data mining assets can no longer mine Ethereum as of September 15, 2022, and as such, all revenues from mining operations have ceased.

We may be classified as an inadvertent investment company.

We are not engaged in the business of investing, reinvesting, or trading in securities, and we do not hold ourselves out as being engaged in those activities. Under the Investment Company Act of 1940, as amended (the “Investment Company Act”), however, a company may be deemed an investment company under section 3(a)(1)(C) of the Investment Company Act if the value of its investment securities is more than 40% of its total assets (exclusive of government securities and cash items) on a consolidated basis.

We commenced operations of digital asset mining, the output of which is cryptocurrencies. We cannot guarantee that such cryptocurrencies or digital assets we will mine are deemed as commodities and not as securities. If the digital assets held by us exceed 40% of our total assets, exclusive of cash, we inadvertently become an investment company. An inadvertent investment company can avoid being classified as an investment company if it can rely on one of the exclusions under the Investment Company Act. One such exclusion, Rule 3a-2 under the Investment Company Act, allows an inadvertent investment company a grace period of one year from the earlier of: (a) the date on which an issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis, and (b) the date on which an issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. We expect to establish policies that we would work to keep the investment securities held by us at less than 40% of our total assets, which may include acquiring assets with our cash, liquidating our investment securities, or seeking a no-action letter from the Commission if we are unable to acquire sufficient assets or liquidate sufficient investment securities in a timely manner.

As Rule 3a-2 is available to a company no more than once every three years, and assuming no other exclusion were available to us, we would have to keep within the 40% limit for at least three years after we cease being an inadvertent investment company. This may limit our ability to make certain investments or enter into joint ventures that could otherwise have a positive impact on our earnings. In any event, we do not intend to become an investment company engaged in the business of investing and trading securities.

Classification as an investment company under the Investment Company Act requires registration with the Commission. If an investment company fails to register, it would have to stop doing almost all business, and its contracts would become voidable. Registration is time-consuming and restrictive and would require a restructuring of our operations, and we would be very constrained in the kind of business we could do as a registered investment company. Further, we would become subject to substantial regulation concerning management, operations, transactions with affiliated persons, and portfolio composition, and would need to file reports under the Investment Company Act regime. The cost of such compliance would result in our incurring substantial additional expenses, and the failure to register if required would have a materially adverse impact on our operations.

Changes in laws, regulations, or requirements applicable to our software and services could impose increased costs on us, delay or prevent our introduction of new products and services or impair the function or value of our existing products and services.

Our digital assets mining operations may become subject to increasing regulatory requirements, and as these requirements proliferate, we may be required to change or adapt our operations to comply with them.

For example, the adoption of new money transmitter (“MT”) or money services business (“MSB”) statutes in jurisdictions or changes in regulators’ interpretation of existing state and federal money transmitter or money services business statutes or regulations, could subject us to registration or licensing, or limit business activities, cause us to enter relationships with one or more third parties for payment services until we are appropriately licensed. The activities of TTM Digital may cause it to be deemed a MSB under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, TTM Digital may be required to comply with FinCEN regulations, including those that would mandate TTM Digital to implement anti-money laundering programs, make certain reports to FinCEN and maintain certain records.

Compliance and classifications are dependent on federal and state regulatory actions and our business activities. We do not believe that we are a money transmitter, because our activities do not cause us to hold, possess or control payment funds on behalf of a consumer or merchant. If we were deemed to be a money transmitter, we would be subject to significant additional regulation. This could increase our costs in operating our business. In addition, a regulator could act against us if it views our payment solution platform as a violation of existing law. Any of these outcomes would negatively affect the market price for our shares and could cause us to cease operations in the certain U.S. States.

Subsequently, on March 9, 2022, the President of the United States issues an executive order outlining a government-wide approach to reviewing six key policy priorities. This includes: protecting US consumers, investors and businesses; protecting US and global financial stability and mitigating economywide financial risks; mitigating money laundering, other illicit finance activity and national security risks; reinforcing US leadership in the global financial system, and technological and economic competitiveness; promoting equitable access to safe and affordable financial services; and Supporting technological advances that promote responsible development and use of digital assets. Unlike China, which has banned all cryptocurrency activities that ultimately pushed more mining investments to the United States, eventual regulation of the cryptocurrency industry may potentially disrupt or temporarily stop mining activities until we conform with new regulatory requirements.

Additionally, we are not licensed to conduct a virtual currency business in New York and do not intend to become licensed in any other state that may require licensing in the future. We have taken the position that the New York State Department of Financial Services (“NYSDFS”) BitLicense Regulatory Framework (23 NYCRR 200.2(q)) does not apply to our business. It is possible, however, that the NYSDFS could disagree with our position. If we were deemed to be conducting an unlicensed virtual currency business in New York, we could be subject to significant additional regulation and/or regulatory consequences. There are a number of states that review the adaptation that the Conference of State Bank Supervisors has proposed a model form of state-level “virtual currency” regulation. There are at least thirty-one states that have pending legislation in the 2021 legislative session regarding blockchain and cryptocurrency.

The recent New York Senate Bill 6486C seeks to establish a moratorium on consolidated operations that use proof-of-work authentication methods to validate blockchain transactions; provides that such operations will be subject to a full generic environmental impact statement review. Although the majority of our mining activity is operating using hydroelectric power, New York Senate Bill 6486C may require TTM Digital to halt mining until an environmental impact assessment is completed.

It may be illegal now, or in the future, to acquire, own, hold, sell or use digital assets in one or more countries, and ownership of, holding, or trading in our securities may also be considered illegal and subject to sanction.

Although currently digital assets are not regulated or are lightly regulated in most countries, including the United States, one or more countries such as China, India, and Russia may take regulatory actions in the future that severely restricts the right to acquire, own, hold, sell, or use digital assets or to exchange digital assets for fiat currency. Such an action may also result in the restriction of ownership, holding, or trading in our securities. Such restrictions may adversely affect an investment in us. For example, the Bank of England, in June of 2021, issued a paper for comments in which it explains that stablecoins should have the same regulations as fiat currencies.

The price of our existing mining assets are dictated by the volatile market for such assets to determine a fair market price of such assets.

Our current mining assets can no longer mine Ethereum as of September 15, 2022. Pricing related to mining assets are determined by the cryptocurrency they are able to mine. As a result, the price of our assets may have decreased. The Company may have a lower value on our mining assets based on market volatility if the Company’s attempts to sell its mining assets.

However, the Company is exploring other utilizations for its mining assets, not limited to, such as using them for cloud computing, datacenter hosting, simulation & modeling, virtual reality, artificial intelligence, and gaming. There is no expectation that using the mining assets for such applications will be profitable, which may have a negative impact on the trading price of our securities, which may have a materially adverse impact on investors’ investment in our Company.

Our mining operations, including the facilities in which our miners are operated, may experience damages, including damages that are not covered by insurance.

Our current mining operation is, and any future mines we establish will be, subject to a variety of risks relating to physical condition and operation, including, but not limited to:

●	the presence of construction or repair defects or other structural or building damage;

●	any noncompliance with or liabilities under applicable environmental, health, or safety regulations or requirements or building permit requirements;

●	any damage resulting from natural disasters, such as hurricanes, earthquakes, fires, floods, and windstorms; and

●	claims by employees and others for injuries sustained at our properties.

For example, our mine could be rendered inoperable, temporarily or permanently, as a result of a fire or other natural disaster or by a terrorist or other attack on the mine. The security and other measures we take to protect against these risks may not be sufficient. Additionally, our mine could be materially adversely affected by a power outage or loss of access to the electrical grid or loss by the grid of cost-effective sources of electrical power generating capacity. Given the power requirement, it would not be feasible to run miners on backup power generators in the event of a power outage. Our insurance covers the replacement cost of any lost or damaged miners but does not cover any interruption of our mining activities; therefore, our insurance, therefore, may not be adequate to cover the losses we suffer as a result of any of these events. In the event of an uninsured loss, including a loss in excess of insured limits, at any of the mines in our network, such mines may not be adequately repaired in a timely manner or at all and we may lose some or all of the future revenues anticipated to be derived from such mines. The potential impact on our business is currently magnified because we are only operating a single mine.

Risks Relating to Restatement of Our Consolidated Financial Statements

We have had to restate our previously issued consolidated financial statements. As previously disclosed, and as disclosed in the Amendments to our Form 10-K for the year ended December 31, 2021, we have identified a material weakness in our internal control over financial reporting. If we are unable to develop and maintain effective internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and may adversely affect our business, financial condition and results of operations.

On May 17, 2022, subsequent to the evaluation as of December 31, 2021, management, in agreement with the audit committee of the Company’s Board of Directors, determined that the previously issued financial statements for the Affected Periods (as hereinafter defined) should no longer be relied upon and required restatement. We then filed Amendment No. 1 to our Form 10-K for the year ended December 31, 2021 (the “Amendment No. 1”) on May 23, 2022 to restate the Company’s previously issued consolidated financial statements and financial information as of and for the fiscal year ended December 31, 2021, as well as to provide restated interim financial information as of September 30, 2021 and for the three and nine months then ended (collectively, the “Affected Periods”), contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, with the Securities and Exchange Commission (the “SEC”) on April 14, 2022 (the “Original Form 10-K”) and in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 (the “Form 10-Q”). On June 1, 2022 we filed Amendment No. 2 to our Form 10-K because Amendment No. 1 contained a typographical error on the date of the audit report of Friedman LLP (“Friedman”). Although Friedman’s audit report was dated April 14, 2022, except for the effects of the restatement discussed in Note 1A, Note 12, Note 13, and Note 19 to the consolidated financial statements, as to which the date is May 23, 2022, the copy of Friedman’s audit report that was included in Amendment No. 1 incorrectly included a date of April 13, 2022 (instead of April 14, 2022). Amendment No. 2 on Form 10-K (“Amendment No. 2”) was filed to correct the typographical error regarding the date on Friedman’s audit report, such that the date of Friedman’s audit report is April 14, 2022, except for the effects of the restatement discussed in Note 1A, Note 12, Note 13, and Note 19 to the consolidated financial statements, as to which the date is May 23, 2022.

As discussed in Note 1A, “Restatement of Consolidated Financial Statements,” of the notes to the accompanying consolidated financial statements as of and for the year ended December 31, 2021 included in Amendment No.1 and Amendment No. 2, the correction of certain errors, as discussed in Amendment No.1 and Amendment No. 2, from previously reported information for the year ended December 31, 2021, has resulted in an increase in net loss of $8.4 million, primarily as a result of a $6.3 million in expense related to the revaluation on the derivative conversion liability, an increase in interest expense of $0.9 million, and an increase in the loss contingency on debt default of $1.2 million.

As previously disclosed in the Company’s Current Report on Form 8-K filed on May 17, 2022 with the SEC, on May 17, 2022, the Company’s management determined that its prior conclusion that the “conversion feature” of the Company’s 12.5% senior secured convertible debentures (the “Debentures”) qualified for equity classification and, therefore, qualified for the application of the guidance in the Financial Accounting Standards Board’s (the “FASB”) Accounting Standards Update (ASU) 2020-06 was incorrect. Management has determined that the conversion feature was a liability classified derivative under the FASB’s Accounting Standards Codification (ASC) 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity from the inception requiring recognition at fair value for each reporting period.

The Company’s management, in agreement with the audit committee of the Company’s Board of Directors, have determined that the previously issued financial statements for the Affected Periods should no longer be relied upon due to this error and require restatement. Amendment No. 1 and Amendment No. 2 (i) reflect the changes discussed above for the Affected Periods, (ii) restates the Company’s consolidated financial statements as and for the year ended December 31, 2021, and (iii) provides restated unaudited financial information as of September 30, 2021, and for the three and nine months then ended. The error does not impact the Company’s consolidated financial statements for the quarters ended March 31, 2021, or June 30, 2021.

As a result of the factors described above, the Company has included in Amendment No.1 and Amendment No. 2 the restated consolidated financial statements as of and for the year ended December 31, 2021, and restated financial information as of September 30, 2021, and for the three and nine months then ended, to restate the following items:

●	Total other income (expense) and net loss – Restated to reflect the understatement of total other income (expense), and net loss by $8.4 million for the year ended December 31, 2021, and by $1.2 million for the three and nine months ended September 30, 2021, and the related impacts on net loss per share

●	Liabilities and accumulated deficit – Restated to reflect the understatement of liabilities and accumulated deficit by $8.4 million as of December 31, 2021, and by $1.2 million as of September 30, 2021

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Effective internal control over financial reporting is necessary for us to provide reliable financial reporting and prevent fraud. We continue to evaluate steps to remediate the material weaknesses. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

Any failure to maintain effective internal control over financial reporting could adversely impact our ability to report our financial position and results from operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the SEC or other regulatory authorities. In either case, there could be a material adverse affect on our business, financial condition and results of operations. Ineffective internal control over financial reporting could also cause investors to lose confidence in our reported financial information which could have a negative effect on the trading price of our stock.

We can give no assurance that the measures we are taking and plan to take in the future will remediate the material weaknesses identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls, and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our consolidated financial statements.

We may face litigation and other risks as a result of the Restatement and material weakness in our internal control over financial reporting.

As a result of the Restatement and the identified material weaknesses, and other matters that may in the future be raised by the SEC, we face the potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the Restatement and/or the material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this Registration Statement, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could adversely affect our business, financial condition and results of operations.

Risk Factors Relating to Our Common Stock

Trading on the OTC Markets is volatile and sporadic, which could depress the market price of our common stock and make it difficult for you to resell your common stock.

Our common stock is quoted on the OTCQB tier of the OTC Markets Group, Inc. (“OTC Markets”). Trading in securities quoted on the OTC Markets is often thin and characterized by wide fluctuations in trading prices, due to many factors, some of which may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Markets is not a stock exchange, and trading of securities on the OTC Markets is often more sporadic than the trading of securities listed on a quotation system like Nasdaq Capital Market or a stock exchange like the NYSE American. These factors may result in your having difficulty reselling any shares of our common stock.

The market price of our common stock is likely to be highly volatile because of several factors, including a limited public float.

The market price of our common stock has been volatile in the past and the market price of our common stock is likely to be highly volatile in the future. You may not be able to resell shares of our common stock following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

●	actual or anticipated fluctuations in our operating results;

●	the absence of securities analysts covering us and distributing research and recommendations about us;

●	we may have a low trading volume for a number of reasons, including that a large portion of our stock is closely held;

●	overall stock market fluctuations;

●	announcements concerning our business or those of our competitors;

●	actual or perceived limitations on our ability to raise capital when we require it, and to raise such capital on favorable terms;

●	conditions or trends in the industry;

●	litigation;

●	changes in market valuations of other similar companies;

●	future sales of common stock;

●	departure of key personnel or failure to hire key personnel; and

●	general market conditions.

Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Our common stock is currently a “penny stock” under SEC rules. It may be more difficult to resell securities classified as “penny stock.”

Our common stock is currently a “penny stock” under applicable SEC rules (generally defined as non-exchange traded stock with a per-share price below $5.00). If our common stock becomes listed on the Nasdaq Capital Market, it will not be considered “penny stock,” however, if we are unable to maintain that listing and our common stock is no longer listed on the Nasdaq Capital Market, unless we maintain a per-share price above $5.00, our common stock will become “penny stock.” These rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

Legal remedies available to an investor in “penny stocks” may include the following:

●	If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

●	If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common stock will not be classified as a “penny stock” in the future.

If the benefits of any proposed acquisition do not meet the expectations of investors, stockholders or financial analysts, the market price of our common stock may decline.

If the benefits of any proposed acquisition do not meet the expectations of investors or securities analysts, the market price of our common stock prior to the closing of the proposed acquisition may decline. The market values of our common stock at the time of the proposed acquisition may vary significantly from their prices on the date the acquisition target was identified.

In addition, broad market and industry factors may materially harm the market price of our common stock irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Changes in accounting principles and guidance, or their interpretation, could result in unfavorable accounting charges or effects, including changes to our previously filed financial statements, which could cause our stock price to decline.

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles and guidance. A change in these principles or guidance, or in their interpretations, may have a significant effect on our reported results and retroactively affect previously reported results.

Being a public company results in additional expenses, diverts management’s attention and could also adversely affect our ability to attract and retain qualified directors.

As a public reporting company, we are subject to the reporting requirements of the Exchange Act. These requirements generate significant accounting, legal and financial compliance costs and make some activities more difficult, time consuming or costly and may place significant strain on our personnel and resources. The Exchange Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to establish the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required.

As a result, management’s attention may be diverted from other business concerns, which could have an adverse and even material effect on our business, financial condition and results of operations. These rules and regulations may also make it more difficult and expensive for us to obtain director and officer liability insurance. If we are unable to obtain appropriate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, could be adversely impacted.

We are an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our securities may be less attractive to investors.

As a public reporting company with less than $1,235,000,000 in revenue during our last fiscal year, we qualify as an “emerging growth company” under the JOBS Act. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”); and

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or Chief Executive Officer pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1,235,000,000 in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. Further, under current SEC rules we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions.

If we fail to maintain effective internal control over financial reporting, the price of our securities may be adversely affected.

Our internal control over financial reporting has weaknesses and conditions that require correction or remediation. For the year ended December 31, 2021 and the quarter ended September 30, 2022, we identified a material weakness in our assessment of the effectiveness of disclosure controls and procedures. Our internal control over financial reporting was not effective due to the following material weaknesses:

1.	The Company does not have a formal top-down risk assessment process to identify significant process areas, underlying key controls, nor does the Company have a monitoring process in place to monitor internal control over financial reporting.

2.	The Company did not properly design or maintain effective entity level monitoring controls over the financial close and reporting process. The Company’s controls surrounding the review of financial statements, vendor agreements, key reconciliations and accounting for complex transactions were not designed and did not operate at a level of precision that would prevent or detect a material misstatement.

3.	The Company did not design and implement appropriate user access controls to ensure segregation of duties that would adequately restrict user access to financially significant information systems, and schedules, specifically surrounding mining revenue and mining equipment.

4.	The Company did not properly design or maintain effective controls over its service organizations and IT vendors. More specifically, the Company did not properly design or implement controls to ensure that data received from third parties is complete and accurate or have controls in place to review the applicable complementary user entity controls described in service organizations’ reports for their potential impact on the Company’s financial reporting.

Although management has implemented, and continues to implement, actions to remediate the underlying causes of the control deficiencies that gave rise the material weaknesses, we cannot provide any assurance that the remediation efforts will be successful or that our internal control over financial reporting will be effective as a result of these efforts. See “Risk Factors—Risks Related to Restatement of Our Consolidated Financial Statements.”

If we fail to comply with the rules under the Sarbanes-Oxley Act related to disclosure controls and procedures in the future, or, if we continue to have material weaknesses or other deficiencies in our internal control and accounting procedures and disclosure controls and procedures, our stock price could decline significantly and raising capital could be more difficult. If additional material weaknesses or significant deficiencies are discovered or if we otherwise fail to address the adequacy of our internal control over financial reporting and disclosure controls and procedures, our business may be harmed. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our securities could drop significantly.

We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act and if we fail to continue to comply, our business could be harmed, and the price of our securities could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act require an annual assessment of internal control over financial reporting, and for certain issuers an attestation of this assessment by the issuer’s independent registered public accounting firm. The standards that must be met for management to assess the internal control over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards. We expect to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis. It is difficult for us to predict how long it will take or costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In the event that our Chief Executive Officer or Chief Financial Officer determines that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our securities will be affected; however, we believe that there is a risk that investor confidence and the market value of our securities may be negatively affected.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months, subject only to the current public information requirement. Affiliates may sell after six months, subject to the Rule 144 volume, manner of sale (for equity securities), current public information, and notice requirements. Of the approximately 2,484,426,501 shares of our common stock outstanding as of November 16, 2022, approximately 1,933,270,220 shares are tradable without restriction. Given the limited trading of our common stock, resale of even a small number of shares of our common stock pursuant to Rule 144 or an effective registration statement may adversely affect the market price of our common stock.

We have never paid dividends on our common stock and have no plans to do so in the future.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock. See “Dividend Policy.”

We will indemnify and hold harmless our officers and directors to the maximum extent permitted by Nevada law.

Our bylaws provide that we will indemnify and hold harmless our officers and directors against claims arising from our activities, to the maximum extent permitted by Nevada law. If we were called upon to perform under our indemnification agreement, then the portion of our assets expended for such purpose would reduce the amount otherwise available for our business.

The planned Reverse Stock Split may decrease the liquidity of the shares of our common stock.

On June 15, 2022, the Company’s Board of Directors approved to effect a reverse stock split of the Company’s outstanding shares of common stock, par value $0.00001 per share, at a ratio of no less than 1-for-500 and no more than 1-for-1,000, with such ratio to be determined at the sole discretion of the Board of Directors. On September 22, 2022, the Company held its 2022 virtual annual meeting of stockholders, at which the Company’s stockholders voted in favor of, among other matters, to effect a reverse stock split of the Company’s outstanding shares of common stock, par value $0.00001 per share, at a ratio of no less than 1-for-500 and no more than 1-for-1,000, with such ratio to be determined at the sole discretion of the Board of Directors. On November 1, 2022, the Company’ Board of Directors approved an Articles of Amendment to the Company’s Articles of Incorporation to effect a 1 for 1,000 reverse stock split (“Reverse Stock Split”) of the Company’s common stock. The current status of the Reverse Stock Split is that the Company has notified the Financial Industry Regulatory Authority (FINRA) of the Reverse Stock Split, which will not be effective until FINRA processes it, and at such time we’ll file the Articles of Amendment with the State of Nevada to effectuate the Reverse Stock Split. The liquidity of the shares of our common stock may be affected adversely by the planned Reverse Stock Split given the reduced number of shares outstanding following the Reverse Stock Split. In addition, the planned Reverse Stock Split may have increased the number of shareholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such shareholders to experience an increase in the cost of selling their shares and greater difficulty affecting such sales.

We have been notified of Non-Compliance with OTCQB Bid Price Standards, and our common stock may not be able to continue to trade on the OTCQB.

In order to be in compliance with OTCQB Standards, among other things, the Company must maintain a minimum closing bid price of $0.01 per share on at least one of the prior 30 consecutive calendar days. On October 13, 2022, the Company was contacted by OTC Markets Group, Inc. (“OTC Markets”), as the bid price of the Company’s common stock, quoted on the OTCQB under the symbol “SYSX,” closed below $0.001 on October 12, 2022. OTC Markets notified the Company that in the event that the Company’s closing bid price falls below $0.001 at any time for five consecutive trading days, the Company will be removed from OTCQB as per Section 4.1(b) of the OTCQB Standards. On October 28, 2022, the Company was notified by OTC Markets that that the Company’s bid price had closed below $0.01 for more than 30 consecutive calendar days and no longer meets the Standards for Continued Eligibility for OTCQB (the “OTCQB Standards”). Pursuant to Section 4.1 of the OTCQB Standards, the Company was granted a cure period of 90 calendar days, during which the minimum closing bid price for the Company’s common stock must be $0.01 or greater for 10 consecutive trading days in order to continue trading on the OTCQB marketplace. If this requirement is not met by January 26, 2023, the Company will be removed from the OTCQB marketplace. In addition, pursuant to the OTCQB Standards, in the event that the Company’s closing bid price falls below $0.001 at any time for five consecutive trading days, the Company will be immediately removed from OTCQB. On October 31, 2022, OTC Markets notified the Company that the bid price for the Company’s common stock closed below $0.001 on October 28, 2022. The bid price for the Company’s common stock closed below $0.001 on October 31, 2022, as well as November 10, 2022, November 11, 2022, November 15, 2022and November 16, 2022. Again, in the event that the Company’s closing bid price falls below $0.001 at any time for five consecutive trading days, the Company will be immediately removed from OTCQB.

We do not currently have enough authorized shares of common stock under our Articles of Incorporation, as amended, to meet all of our potential obligations to third parties.

Our Articles of Incorporation, as amended, provide for 3,000,000,000 authorized shares of our common stock. As of November 16, 2022, we have 2,484,426,501 shares of common stock issued and outstanding. As of November 11, 2022, holders of our convertible debentures have delivered notices of conversion covering an aggregate of 617,635,347 shares of common stock. If we issued the shares that are subject to the notices of conversion that have been delivered, it would result in us issuing more shares than what we have authorized. Accordingly, in order to meet all of such obligations, we will need to amend our Articles of Incorporation, as amended, to increase the authorized shares of our common stock. We can give no assurance that we will obtain the requisite affirmative vote of our shareholders to so amend our Articles of Incorporation, as amended, which could materially adversely affect our financial condition and the market for our shares.

USE OF PROCEEDS

All of the shares of Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Security holders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $500,000.00 from the exercise of Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2022 on an actual basis. The numbers presented in this table are in thousands of dollars, except number of shares and par value data.

This table should be read in conjunction with the information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto appearing elsewhere in this prospectus.

As of September 30, 2022
Actual
Cash and cash equivalents	$141

Current portion of convertible note payable, net of discount	15,985

Stockholders’ equity:
Common stock - $0.00001 par value; 3,000,000,000,000 shares authorized; 736,609,855 shares issued and outstanding on an actual basis	6
Treasury Stock	-
Preferred stock - $0.00001 par value, 10,000,000 shares authorized; no shares issued and outstanding on an actual basis	-
Additional paid-in capital	44,275

Accumulated deficit	(60,366)
Total stockholders’ equity	(16,085)
Total capitalization	$(100)

DETERMINATION OF OFFERING PRICE

Resale of Common Stock by Selling Securityholders

Our Common Stock is quoted on the OTCQB under the symbol “SYSX.” The shares registered for resale in this prospectus being offered by the Selling Securityholders will be sold at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

Issuance of Shares of Common Stock Underlying Warrants

The price of the shares of Common Stock underlying the Warrants is determined by reference to the exercise price of the Warrants, such that each Warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $0.001 per share.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock and do not currently anticipate paying cash dividends in the foreseeable future. The agreements into which we may enter in the future, including indebtedness, may impose limitations on our ability to pay dividends or make other distributions on our capital stock. Payment of future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business.

MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTCQB tier of the OTC Market Group, Inc. under the symbol “SYSX.” The Company began trading on the OTC Markets under the symbol “SYSX” on September 4, 2018. The OTC Market is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current “bids” and “asks,” as well as volume information.

The following table sets forth the high and low closing prices for our common stock for each quarterly period during the years ended December 31, 2020, and 2021 and to date, as reported by the OTC Markets. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Common Stock
	High	Low
Year Ended December 31, 2020:
January 1, 2020, through March 31, 2020	$0.15	$0.15
April 1, 2020, through June 30, 2020	$0.42	$0.25
July 1, 2020, through September 30, 2020	$0.38	$0.38
October 1, 2020, through December 31, 2020	$0.43	$0.43
Year Ended December 31, 2021:
January 1, 2021, through March 31, 2021	$3.40	$0.30
April 1, 2021, through June 30, 2021	$15.00	$0.79
July 1, 2021, through September 30, 2021	$4.05	$0.68
October 1, 2021, through December 31, 2021	$0.97	$0.19
Year Ended December 31, 2022:
January 1, 2022, through March 31, 2022	$0.23	$0.019
April 1, 2022, through June 30, 2022	$0.11	$0.005
July 1, 2022, through September 30, 2022	$0.042	$0.003
October 1, 2022, through December 31, 2022*	$0.004	$0.0006

The closing price of our common stock on the OTCQB on November 16, 2022, was $0.0009.

*	Through November 16, 2022.

Non-Compliance with OTCQB Bid Price Standards

In order to be in compliance with OTCQB Standards, among other things, the Company must maintain a minimum closing bid price of $0.01 per share on at least one of the prior 30 consecutive calendar days. On October 13, 2022, the Company was contacted by OTC Markets Group, Inc. (“OTC Markets”), as the bid price of the Company’s common stock, quoted on the OTCQB under the symbol “SYSX,” closed below $0.001 on October 12, 2022. OTC Markets notified the Company that in the event that the Company’s closing bid price falls below $0.001 at any time for five consecutive trading days, the Company will be removed from OTCQB as per Section 4.1(b) of the OTCQB Standards. On October 28, 2022, the Company was notified by OTC Markets that that the Company’s bid price had closed below $0.01 for more than 30 consecutive calendar days and no longer meets the Standards for Continued Eligibility for OTCQB (the “OTCQB Standards”). Pursuant to Section 4.1 of the OTCQB Standards, the Company was granted a cure period of 90 calendar days, during which the minimum closing bid price for the Company’s common stock must be $0.01 or greater for 10 consecutive trading days in order to continue trading on the OTCQB marketplace. If this requirement is not met by January 26, 2023, the Company will be removed from the OTCQB marketplace. In addition, pursuant to the OTCQB Standards, in the event that the Company’s closing bid price falls below $0.001 at any time for five consecutive trading days, the Company will be immediately removed from OTCQB. On October 31, 2022, OTC Markets notified the Company that the bid price for the Company’s common stock closed below $0.001 on October 28, 2022. The bid price for the Company’s common stock closed below $0.001 on October 31, 2022, as well as November 10, 2022, November 11, 2022, November 15, 2022 and November 16, 2022. Again, in the event that the Company’s closing bid price falls below $0.001 at any time for five consecutive trading days, the Company will be immediately removed from OTCQB.

Holders of Common Stock

As of November 16, 2022, there were approximately 218 record holders of our common stock. The number of record holders does not include beneficial owners of common stock held in the names of banks, brokers, nominees or other fiduciaries.

Dividends

We have not paid any cash dividends on our common stock and do not currently anticipate paying cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business.

Historical Common Equity Transactions

The following is a summary of transactions by us since November 17, 2019 involving registered and unregistered issuances and redemption of our common equity securities.

On January 22, 2021, the Company issued 40,616 shares of its common stock to Chicago Venture Partners, L.P. pursuant to a waiver agreement as a redemption amount under a convertible promissory note which was issued on December 31, 2018.

On March 9, 2021, the Company issued 43,651shares of its common stock to Chicago Venture Partners, L.P. pursuant to a waiver agreement as a redemption amount under a convertible promissory note which was issued on December 31, 2018.

On March 19, 2021, the Company issued 5,272,408 shares of its common stock to First Choice International Company, Inc. pursuant to a letter agreement dated March 19, 2021.

On April 14, 2021, pursuant to the terms of the Merger Agreement, the Company agreed to issue an aggregate of 150,043,116, less certain pre-funded warrants and rights to receive shares of common stock as follows:

(i)	124,218,268 shares of common stock to the shareholders of TTM Digital in connection with the Merger;

(ii)	20,870,088 shares of common stock (excluding shares reserved for issuance), in exchange for cancellation of $13,582,081 of Company indebtedness and accounts payable as part of the transactions contemplated by the Merger Agreement; and

(iii)	4,954,760 shares of common stock issued in certain other transactions contemplated by the Merger Agreement.

On May 4, 2021, the Company issued the aggregate of 60,000 shares of Common Stock to consultants in consideration of corporate communications/media relations and investor relations services pursuant to a consulting agreement.

On May 19, 2021, the Company issued 5,000 shares of Common Stock to an attorney in consideration of legal services provided.

The above shares have been sold and issued in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.

On May 25, 2021, the Company entered into exchange agreements (each, an “Exchange Agreement”), with three of the Company’s shareholders – First Choice International Company, Inc., a Delaware corporation, Bespoke Growth Partners, Inc., a Delaware corporation, and One Percent Investments, Inc., a Delaware corporation (collectively, the “Shareholders”). Under the terms of the Exchange Agreements, the Shareholders agreed to convey, transfer, and assign their shares of common stock of the Company, $0.00001 par value per share (the “Common Stock”), in exchange for prefunded warrants (the “Prefunded Warrants”) based on a one-for-one exchange ratio. The number of shares of Common Stock exchanged and the corresponding number of Prefunded Warrants received, are as follows:

Shareholder	Number of Shares of Common Stock Exchanged	Number of Prefunded Warrants
First Choice International Company, Inc.	6,225,214	6,225,214
Bespoke Growth Partners, Inc.	5,589,820	5,589,820
One Percent Investments, Inc.	2,075,998	2,075,998

The issuances of Prefunded Warrants under the Exchange Agreements were made in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), as no commission or other remuneration was or will be paid or given directly or indirectly for such transactions.

On July 7, 2021, the Company consummated the initial closing (the “Initial Closing”) of a private placement offering (the “Offering”) pursuant to the terms and conditions of that certain Securities Purchase Agreement, dated as of July 7, 2021 (the “Purchase Agreement”), between the Company and forty (40) accredited investors (the “Purchasers”). At the Initial Closing, the Company sold the Purchasers (i) 12.5% Original Issue Discount Senior Secured Convertible Debentures (the “Debentures”) in an aggregate principal amount of $9,990,000.00 and (ii) warrants (the “Warrants” and together with the Debentures, the “Underlying Securities”) to purchase up to 3,534,751 shares of common stock of the Company (the “Common Stock”), subject to adjustments provided by the Warrants, or units of Common Stock and Common Stock purchase warrants, which represents 100% warrant coverage. The maximum number of shares of Common Stock that may be issued through the conversion of the Debentures and the exercise of the Warrants as of July 7, 2021 (the “Original Issue Date”) is 7,069,502.

On July 20, 2021, the Company issued 75,000 shares of Common Stock to a law firm in consideration of legal services provided.

On August 5, 2021, the Company issued 50,000 shares of Common Stock to an attorney in consideration of legal services provided.

On August 13, 2021, the Company consummated the second closing (the “Second Closing”) of a private placement offering (the “Offering”) pursuant to the terms and conditions of that certain Securities Purchase Agreement, dated as of July 7, 2021 (the “Purchase Agreement”), between the Company and thirty-nine (39) accredited investors (the “Purchasers”). At the Second Closing, the Company sold the Purchasers (i) twelve-and-one-half-percent (12.5%) Original Issue Discount Senior Secured Convertible Debentures (the “Debentures”) in an aggregate principal amount of $3,976,875 and (ii) warrants (the “Warrants” and together with the Debentures, the “Underlying Securities”) to purchase up to 1,862,279 shares of common stock of the Company (the “Common Stock”), subject to adjustments provided by the Warrants, or units of Common Stock and Common Stock purchase warrants, which represents one hundred percent (100%) warrant coverage. The maximum number of shares of Common Stock that may be issued through the conversion of the Debentures and the exercise of the Warrants sold at the Second Closing is 3,724,558 as of August 13, 2021 (the “Original Issue Date”).

On September 2, 2021, the Company issued the aggregate of 150,000 shares of Common Stock to an individual in consideration of corporate advisory services pursuant to an advisory agreement.

On September 3, 2021, the Company issued the aggregate of 50,000 shares of Common Stock to an individual elected to serve as a Board of Director.

On September 7, 2021, the Company issued the aggregate of 200,000 shares of Common Stock to an individual in consideration of corporate advisory services pursuant to an advisory agreement.

On November 2, 2021, the Company issued the aggregate of 1,000,000 shares of Common Stock in consideration for the purchase of the remaining 50% membership interest in Up North.

In January and February 2022, the Company issued an aggregate of 13,415,427 shares of restricted common stock. Of these shares:

●	500,000 shares were granted, on January 20, 2022, by the Company’s Board of Directors (the “Board”) to Wayne Wasserberg, the Company’s Chief Executive Officer and a member of the Board;

●	6,000,000 shares were issued, on February 9, 2022, to consultants for advisory services provided; and

●	6,915,427 shares were issued, on February 15, 2022, to GS Capital Partners, LLC (“GS Capital”) pursuant to a notice of conversion, delivered by GS Capital to the Company, related to a convertible debenture issued to GS Capital on July 7, 2021.

From September 27, 2022 to September 28, 2022, the Company issued an aggregate of 56,044,018 shares of the Company’s common stock in connection with conversions of outstanding debentures at 50% of the five-day VWAPs, pursuant to the terms of the debentures, ranging from $0.0037 to $0.00453.

On September 29, 2022, the Company issued an aggregate of 79,647,000 shares of the Company’s common stock in connection with conversions of outstanding debentures at 50% of the five-day VWAPs, pursuant to the terms of the debentures, ranging from $0.0037 to $0.004.

On September 30, 2022, the Company issued an aggregate of 106,299,847 shares of the Company’s common stock in connection with conversions of outstanding debentures at 50% of the five-day VWAPs, pursuant to the terms of the debentures, ranging from $0.003 to $0.004.

From October 3, 2022 to October 4, 2022, the Company issued an aggregate of 62,131,250 shares of the Company’s common stock in connection with conversions of outstanding debentures at 50% of the five-day VWAPs, pursuant to the terms of the debentures, ranging from $0.004 to $0.0093.

On October 5, 2022, the Company issued an aggregate of 56,750,000 shares of the Company’s common stock in connection with conversions of outstanding debentures at 50% of the five-day VWAPs, pursuant to the terms of the debentures, ranging from $0.015 to $0.0034.

On October 6, 2022, the Company issued an aggregate of 59,000,000 shares of the Company’s common stock in connection with conversions of outstanding debentures at 50% of the five-day VWAPs, pursuant to the terms of the debentures, of $0.015.

From October 7, 2022 to October 10, 2022, the Company issued an aggregate of 65,000,000 shares of the Company’s common stock in connection with conversions of outstanding debentures at 50% of the five-day VWAPs, pursuant to the terms of the debentures, ranging from $0.0009 to $0.001.

On October 11, 2022, the Company issued an aggregate of 82,267,826 shares of the Company’s common stock in connection with conversions of outstanding debentures at 50% of the five-day VWAPs, pursuant to the terms of the debentures, of $0.00115.

On October 12, 2022, the Company issued an aggregate of 674,732,307 shares of the Company’s common stock in connection with conversions of outstanding debentures at 50% of the five-day VWAPs, pursuant to the terms of the debentures, ranging from $0.00085 to $0.0015.

As of October 14, 2022, there are 1,786,001,741 shares of common stock outstanding. In addition, there are several pending debenture conversions as of October 14, 2022.

On October 18, 2022, the Company entered into a Securities Purchase Agreement (the “SPA”), dated as of October 18, 2022, by and among the Company and each of the each of the investors signatories thereto (each an “Investor” and collectively, the “Investors”) the SPA closed on October 18, 2022 and accordingly, on October 18, 2022, the Company sold to the Investors an aggregate of 500,000,000 Units, consisting of 500,000,000 shares of common stock, Warrant 1s to acquire 500,000,000 shares of common stock, and Warrant 2s to acquire 500,000,000 shares of common stock, for total consideration paid to the Company of $500,000.

The above shares have been sold and issued in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.

DESCRIPTION OF BUSINESS

Overview

Sysorex, Inc. through its wholly owned subsidiary, Sysorex Government Services, Inc. (“SGS”), provides information technology solutions primarily to the public sector. These solutions include cybersecurity, professional services, engineering support, IT consulting, enterprise level technology, networking, wireless, help desk and custom IT solutions. In addition to SGS, the Company has another wholly owned subsidiary, TTM Digital Assets &Technologies, Inc. (“TTM Digital”). TTM Digital is a digital asset technology and mining company that owns and operates specialized cryptocurrency mining processors and was previously focused on the Ethereum blockchain ecosystem. As of September 15, 2022, Ethereum switched from a Proof of Work model to a Proof of Stake model and as a result, the Company is no longer mining Ethereum. TTM is currently exploring alternative uses and sales opportunities for its Graphics Processing Units (“GPU”) assets and datacenter located in Lockport, NY. The Company had previously been in discussions with a third party to sell its mining assets and certain associated real property.

Overview of the Company’s Subsidiaries

Sysorex Government Services

SGS is a provider of information technology solutions from multiple vendors, including hardware products, software, services, including warranty and maintenance support, offered through our dedicated sales force, ecommerce channels, existing federal contracts and service team. Since our founding, we have served our customers by offering products and services from key industry vendors such as Aruba, Cisco, Dell, GETAC, Lenovo, Microsoft, Panasonic, Samsung, Symantec, VMware and others. We provide our customers with comprehensive solutions incorporating leading products and services across a variety of technology practices and platforms such as cyber, cloud, networking, security, and mobility. We utilize our professional services, consulting services and partners to develop and implement these solutions. Our sales and marketing efforts in collaboration with our vendor partners, allow us to reach multiple customer public sector segments including federal, state and local governments, as well as educational institutions.

For the year ended December 31, 2021, our sales to federal, state and local governments accounted for approximately 100% of our SGS net sales. Our past customers have included, among others, federal and international government agencies and state and local governments. Although SGS has had many customers, two customers generated approximately 71% of SGS’s gross revenue during the year ended December 31, 2021. One customer accounted for 44% of SGS’s gross revenue in 2021; however, this customer may or may not continue to be a significant contributor to revenue in the future. We plan to continue to focus our efforts on existing and potential government customers. SGS revenues for the three months ended September 30, 2022, and 2021, was approximately $3.5 million and $1.9 million, respectively. This includes approximately 71% of sales coming from the Company’s top two customers.

SGS experiences variability in our net sales and operating results on a quarterly basis as a result of many factors. SGS experiences some seasonal trends in our sales of technology solutions to government and educational institutions. For example, the fiscal year-ends of U.S. Public Sector customers vary for those in the federal government space and those in the state and local government and educational institution (“SLED”) space. SGS generally sees an increase in our second quarter sales related to customers in the U.S. SLED sector and in our third quarter sales related to customers in the federal government space as these customers close out their budgets for their fiscal year (June 30th and September 30th, respectively). SGS may also experience variability in our gross profit and gross profit margin as a result of changes in the various vendor programs we participate in and its effect on the amount of vendor consideration we receive from a particular vendor or their authorized distributor/wholesaler, may be impacted by a number of events outside of our control.

TTM Digital

TTM Digital is a digital asset technology and mining company that owns and operates specialized cryptocurrency mining processors and was previously focused on the Ethereum blockchain ecosystem. Following the reverse merger on April 14, 2021, the business of TTM Digital became a business segment of the Company. TTM Digital was originally formed as a Delaware limited liability company on June 28, 2017, under the name of TTM Ventures LLC. Thereafter, on March 30, 2021, it filed a certificate of conversion to a non-Delaware entity with the Secretary of State of the State of Delaware together with Articles of Conversion and Articles of Incorporation with the Nevada Secretary of State filed on the same date. As a result of such conversion, TTM Digital has become a Nevada corporation under the name of “TTM Digital Assets & Technologies, Inc.”

TTM Digital has an evolving business model which is subject to various uncertainties. As digital assets and blockchain technology become more widely utilized on a mass scale, we anticipate that the services and products associated with the technologies will continue to evolve. To successfully continue in the industry, our business model may need to evolve to reflect the trends of the industry. Over time, we may modify aspects of our business model relating to our strategy. We cannot offer any assurance that we will be successful or that the future industry or business operation changes will not result in harm to our business. We may not be able to manage growth effectively, which could damage our reputation, limit our growth and negatively affect our operating results. Management cannot provide any assurances that we will identify all emerging trends and growth opportunities in this business sector, and we may lose out on those opportunities to current or future competitors. As anticipated, any such circumstances could have a material adverse effect on our business, prospects, or operations.

The Company made the decision to divest certain mining equipment and the data center of the TTM Digital reporting unit and commenced discussions with a third party to execute an asset sale in the spring of 2022. On March 24, 2022, the Company executed Heads of Terms (“Heads of Terms”) with Ostendo Technologies, Inc. (“Ostendo”) which included certain binding and non-binding provisions. Pursuant to the Heads of Terms, the Company and Ostendo agreed to certain terms related to the Company’s sale of its Ethereum mining assets and certain associated real property (“Assets”) to Ostendo for Ostendo preferred stock. The parties agreed that the Assets to be sold would not include the Company’s Ether funds generated prior to and held at closing. The definitive terms of the sale of Assets were to be set forth in definitive transaction agreements to be executed by the parties. Additionally, pursuant to the Heads of Terms, the Company agreed to make a non-refundable deposit of $1,600,000 (“Deposit”) to be credited toward the purchase of an additional 166,667 shares of Ostendo’s preferred stock. The Company has in good faith worked with Ostendo to ensure all closing terms and closing conditions were mutually agreed upon, however, the parties have not entered into definitive transaction agreements and accordingly, it was determined in November 2022 that the transaction will not proceed. In November 2022, the Company requested that Ostendo issue, pursuant to the Heads of Terms, shares equal to the initial deposit made by the Company of $1,600,000. In November 2022, the Company received a certificate, dated November 14, 2022, for the shares, but the Company has not received confirmation that the Certificate of Designations for the preferred stock has been filed and accepted by the California Secretary of State. If the Company receives this document and it is dated on or before November 14, 2022, then the preferred stock will have been validly issued as of that date. If it is dated after November 14, 2022, the certificate for the shares is invalid since it purports to issue something that did not exist at the time. Accordingly, the Company is unable to determine definitively whether it currently holds these shares or not.

As of September 15, 2022, Ethereum switched from a Proof of Work model to Proof of Stake model and as a result, the Company no longer mines Ethereum. TTM Digital is currently exploring alternative uses and sales opportunities for its Graphics Processing Unit (GPU) assets and datacenter located in Lockport, NY.

TTM is exploring the future possibility of hosting client computing and evaluating the sale of its assets.

Recent Developments

Amendments to Heads of Terms and Current Status

On March 24, 2022, the Company executed Heads of Terms (“Heads of Terms”) with Ostendo Technologies, Inc. (“Ostendo”) which included certain binding and non-binding provisions. Pursuant to the Heads of Terms, the Company and Ostendo agreed to certain terms related to the Company’s sale of its Ethereum mining assets and certain associated real property (“Assets”) to Ostendo for Ostendo preferred stock. The parties agreed that the Assets to be sold would not include the Company’s Ether funds generated prior to and held at closing (the “Closing”). The definitive terms of the sale of Assets were to be set forth in definitive transaction agreements to be executed by the parties. Additionally, pursuant to the Heads of Terms, the Company agreed to make a non-refundable deposit of $1,600,000 (“Deposit”) to be credited toward the purchase of an additional 166,667 shares of Ostendo’s preferred stock.

On June 22, 2022, the Company executed an Amendment No. 1 to Heads of Terms (“Amendment 1”) with Ostendo and its wholly owned subsidiary TTM Digital Assets & Technologies, Inc. Pursuant to the Amendment 1, the parties agreed to amend certain terms contained in the Heads of Terms, including:

1)	The closing of the transaction is to occur no later than June 30, 2022, unless mutually extended in writing by the parties.

2)	The definition of “TTM Assets” was amended and restated to read “(i) all of the Seller Parties’ GPUs and related assets, supporting equipment and software (including software licenses, if any), in each case wherever located, (ii) the Company’s equity interests in Style Hunter, Inc. (excluding options to purchase equity interests), (iii) the real estate comprising the Lockport, NY location, and (iv) any other assets directly or indirectly used in the operation of the Seller Parties’ crypto mining business.”

3)	The first sentence of the section of the Heads of Terms entitled “Purchase Price Consideration” was amended and restated to read: “The Purchase Price shall be comprised of the issuance to the Seller of 4,697,917 fully paid, non-assessable shares of the Purchaser valued at $45,100,000.00.”

On June 30, 2022, the Company executed an Amendment No. 2 to Heads of Terms (“Amendment 2”) with Ostendo and the Company’s wholly owned subsidiary TTM Digital Assets & Technologies, Inc. (“Seller”, and together with the Company, the “Seller Parties”). Pursuant to Amendment 2, the parties agreed to amend certain terms contained in the Heads of Terms and Amendment 1, including:

1)	The closing of the transaction is to occur no later than July 31, 2022, unless mutually extended in writing by the parties.

2)	The term “Expiration Date” in the section of the Heads of Term entitled “Exclusivity” is hereby amended to be the earlier of July 31, 2022 or the date on which Ostendo notifies the Company in writing that it is terminating negotiations regarding the transactions (and Ostendo agrees to give such notification promptly upon making a determination to terminate negotiations).

The Company has in good faith worked with Ostendo to ensure all closing terms and closing conditions were mutually agreed upon, however, the parties have not entered into definitive transaction agreements and accordingly, it was determined in November 2022 that the transaction will not proceed.

In November 2022, the Company requested that Ostendo issue, pursuant to the Heads of Terms, shares equal to the initial deposit made by the Company of $1,600,000. In November 2022, the Company received a certificate, dated November 14, 2022, for the shares, but the Company has not received confirmation that the Certificate of Designations for the preferred stock has been filed and accepted by the California Secretary of State. If the Company receives this document and it is dated on or before November 14, 2022, then the preferred stock will have been validly issued as of that date. If it is dated after November 14, 2022, the certificate for the shares is invalid since it purports to issue something that did not exist at the time. Accordingly, the Company is unable to determine definitively whether it currently holds these shares or not.

Amendments to Employment Agreements

On August 10, 2022, the Company entered into Amendment No. 2 (“Amendment No. 2”) to Employment Agreement, by and between the Company and Vincent Loiacono, the Company’s Chief Financial Officer. Pursuant to the terms of Amendment No. 2, the parties amended the termination provisions of the original employment agreement, as amended. Amendment No. 2 provides that the Company, in its sole discretion, may terminate Mr. Loiacono’s employment for any reason without Just Cause (as defined in the employment agreement, as amended) at any time. If (a) the Company terminates Mr. Loiacono’s employment without Just Cause, or (b) within 24 months following a change of control, Mr. Loiacono resigns as a result of and upon a material diminution of his duties, responsibilities, authority, and position, or a material reduction of his compensation and benefits, or if he ceases to hold the position of Chief Financial Officer after a change of control, the Company will, among other things: (l) continue to pay Mr. Loiacono’s base salary for one month for every two months of employment after the effective date up to a maximum of 12 months (as opposed to six months under the original agreement, as amended); and (2) within 45 days of termination or resignation, pay to Mr. Loiacono 100% of the value of any accrued but unpaid bonus. Except as set forth in Amendment No. 2, the original employment agreement, as amended, remains in full force and effect.

On September 9, 2022, the Company entered into Second Amendment to the Employment Agreement for Wayne Wasserberg, the Company’s Chief Executive Officer. The Second Amendment provides a minimum bonus of $100,000 for achievement of the bonus milestone. The bonus milestone is based upon the following:

1.	The sale of all or substantially all of the stock or assets of: (i) TTM, or (ii) Sysorex Government Services.

2.	The raising of five million dollars in financing by or before December 31, 2022, in one transaction or a series of related transactions.

Voting Rights Plan

On September 6, 2022, the Board of Directors (the “Board”) of the Company adopted a Voting Rights Plan (the “Plan”) pursuant to which the Board authorized and granted super voting rights (the “Voting Rights”) to certain shares of the Company’s common stock, $0.00001 par value (“Common Stock”), held by stockholders holding a minimum of 12,900,000 shares of Common Stock (each, a “Rights Stockholder”) as of the close of business on May 27, 2022, the record date for the Annual Meeting (the “Eligibility Record Date”). The Voting Rights allowed Rights Stockholders the ability to exercise additional voting rights with respect to their shares of Common Stock to which the Voting Rights are applied (the “Eligible Shares”).

The Plan was adopted by the Board pursuant to the authority in Nevada Revised Statutes (“NRS”) 78.195(5) and NRS 78.350(8), based upon the determination by the Board that the Plan was necessary to protect the interests of the Company and its stockholders. The Plan was of limited scope and purpose and was designed to facilitate the approval of the Corporate Actions at the Annual Meeting.

Under the Plan, each Rights Stockholder had the right to vote on the Corporate Actions at the Annual Meeting, with all other stockholders as a single class, the number of votes per share of Common Stock owned multiplied by 15. The Voting Rights and the Plan automatically terminated upon the occurrence of the completion of the vote of the Company’s stockholders at the Annual Meeting as to the approval of the Corporate Actions.

Actions Approved at Annual Shareholder Meeting

On September 22, 2022, the Company held its 2022 virtual annual meeting of stockholders, originally scheduled for July 25, 2022 and adjourned to September 22, 2022 (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders voted in favor for the following:

●	Wayne Wasserberg, Zaman Kahn and William Stilley were elected to the Company’s Board of Directors, to serve for a term of one year, until the next annual meeting of stockholders and until their successors have been duly elected;

●	To change the Company’s name from its current name, Sysorex, Inc., to SystemX, Inc.;

●	To increase the authorized shares of the Company’s capital stock from 510,000,000 shares, par value $0.00001 per share, to 3,010,000,000 shares, of which 3,000,000,000 shares are designated as common stock and 10,000,000 are designated as preferred stock;

●	To effect a reverse stock split of the Company’s outstanding shares of common stock, par value $0.00001 per share, at a ratio of no less than 1-for-500 and no more than 1-for-1,000, with such ratio to be determined at the sole discretion of the Board of Directors, with any fractional shares being rounded up to the next higher whole share;

●	Contingent upon stockholder approval of the Reverse Stock Split Proposal and the occurrence of such reverse stock split, to decrease the total number of authorized shares of the Company’s capital stock from 3,010,000,000, par value $0.00001 per share (to 510,000,000 shares, of which 500,000,000 shares will be designated as common stock and 10,000,000 shares will be designated as preferred stock;

●	To approve an amendment to the Articles to remove Article 15 which provides for certain specific requirements for stockholder nomination of directors;

●	To approve, on an advisory basis, the compensation paid to the Named Executive Officers, as disclosed in the proxy statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the ‘Executive Compensation’ section, compensation tables and narrative discussion, and other related disclosure;

●	To approve on a non-binding, advisory basis, for every one year as the frequency for the Company’s executive compensation advisory vote; and

●	To approve the ratification of the appointment of Friedman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Increase in Authorized Shares

On September 22, 2022, the Company filed a Certificate of Amendment with the Nevada Secretary of State to increase the authorized shares of the Company’s capital stock from 510,000,000 shares, par value $0.00001 per share, to 3,010,000,000 shares, of which 3,000,000,000 shares are designated as common stock and 10,000,000 are designated as preferred stock (the “Increase in Authorized”). The Increase in Authorized was approved by the Company’s Board of Directors on June 15, 2022, and by the Company’s shareholders on September 22, 2022.

Change in the Company’s Auditors

The Company was notified that the audit practice of Friedman LLP, the Company’s independent registered public accounting firm (“Friedman”), was combined with Marcum LLP (“Marcum”) effective September 1, 2022. On October 3, 2022, the Board of Directors of the Company approved the dismissal of Friedman LLP and the engagement of Marcum LLP to serve as the independent registered public accounting firm of the Company. The services previously provided by Friedman LLP will now be provided by Marcum LLP.

Friedman LLP’s reports on the Company’s financial statements for the fiscal years ended December 31, 2021 and 2020 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that such reports expressed substantial doubt regarding the Company’s ability to continue as a going concern and the emphasis of matter paragraph with respect to the Company’s involvement in digital asset activities. Furthermore, during the Company’s two most recent fiscal years and through October 3, 2022, there have been no disagreements with Friedman LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Friedman LLP’s satisfaction, would have caused Friedman LLP to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements for such periods. For the fiscal years ended December 31, 2021 and 2020 and through October 3, 2022, there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

Marcum previously acted as the Company’s independent registered public accounting firm. As previously disclosed, Marcum ceased to be the Company’s independent registered public accounting firm on June 3, 2021, when the Company appointed Friedman as the Company’s independent registered public accounting firm. Except in connection with Marcum’s prior service as the Company’s independent registered public accounting firm, during the Company’s two most recent fiscal years and through October 3, 2022, neither the Company nor anyone acting on the Company’s behalf consulted Marcum LLP with respect to any of the matters or reportable events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Non-Compliance with OTCQB Bid Price Standards

In order to be in compliance with OTCQB Standards, among other things, the Company must maintain a minimum closing bid price of $0.01 per share on at least one of the prior 30 consecutive calendar days. On October 13, 2022, the Company was contacted by OTC Markets Group, Inc. (“OTC Markets”), as the bid price of the Company’s common stock, quoted on the OTCQB under the symbol “SYSX,” closed below $0.001 on October 12, 2022. OTC Markets notified the Company that in the event that the Company’s closing bid price falls below $0.001 at any time for five consecutive trading days, the Company will be removed from OTCQB as per Section 4.1(b) of the OTCQB Standards.

On October 28, 2022, the Company was notified by OTC Markets that that the Company’s bid price had closed below $0.01 for more than 30 consecutive calendar days and no longer meets the Standards for Continued Eligibility for OTCQB (the “OTCQB Standards”). Pursuant to Section 4.1 of the OTCQB Standards, the Company was granted a cure period of 90 calendar days, during which the minimum closing bid price for the Company’s common stock must be $0.01 or greater for 10 consecutive trading days in order to continue trading on the OTCQB marketplace. If this requirement is not met by January 26, 2023, the Company will be removed from the OTCQB marketplace.

In addition, pursuant to the OTCQB Standards, in the event that the Company’s closing bid price falls below $0.001 at any time for five consecutive trading days, the Company will be immediately removed from OTCQB. On October 31, 2022, OTC Markets notified the Company that the bid price for the Company’s common stock closed below $0.001 on October 28, 2022. The bid price for the Company’s common stock closed below $0.001 on October 31, 2022, as well as November 10, 2022, November 11, 2022, November 15, 2022 and November 16, 2022. Again, in the event that the Company’s closing bid price falls below $0.001 at any time for five consecutive trading days, the Company will be immediately removed from OTCQB.

Placement Agent Agreement and Recent Private Placement

On October 17, 2022, the “Company entered into a Placement Agency Agreement (the “Placement Agency Agreement”), dated October 17, 2022, by and between the Company and Joseph Gunnar & Co., LLC (the “Placement Agent”). Pursuant to the terms of the Placement Agency Agreement, the Company engaged the Placement Agent to act as the Company’s exclusive placement agent with respect to effectuating a private placement (the “Offering”) to accredited investors, pursuant to which the Company offered up to $500,000 of its common stock and a warrant to purchase common stock (collectively, the “Securities”). Placement of the Securities was made on a “commercially reasonable efforts” basis.

Pursuant to the terms of the Placement Agency Agreement, the Company agreed to pay to the Placement Agent a cash fee (the “Cash Fee”) equal to 12.5% of the aggregate gross proceeds of the Offering. In addition, the Company agreed to reimburse the Placement Agent for all reasonable, documented marketing, travel and other out-of-pocket expenses incurred in connection with the Offering and to pay the Placement Agent’s counsel fees in the amount of $40,000 (“Legal Fees”); provided, however, that any fees or expenses incurred in connection with the Offering for which the Company will be responsible for reimbursement, including Legal Fees, will not exceed $50,000 collectively. The Company also agreed to pay to the Placement Agent the Cash Fee to the extent any party first introduced to the Company by the Placement Agent at any time prior to the date that is 12 months after the applicable termination date of the Offering or the final closing, whichever is applicable, makes any investment into the Company through the acquisition of Company securities from the Company.

For a period of 12 months following October 18, 2022 and subject to a closing of the Offering having been effected, in the event that the Company desires to raise additional capital in the form of debt, equity or otherwise (a “Prospective Financing”), the Placement Agent will have the right of first refusal to act as Placement Agent with respect to any such Prospective Financing

On October 18, 2022, the Company entered into a Securities Purchase Agreement (the “SPA”), dated as of October 18, 2022, by and among the Company and the following selling securityholders Brian M. Herman, James and Lidia Resnick, Andrew Resnick, Kantor Family Investments, Inc., B.K. Consulting Group LLC, Bigger Capital Fund, LP and District 2 Capital Fund LP (each an “Investor” and collectively, the “Investors”). Pursuant to the terms of the SPA, the Company agreed to sell to each Investor a number of Units of securities of the Company (each, a “Unit”), at a purchase price of $0.001 per Unit, with each Unit being comprised of: (i) one share of common stock (each, a “Purchased Share” and collectively, the “Purchased Shares”); (ii) a warrant to acquire one share of common stock at an exercise price of $0.001 per share, which exercise price will not be subject to adjustment as a result of any forward or reverse split of the common stock (each, a “Warrant 1”); and (iii) a warrant to acquire one share of common stock at an exercise price of $0.001 per share, which exercise price will not be subject to adjustment as a result of any forward or reverse split of the common stock (each, a “Warrant 2”). The Investors, collectively, subscribed for a total of 500,000,000 Units, consisting of 500,000,000 shares of common stock, Warrant 1s to acquire 500,000,000 shares of common stock, and Warrant 2s to acquire 500,000,000 shares of common stock, for total consideration payable to the Company of $500,000. The SPA contains customary representations, warranties and closing conditions.

The transactions contemplated by the SPA closed on October 18, 2022. Accordingly, on October 18, 2022, the Company sold to the Investors an aggregate of 500,000,000 Units, consisting of 500,000,000 shares of common stock, Warrant 1s to acquire 500,000,000 shares of common stock, and Warrant 2s to acquire 500,000,000 shares of common stock, for total consideration paid to the Company of $500,000.

On October 18, 2022, pursuant to the terms of the SPA, the Company and the Investors entered into the Initial Registration Rights Agreement (the “Initial Registration Rights Agreement”), which provides for the registration of all of the Purchased Shares and all of the shares of common stock that may be acquired by the Investors pursuant to the Warrant 1s (the “Registrable Securities”). Pursuant to the terms of the Initial Registration Rights Agreement, the Company agreed to, within 30 calendar days of October 18, 2022, use its commercially reasonable efforts to file with the Securities and Exchange Commission (the “SEC”) a registration statement or registration statements (as is necessary) on Form S-1 (or, if such form is unavailable for such a registration, on such other form as is available for such registration) covering the resale of all of the Registrable Securities, or amend its current registration statement to cover the Registrable Securities. Pursuant to the terms of the SPA, the Company agreed to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days of October 18, 2022 (the “Registration Deadline”). If such registration statement has not become effective by the Registration Deadline, and provided that the Registrable Securities cannot otherwise be sold pursuant to Rule 144 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as of the Registration Deadline, then, subject to the provisions of the SPA and the Initial Registration Rights Agreement, the Company agreed to issue to each Investor:

(i)	a number of additional shares of common stock equal to 10% of the Purchased Shares acquired by such Investor on the closing date, with such number of Purchased Shares being adjusted for any forward or reverse splits of the common stock between the closing date and the date of such issuance (the “Additional Shares”); and

(ii)	a new warrant (each, a “Warrant 3”) equal to the number of Additional Shares in the applicable issuance.

The Additional Shares and the Warrant 3 will, if applicable, be issuable to the Investors for each 30-day period, or portion thereof, that the registration statement registering the Registrable Securities has not become effective by the Registration Deadline. The Company’s obligation to issue the Additional Shares and the Warrant 3, if applicable, will not arise until the Company has amended its articles of incorporation, via a reverse split of the common stock, an increase of the number of authorized shares of common stock, or some combination thereof, such that the Company has a number of authorized but unissued shares of equal to (1) the number of Additional Shares that are otherwise to be issued plus (2) the number of shares of common stock that may be issuable pursuant to the Warrant 3.

Pursuant to the terms of the SPA, the Company also entered into a Piggyback Registration Rights Agreement (the “Piggyback Registration Rights Agreement”), dated as of October 18, 2022, by and among the Company and the Investors. The Piggyback Registration Rights Agreement provides piggyback registration rights for the shares of common stock that may be acquired by the Investors pursuant to the Warrant 2s. In the event that the Warrant 3s are issued pursuant to the provisions of the SPA, then at the time of such issuances, the Company and the Investors agreed to amend the Piggyback Registration Rights Agreement such that the Piggyback Registration Rights Agreement will also apply with respect to the shares of common stock that may be acquired by the Investors pursuant to the Warrant 3s.

Planned Reverse Stock Split

On June 15, 2022, the Company’s Board of Directors approved to effect a reverse stock split of the Company’s outstanding shares of common stock, par value $0.00001 per share, at a ratio of no less than 1-for-500 and no more than 1-for-1,000, with such ratio to be determined at the sole discretion of the Board of Directors. On September 22, 2022, the Company held its 2022 virtual annual meeting of stockholders, at which the Company’s stockholders voted in favor of, among other matters, to effect a reverse stock split of the Company’s outstanding shares of common stock, par value $0.00001 per share, at a ratio of no less than 1-for-500 and no more than 1-for-1,000, with such ratio to be determined at the sole discretion of the Board of Directors. On November 1, 2022, the Company’ Board of Directors approved an Articles of Amendment to the Company’s Articles of Incorporation to effect a 1 for 1,000 reverse stock split (the “Reverse Stock Split”) of the Company’s common stock. The current status of the Reverse Stock Split is that the Company has notified the Financial Industry Regulatory Authority (FINRA) of the Reverse Stock Split, which will not be effective until FINRA processes it, and at such time we’ll file the Articles of Amendment with the State of Nevada to effectuate the Reverse Stock Split.

Resignation of William Stilley

On October 31, 2022, William Stilley, a member of the Board of Directors of the Company and Chairman of the Audit Committee, submitted his resignation as a director. Mr. Stilley’s resignation was not because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Principal Products and Services

Operations by Sysorex Government Services, Inc. (“SGS”)

Through SGS, we provide enterprise infrastructure solutions for business operations, continuity, data protection, software development, collaboration, IT security, and physical security needs, that seek to help organizations tackle challenges and aim to accelerate business goals. Our products include third party hardware, software and related maintenance and warranty products and services that we resell from some of the world most trusted brands such as Dell, Canon, Panasonic, Cisco, Hewlett Packard, and Microsoft. By partnering with our technology vendors, we aim to offer our customers best-of-breed products and a team of technology certified subject matter experts and account representatives who serve commercial and federal clients and are ready to deploy and manage industry-leading solutions.

Working with our network of distribution partners, we believe that we have built a solid reputation of trust and knowledge with our customers, who look to end-to-end hardware and software solutions to optimize their performance. Solutions sets include:

●	Blockchain

●	Artificial Intelligence

●	Virtual and Augmented Reality

●	Data center

●	Cloud computing

●	Enterprise servers, storage, networking

●	Virtualization/consolidation

●	Client/Mobile computing

●	Secure networking

●	Cyber security

●	Collaboration tools

●	Security and data protection

●	IT service management tools

●	Big data analytics

We aim to provide a full range of information technology development and implementation professional services, from enterprise architecture design to custom application development. Our experienced IT professionals help meet evolving business needs by optimizing IT resources, application performance, and business processes. Our services span many emerging and hybrid enterprise technologies, and we offer a comprehensive suite of network performance, secure wireless access and cybersecurity products and services from leading manufacturers that aim to improve overall network performance and business operations. Our professional services are focused in the following areas:

●	Network Performance Management

●	Cyber Security

●	Secure Wireless

●	IP Video

These products and services allow Sysorex to offer turnkey solutions, including delivery of insights from the data, when requested by customers.

Operations by TTM Digital Assets & Technologies, Inc. (“TTM Digital” or “TTM”)

TTM Digital is a digital asset technology and mining company that owns and operates specialized cryptocurrency mining processors and was previously focused on the Ethereum blockchain ecosystem. Following the reverse merger on April 14, 2021, the business of TTM Digital became a business segment of the Company.

TTM Digital has an evolving business model which is subject to various uncertainties. As digital assets and blockchain technology become more widely utilized on a mass scale, we anticipate that the services and products associated with the technologies will continue to evolve. To successfully continue in the industry, our business model may need to evolve to reflect the trends of the industry. Over time, we may modify aspects of our business model relating to our strategy. We cannot offer any assurance that we will be successful or that the future industry or business operation changes will not result in harm to our business. We may not be able to manage growth effectively, which could damage our reputation, limit our growth and negatively affect our operating results. Management cannot provide any assurances that we will identify all emerging trends and growth opportunities in this business sector, and we may lose out on those opportunities to current or future competitors. As anticipated, any such circumstances could have a material adverse effect on our business, prospects, or operations.

The Company made the decision to divest certain mining equipment and the data center of the TTM Digital reporting unit and commenced discussions with a third party to execute an asset sale in the spring of 2022. On March 24, 2022, the Company executed Heads of Terms (“Heads of Terms”) with Ostendo Technologies, Inc. (“Ostendo”) which included certain binding and non-binding provisions. Pursuant to the Heads of Terms, the Company and Ostendo agreed to certain terms related to the Company’s sale of its Ethereum mining assets and certain associated real property (“Assets”) to Ostendo for Ostendo preferred stock. The parties agreed that the Assets to be sold would not include the Company’s Ether funds generated prior to and held at closing. The definitive terms of the sale of Assets were to be set forth in definitive transaction agreements to be executed by the parties. Additionally, pursuant to the Heads of Terms, the Company agreed to make a non-refundable deposit of $1,600,000 (“Deposit”) to be credited toward the purchase of an additional 166,667 shares of Ostendo’s preferred stock. The Company has in good faith worked with Ostendo to ensure all closing terms and closing conditions were mutually agreed upon, however, the parties have not entered into definitive transaction agreements and accordingly, it was determined in November 2022 that the transaction will not proceed. In November 2022, the Company requested that Ostendo issue, pursuant to the Heads of Terms, shares equal to the initial deposit made by the Company of $1,600,000. In November 2022, the Company received a certificate, dated November 14, 2022, for the shares, but the Company has not received confirmation that the Certificate of Designations for the preferred stock has been filed and accepted by the California Secretary of State. If the Company receives this document and it is dated on or before November 14, 2022, then the preferred stock will have been validly issued as of that date. If it is dated after November 14, 2022, the certificate for the shares is invalid since it purports to issue something that did not exist at the time. Accordingly, the Company is unable to determine definitively whether it currently holds these shares or not.

As of September 15, 2022, Ethereum switched from a Proof of Work model to Proof of Stake model and as a result, the Company no longer mines Ethereum. TTM Digital is currently exploring alternative uses and sales opportunities for its Graphics Processing Unit (GPU) assets and datacenter located in Lockport, NY.

TTM is exploring the future possibility of hosting client computing and evaluating the sale of its assets.

The Markets for Our Products and Services

Our markets are dynamic and highly competitive. The following is information about the various markets in which we operate.

General Market Information

In October 19, 2022, Gartner Forecasts Worldwide IT Spending to Grow 5.1% in 2023. Worldwide IT spending is projected to total $4.6 trillion in 2023, an increase of 5.1% from 2022, according to the latest forecast by Gartner, Inc.

According to Forrester, the global tech market will see robust 6% growth in 2022 and 2023, significantly faster than pre-pandemic levels.

According to the Computing Technology Industry Association, in the US market there are five key areas on IT component that will be focused on. These are divided as: IT Services 30%; Telecom Services 23%; Software 18%; Device + Infrastructure 17%; and Other Emerging Tech (e.g. IoT offerings).

Information about the Government IT Services and Solutions Market

For 2023 fiscal year, the U.S. government is estimating a 11% increase for the civilian information technology budget over the 2022 fiscal year. The total spending collectively by civilian agencies is $65.8B.

For 2023 fiscal year, the U.S. government is estimating a 2.3% increase for the defense information technology budget over the 2022 fiscal year. The total spending collectively by defense is 57.8B.

Sysorex intends to increase its role in this sector. Sysorex, through its wholly owned subsidiary Sysorex Government Services (“SGS”) services U.S. government customers in both civilian and defense agencies. SGS provides a variety of IT solutions and services (custom application development, project management, systems integration, etc.) through its various government contract vehicles including our GSA Schedule, TEIS-IV NASA SEWP V, NIH CIO-CS, and others. SGS may serve as the prime contractor or as the subcontractor, depending on the contract.

Key highlights in information technology spending according to Bloomberg Government are:

Cloud Computing: Spending projected to reach $11.5 billion by Q4 FY22, $12.5 billion by FY 202. DOD market share rose from 26% to 33% FY 2017–FY 2021, could hit 41% by FY 2023. Top contract vehicles include Virtual Data Center Prime (CMS), SEWP V (NASA), IT Schedule 70 (GSA).

Artificial Intelligence: Spending projected to total $1.4 billion by Q4 FY22, $1.5 billion by FY 2023. DOD market share rose from 48% to 64% FY 2017–FY 2021, could fall to 53% by FY 2023.

Operations and Logistics: Spending projected to total $17.6 billion by Q4 FY22 and rise incrementally in FY 2023. DOD market share averaged 95% from FY 2017–FY 2021, could fall to 91% by FY 2023.

Sysorex believes it has an advantage in the government marketplace by holding three government prime contracts. We believe that the key to our federal business is our ability to leverage existing contracts. We believe that three key contracts in our portfolio are unique in that each contract is a Government Wide Acquisition Contract (GWAC). These types of contracts can sell into all government agencies and directly to contractors (typically large integrators) who have existing services contracts that require IT products or additional professional services.

Our GWAC contracts include:

●	NASA SEWP V

●	NIH CIO-CS

●	GSA IT 70 Schedule

Through SGS, Sysorex enters into various types of contracts with our government customers, such as Indefinite Delivery Indefinite Quantity (IDIQ), Cost-Plus-Fixed-Fee (CPFF) Level of Effort (LOE), Cost-Plus-Fixed-Fee (CPFF) Completion, Cost-Reimbursement (CR), Firm-Fixed-Price (FFP), Fixed-Price Incentive (FPI) and Time-and-materials (T&M).

IDIQ contracts provide for an indefinite quantity of services or stated limits of supplies for a fixed period. They are used when the customer cannot determine, above a specified minimum, the precise quantities of supplies or services that the government will require during the contract period. IDIQs help streamline the contract process and speed service delivery. IDIQ contracts are most often used for service contracts and architect-engineering services. Awards are usually for base years and option years. The customer places delivery orders (for supplies) or task orders (for services) against a basic contract for individual requirements. Minimum and maximum quantity limits are specified in the basic contract as either a number of units (for supplies) or as dollar values (for services).

CPFF LOE contracts will be issued when the scope of work is defined in general terms requiring only that the contractor devote a specified level of effort, or LOE, for a stated time period. A CPFF completion contract will be issued when the scope of work defines a definite goal or target which leads to an end product deliverable (e.g., a final report of research accomplishing the goal or target).

CR contracts provide for payment of allowable incurred costs, to the extent prescribed in the contract. These contracts establish an estimate of total cost for the purpose of obligating funds and establishing a ceiling that the contractor may not exceed (except at its own risk) without the approval of the contracting officer and are suitable for use only when uncertainties involved in contract performance do not permit costs to be estimated with sufficient accuracy to use any type of fixed-price contract.

FFP contracts are issued when acquiring supplies or services on the basis of definite or detailed specifications and fair and reasonable prices can be established at the outset.

FPI target delivery contracts will be issued when acquiring supplies or services on the basis of reasonably definite or detailed specifications and cost can be reasonably predicted at the outset wherein the cost risk will be shared. A firm target cost, target profit, and profit adjustment formula will be negotiated to provide a fair and reasonable incentive and a ceiling that provides for the contractor to assume an appropriate share of the risk.

T&M contracts provide for acquiring supplies or services on the basis of (1) direct labor hours at specified fixed hourly rates that include wages, overhead, general and administrative expenses, and profit; and (2) actual cost for materials. A customer may use this contract when it is not possible at the time of placing the contract to estimate accurately the extent or duration of the work or to anticipate costs with any reasonable degree of confidence.

Distribution Methods for our Products and Services

OEM and Vendor Arrangements

We work with a number of manufacturers (“OEMs”) and vendors in our industry with a focus on commercial and federal enterprise markets, including, Carahsoft, Synnex, ScanSource, Dell, Panasonic, Cisco, Samsung, and other. We anticipate that certain of the other suppliers are most likely to be more significant partners in the future.

Our vendor agreements vary, but typically they permit us to purchase products for combining with integration and professional services for transactions with our customers. Very few of our agreements require us to purchase any specified quantity of product. We usually require our partners to provide us with supply and price protection for the duration of specifically signed contracts. Other than supply agreements under certain government contracts, our vendor agreements are typically terminable by Sysorex or the vendor on short notice, at will or immediately upon default by either party, and may contain limitations on vendor liability. These vendor agreements also generally permit us to return previous product purchases at no charge within certain time limits for a restocking fee or in exchange for the vendor’s other products. Certain of our partners may provide us with various forms of marketing and sales financial assistance, including sales incentives, market development funds, cooperative advertising and sales events. Partners may also provide sell-through and other sales incentives in connection with certain product promotions.

We depend on our vendors to provide us with financing on our purchases of inventory and services. Some of our suppliers have offered us net-30 or net-45 payment, however, other vendors require that we prepay for our products and services. We have financing arrangements with SouthStar Capital to accommodate prepays. Our vendors could seek to limit the availability of vendor credit to us or modify the other terms under which they sell to us, or both, at any time which could negatively impact our liquidity. We have ongoing discussions concerning our liquidity and financial position with the vendor community and third parties that offer various credit protection services to our vendors. The topics discussed have included such areas as pricing, payment terms and ongoing business arrangements. We also used a revolving credit facility to finance invoices in an amount equal to 80% of the face value of customer invoices, with the remaining 20%, net of fees paid upon collection of the customer receivable. We also used our revolving credit facility to finance 50% of the face value of purchase orders received to pre-pay vendors/suppliers to ensure shipment on our behalf to the end customer. Upon collection of the associated receivable from the customer we then pay the remaining balance to our vendor/supplier and retain our profit.

Sales and Marketing

We utilize direct marketing through outside and inside sales representatives, who are compensated with a base salary and, in certain instances, with incentive plans such as commissions or bonuses. We utilize tradeshows, government events and websites, vendor provided market development funds and other direct and indirect marketing activities to generate demand for our products and services. We also have extensive relationships with vendor/supplier partners to directly engage with customers.

We believe that we have built a core competency in bidding on government requests for proposals in the infrastructure segment. We utilize our internal bid and proposal team as well as consultants to prepare the proposal responses for government clients. We also use business development, sales and account management employees or consultants.

As part of our end-to-end IT solutions, we are authorized resellers of the products and services of leading IT manufacturers and distributors. In many cases, we have achieved the highest level of relationship the manufacturer or distributor offers. In addition, our employees hold certifications issued by these manufacturers and by industry associations relating to the configuration, installation and servicing of these products. We aim to differentiate ourselves from our competitors by the range of manufacturers and distributors we represent, the relationship level we have achieved with these manufacturers and distributors and the scope of the manufacturer and industry certifications our employees hold.

We have a variety of contracts that vary from cost plus to time and material in our storage and computing and professional services segments. These apply to both commercial and government customers.

Customers

We have worked with over 500 customers company-wide since inception. These customers include federal and international government agencies as well as enterprise customers in retail, manufacturing, life sciences, biotechnology, high-tech, agriculture, financial services, state and local government, utilities, media and entertainment, telecom and many other verticals.

Dependence on Certain Customers

For the year ended December 31, 2021, our sales to federal, state and local governments accounted for approximately 100% of our SGS net sales. Our past customers have included, among others, federal and international government agencies and state and local governments. Although SGS has had many customers, two customers, generated approximately 71% of SGS’s gross revenue during the year ended December 31, 2021. One customer accounted for 44% of SGS’s gross revenue in 2021; however, this customer may or may not continue to be a significant contributor to revenue in the future. We plan to continue to focus our efforts on existing and potential government customers. SGS revenues for the three months ended September 30, 2022, and 2021, was approximately $3.5 million and $1.9 million, respectively. This includes approximately 71% of sales coming from the Company’s top two customers. The loss of a significant amount of business from one of our major customers would materially and adversely affect our results of operations until such time, if ever, as we are able to replace the lost business. Significant clients or projects in any one period may not continue to be significant clients or projects in other periods. To the extent that we are dependent on any single customer, we are subject to the risks faced by that customer to the extent that such risks impede the customer’s ability to stay in business and make timely payments to us.

Competition

We face substantial competition from other national, multi-regional, regional, and local value-added resellers and IT service providers, some of which may have greater financial and other resources than we do or that may have more fully developed business relationships with clients or prospective clients than we do. Many of our competitors compete principally on the basis of price and may have lower costs or accept lower selling prices than we do and, therefore, we may need to reduce our prices. In addition, manufacturers may choose to market their products directly to end-users, rather than through IT solutions providers such as us, and this could adversely affect our business, financial condition and results of operations.

The U.S. government systems integration business is intensely competitive and subject to rapid change. We compete with a large number of systems integrators, hardware and software manufacturers, and other large and diverse companies attempting to enter or expand their presence in the U.S. government market. Many of the existing and potential competitors have greater financial, operating and technological resources than we have. The competitive environment may require us to make changes in our pricing, services or marketing. The competitive bidding process involves substantial costs and a number of risks, including significant cost and managerial time to prepare bids and proposals for contracts that may not be awarded to us, or that may be awarded, but for which we do not receive meaningful revenues. Accordingly, our success depends on our ability to develop services and products that address changing needs and to provide people and technology needed to deliver these services and products. In the government services sector, our competition includes large systems integrators and defense contractors as well as small businesses such as 8a, women-owned, veteran disabled, Alaskan native, an others. Some of these competitors include global defense and IT service companies including IBM Global Services, LogicaCMG, CSC, ATOS Origins, Northrop Grumman, Raytheon IT Services and SAIC.

This complex landscape of domestic and multi-national services companies creates a challenging environment. To remain competitive, we must consistently provide superior service, technology and performance on a cost-effective basis to our customers. While we believe that, due to the functionality of our products, we can successfully compete in all of these markets, at this time we do not represent a significant presence in any of these markets.

Intellectual Property

The Company currently does not have any intellectual property or intellectual property rights.

Government Regulation

In general, we are subject to numerous federal, state and foreign legal requirements on matters as diverse as data privacy and protection, employment and labor relations, immigration, taxation, anticorruption, import/export controls, trade restrictions, internal and disclosure control obligations, securities regulation and anti-competition. Our business is subject to extensive laws, rules, regulations, policies, orders, determinations, directives, treaties, and legal and regulatory interpretations and guidance in the markets in which we operate, including those typically applied to securities, commodities, the exchange, and transfer of digital assets, cross-border and domestic money and digital asset transmission businesses, as well as those governing data privacy, data governance, data protection, cybersecurity, fraud detection, payment services (including payment processing and settlement services), consumer protection, antitrust and competition, bankruptcy, tax, anti-bribery, economic and trade sanctions, anti-money laundering, and counter-terrorist financing. Many of these legal and regulatory regimes were adopted prior to the advent of the internet, mobile technologies, digital assets, and related technologies. As a result, they often do not contemplate or address unique issues associated with digital assets, are subject to significant uncertainty, and vary widely across U.S. federal, state, and local jurisdictions. These legal and regulatory regimes, including the laws, rules, and regulations thereunder, evolve frequently and may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. Moreover, the relative novelty and evolving nature of our business and the significant uncertainty surrounding the regulation of digital assets requires us to exercise our judgement as to whether certain laws, rules, and regulations apply to us, and it is possible that governmental bodies and regulators may disagree with our conclusions. To the extent we have not complied with such laws, rules, and regulations, we could be subject to significant fines, limitations on our business, reputational harm, and other regulatory consequences, as well as criminal penalties, each of which may be significant and could adversely affect our business, operating results and financial condition. Regulatory enforcement actions have been taken against businesses in the industries in which we intend to operate, across many jurisdictions, in response to hacks, consumer harm, and criminal activity.

The SEC has been active in asserting its jurisdiction over Initial Coin Offerings (“ICO”) and digital assets and in bringing enforcement cases. The SEC has directed enforcement activity toward digital assets, and more specifically, ICOs. The SEC has issued guidance and made numerous statements regarding the application of securities laws to digital assets. For example, on July 25, 2017, the SEC issued a Report of Investigation (the “Report”) which concluded that “DAO Tokens” offered and sold by the Decentralized Autonomous Organization (“DAO”), a digital decentralized autonomous organization and investor-directed venture capital fund for digital assets, were issued for the purpose of raising funds. The Report concluded that these tokens were “investment contracts” within the meaning of Section 2(a)(1) of the Securities Act and Section 3(a)(10) of the Exchange Act, and therefore securities subject to the federal securities laws. In December 2017, the SEC issued a cease-and-desist letter ordering a company to stop its initial coin offering of tokens on the grounds that it failed to file a registration statement or qualify for an exemption from registration. Similar to the tokens issued by the DAO, the SEC found that these tokens satisfied the definition of an “investment contract,” and were therefore subject to the federal securities laws.

In September 2017, the SEC created a new division known as the “Cyber Unit” to address, among other things, violations involving distributed ledger technology and ICOs, and filed a civil complaint in the Eastern District of New York charging a businessman and two companies with defrauding investors in a pair of so-called ICOs purportedly backed by investments in real estate and diamonds. Subsequently, the SEC has filed several orders instituting cease-and-desist proceedings against certain entities in connection with their unregistered offerings of tokens for failing to register a hedge fund formed for the purpose of investing in digital assets as an investment company for failing to register as a broker-dealer, even though it did not meet the definition of an exchange for failing either to register as a national securities exchange or to operate pursuant to an exemption from registration as an exchange after creating a platform that clearly fell within the definition of an exchange.

On March 9, 2022, President Biden signed an executive order on cryptocurrencies. While the executive order did not mandate any specific regulations, it instructs various federal agencies to consider potential regulatory measures, including the evaluation of the creation of a U.S. Central Bank digital currency. We cannot be certain as to how future regulatory developments will impact the treatment of digital assets under the law, including, but not limited to, whether digital assets will be classified as a security, commodity, currency and/or new or other existing classification. Such additional regulations may result in extraordinary, non-recurring expenses, thereby materially and adversely affecting an investment in us. If we determine not to comply with such additional regulatory and registration requirements, we may seek to cease certain or all of our operations. Any such action could have a material adverse effect on our business, financial condition and results of operations. Further, we may be subject to investigation, administrative or court proceedings, and civil or criminal monetary fines and penalties as a result of any regulatory enforcement actions, all of which could harm our reputation and affect the value of our common stock. On April 4, 2022, shortly after President Biden’s executive order, SEC Chairman Gary Gensler announced that he has instructed the SEC staff to work (i) to register and regulate digital asset platforms like securities exchanges; (ii) with the CFTC on how to jointly address digital asset platforms that trade both securities and non-securities; (iii) on segregating out digital asset platforms’ custody of customer assets, if appropriate; and (iv) on segregating out the market making functions of digital asset platforms, if appropriate. These efforts have a high likelihood or resulting in new interpretations or regulations that would have material effects on our business that are impossible to predict.

Additionally, the adoption of new money transmitter (“MT”) or money services business (“MSB”) statutes in jurisdictions or changes in regulators’ interpretation of existing state and federal money transmitter or money services business statutes or regulations, could subject us to registration or licensing, or limit business activities, cause us to enter relationships with one or more third parties for payment services until we are appropriately licensed. The activities of TTM Digital may cause it to be deemed a MSB under the regulations promulgated by FinCEN under the authority of the U.S. Bank Secrecy Act, TTM Digital may be required to comply with FinCEN regulations, including those that would mandate TTM Digital to implement anti-money laundering programs, make certain reports to FinCEN and maintain certain records.

Compliance and classifications are dependent on federal and state regulatory actions and our business activities. We do not believe that we are a money transmitter, because our activities do not cause us to hold, possess or control payment funds on behalf of a consumer or merchant. If we were deemed to be a money transmitter, we would be subject to significant additional regulation. This could increase our costs in operating our business. In addition, a regulator could act against us if it views our payment solution platform as a violation of existing law. Any of these outcomes would negatively affect the market price for our shares and could cause us to cease operations in the certain U.S. States.

Additionally, we are not licensed to conduct a virtual currency business in New York and do not intend to become licensed in any other state that may require licensing in the future. We have taken the position that the New York State Department of Financial Services (“NYSDFS”) BitLicense Regulatory Framework (23 NYCRR 200.2(q)) does not apply to our business. It is possible, however, that the NYSDFS could disagree with our position. If we were deemed to be conducting an unlicensed virtual currency business in New York, we could be subject to significant additional regulation and/or regulatory consequences. There are a number of states that review the adaptation that the Conference of State Bank Supervisors has proposed a model form of state-level “virtual currency” regulation. There are at least thirty-one states that have pending legislation in the 2021 legislative session regarding blockchain and cryptocurrency. The recent New York Senate Bill 6486C seeks to establish a moratorium on consolidated operations that use proof-of-work authentication methods to validate blockchain transactions; provides that such operations will be subject to a full generic environmental impact statement review. Although the majority of our mining activity is operating using hydroelectric power, New York Senate Bill 6486C may require TTM Digital to halt mining until an environmental impact assessment is completed.

Employees

As of November 17, 2022, we had 17 full-time employees. We believe our employee relations to be good.

Legal Proceedings

The Company entered into a Promissory Judgment Note dated as of August 15, 2018 (the “Note”), with Tech Data Corporation (“Tech Data”), pursuant to which the Company promised to pay the principal sum of $6,849,423.42 to Tech Data. The Note provides that interest shall accrue on the balance of the Note at the rate of 18% per annum. Due to miscommunication with Tech Data, the Company inadvertently failed to pay, when due, some of the installment payments in the aggregate principal amount of $3,341,801.80, as set forth in the Note and has defaulted under the Note.

On December 14, 2021, the Company became aware that a Confession of Judgment (the “Confession of Judgment”) had been entered against the Company in the Superior Court of the State of California, County of Santa Clara by Tech Data on September 24, 2021. The Confession of Judgement is entered for a total sum of $5,942,559.05, which is comprised of the principal sum of $3,341,801.80 and prejudgment interest in the sum of $2,600,757.25.

Following a negotiation with Tech Data, the Company was able to reduce the Award by in excess of $4.2 million, and on January 13, 2022, the Company and Tech Data entered into a Settlement and Release Agreement (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the Company paid $1,375,000 on January 14, 2022. The Company recognized a gain on settlement of $1.5 million.

The Award was deemed satisfied in full. Among other things, Tech Data agreed to file an acknowledgment of full satisfaction of judgment attached as an exhibit to the Settlement Agreement, not take any further action against the Company in connection with or relating to the Judgment, and release the Company and its representatives from any and all claims, including the Judgment, which Tech Data may have against the Company based upon any transaction that occurred at any time before the date of the Settlement Agreement.

On June 3, 2022, the Company became aware that a Complaint had been entered against the Company in the United States District Court Southern District of New York by ProActive Capital Partners, L.P, a convertible debenture holder. The Complaint is entered for injunctive relief to honor is stock conversion, recover damages, and receive payments due under the Debenture agreement. The convertible debenture principal and interest of $168,593 is recorded in the unaudited condensed consolidated balance sheets – accrued liabilities for the period ended September 30, 2022. The notice of conversion to convert its convertible debt to shares of the Company’s stock will be honored upon issuance of the Company’s increase in authorized shares.

There are no proceedings in which any of the directors, officers, or affiliates of the Company, or any registered or beneficial holder of more than 5% of the Company’s voting securities, is an adverse party or has a material interest adverse to that of the Company.

Organizational Chart

The following is a current organization chart of our Company:

Properties

Our principal executive offices are located at 13880 Dulles Corner Lane, Suite 120, Herndon, Virginia 20171. We lease this premise, which consists of approximately 5,758 square feet pursuant to a lease that expires on May 31, 2025, with the following gross monthly rent payments:

Gross
Monthly
Rent
Month	Payment
Month 1 – Month 12	$17,514
Month 13 – Month 24	$17,996
Month 25 – Month 36	$18,490
Month 37 – Expiration Date	$18,999

In addition, the Company owns and operates its data center in New York. The data center facility is located in an industrial redevelopment area which has a property tax abatement and pays certain fees in lieu of property taxes under an agreement with the Industrial Development Agency. We believe that our facilities are adequate for our current needs.

Smaller Reporting Company Status

We qualify as a “smaller reporting company” under Rule 12b-2 of the Exchange Act, which is defined as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that (i) has a public float of less than $250 million, or (ii) has annual revenues of less than $100 million and either (a) no public float, or (b) a public float of less than $700 million. Whether an issuer is a smaller reporting company is determined on an annual basis. As a smaller reporting company, we are not required to, and may not, include a Compensation Discussion and Analysis section in our proxy statements; we will provide only two years of financial statements; we need not provide the table of selected financial data; and we are not required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our common stock less attractive to potential investors, which could make it more difficult for our stockholders to sell their shares.

Corporate Information

Our office is located at 13880 Dulles Corner Lane, STE 120, Herndon, Va. 20171 which is where our records are kept. Our website addresses are www.sysorexinc.com and www.ttmdigitalassets.com. The inclusion of our website addresses in this prospectus does not include or incorporate by reference the information on our websites into this prospectus. Our telephone number is (703) 961-1125.

Corporate History

We were originally incorporated in California on January 3, 1994 under the name Lilien Systems. In connection with a reorganization of Inpixon (“Inpixon”) effective as of January 1, 2016, Lilien Systems acquired 100% of the issued and outstanding capital stock of Sysorex Government Services, Inc. (“SGS”) and changed its name to Sysorex USA. On February 27, 2017, our name was changed to Inpixon USA. On July 26, 2018, solely for the purpose of reincorporating the Company into the State of Nevada, Inpixon formed a wholly owned subsidiary in the State of Nevada named “Sysorex, Inc.” which was merged with the Company and resulted in the Company being reincorporated in the state of Nevada under the name “Sysorex, Inc.” On August 31, 2018, Sysorex and Inpixon engaged in a spin-off transaction (the “Spin-off”), whereby Sysorex Inc., and its wholly owned subsidiary SGS, was separated from Inpixon and became a separate entity. The Company began trading on the OTC Markets under the symbol “SYSX” on September 4, 2018.

The Company has two wholly owned subsidiaries: TTM Digital Assets & Technologies, Inc. (“TTM Digital”) and Sysorex Government Services, Inc. (“SGS”). Following the Company’s Merger with TTM Digital in April 2021, the Company shifted its business focus to the mining of Ethereum and opportunities related to the Ethereum blockchain. In addition to its focus on Ethereum, the Company continues to operate its wholly owned subsidiary, SGS, a business that provides information technology products, solutions, and services to federal, state, and local government, including system integrators. SGS provides these services to enable its customers to manage, protect, and monetize their enterprise assets whether on-premises, in the cloud, or via mobile technology. TTM Digital was originally formed as a Delaware limited liability company on June 28, 2017, under the name of TTM Ventures LLC. Thereafter, on March 30, 2021, it filed a certificate of conversion to a non-Delaware entity with the Secretary of State of the State of Delaware together with Articles of Conversion and Articles of Incorporation with the Nevada Secretary of State filed on the same date. As a result, of such conversion, TTM Digital has become a Nevada corporation under the name of “TTM Digital Assets & Technologies, Inc.”

On September 5, 2017, as a result of the Spin-Off, a computer hardware supplier threatened legal action against the Company and demanded approximately $1.8 million for payment of unpaid invoices. On or about January 29, 2018, the parties executed a settlement agreement resolving the matter. No court action was filed. Subsequently thereafter, the Company defaulted under the terms of the agreement. The liability of approximately $0.6 million has been accrued and includes interest $0.007 million calculated based on a default rate of 8%, which is included as a component of accounts payable and accrued liabilities as of December 31, 2021, in the consolidated balance sheets.

On January 22, 2018, a software vendor filed a motion for entry of default judgment (the “Motion”) against SGS in the Circuit Court of Fairfax County, Virginia. The Motion alleges that SGS failed to respond to a complaint served on November 22, 2017. The Motion requests a default judgment in the amount of $336,000 plus $20,000 in legal fees. On August 10, 2018, the Company and vendor entered into a settlement agreement and the Company is repaying the debt in monthly installments. Subsequently thereafter, the Company defaulted under the terms of the agreement. The liability of approximately $0.1 million has been accrued and includes interest $0.001 million calculated based on a default rate of 6% and is included as a component of accounts payable and accrued liabilities as of December 31, 2021, in the Consolidated Balance Sheets.

The Company entered into a Registration Rights Agreement (the “RRA”) dated April 13, 2021. The Company had ninety (90) calendar days following the closing date of its Merger with TTM Digital Assets & Technologies, Inc. on April 14, 2021, to file an initial registration statement covering the Shares. The ninety (90) calendar day filing date was July 13, 2021 (“Filing Deadline”). The Company did not fulfill its obligation to file a registration statement covering the Shares by July 13, 2021, nor any date thereafter up to and including the filing of this Registration Statement and therefore has accounted for an accrued liability in the amount of $0.2 million recorded in the Consolidated Balance Sheets – Accrued Liabilities for the year ended December 31, 2021. The RRA terminated as of October 14, 2021, by its own terms.

The Company entered into a Promissory Judgment Note dated as of August 15, 2018 (the “Note”), with Tech Data Corporation (“Tech Data”), pursuant to which the Company promised to pay the principal sum of $6,849,423.42 to Tech Data. The Note provides that interest shall accrue on the balance of the Note at the rate of 18% per annum. Due to miscommunication with Tech Data, the Company inadvertently failed to pay, when due, some of the installment payments in the aggregate principal amount of $3,341,801.80, as set forth in the Note and has defaulted under the Note. On December 14, 2021, the Company became aware that a Confession of Judgment (the “Confession of Judgment”) had been entered against the Company in the Superior Court of the State of California, County of Santa Clara by Tech Data on September 24, 2021. The Confession of Judgement is entered for a total sum of $5,942,559.05, which is comprised of the principal sum of $3,341,801.80 and prejudgment interest in the sum of $2,600,757.25.

Following a negotiation with Tech Data, the Company was able to reduce the Award by in excess of $4.2 million, and on January 13, 2022, the Company and Tech Data entered into a Settlement and Release Agreement (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the Company was paid $1,375,000.00 (the “Settlement Amount”) on January 14, 2022. The Award was deemed satisfied in full. Among other things, Tech Data agreed to file an acknowledgment of full satisfaction of judgment attached as an exhibit to the Settlement Agreement, not take any further action against the Company in connection with or relating to the Judgment, and release the Company and its representatives from any and all claims, including the Judgment, which Tech Data may have against the Company based upon any transaction that occurred at any time before the date of the Settlement Agreement. The vendor liability of $2,908,133 is recorded in the Consolidated Balance Sheets – Accounts Payable as of December 31, 2021.

On April 8, 2021, the Company, TTM Digital, “MergerSub”, entered into a merger agreement (the “Merger Agreement”). Under the terms of the Merger Agreement, the parties agreed that the Company would acquire TTM Digital by way of a reverse triangular merger, subject to certain closing conditions (the “Merger”). On April 14, 2021 (the “Effective Time”), the closing conditions delineated in the Merger Agreement were satisfied and the Merger closed. At the Effective Time, the MergerSub was merged with and into TTM Digital with TTM Digital surviving the Merger. Under the terms of the Merger Agreement, the shareholders of TTM Digital received a right to receive an aggregate of 124,218,268 Merger Shares in exchange for their shares of TTM Digital. Simultaneously, upon the issuance of the Merger Shares to the TTM Digital shareholders, the Company was issued all of the authorized capital of TTM Digital and TTM Digital became a wholly owned subsidiary of the Company. The Merger resulted in a change of control, with the shareholders of TTM Digital receiving that number of Merger Shares equal to approximately eighty percent (80%) of the outstanding shares of capital stock of the Company including the effect of the Company Recapitalization as discussed in TTM Digital Reverse Merger and the Company Recapitalization.

Effective on April 1, 2021, TTM Digital entered into an Asset Contribution and Exchange Agreement to acquire 3,130 GPUs, and thereafter a Purchase Order on April 1, 2021, for a lease-to-buy financing arrangement to acquire 1,344 GPUs with CoreWeave, with both CoreWeave agreements closing on or after April 1, 2021. In connection with the Contribution and Exchange Agreement, TTM Digital issued equity to the sellers representing 28.65% of the pre-merger equity outstanding for TTM Digital and agreed to installment payments of $2.2 million over 180 days subject to acceleration based on the completion of certain corporate events. Additionally, the parties entered a service agreement on the same date providing for installation and configuration, operation, and management of the mining systems of TTM Digital by CoreWeave. It includes the use of the management software to monitor, maintain, troubleshoot, and communicate with the hosting service providers as well as certain physical repairs. As part of the arrangement, the Company made an initial down payment of $100,000 which was applied to future invoices. The ongoing fee is determined based on the number of specific mining systems under the Service Agreement. Based on the number and type of units at the arrangement’s inception, monthly costs are expected to be $32,400. All third-party software costs associated with the Services and operation of the equipment will be passed through to the Company. The agreement expired on June 30, 2022.

On July 7, 2021, the Company consummated the initial closing of a private placement offering (the “Offering”) pursuant to the terms and conditions of a Securities Purchase Agreement. At the initial closing the Company sold the purchasers (i) 12.5% Original Issue Discount Convertible Debentures in an aggregate principal amount of $9,990,000 and (ii) warrants to purchase up to 3,534,751 shares of common stock of the Company. The Company received total gross proceeds of $8,880,000 taking into account the 12.5% discount before deducting placement agent fees and expenses of approximately $913,000. The Debentures matured on July 7, 2022, subject to a three-month extension upon mutual agreement of the Company and the holder. We believe we are currently in default under the terms of our secured convertible notes.

On August 13, 2021, the Company consummated the second closing of the offering pursuant to the same terms and conditions of the Securities Purchase Agreement dated July 7, 2021. At the second closing, the Company sold the purchasers (i) 12.5% Original Issue Discount Senior Secured Convertible Debentures in an aggregate principal amount of $3,976,875 and (ii) warrants to purchase up to 1,862,279 shares of common stock of the Company. The Company received a total of $3,535,000 in gross proceeds following the second closing taking into account the 12 % discount before deducting placement agent fees and expenses of approximately $354,000. The Debentures matured on August 13, 2022, subject to a three-month extension upon mutual agreement of the Company and the holder. We believe we are currently in default under the terms of our secured convertible notes.

On September 26, 2021, the Company acquired a 5% minority interest in Style Hunter, Inc. (“Hunt”).  The investment in Hunt is part the assets that TTM is exploring the possibility of selling. Hunt issued 613,723 shares of its common stock: par value $0.0001 per share for $0.81470 per share for a total price of $500,000. The Company shall have a one-time option to purchase an additional $500,000 of the Common Stock (“Option”) on or before the 360-day anniversary of Closing Date as follows: (i) if the Buyer exercises its Option prior to the 90-day anniversary of Closing Date the per-share purchase price of the additional shares of Common Stock (the “Option Price”) shall be $0.81470 (a $10,000,000 Company valuation), (ii) if the Buyer exercises its Option after the 90-day anniversary of Closing Date, but prior to the 180-day anniversary of Closing Date, the Option Price will be $1.22200 (a $15,000,000 Company valuation), or (iii) if the Buyer exercises its option after the 180-day anniversary of Closing the Option Price will be $2.03670.

On November 2, 2021, the Company through a wholly owned subsidiary of TTM Digital executed a Membership Interest Purchase Agreement (“Up North Agreement”) with BWP Holdings, LLC (“BWP”) whereby the Company acquired the remaining 50.0% membership interest (“Transferred Membership Interest”) in Up North Hosting LLC (“Up North”) that it did not already own to bring its ownership in Up North to 100.0% (“UNH Acquisition”). In addition to the Transferred membership Interest the Company acquired certain data mining equipment of BWP (“Bitworks Equipment” and collectively the “Acquisition”) that was resident in the Up North data center facility. Total transaction consideration paid for the acquired interests of Up North and the Bitworks Equipment were $1.0 million and the issuance of 1.0 million shares of restricted common stock, $0.00001 par value of the Company.

The Company made the decision to divest certain mining equipment and the data center of the TTM Digital reporting unit and commenced discussions with a third party to execute an asset sale in the spring of 2022. On March 24, 2022, the Company executed Heads of Terms (“Heads of Terms”) with Ostendo Technologies, Inc. (“Ostendo”) which included certain binding and non-binding provisions. Pursuant to the Heads of Terms, the Company and Ostendo agreed to certain terms related to the Company’s sale of its Ethereum mining assets and certain associated real property (“Assets”) to Ostendo for Ostendo preferred stock. The parties agreed that the Assets to be sold would not include the Company’s Ether funds generated prior to and held at closing (the “Closing”). The definitive terms of the sale of Assets were to be set forth in definitive transaction agreements to be executed by the parties. Additionally, pursuant to the Heads of Terms, the Company agreed to make a non-refundable deposit of $1,600,000 (“Deposit”) to be credited toward the purchase of an additional 166,667 shares of Ostendo’s preferred stock. The Company has in good faith worked with Ostendo to ensure all closing terms and closing conditions were mutually agreed upon, however, the parties have not entered into definitive transaction agreements and accordingly, it was determined in November 2022 that the transaction will not proceed. In November 2022, the Company requested that Ostendo issue, pursuant to the Heads of Terms, shares equal to the initial deposit made by the Company of $1,600,000. In November 2022, the Company received a certificate, dated November 14, 2022, for the shares, but the Company has not received confirmation that the Certificate of Designations for the preferred stock has been filed and accepted by the California Secretary of State. If the Company receives this document and it is dated on or before November 14, 2022, then the preferred stock will have been validly issued as of that date. If it is dated after November 14, 2022, the certificate for the shares is invalid since it purports to issue something that did not exist at the time. Accordingly, the Company is unable to determine definitively whether it currently holds these shares or not.

On June 3, 2022, the Company became aware that a Complaint had been entered against the Company in the United States District Court Southern District of New York by ProActive Capital Partners, L.P, a convertible debenture holder. The Complaint is entered for injunctive relief to honor is stock conversion, recover damages, and receive payments due under the Debenture agreement. The convertible debenture principal and interest of $168,593 is recorded in the unaudited condensed consolidated balance sheets – accrued liabilities for the period ended September 30, 2022. The notice of conversion to convert its convertible debt to shares of the Company’s stock will be honored upon issuance of the Company’s increase in authorized shares.

On June 15, 2022, the Company’s Board of Directors approved to effect a reverse stock split of the Company’s outstanding shares of common stock, par value $0.00001 per share, at a ratio of no less than 1-for-500 and no more than 1-for-1,000, with such ratio to be determined at the sole discretion of the Board of Directors. On September 22, 2022, the Company held its 2022 virtual annual meeting of stockholders, at which the Company’s stockholders voted in favor of, among other matters, to effect a reverse stock split of the Company’s outstanding shares of common stock, par value $0.00001 per share, at a ratio of no less than 1-for-500 and no more than 1-for-1,000, with such ratio to be determined at the sole discretion of the Board of Directors. On November 1 2022, the Company’ Board of Directors approved an Articles of Amendment to the Company’s Articles of Incorporation to effect a 1 for 1,000 reverse stock split (the “Reverse Stock Split”) of the Company’s common stock. The current status of the Reverse Stock Split is that the Company has notified the Financial Industry Regulatory Authority (FINRA) of the Reverse Stock Split, which will not be effective until FINRA processes it, and at such time we’ll file the Articles of Amendment with the State of Nevada to effectuate the Reverse Stock Split.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction the audited financial statements and related notes included elsewhere in this registration statement. In addition to historical information, this discussion and analysis here and throughout this registration statement contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements due to a number of factors, including but not limited to, risks described in the section entitled “Risk Factors”.

Overview

Sysorex, Inc. through its wholly owned subsidiary, Sysorex Government Services, Inc. (“SGS”), provides information technology solutions primarily to the public sector. These solutions include cybersecurity, professional services, engineering support, IT consulting, enterprise level technology, networking, wireless, help desk and custom IT solutions. In addition to SGS, the Company has another wholly owned subsidiary, TTM Digital Assets &Technologies, Inc. (“TTM Digital”). TTM Digital is a digital asset technology and mining company that owns and operates specialized cryptocurrency mining processors and was previously focused on the Ethereum blockchain ecosystem. As of September 15, 2022, Ethereum switched from a Proof of Work model to a Proof of Stake model and as a result, the Company is no longer mining Ethereum. TTM is currently exploring alternative uses and sales opportunities for its Graphics Processing Units (“GPU”) assets and datacenter located in Lockport, NY. The Company had previously been in discussions with a third party to sell its mining assets and certain associated real property.

Overview of the Company’s Subsidiaries

Sysorex Government Services

SGS is a provider of information technology solutions from multiple vendors, including hardware products, software, services, including warranty and maintenance support, offered through our dedicated sales force, ecommerce channels, existing federal contracts and service team. Since our founding, we have served our customers by offering products and services from key industry vendors such as Aruba, Cisco, Dell, GETAC, Lenovo, Microsoft, Panasonic, Samsung, Symantec, VMware and others. We provide our customers with comprehensive solutions incorporating leading products and services across a variety of technology practices and platforms such as cyber, cloud, networking, security, and mobility. We utilize our professional services, consulting services and partners to develop and implement these solutions. Our sales and marketing efforts in collaboration with our vendor partners, allow us to reach multiple customer public sector segments including federal, state and local governments, as well as educational institutions.

For the year ended December 31, 2021, our sales to federal, state and local governments accounted for approximately 100% of our SGS net sales. Our past customers have included, among others, federal and international government agencies and state and local governments. Although SGS has had many customers, two customers generated approximately 71% of SGS’s gross revenue during the year ended December 31, 2021. One customer accounted for 44% of SGS’s gross revenue in 2021; however, this customer may or may not continue to be a significant contributor to revenue in the future. We plan to continue to focus our efforts on existing and potential government customers. SGS revenues for the three months ended September 30, 2022, and 2021, was approximately $3.5 million and $1.9 million, respectively. This includes approximately 71% of sales coming from the Company’s top two customers.

SGS experiences variability in our net sales and operating results on a quarterly basis as a result of many factors. SGS experiences some seasonal trends in our sales of technology solutions to government and educational institutions. For example, the fiscal year-ends of U.S. Public Sector customers vary for those in the federal government space and those in the state and local government and educational institution (“SLED”) space. SGS generally sees an increase in our second quarter sales related to customers in the U.S. SLED sector and in our third quarter sales related to customers in the federal government space as these customers close out their budgets for their fiscal year (June 30th and September 30th, respectively). SGS may also experience variability in our gross profit and gross profit margin as a result of changes in the various vendor programs we participate in and its effect on the amount of vendor consideration we receive from a particular vendor or their authorized distributor/wholesaler, may be impacted by a number of events outside of our control.

TTM Digital

TTM Digital is a digital asset technology and mining company that owns and operates specialized cryptocurrency mining processors and was previously focused on the Ethereum blockchain ecosystem. Following the reverse merger on April 14, 2021, the business of TTM Digital became a business segment of the Company. TTM Digital was originally formed as a Delaware limited liability company on June 28, 2017, under the name of TTM Ventures LLC. Thereafter, on March 30, 2021, it filed a certificate of conversion to a non-Delaware entity with the Secretary of State of the State of Delaware together with Articles of Conversion and Articles of Incorporation with the Nevada Secretary of State filed on the same date. As a result of such conversion, TTM Digital has become a Nevada corporation under the name of “TTM Digital Assets & Technologies, Inc.”

TTM Digital has an evolving business model which is subject to various uncertainties. As digital assets and blockchain technology become more widely utilized on a mass scale, we anticipate that the services and products associated with the technologies will continue to evolve. To successfully continue in the industry, our business model may need to evolve to reflect the trends of the industry. Over time, we may modify aspects of our business model relating to our strategy. We cannot offer any assurance that we will be successful or that the future industry or business operation changes will not result in harm to our business. We may not be able to manage growth effectively, which could damage our reputation, limit our growth and negatively affect our operating results. Management cannot provide any assurances that we will identify all emerging trends and growth opportunities in this business sector, and we may lose out on those opportunities to current or future competitors. As anticipated, any such circumstances could have a material adverse effect on our business, prospects, or operations.

The Company made the decision to divest certain mining equipment and the data center of the TTM Digital reporting unit and commenced discussions with a third party to execute an asset sale in the spring of 2022. On March 24, 2022, the Company executed Heads of Terms (“Heads of Terms”) with Ostendo Technologies, Inc. (“Ostendo”) which included certain binding and non-binding provisions. Pursuant to the Heads of Terms, the Company and Ostendo agreed to certain terms related to the Company’s sale of its Ethereum mining assets and certain associated real property (“Assets”) to Ostendo for Ostendo preferred stock. The parties agreed that the Assets to be sold would not include the Company’s Ether funds generated prior to and held at closing. The definitive terms of the sale of Assets were to be set forth in definitive transaction agreements to be executed by the parties. Additionally, pursuant to the Heads of Terms, the Company agreed to make a non-refundable deposit of $1,600,000 (“Deposit”) to be credited toward the purchase of an additional 166,667 shares of Ostendo’s preferred stock. The Company has in good faith worked with Ostendo to ensure all closing terms and closing conditions were mutually agreed upon, however, the parties have not entered into definitive transaction agreements and accordingly, it was determined in November 2022 that the transaction will not proceed. In November 2022, the Company requested that Ostendo issue, pursuant to the Heads of Terms, shares equal to the initial deposit made by the Company of $1,600,000. In November 2022, the Company received a certificate, dated November 14, 2022, for the shares, but the Company has not received confirmation that the Certificate of Designations for the preferred stock has been filed and accepted by the California Secretary of State. If the Company receives this document and it is dated on or before November 14, 2022, then the preferred stock will have been validly issued as of that date. If it is dated after November 14, 2022, the certificate for the shares is invalid since it purports to issue something that did not exist at the time. Accordingly, the Company is unable to determine definitively whether it currently holds these shares or not.

As of September 15, 2022, Ethereum switched from a Proof of Work model to Proof of Stake model and as a result, the Company no longer mines Ethereum. TTM Digital is currently exploring alternative uses and sales opportunities for its Graphics Processing Unit (GPU) assets and datacenter located in Lockport, NY.

TTM is exploring the future possibility of hosting client computing and evaluating the sale of its assets.

Basis of Presentation

In connection with the preparation of our consolidated financial statements, we are required to make assumptions and estimates about future events and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our consolidated financial statements are presented fairly and in accordance with accounting principles generally accepted in the United States (“GAAP”). However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Our significant accounting policies are discussed in Note 4 of the consolidated financial statements. We believe that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require our most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain.

Known Trends or Uncertainties

SGS experiences variability in our net sales and operating results on a quarterly basis as a result of many factors. SGS experiences some seasonal trends in our sales of technology solutions to government and educational institutions. For example, the fiscal year-ends of U.S. Public Sector customers vary for those in the federal government space and those in the state and local government and educational institution (“SLED”) space. SGS generally sees an increase in our second quarter sales related to customers in the U.S. SLED sector and in our third quarter sales related to customers in the federal government space as these customers close out their budgets for their fiscal year (June 30th and December 31st, respectively). SGS may experience variability in our gross profit and gross profit margin as a result of changes in the various vendor programs we participate in and its effect on the amount of vendor consideration we receive from a particular vendor or their authorized distributor/wholesaler, may be impacted by a number of events outside of our control.

TTM Digital, as noted above, has an evolving business model which is subject to various uncertainties and which may need to evolve to reflect the trends of the industry. Over time, we may be required to modify aspects of our business model relating to our strategy. We cannot offer any assurance that we will be successful or that the future industry or business operation changes will not result in harm to our business. We may not be able to manage growth effectively, which could damage our reputation, limit our growth and negatively affect our operating results. Management cannot provide any assurances that we will identify all emerging trends and growth opportunities in this business sector, and we may lose out on those opportunities to current or future competitors. As anticipated, any such circumstances could have a material adverse effect on our business, prospects, or operations

Material Changes

On April 8, 2021, the Company, TTM Digital, “MergerSub”, entered into the Merger Agreement. Under the terms of the Merger Agreement, the parties agreed that Sysorex would acquire TTM Digital by way of a reverse triangular merger, subject to certain closing conditions. On the Effective Time, the closing conditions delineated in the Merger Agreement were satisfied and the Merger closed. At the Effective Time, the MergerSub was merged with and into TTM Digital with TTM Digital surviving the Merger.

Under the terms of the Merger Agreement, the shareholders of TTM Digital received a right to receive an aggregate of 124,218,268 Merger Shares in exchange for their shares of TTM Digital. Simultaneously, upon the issuance of the Merger Shares to the TTM Digital shareholders, Sysorex was issued all of the authorized capital of TTM Digital and TTM Digital became a wholly owned subsidiary of Sysorex. The Merger resulted in a change of control, with the shareholders of TTM Digital receiving that number of Merger Shares equal to approximately eighty percent (80%) of the outstanding shares of capital stock of Sysorex including the effect of the Sysorex Recapitalization as discussed in TTM Digital Reverse Merger and Sysorex Recapitalization.

Effective on April 1, 2021, TTM Digital entered into an Asset Contribution and Exchange Agreement to acquire 3,130 GPUs, and thereafter a Purchase Order on April 1, 2021, for a lease-to-buy financing arrangement to acquire 1,344 GPUs with CoreWeave, with both CoreWeave agreements closing on or after April 1, 2021. In connection with the Contribution and Exchange Agreement, TTM Digital issued equity to the sellers representing 28.65% of the pre-merger equity outstanding for TTM Digital and agreed to installment payments of $2.2 million over 180 days subject to acceleration based on the completion of certain corporate events. Additionally, the parties entered a service agreement on the same date providing for installation and configuration, operation, and management of the mining systems of TTM Digital by CoreWeave. It includes the use of the management software to monitor, maintain, troubleshoot, and communicate with the hosting service providers as well as certain physical repairs. As part of the arrangement, the Company made an initial down payment of $100,000 which was applied to future invoices. The ongoing fee is determined based on the number of specific mining systems under the Service Agreement. Based on the number and type of units at the arrangement’s inception, monthly costs are expected to be $32,400. All third-party software costs associated with the Services and operation of the equipment will be passed through to the Company. The agreement expired on June 30, 2022.

On July 7, 2021, the Company consummated the initial closing of a private placement offering (the “Offering”) pursuant to the terms and conditions of a Securities Purchase Agreement. At the initial closing the Company sold the purchasers (i) 12.5% Original Issue Discount Convertible Debentures in an aggregate principal amount of $9,990,000 and (ii) warrants to purchase up to 3,534,751 shares of common stock of the Company. The Company received total gross proceeds of $8,880,000 taking into account the 12.5% discount before deducting placement agent fees and expenses of approximately $913,000. The Debentures matured on July 7, 2022, subject to a three-month extension upon mutual agreement of the Company and the holder. We believe we are currently in default under the terms of our secured convertible notes.

On August 13, 2021, the Company consummated the second closing of the offering pursuant to the same terms and conditions of the Securities Purchase Agreement dated July 7, 2021. At the second closing, the Company sold the purchasers (i) 12.5% Original Issue Discount Senior Secured Convertible Debentures in an aggregate principal amount of $3,976,875 and (ii) warrants to purchase up to 1,862,279 shares of common stock of the Company. The Company received a total of $3,535,000 in gross proceeds following the second closing taking into account the 12 % discount before deducting placement agent fees and expenses of approximately $354,000. The Debentures matured on August 13, 2022, subject to a three-month extension upon mutual agreement of the Company and the holder. We believe we are currently in default under the terms of our secured convertible notes.

On September 26, 2021, the Company acquired a 5% minority interest in Style Hunter, Inc. (“Hunt”).  The investment in Hunt is part the assets that TTM is exploring the possibility of selling. Hunt issued 613,723 shares of its common stock: par value $0.0001 per share for $0.81470 per share for a total price of $500,000. The Company shall have a one-time option to purchase an additional $500,000 of the Common Stock (“Option”) on or before the 360-day anniversary of Closing Date as follows: (i) if the Buyer exercises its Option prior to the 90-day anniversary of Closing Date the per-share purchase price of the additional shares of Common Stock (the “Option Price”) shall be $0.81470 (a $10,000,000 Company valuation), (ii) if the Buyer exercises its Option after the 90-day anniversary of Closing Date, but prior to the 180-day anniversary of Closing Date, the Option Price will be $1.22200 (a $15,000,000 Company valuation), or (iii) if the Buyer exercises its option after the 180-day anniversary of Closing the Option Price will be $2.03670 (a $25,000,000 Company valuation).

On November 2, 2021, the Company through a wholly owned subsidiary of TTM Digital executed a Membership Interest Purchase Agreement (“Up North Agreement”) with BWP Holdings, LLC (“BWP”) whereby the Company acquired the remaining 50.0% membership interest (“Transferred Membership Interest”) in Up North Hosting LLC (“Up North”) that it did not already own to bring its ownership in Up North to 100.0% (“UNH Acquisition”). In addition to the Transferred membership Interest the Company acquired certain data mining equipment of BWP (“Bitworks Equipment” and collectively the “Acquisition”) that was resident in the Up North data center facility. Total transaction consideration paid for the acquired interests of Up North and the Bitworks Equipment were $1.0 million and the issuance of 1.0 million shares of restricted common stock, $0.00001 par value of the Company.

The Company made the decision to divest certain mining equipment and the data center of the TTM Digital reporting unit and commenced discussions with a third party to execute an asset sale in the spring of 2022. On March 24, 2022, the Company executed Heads of Terms (“Heads of Terms”) with Ostendo Technologies, Inc. (“Ostendo”) which included certain binding and non-binding provisions. Pursuant to the Heads of Terms, the Company and Ostendo agreed to certain terms related to the Company’s sale of its Ethereum mining assets and certain associated real property (“Assets”) to Ostendo for Ostendo preferred stock. The parties agreed that the Assets to be sold would not include the Company’s Ether funds generated prior to and held at closing (the “Closing”). The definitive terms of the sale of Assets were to be set forth in definitive transaction agreements to be executed by the parties. Additionally, pursuant to the Heads of Terms, the Company agreed to make a non-refundable deposit of $1,600,000 (“Deposit”) to be credited toward the purchase of an additional 166,667 shares of Ostendo’s preferred stock. The Company has in good faith worked with Ostendo to ensure all closing terms and closing conditions were mutually agreed upon, however, the parties have not entered into definitive transaction agreements and accordingly, it was determined in November 2022 that the transaction will not proceed. In November 2022, the Company requested that Ostendo issue, pursuant to the Heads of Terms, shares equal to the initial deposit made by the Company of $1,600,000. In November 2022, the Company received a certificate, dated November 14, 2022, for the shares, but the Company has not received confirmation that the Certificate of Designations for the preferred stock has been filed and accepted by the California Secretary of State. If the Company receives this document and it is dated on or before November 14, 2022, then the preferred stock will have been validly issued as of that date. If it is dated after November 14, 2022, the certificate for the shares is invalid since it purports to issue something that did not exist at the time. Accordingly, the Company is unable to determine definitively whether it currently holds these shares or not.

Summary of TTM Digital Mining Result for the year ended December 31, 2021 and 2020

The following is a discussion on continuing and discontinued operations is discussed further in the following sections, Liquidity and Capital Resources as of December 31, 2021, and 2020.

The following table presents the roll forward of digital asset activity from both continuing and discontinued operations during the respective periods:

	December 31,
	2021	2020
Opening Balance	$24	$25
Revenue from mining	12,534 *	1,868 *
Received for membership interest	-	46
Payment of Mining equipment under lease to buy arrangement	(1,091)	-
Mining pool operating fees	(129)	(4)
Management fees	(321)	(189)
Transaction fees	(26)	-
Owners’ distributions	(1,521)	(1,211)
Digital asset impairment	(704)	-
Proceeds from sale of digital assets	(3,670)	(555)
Realized gain on sale of digital assets	106	44
Ending Balance	$5,202	$24

*	Of the $12.5 million revenue from mining, $4.4 million in continuing operations and $8.1 million in discontinued operations. The $1.8 million in 2020 is included in discontinued operations.

Discussion of Results of Operations of TTM Digital for the year ended December 31, 2021, and 2020

For the year ending 2021, TTM Digital reported $12.5 million in revenues, ($4.4 million in continuing operations and $8.1 million in discontinued operations). TTM Digital reported $1.3 million in mining costs ($0.5 in continuing operations and $0.8 million in discontinued operations), $0.2 million in sales and marketing costs (continuing operations), $6.3 million in general and administrative costs, ($6.0 million in continuing operations and $0.3 million in discontinued operations), $0.3 million in management fees (continuing operations), $4.1 million in amortization and depreciation costs ($2.5 million in continuing operations and $1.6 million in discontinued operations), $3.2 million of fixed asset impairment ( continuing operations), $0.7 million of digital asset impairment (continuing operations), $7.8 million in loss contingency on debt default (continuing operations), $6.3 million in change in fair value of debt conversion feature, $22.0 million in merger charges (continuing operations), $2.0 million in restructuring fees (continuing operations), $0.8 in other net income and expenses ($0.012 million in other income from continuing operations and $0.1 million in other expenses in discontinued operations), resulting in a net loss from operations of $21.6 million ($26.8 million net loss from continuing operations and $5.2 million net income from discontinued operations).

For the year ending 2020, TTM reported its results as discontinued operations. TTM Digital reported $1.8 million in revenues. TTM Digital reported $0.4 million in mining costs, $0.1 million in management fees, $0.8 million in depreciation costs, resulting in a net income from operations of $0.5 million.

TTM Digital margins are affected by new and existing competitors in the digital asset mining industry. As an increasing number of new miners enter the Ethereum network, and as existing miners acquire additional mining equipment, the total rewards per miner decrease and the difficulty to obtain mining equipment increases. Margins are also affected by increases in natural gas prices. At times of peak usage on the power grid, and in times of inclement weather, natural gas prices tend to rise. Additionally, for the year ended December 31, 2021, there were significant merger and acquisition related costs due to the triangular reverse merger with Sysorex Inc.

Discussion of Results of Operations of SGS for the year ended December 31, 2021

SGS operates on the resale of technology products and associated services related to those products. These products are resold through several contracts with the federal government in SGS’ portfolio of contracts. SGS suppliers include wholesale distributors of major technology products, small niche product suppliers, services from specialized partners, and services from SGS’ own resources.

The lifecycle of an order includes: solicitation of a requirement form the customer, quotation or proposal in response to the solicitation, evaluation of quote or proposal by the customer, awarding an order to SGS based on favorable evaluation, customer order is then entered in as a sales order, the SGS system then issues purchase orders to suppliers, suppliers delivers the goods to the customer and performs any services necessary to complete order obligations, customer provides acceptance, and SGS issues an invoice to the customer. Once a customer accepts the invoice the dollar amount is guaranteed and backed by the U.S. Treasury. Post invoice obligation may include warranty, maintenance, and telephonic support either directly by SGS or through the OEM directly. From acceptance until the period of performance is completed (warranty, maintenance, and/or telephonic support), SGS is responsible for the operability of the delivered goods. Once the period of performance is completed, the customer will contact SGS to complete a contract closeout.

For the year ending 2021, the SGS reported $8.3 million in revenues. This includes approximately 70% of revenues coming from the Company’s top two customers. SGS reported $6.9 million in product and services costs, $0.8 million in sales and marketing costs, $3.4 million in general and administrative costs, $0.4 million in amortization costs, resulting in a loss from operations of $3.2 million. See Note 4 — Summary of Significant Accounting Policies for discussion of the accounting treatment under ASC 606 included in the notes to the financial statements. Based on the two contracts, the Company acted as the agent and is required to record the costs against the related revenues, resulting in a reduced revenue line, offset by a reduced cost of goods sold line in the financial statements.

SGS margins are affected by the diversity of our supplier. Supplier diversity allows companies such as SGS to seek better cost through competition of multiple suppliers of the same product. Currently, SGS does not have the supplier diversity that is required to increase margin. SGS is on a prepay basis with many suppliers and this requires SGS to finance cash advances to suppliers from our finance source, South Star credit facility. Our financial source charges high fees and interest, which also affects our net margin.

Three Months Ended September 30, 2022, Compared to Three Months Ended September 30, 2021

Discussion of Results of Operations of SGS for the Three Months Ended September 30, 2022, and 2021

SGS operates on the resale of technology products and associated services related to those products. These products are resold through several contracts with the federal government in SGS’ portfolio of contracts. SGS suppliers include wholesale distributors of major technology products, small niche product suppliers, services from specialized partners, and services from SGS’ own resources.

The lifecycle of an order includes: solicitation of a requirement form the customer, quotation or proposal in response to the solicitation, evaluation of quote or proposal by the customer, awarding an order to SGS based on favorable evaluation, customer order is then entered in as a sales order, the SGS system then issues purchase orders to suppliers, suppliers delivers the goods to the customer and performs any services necessary to complete order obligations, customer provides acceptance, and SGS issues an invoice to the customer. Once a customer accepts the invoice the dollar amount is guaranteed and backed by the U.S. Treasury. Post invoice obligation may include warranty, maintenance, and telephonic support either directly by SGS or through the OEM directly. From acceptance until the period of performance is completed (warranty, maintenance, and/or telephonic support), SGS is responsible for the operability of the delivered goods. Once the period of performance is completed, the customer will contact SGS to complete a contract closeout.

SGS revenues for the three months ended September 30, 2022, and 2021, was approximately $3.5 million and $1.9 million, respectively. This revenue increase is representative of increased product sales to the federal agencies. This includes approximately 71% of sales coming from the Company’s top two customers. SGS product and service costs for the three months ended September 30, 2022, and 2021, was approximately $3.0 million and $1.5 million, respectively. This includes approximately 72% of product costs from the Company’s top two vendors.

SGS margins are affected by the diversity of our supplier. Supplier diversity allows companies such as SGS to seek better cost through competition of multiple suppliers of the same product. Currently, SGS does not have the supplier diversity that is required to increase margin. SGS is on a prepay basis with many suppliers and this requires SGS to finance cash advances to suppliers from our finance source, South Star Capital. Our financial source charges high fees and interest, which also affects our net margin.

SGS also reported for the three months ended September 30, 2022, and 2021, $0.2 million and in sales and marketing costs, $1.0 million in general and administrative costs, $0.1 million in amortization costs, resulting in a loss from operations of approximately $0.9 million. The Company continues to search for paths to drive costs down and increase its cash position. The overall decrease in general and administrative costs are directly related to a decrease in professional and consulting fees.

Summary of TTM Mining Result

The numbers presented in this table are in thousands of dollars. The following table present the roll forward of digital asset activity from continuing and discontinued operations during the respective periods:

	Three months ended September 30,
	2022	2021
Opening Balance	$218	$105
Revenue from mining	809	2,993
Payment of mining equipment under lease to buy arrangement	-	(72)
Mining pool operating fees	(8)	(31)
Impairment of digital assets	(71)	(325)
Transaction fees	(20)	-
Proceeds from sale of digital assets	(1,068)	(339)
Realized gain on sale of digital assets	227	3
Ending Balance	$87	$2,334

Discussion of Results of Operations of TTM Digital for the Three Months Ended September 30, 2022, and 2021

The activities for TTM revenues and costs for the three months ended September 30, 2022, represent discontinued operations.

Revenues from mining are impacted significantly by volatility in cryptocurrency prices and network difficulty. The average price of Ethereum mined during the three months ended September 30, 2022, was approximately $1,521 compared to approximately $2,771 during the three months ended September 30, 2021. Network difficulty was also significantly higher in 2022, resulting in lower total rewards from mining. Total Ethereum mined during the three months ended September 30, 2022, was approximately 512 ETH vs approximately 1,069 ETH during the three months ended September 30, 2021.

Ethereum’s transition to proof of stake (“POS”) took place on September 15, 2022, and has had a direct negative impact on the company’s ability to generate revenue.

For the three months ended September 30, 2022, the Company recorded approximately $1.3 million of impairment of fixed assets in its discontinued operations.

Nine Months Ended September 30, 2022, Compared to Nine Months Ended September 30, 2021

Discussion of Results of Operations of SGS for the Nine Months Ended September 30, 2022, and 2021

SGS revenues for the nine months ended September 30, 2022, and 2021, was approximately $12.0 million and $3.9 million respectively. This revenue increase is representative of increased product sales to the federal agencies, however, the periods for the nine months ended September 30, 2022, and September 30, 2021 are not comparable, as the prior year period includes a short period of April 15, 2021 through September 30, 2021. SGS revenues resulted from product sales to U.S. governmental agencies and local county governments. This includes approximately 83% of sales coming from the Company’s top two customers in 2022. As disclosed in the notes to the financial statements, Note 3 - Basis of Presentation, the acquisition/merger was effective April, 2021 which resulted in SGS’s reporting period of April 15, 2021 through September 30, 2021. As a result, the nine months ended September 30, 2021, is not comparable in total months of operation to the nine months ended September 30, 2022.

Product, and service costs for the nine months ended September 30, 2022, of approximately $8.4 million included a gain on a vendor liability settlement of $1.5 million. Without this gain, product and service costs would approximate $9.9 million. The margin effect on the revenue and costs as presented is approximately 30%, however without the one-time settlement gain of $1.5 million, the margin is approximately 17%.

Selling, general, and administrative expenses (“SG&A”) for the nine months ended September 30, 2022, was $4.4 million, which were associated with compensation and payroll tax costs, and professional fees related to the Heads of Terms investment and sale of TTM assets and ongoing operational advisory and accounting services.

Other income and expense, including interest expense for the nine months ended September 30, 2022, was approximately $3.2 million of which interest incurred on the Company’s convertible debt of approximately of $2.4 million, a loss on extinguishment of debt of $1.0 million, a realized gain on sale of digital assets of $1.5 million and a conversion feature derivative liability valuation of $1.6 million. Other income and expenses for the nine months ended September 30,2021 was approximately $25.0 million. SGS recorded approximately $22.0 million in merger charges, $2.0 million in debt restructuring fees and $0.9 million in interest expense for the period nine months ended September 30, 2021, related to the acquisition.

Summary of TTM Mining Result

The numbers presented in this table are in thousands of dollars. The following tables present the roll forward of digital asset activity from continuing and discontinuing operations during the periods ended:

	Nine months ended September 30,
	2022	2021
Opening Balance	$5,202	$24
Revenue from mining	4,077	9,244
Payment of mining equipment under lease to buy arrangement	-	(1,091)
Mining pool operating fees	(41)	(96)
Impairment of digital assets	(2,494)	(325)
Management fees	-	(322)
Owners’ distributions	-	(1,521)
Transaction fees	(132)	-
Proceeds from sale of digital assets	(8,023)	(3,670)
Realized gain on sale of digital assets	1,498	91
Ending Balance	$87	$2,334

Discussion of Results of Operations of TTM Digital for the Nine Months Ended September 30, 2022, and 2021

The activities for TTM revenues and costs for the nine months ended September 30, 2022, represent discontinued operations.

As disclosed in the notes to the financial statements, revenues from mining are impacted significantly by volatility in cryptocurrency prices and network difficulty. The average price of Ethereum mined during the nine months ended September 30, 2022, was approximately $2,213 compared to approximately $2,276 during the nine months ended September 30, 2021. While the average price of Ethereum during the nine months ended September 30, 2022, was lower than the nine months ended September 30, 2021. Additionally, network difficulty was also significantly higher in 2022, resulting in lower total rewards from mining. Total Ethereum mined during the nine months ended September 30, 2022, was approximately 1,747 ETH compared to approximately 3,987 ETH during the nine months ended September 30, 2021.

Ethereum’s transition to proof of stake (“POS”) occurred on September 15, 2022, and has had a direct negative impact on the company’s ability to generate revenue.

For the nine months ended September 30, 2022, the Company recorded approximately $2.3 million of impairment of fixed assets in its discontinued operations.

Liquidity and Capital Resources

Going Concern

As of December 31, 2021, the Company had an approximate cash balance of $0.6 million, working capital deficit of approximately $21.5 million, and an accumulated deficit of approximately $49.3 million. As of September 30, 2022, the Company had an approximate cash balance of $0.1 million, working capital deficit of approximately $21.6 million, and an accumulated deficit of approximately $60.4 million. On October 18, 2022, the Company completed a $500,000 private placement. Despite the Company’s recent private placement, the aforementioned factors continue to raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months following the issuance of these financial statements. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern within one year after the date the consolidated financial statements are issued.

The Company does not believe that its capital resources as of December 31, 2021 and as of September 30, 2022, its ability to pursue its Ethereum related business, availability on the SGS SouthStar credit facility to finance purchase orders and invoices, reauthorization of key vendors and credit limitation improvements will be sufficient to fund planned operations. As a result, the Company will need additional funds to support its obligations for the next twelve months.

The Company continues to explore a number of other possible solutions to its financing needs, including efforts to raise additional capital as needed, through the issuance of equity, equity-linked or debt securities, as well as possible transactions with other companies, strategic partnerships, and other mechanisms for addressing our financial condition. The Company will utilize its current contracts that are not limited to a single branch of government or a specific agency. These contracts can provide the Company an opportunity to attain new solutions and service type orders. The Company will also utilize SGS’s small business status to partner with prime contractors on larger orders. The Company currently has utilized SouthStar to finance purchase orders and it also has the ability to factor its receivables if needed to fund operations. In addition, the Company will need to increase its authorized common stock to settle convertible debt conversions.

If the Company is unable to raise additional capital on terms acceptable to the Company and on a timely basis, or is unable to attain new vendors, the Company will be required to downsize or wind down its operations through liquidation, bankruptcy, or sale of its assets. In addition, as of September 30, 2022, the Company has been reliant on its ability to liquidate Ethereum to continue to fund operations when needed, and as such, the Company does not currently have enough Ethereum on hand to fund operations through the next twelve months.

Our capital resources and operating results, continuing and discontinued operations, as of and through December 31, 2021, consisted of the:

1) An overall working capital deficit of $21.5 million,

2) Cash and cash equivalents of $0.6 million,

3) Net cash used in operating activities of $(8.5) million,

4) Net cash provided by investing activities of $2.2 million, and

5)

Net cash provided by financing activities of $6.9 million.

Our capital resources and operating results as of and through September 30, 2022, consisted of the:

1) An overall working capital deficit of $21.6 million,

2) Cash and cash equivalents of $0.1 million,

3) Net cash used in operating activities of $(6.9) million,

4) Net cash provided by investing activities of $6.4 million.

Liquidity and Capital Resources as of December 31, 2021, Compared to December 31, 2020

The Company’s net cash flow used in operating, investing and financing activities, continuing and discontinued operations for the year ended December 31, 2021, and certain balances as of the end of those periods are as follows (in thousands):

	December 31,
(Thousands, except per share data)	2021 (As Restated)	2020
Net cash used in operating activities	$(8,473)	$(514)
Net cash provided by (used in) investing activities	2,178	(27)
Net cash provided by financing activities	6,887	574

Net increase in cash	$592	$33
Cash	659	67
Working capital (deficit)	(21,524)	91

Operating Activities:

Net cash used in operating activities during the year ended December 31, 2021, was $(8,473). Net cash used in operating activities during the year ended December 31, 2021, consisted of the following (in thousands):

The non-cash income and expenses of $49,612 consisted of (in thousands):

$2,917	Depreciation expense
113	Stock compensation
2,173	Amortization of debt discount
2,000	Debt extinguishment fee
22,004	Merger charges
(145)	Gain on settlement of vendor liabilities
6,278	Change in fair value of debt conversion feature
3,276	Impairment of data mining assets
704	Impairment of digital assets
(106)	Realized gain on sale of digital assets
7,821	Loss contingency on debt default
2,577	Issuance of shares in exchange for services
$49,612	Total non-cash income and expenses

The net use of cash due to changes in operating assets and liabilities totaled $(3,719) and consisted of the following (in thousands):

$1,650	Increase in accounts receivable and other receivables
(173)	Prepaid assets and other current assets
8,729	Increase in accounts payable
2,859	Decrease in accrued liabilities and other payables
1,369	Operating cash flows – discontinued operations
(18,153)	Decrease in digital assets

$(3,719)	Net use of cash in the changes in operating assets and liabilities

Operating cash flows – discontinued operations of approximately $1.4 million for the year ended December 31, 2021, is primarily driven by net income of $5.2 million, depreciation and amortization of $1.6 million and a gain on sale of mining equipment of $0.2 million, equity in earnings of equity method investments of $0.1 million, offset by decreases in digital assets of $6.1 million and a decrease in accounts payable and accrued liabilities of $11.8 million.

Net cash used in operating activities for the year ended December 31, 2020, of $(0.5) million were primary driven by a net loss from continuing operations of $0.1 million, decreases in digital assets of $1.0 million offset by operating cash flows – discontinued operations of $0.6 million.

Operating cash flows – discontinued operations for the year ended December 31, 2020, is primarily driven by net income of $0.6 million, depreciation and amortization of $0.8 million, offset by decreases in digital assets of $0.7 million and a decrease in accrued liabilities of $0.1 million.

Operating Activities:

Net cash used in operating activities was $(8.5) million during the year ended December 31, 2021. Cash was consumed from operations by the net loss of $(54.4) million, plus non-cash and one-time items of $49.6 million, consisting primarily of merger charges of $22.0 million, non-employee compensation costs of $2.6 million, in shares issued in exchange for services, restructuring fees of $2.0 million, loss contingency for debt default of $7.8 million, change in fair value of debt conversion feature of $6.3 million, impairment of mining assets of $3.2 million, impairment of digital assets of $0.7 million, and depreciation and amortization of $2.9 million and cash flows provided by discontinued operations of $1.3 million, offset by changes in assets and liabilities of $(5.1) million.

Investing Activities:

Net cash provided by investing activities for the year ended December 31, 2021, was approximately $2.2 million, primarily driven from proceeds from the sale of digital assets of $3.6 million, offset by investing cash flows – discontinued operations of $1.4 million.

Investing cash flows - discontinued operations for the year ended December 31, 2021, is primarily driven by purchase of mining equipment of $0.5 million, UpNorth business combination of $0.3 million, investments in UpNorth of $0.1 million and an investment in Style Hunter of $0.5 million.

Net cash provided by investing activities for the year ended December 31, 2020, was approximately $0.03 million, primarily driven from proceeds from the sale of digital assets of $0.55 million and investing cash flow – discontinued operations of $0.6 million.

Investing cash flows - discontinued operations for the year ended December 31, 2020, is primarily driven by purchase of mining equipment of $0.9 million offset by proceeds from the sale of mining equipment of $0.3 million.

Financing Activities:

Net cash provided by financing activities during the year ended December 31, 2021, of $6.9 million was from the proceeds received for convertible debt of $12.4 million and offset by the payments for convertible debt transaction costs of $1.2 million and the repayment of loans of $4.3 million.

Net cash provided by financing activities during the year ended December 31, 2020, was approximately $0.6 million, primarily driven by proceeds received from the issuance of members’ interest.

Liquidity and Capital Resources as of September 30, 2022, Compared to September 30, 2021

The Company’s net cash flow used in operating, investing and financing activities for the nine months ended September 30, 2022, and 2021 and certain balances as of the end of those periods are as follows (in thousands):

	For the Nine Months Ended September 30,
(Thousands, except per share data)	2022	2021
Net cash used in operating activities	$(6,941)	$(5,799)
Net cash provided by investing activities	6,423	3,095
Net cash used in financing activities	-	6,905

Net (decrease) increase in cash	$(518)	$4,201

	September 30, 2022	December 31, 2021

Cash	$141	$659
Working capital (deficit)	$(21,609)	$(21,524)

Operating Activities:

Net cash used in operating activities during the nine months ended September 30, 2022, and 2021, was $(6.9) million and $(5.8) million, respectively. Net cash used in operating activities during the nine months ended September 30, 2022, consisted of the following (in thousands):

Net loss	$(10,034)
Non-cash income and expenses	2,667
Net change in operating assets and liabilities	426
Net cash used in operating activities	$(6,941)

The non-cash income and expenses of $2,667, consisted of (in thousands):

$430	Depreciation and amortization
119	Amortization of right of use asset
1,008	Loss on extinguishment of debt
(1,533)	Gain on settlement of vendor liabilities
(1,498)	Realized gain on sale of digital assets
2,494	Impairment of digital assets
1,559	Change in fair value of debt conversion feature
(263)	Change in fair value of share derivative liability
111	Stock-based compensation
240	Issuance of shares in exchange for services
$2,667	Total non-cash income and expenses

The net proceeds of cash due to changes in operating assets and liabilities totaled $426 and consisted of the following (in thousands):

$2,099	Decrease in accounts receivable and other receivables
805	Prepaid assets and other current assets
(1,385)	Decrease in accounts payable
737	Increase in accrued liabilities and other payables
(35)	Operating lease liability
(1,795)	Operating cash flows – discontinued operations
$426	Net proceeds of cash in the changes in operating assets and liabilities

Investing Activities:

Net cash provided by investing activities during the nine months ended September 30, 2022, was approximately $6.4 million, primarily driven from proceeds from the sale of digital assets of $8 million, offset by Pre–funded right in Ostendo of $1.6 million. Net cash provided by financing activities for the nine months ended September 30, 2021, was approximately $3.1 million, also driven from the proceeds from the sale of digital assets of approximately $3.7 million, offset by investing activities for discontinued operations of approximately $0.6 million.

Financing Activities:

The company did not incur financing activities for the nine months ended September 30, 2022. Net cash used in financing activities during the nine months ended September 30, 2021, was approximately $7.9 million, primarily from the proceeds received for convertible debt of approximately $12.4 million, offset by the repayment of loans of approximately $3.3 million and convertible debt transaction fees paid of approximately $1.2 million.

Critical Accounting Policies and Estimates

We believe the following accounting estimates to be the most critical estimates we used in preparing our consolidated financial statements for the year ended December 31, 2021 and our financial statements for the nine months ended September 30, 2022.

Digital Assets

Digital assets, (predominantly Ethereum) are included in current assets in the accompanying consolidated balance sheets. The classification of digital assets as a current asset has been made after the Company’s consideration of the consistent daily trading volume on cryptocurrency exchange markets, there are no limitations or restrictions on Company’s ability to sell Ethereum, and the pattern of actual sales of Ethereum by the Company. Cryptocurrencies purchased are recorded at cost and cryptocurrencies awarded to the Company through its mining activities are accounted for in connection with the Company’s revenue recognition policy.

Digital assets held are accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the digital asset at the time its fair value is being measured. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Company concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted. The Company recorded a $2.5 million and $0.7 million impairment charge for the nine months ended September 30, 2022, and the year ended December 31, 2021. No impairment was taken during the year ended December 31, 2020.

The Company accounts for its gains or losses in accordance with the first in first out (FIFO) method of accounting. The Company recognized realized gains (losses) through the sale and disbursement of digital assets during the year ended December 31, 2021, and 2020 of $0.1 million and $0.04 million, respectively.

Impairment of Long-lived Assets

Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future cash flows expected to be generated by the asset. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. An impairment loss of $2.3 million and $3.3 million was recorded for long-lived assets during the nine months ended September 30, 2022, and the year ended December 31, 2021.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. Goodwill is reviewed for impairment at least annually, in December, or more frequently if a triggering event occurs between impairment testing dates.

The Company’s impairment assessment begins with a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. Qualitative factors may include, macroeconomic conditions, industry and market considerations, cost factors, and other relevant entity and Company specific events. If, based on the qualitative test, the Company determines that it is “more likely than not” that the fair value of a reporting unit is less than its carrying value, then the Company evaluates goodwill for impairment by reviewing the fair value of the reporting unit versus its respective carrying value, including its goodwill. If it is determined that it is “not likely” that the fair value of the reporting unit is less than its carrying value, then no further testing is required.

The selection and assessment of qualitative factors used to determine whether it is more likely than not that the fair value of a reporting unit exceeds the carrying value involves significant judgment and estimates. Fair values may be determined using a combination of both income and market-based approaches.

The Company did not record any impairment of goodwill as of September 30, 2022 and December 31, 2021. As of September 30, 2022 and December 31, 2021, the total goodwill of approximately $1.6 million relates to the Sysorex Reporting unit.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized:

●	Identification of the contract, or contracts, with a customer

●	Identification of the performance obligations in the contract

●	Determination of the transaction price

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when, or as, the Company satisfies a performance obligation.

Mining Revenue

TTM Digital has entered into mining pools with the operators to provide computing power to the mining pool. The Company is entitled to a fractional share of the fixed cryptocurrency award the mining pool operator receives (less transaction fees to the mining pool operator) for successfully adding a block to the blockchain. The Company’s fractional share is based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm. Providing computing power in digital asset transaction verification services is an output of the Company’s ordinary activities. The provision of such computing power is the only performance obligation in the Company’s arrangement with mining pool operators. The transaction consideration the Company receives, if any, is non-cash consideration. The transaction price of the Company’s share of the cryptocurrency award is measured at fair value on the date received, which is not materially different than the fair value at the time the Company has earned the award from the mining pool. The consideration is all variable under the definition within ASC 606. Because it is not probable that a significant reversal of cumulative revenue will not occur, the consideration is constrained until the Company successfully places a block and the Company receives confirmation of the consideration it will receive, at which time revenue is recognized. There is no significant financing component in these transactions.

Hardware and Software Revenue Recognition

SGS is a primary resale channel for a large group of vendors and suppliers, including original equipment manufacturers (“OEMs”), software publishers and wholesale distributors.

The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of consideration is probable. The Company evaluates the following indicators amongst others when determining whether it is acting as a principal in the transaction and recording revenue on a gross basis: (i) the Company is primarily responsible for fulfilling the promise to provide the specified product or service, (ii) the Company has inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) the Company has discretion in establishing the price for the specified good or service. If the terms of a transaction do not indicate the Company is acting as a principal in the transaction, then the Company is acting as an agent in the transaction and the associated revenues are recognized on a net basis.

The Company recognizes revenue once control has passed to the customer. The following indicators are evaluated in determining when control has passed to the customer: (i) the Company has a right to payment for the product or service, (ii) the customer has legal title to the product, (iii) the Company has transferred physical possession of the product to the customer, (iv) the customer has the significant risk and rewards of ownership of the product and (v) the customer has accepted the product. The Company’s products can be delivered to customers in a variety of ways, including (i) as physical product shipped from the Company’s warehouse, (ii) via drop-shipment by the vendor or supplier or (iii) via electronic delivery of keys for software licenses. The Company’s shipping terms typically specify F.O.B. destination.

The Company leverages drop-shipment arrangements with many of its vendors and suppliers to deliver products to its customers without having to physically hold the inventory at its warehouse. The Company is the principal in the transaction and recognizes revenue for drop-shipment arrangements on a gross basis.

The Company may provide integration of products from multiple vendors as a solution it sells to the customer. In this arrangement, the Company provides a direct warranty to the customer with the Company’s own personnel as the customer requires warranty on the solution and not individual vendor products. This type of warranty is sold integral to the overall solution quoted to the customer. The Company considers these service-type warranties to be performance obligations of the principal from the underlying products that make up a solution and therefore is acting as a principal in the transaction and records revenue on a gross basis at the point of sale.

License and Maintenance Services Revenue Recognition

SGS provides a customized design and configuration solution for its customers and in this capacity resells hardware, software and other IT equipment license and maintenance services in exchange for fixed fees. The Company selects the vendors and sells the products and services, including maintenance services, that best fit the customer’s needs. For sales of maintenance services and warranties, the customer obtains control at the point in time that the services to be provided by a third-party vendor are purchased by the customer and therefore the Company’s performance obligation to provide the overall systems solution is satisfied at that time. The Company’s customers generally pay within 30 to 60 days from the receipt of a customer-approved invoice.

For resale of services, including maintenance services, warranties, and extended warranties, the Company is acting as an agent as the primary activity for those services are fulfilled by a third party. While the Company may facilitate and act as a first responder for these services, the third-party service providers perform the primary maintenance and warranty services for the customer. Therefore, the Company is not primarily responsible for performing these services and revenue is recorded on a net basis.

Professional Services Revenue Recognition

SGS’s professional services include fixed fee contracts. Fixed fees are paid monthly, in phases, or upon acceptance of deliverables. For fixed fee contracts, the Company recognizes revenue evenly over the service period using a time-based measure because the Company is providing continuous service. Because the Company’s contracts have an expected duration of one year or less, the Company has elected the practical expedient in ASC 606-10-50-14(a) to not disclose information about its remaining performance obligations. Anticipated losses are recognized as soon as they become known. For the year ended December 31, 2021, SGS did not incur any such losses. These amounts are based on known and estimated factors. Revenues from time and material or firm fixed price long-term and short-term contracts are derived principally with various United States government agencies.

Convertible Debt

The Company’s debt instruments contain a host liability, freestanding warrants, and an embedded conversion feature. The Company uses the guidance under FASB ASC Topic 815 Derivatives and Hedging (“ASC 815”) to determine if the embedded conversion feature must be bifurcated and separately accounted for as a derivative under ASC 815. It also determines whether any embedded conversion features requiring bifurcation and/or freestanding warrants qualify for any scope exceptions contained within ASC 815. Generally, contracts issued or held by a reporting entity that are both (i) indexed to its own stock, and (ii) classified in shareholders equity, would not be considered a derivative for the purposes of applying ASC 815. Any embedded conversion features and/or freestanding warrants that do not meet the scope exception noted above are classified as derivative liabilities, initially measured at fair value, and remeasured at fair value each reporting period with change in fair value recognized in the Condensed Consolidated statements of operations. Any embedded conversion features and/or freestanding warrants that meet the scope exception under ASC 815 are initially recorded at their relative fair value in paid-in-capital and are not remeasured at fair value in future periods.

The host debt instrument is initially recorded at its relative fair value in long-term debt. The host debt instrument is accounted for in accordance with guidance applicable to non-convertible debt under FASB ASC Topic 470 Debt (“ASC 470”) and is accreted to its face value over the term of the debt with accretion expense and periodic interest expense recorded in the unaudited condensed consolidated statements of operations.

Issuance costs are allocated to each instrument in the same proportion as the proceeds that are allocated to each instrument. Issuance costs allocated to the debt hosted instrument are netted against the proceeds allocated to the debt host. Issuance costs allocated to freestanding warrants classified in equity are recorded in paid-in-capital.

Non-GAAP Financial information

EBITDA

EBITDA is defined as net income (loss) before interest, provision for (benefit from) income taxes, and depreciation and amortization. Adjusted EBITDA is used by our management as the matrix in which it manages the business. It is defined as EBITDA plus adjustments for other income or expense items, non-recurring items, and non-cash stock-based compensation.

Adjusted EBITDA for the year ended December 31, 2021, was a gain of $4.2 million compared to a gain of $1.3 million for the prior year period.

The following table presents a reconciliation of continuing and discontinued operations net income/loss attributable to stockholders of Sysorex, which is our GAAP operating performance measure, to Adjusted EBITDA for the years ended December 31, 2021, and 2020 (in thousands):

	December 31,
	2021 (As Restated)	2020
Net (loss) income	$(49,130)	$452
Interest expense	3,841	-
Depreciation and amortization	5,090	827
EBITDA	(40,199)	1,279
Adjustments:
Non-recurring one-time charges:
Merger charges	22,004	-
Debt Restructuring fee	2,000	-
Impairment of fixed assets	3,276	-
Loss Contingency on debt default	7,821	-
Change in fair value of debt conversion feature	6,278	-
Stock Compensation	113	-
Acquisition related costs – Accounting acquirer	2,884	-
Acquisition related costs – Accounting acquiree	209	-

Adjusted EBITDA	$4,386	$1,279

We have presented Adjusted EBITDA above because we believe it conveys useful information to investors regarding our operating results. We believe it provides an additional way for investors to view our operations, when considered with both our GAAP results and the reconciliation to net income (loss). By including this information, we can provide investors with a more complete understanding of our business. Specifically, we present Adjusted EBITDA as supplemental disclosure because of the following:

●	we believe Adjusted EBITDA is a useful tool for investors to assess the operating performance of our business without the effect of interest, income taxes, depreciation and amortization and other non-cash items including stock-based compensation, change in the fair value of shares to be issued, impairment of fixed assets and one-time charges including acquisition costs and the costs associated with public offerings; and

●	we believe that it is useful to provide to investors a standard operating metric used by management to evaluate our operating performance.

Even though we believe Adjusted EBITDA is useful for investors, it does have limitations as an analytical tool. Thus, we strongly urge investors not to consider this metric in isolation or as a substitute for net income (loss) and the other combined carve-out statement of operations data prepared in accordance with GAAP.

Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business or as a measure of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and providing Adjusted EBITDA only as supplemental information.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

Recently Issued Accounting Standards

None.

MANAGEMENT

The following table sets forth the names and ages of all of our current directors and executive officers. Our officers are appointed by, and serve at the pleasure of, the Company’s Board of Directors (the “Board”) and/or our Chief Executive Officer. On, September 22, 2022, at the Company’s Annual Meeting of its stockholders, Wayne Wasserberg, Zaman Kahn and William Stilley were elected to the Company’s Board of Directors, to serve for a term of one year, until the next annual meeting of stockholders and until their successors have been duly elected. Mr. Stilley resigned from his position as a member of the Company’s board of directors on October 31, 2022.

Name	Age	Position
Wayne Wasserberg	41	Director, Chief Executive Officer
Zaman Khan	54	Director, President
Vincent Loiacono	62	Chief Financial Officer

Wayne Wasserberg

Mr. Wasserberg has served as the Chief Executive Officer of Sysorex, Inc. and the President of TTM Digital Assets & Technologies, Inc., and a member of Sysorex’s Board of Directors since April 14, 2021. Mr. Wasserberg is an executive with more than 15 years of experience working with clients internationally across industries including structured finance, currency trading and arbitrage, alternative assets investments, and infrastructure and real estate development. Prior to joining the Company on April 14, 2021, Mr. Wasserberg was the President of Quantum Lexicon, a company focused on advisory services to technology innovation companies where he served from April 2020 until April 2021. Mr. Wasserberg founded and served as CEO of an international real estate brokerage and property management company, where he was directly involved in more than $200 million in closed transactions and where he served from October 2013 to December 2021. In this role, he also provided consulting to large multinational companies regarding their geographic expansions. Mr. Wasserberg began his career at International Sales Group and was responsible for more than $500 million in international sales within a flagship Trump property. Mr. Wasserberg holds a Bachelor of Science from State University of New York, Oneonta.

Zaman Khan

Mr. Khan has served as our President since August 2018. Mr. Khan has served as a member of our Board since July 2018. Mr. Khan has also served as the President of SGS since January 2017. From 1997 until January 2017, Mr. Khan served as the Executive Vice President at Intelligent Decisions, Inc., an information technology firm specialized in government contracting with an emphasis in intelligence space. From 1991 to 1996, Mr. Khan served as the Director of Business Development of WIN Laboratories, LTD, a manufacturer of WIN Labs computers and reseller specialized in government and commercial contracting. Mr. Khan’s strong background in technology startups, international business development, strategic operations, contract administration, and organizational leadership led us to the conclusion that he should serve as a member of our Board.

Vincent Loiacono

Mr. Loiacono has served as our Chief Financial Officer since August 2018. He has also served as the Chief Financial Officer of SGS since March 2018. From October 2015 through February 2018, Mr. Loiacono provided consulting and performed tax service projects, primarily in residential real estate, commercial banking and SEC reporting. From October 2014 to September 2015, Mr. Loiacono served as VP Finance, Operations and Analytic at Intelligent Decisions, Inc. From 2008 to 2012, Mr. Loiacono served as Chief Financial Officer of TerreStar Networks where he was responsible for scaling its business, providing strategic oversight of the development of its satellite phone and the launch of its commercial satellite. From 2005 through 2008, Mr. Loiacono served as the Senior Vice President and Principal Financial Officer at WorldSpace Radio Satellite Radio where he led the effort to raise $220 million in its initial public offering and the buildout of its international markets. Mr. Loiacono received a Bachelor of Business Administration degree in Accounting from CUNY-Bernard M. Baruch College in 1983. Mr. Loiacono is a member of the American Institute of Certified Public Accountants and is licensed as a Certified Public Accountant in New York.

Involvement in Certain Legal Proceedings

To the best of our knowledge, there is no involvement in legal proceedings during the past ten years that is required to be disclosed pursuant to Regulation S-K 401(f).

Board of Directors

Our Board may establish the authorized number of directors from time to time by resolution. The current authorized number of directors is three. Our current directors, if elected, will continue to serve as directors until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal.

We continue to review our corporate governance policies and practices by comparing our policies and practices with those suggested by various groups or authorities active in evaluating or setting best practices for corporate governance of public companies. Based on this review, we have adopted, and will continue to adopt, changes that the Board believes are the appropriate corporate governance policies and practices for our Company.

Our Board held thirteen meetings during 2021. No officer or member of our board of directors was delinquent in filing any Section 16 reports during 2021. No member of our Board attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which he or she was a director) and (ii) the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served), if any.

Independence of Directors

In determining the independence of our directors, we apply the definition of “independent director” provided under the listing rules of The NASDAQ Stock Market LLC. Pursuant to these rules, none of our directors are independent within the meaning of Nasdaq Listing Rule 5605.

There are no family relationships between any of the individuals who serve as members of our Board and as our executive officers.

Board Committees

Audit committee

We do have a separately designated standing audit committee (“AC”). The AC approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the AC reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor.

Compensation Committee, Corporate Governance and Nominating Committees

We currently are not required to have, and do not have, a compensation committee, a corporate governance and nominating committee, or any other Board committee performing equivalent functions. Currently, the members of our full Board participate in discussions concerning executive officer compensation and Board matters.

Stockholder Communications

Stockholders can communicate with the Company through the Company’s investor relations firm, Crescendo Communications LLC, (“firm”) which is noted on each press release issued by the Company. The firm then communicates with the Board of Directors on any inquiries.

Stockholder Proposals and Director Nominations

Stockholder proposals are reviewed by the Secretary for compliance with the requirements for such proposals set forth in Rule 14a-8 promulgated under the Exchange Act. Stockholder proposals that meet these requirements will be summarized by the Secretary. Summaries and copies of the stockholder proposals are circulated to the Chairman of the Board.

Stockholder nominations for directors are reviewed by the Secretary for compliance with the requirements for director nominations that are set forth in our Articles of Incorporation and Bylaws. Stockholder nominations for directors that meet these requirements are summarized by the Secretary. Summaries and copies of the nominations are then circulated to the Chairman of the Board.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to members of our Board, our executive officers, and our employees. The Code of Conduct is available on our website at https://sysorexinc.com/?page_id=2. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our Code of Ethics by posting such information on our website at the address specified above.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation earned by each of the following executive officers (each an “NEO” and collectively, our “NEOs”) for the fiscal years ended December 31, 2021, and 2020.

					Stock		Option		All Other
		Salary	Bonus		Awards		Awards		Compensation	Total
Name and Principal Position	Year	($)	($)		($)		($)		($)	($)

Wayne Wasserberg,	2021	$286,667	$100,000		$400,000	(1)	$—		$—	$786,667
Chief Executive Officer	2020	$—	$—		$—		$—		$—	$—
Zaman Khan,	2021	$300,000	$200,000	(2)	$14,700	(3)	$28,623	(4)	$—	$543,323
President	2020	$300,000	$200,000	(5)	$—		$—		$—	$500,000
Vincent Loiacono,	2021	$237,500	$60,000	(6)	$—		$28,623	(7)	$—	$326,123
Chief Financial Officer	2020	$175,000	$60,000	(8)	$—		$—		$—	$235,000

(1)	Pursuant to the terms of Mr. Wasserberg’s Employment Agreement (see “—Employment Agreements and arrangements—Wayne Wasserberg” below), the Company granted to Mr. Wasserberg 500,000 shares of common stock on July 20, 2021. This amount reflects the full grant date fair value of the stock award as measured pursuant to the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 as stock-based compensation in our consolidated financial statements. The fair value at the date of the grant was $0.40 per share. This amount does not necessarily correspond to the actual value that may be recognized from the stock award by Mr. Wasserberg. The remaining 500,000 shares of common stock were granted to Mr. Wasserberg on January 20, 2022. The fair value of the stock award at the date of grant was $0.40 per share.

(2)	Mr. Khan earned a bonus in the amount of $200,000 in 2021. As of April 15, 2021 $50,000 was accrued and unpaid. On April 15, 2021, in connection with the reverse triangular merger, the Company and Mr. Khan agreed to convert the full amount of the accrued and unpaid bonus to shares of common stock at a price per share of $0.569. Accordingly, on April 15, 2021, the Company issued 289,455 shares of common stock to Mr. Khan.

(3)	As of April 15, 2021, a loan in the amount of $14,700 made by Mr. Khan to the Company was recorded. The Company subsequently issued shares of common stock to Mr. Khan in lieu of such repayment of such loan. On April 15, 2021, in connection with the reverse triangular merger, the Company and Mr. Khan agreed to convert the full amount of the accrued and unpaid loan to shares of common stock at a price per share of $0.569. Accordingly, on April 15, 2021, the Company issued 289,455 shares of common stock to Mr. Khan.

(4)	On July 20, 2021, the Board of Directors granted an option to Mr. Khan to purchase 750,000 shares of common stock. These options were fully vested at grant. The fair value at the date of the grant was $0.24 per share. The fair value of the grant is amortized over the service life of the grant.

(5)	Mr. Khan earned a bonus in the amount of $200,000 in 2020. As of April 15, 2021, $100,000 was accrued and unpaid. On April 15, 2021, in connection with the reverse triangular merger, the Company and Mr. Khan agreed to convert the full amount of the accrued and unpaid bonus and loan to shares of common stock at a price per share of $0.569. Accordingly, on April 15, 2021, the Company issued 289,455 shares of common stock to Mr. Khan.

(6)	Mr. Loiacono earned a bonus in the amount of $60,000 in 2021. As of April 15, 2021, $15,000 was accrued and unpaid. On April 15, 2021, in connection with the reverse triangular merger, the Company and Mr. Loiacono agreed to convert the full amount of the accrued and unpaid bonus to shares of common stock at a price per share of $0.569. Accordingly, on April 15, 2021, the Company issued 79,086 shares of common stock to Mr. Loiacono.

(7)	On July 20, 2021, the Board of Directors granted an option to Mr. Loiacono to purchase 750,000 shares of common stock. These options were fully vested at grant. The fair value at the date of the grant was $0.24 per share. The fair value of the grant is amortized over the service life of the grant.

(8)	Mr. Loiacono earned a bonus in the amount of $60,000 in 2020. As of April 15, 2021, $30,000 was accrued and unpaid. On April 15, 2021, in connection with the reverse triangular merger, the Company and Mr. Loiacono agreed to convert the full amount of the accrued and unpaid bonus to shares of common stock at a price per share of $0.569. Accordingly, on April 15, 2021, the Company issued 79,086 shares of common stock to Mr. Loiacono.

Employment Agreements and Arrangements

Wayne Wasserberg

On May 7, 2021, the Company entered into an Employment Agreement with its Chief Executive Officer, Wayne Wasserberg, pursuant to which Mr. Wasserberg will continue to serve as the Chief Executive Officer of the Company and as President, Treasurer, and Secretary of its wholly owned subsidiary, TTM. Under the Employment Agreement, Mr. Wasserberg will receive an annual base salary of Four Hundred Thousand Dollars ($400,000). In addition, he was granted a sign-on bonus of Fifty Thousand Dollars ($50,000) and will receive an additional bonus of Fifty Thousand Dollars ($50,000) upon the Employee’s successful completion of six (6) months of employment with the Company. Further, the Employment Agreement states that additional bonus performance criteria are to be included within two (2) months of the effective date of the Employment Agreement, subject to approval of the board of directors of the Company (the “Board”). The Company also agreed that Mr. Wasserberg shall receive an initial stock grant of 200,000 shares of the Company’s common stock, once the employee stock option plan is approved by the Board and filed on Form S-8 with the Securities and Exchange Commission. The Employment Agreement subjects Mr. Wasserberg to customarily confidentiality, non-solicitation, and intellectual property assignment provisions. The Employment Agreement provides for a two-year term and may be terminated by either party in accordance with its terms. The Employment Agreement obligates the Company to remit certain cash payments to Mr. Wasserberg in connection with qualifying terminations, encompassing three termination scenarios: with Just Cause (as defined in the Employment Agreement), without Just Cause, and in the event of disability and death. Termination with Just Cause results in payments of the relevant portion of base salary, accrued and unused vacation, payments of unreimbursed expenses and receipt of the vested portion of any benefit plan (the “Just Cause Payments”). In the event, Mr. Wasserberg is terminated without Just Cause or within the twenty-four (24) month period following a Change of Control (as defined in the Employment Agreement), then the Company shall, in addition to the Just Cause Payments, (1) continue to pay his base salary for one month for every two months of employment after the effective date of the Employment Agreement up to a maximum of twelve (12) months subject to and conditioned upon Employee signing a full general release of any and all known and unknown claims against the Company; and (2) within forty-five days of termination pay to Employee one hundred percent of the value of any accrued but unpaid bonus that Employee otherwise would have received. If the employment of Mr. Wasserberg is terminated due to his disability or death, the Company will be required to pay to him or his estate the amounts required by law or disability plans and the Just Cause Payments.

On July 26, 2021, the Company and Mr. Wasserberg entered into an amendment to the Employment Agreement effective as of July 20, 2021 (the “Amendment”). The Amendment increased the total number of restricted shares of common stock issuable to Mr. Wasserberg pursuant to the Employment Agreement from 200,000 to 1,000,000 and provided that the entirety of the shares will be issued pursuant to the Company’s 2018 Equity Incentive Plan in accordance with the following vesting schedule: (i) 500,000 shares of common stock will be issued and vested as of July 20, 2021 and (ii) an additional 500,000 shares of restricted common stock will be issued and vested on January 20, 2022, provided that such issuance and vesting will occur only if Mr. Wasserberg remains an employee of the Company and TTM as of such date. On July 20, 2021, the Company issued 500,000 shares of restricted common stock to Mr. Wasserberg, and on January 20, 2021, the Company issued an additional 500,000 shares of restricted common stock to Mr. Wasserberg.

On September 9, 2022, the Company entered into Second Amendment to the Employment Agreement for Wayne Wasserberg, the Company’s Chief Executive Officer. The Second Amendment provides a minimum bonus of $100,000 for achievement of the bonus milestone. The bonus milestone is based upon the following:

1.	The sale of all or substantially all of the stock or assets of: (i) TTM, or (ii) Sysorex Government Services.

2.	The raising of five million dollars in financing by or before December 31, 2022, in one transaction or a series of related transactions.

Zaman Khan

In connection with the Spin-off, on August 31, 2018, the Company entered into an Amended and Restated Employment Agreement with Zaman Khan, pursuant to which Mr. Khan acts as the Chief Executive Officer for the Company and as the President of SGS. The term of the agreement is 24 months. Mr. Khan is paid an annual salary of $300,000 a year for his services (the “Khan Base Salary”). In addition to the Khan Base Salary, Mr. Khan receives a quarterly incentive bonus in the amount of $50,000 and is eligible to participate in any executive bonus pools, discretionary performance bonuses (based on targets or other performance objectives) or deferred compensation plans that the Company may establish in its sole discretion. Mr. Khan also receives medical, dental, and vision insurance coverage for him, his spouse and his children, to the same extent and on the same terms and conditions that such coverage is provided to other senior management employees of the Company and may participate in the Company’s 401(k) plan to the same extent and on the same terms and conditions that other senior management employees of the Company are permitted to participate. Mr. Khan is entitled to three weeks paid vacation per year and paid sick days to the same extent and on the same terms and conditions that the Company provides to its other senior management employees.

The Company may, in its sole discretion, terminate the agreement, including for Just Cause, as defined in the agreement. Mr. Khan may resign from his employment as a result of a material diminution of his duties, responsibilities, authority, and position with both the Company and SGS, or a material reduction in his compensation and benefits, or if he ceases to hold the position of Chief Executive Officer at the Company after a Change of Control, as defined in the agreement (each a “Khan Termination Event”). If the Company terminates the agreement without Just Cause or within 24 months following a Change of Control, or if Mr. Khan resigns his position as a result of a Termination Event, the Company must: (i) continue to pay to Mr. Khan the Khan Base Salary, subject to customary payroll practices and withholdings, for six months or for 12 months if he was employed for more than 24 months after the Effective Date (subject to and conditioned upon Mr. Khan signing a full general release of any and all known and unknown claims against the Company, SGS and their related parties) (the “Khan Severance Payment”); (ii) within 45 days of termination or resignation, pay to Mr. Khan 100% of the value of any accrued but unpaid bonus that he otherwise would have received; (iii) pay to Mr. Khan the value of any accrued but unpaid vacation time; (iv) pay to Mr. Khan any unreimbursed business expenses and travel expenses that are reimbursable under the agreement; (v) pay an amount equal to the Company’s monthly COBRA premium in effect on the date of termination for the number of months applicable to the Khan Severance Payment; and (vi) to the extent required under the terms of any benefit plan the vested portion of any benefit under such plan. If the Company terminates the agreement for Just Cause, Mr. Khan will receive only that portion of the Khan Base Salary, accrued but unused vacation pay, and unreimbursed business expenses, that has been earned or have been incurred through the date of termination and, to the extent required under the terms of any benefit plan, the vested portion of any benefit under such plan. Mr. Khan’s employment will be terminated immediately upon (i) his Disability, as defined in the agreement, for a period exceeding 3 months in any twelve-month period, or (ii) his death. If Mr. Khan’s employment is terminated due to Disability or death, the Company will be required to pay to him or his estate, unrelated to any amounts that he may receive pursuant to any short-term and long-term disability plans or life insurance plans, the Khan Base Salary and accrued but unpaid vacation pay earned through the date of termination, unreimbursed business expenses and to the extent required under the terms of any benefit plan, the vested portion of any benefit under such plan.

Mr. Khan has agreed to certain confidentiality, non-compete and non-solicitation provisions and the Company has agreed to indemnify Mr. Khan for acts undertaken in the course of his service so long as (i) he acted in good faith and in a manner he believed to be in, or not opposed to, the best interests of the Company and SGS, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) his conduct did not constitute gross negligence or willful or wanton misconduct.

Vincent Loiacono

The Company entered into an Employment Agreement with Vincent Loiacono, pursuant to which Mr. Loiacono acts as the Chief Financial Officer for the Company and SGS. Mr. Loiacono is paid an annual salary of $175,000 a year for his services (the “Loiacono Base Salary”). In addition to the Loiacono Base Salary, Mr. Loiacono receives a quarterly incentive bonus in the amount of $15,000 and is eligible to participate in any executive bonus pools, discretionary performance bonuses (based on targets or other performance objectives) or deferred compensation plans that the Company may establish in its sole discretion. Mr. Loiacono also receives medical, dental, and vision insurance coverage for him, his spouse and his children, to the same extent, and on the same terms and conditions that such coverage is provided to other senior management employees of the Company and may participate in the Company’s 401(k) plan to the same extent and on the same terms and conditions that other senior management employees of the Company are permitted to participate. Mr. Loiacono is entitled to three weeks paid vacation per year and paid sick days to the same extent and on the same terms and conditions as the Company provides to its other senior management employees.

The Company may, in its sole discretion, terminate the agreement, including for Just Cause, as defined in the agreement. Mr. Loiacono may resign from his employment as a result of a material diminution of his duties, responsibilities, authority, and position with both the Company and SGS, or a material reduction in his compensation and benefits, or if he ceases to hold the position of Chief Financial Officer at the Company after a Change of Control, as defined in the agreement (each a “Loiacono Termination Event”). If the Company terminates the agreement without Just Cause or within 24 months following a Change of Control, or if Mr. Loiacono resigns his position as a result of a Termination Event, the Company must: (i) continue to pay to Mr. Loiacono the Loiacono Base Salary, subject to customary payroll practices and withholdings, for one month for every 3 months of employment after the Effective Date up to a maximum of 6 months (subject to and conditioned upon Mr. Loiacono signing a full general release of any and all known and unknown claims against the Company, SGS and their related parties) (the “Loiacono Severance Payment”); (ii) within 45 days of termination or resignation, pay to Mr. Loiacono 100% of the value of any accrued but unpaid bonus that he otherwise would have received; (iii) pay to Mr. Loiacono the value of any accrued but unpaid vacation time; (iv) pay to Mr. Loiacono any unreimbursed business expenses and travel expenses that are reimbursable under the agreement; (v) pay an amount equal to the Company’s monthly COBRA premium in effect on the date of termination for the number of months applicable to the Loiacono Severance Payment; and (vi) to the extent required under the terms of any benefit plan the vested portion of any benefit under such plan. If the Company terminates the agreement for Just Cause, Mr. Loiacono will receive only that portion of the Loiacono Base Salary, accrued but unused vacation pay, and unreimbursed business expenses, that has been earned or have been incurred through the date of termination and, to the extent required under the terms of any benefit plan, the vested portion of any benefit under such plan. Mr. Loiacono’s employment will be terminated immediately upon (i) his Disability, as defined in the agreement, for a period exceeding 3 months in any twelve-month period, or (ii) his death. If Mr. Loiacono’s employment is terminated due to Disability or death, the Company will be required to pay to him or his estate, unrelated to any amounts that he may receive pursuant to any short-term and long-term disability plans or life insurance plans, the Loiacono Base Salary and accrued but unpaid vacation pay earned through the date of termination, unreimbursed business expenses and to the extent required under the terms of any benefit plan, the vested portion of any benefit under such plan.

Mr. Loiacono has agreed to certain confidentiality, non-compete and non-solicitation provisions and the Company has agreed to indemnify Mr. Loiacono for acts undertaken in the course of his service so long as (i) he acted in good faith and in a manner he believed to be in, or not opposed to, the best interests of the Company and SGS, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) his conduct did not constitute gross negligence or willful or wanton misconduct.

On February 16, 2021, the Company entered into an amendment (“Amendment No. 1”) to the Employment Agreement, by and between the Company and Vincent Loiacono, the Company’s Chief Financial Officer. Pursuant to the terms of Amendment No. 1, Mr. Loiacono’s base salary was set at $250,000 per year and an indemnification clause was added to the Employment Agreement.

On August 10, 2022, the Company entered into a second Amendment (“Amendment No. 2”) to Employment Agreement, by and between the Company and Vincent Loiacono, the Company’s Chief Financial Officer. Pursuant to the terms of Amendment No. 2, the parties amended the termination provisions of the original employment agreement, as amended. Amendment No. 2 provides that the Company, in its sole discretion, may terminate Mr. Loiacono’s employment for any reason without Just Cause (as defined in the employment agreement, as amended) at any time. If (a) the Company terminates Mr. Loiacono’s employment without Just Cause, or (b) within 24 months following a change of control, Mr. Loiacono resigns as a result of and upon a material diminution of his duties, responsibilities, authority, and position, or a material reduction of his compensation and benefits, or if he ceases to hold the position of Chief Financial Officer after a change of control, the Company will, among other things: (l) continue to pay Mr. Loiacono’s base salary for one month for every two months of employment after the effective date up to a maximum of 12 months (as opposed to six months under the original agreement, as amended); and (2) within 45 days of termination or resignation, pay to Mr. Loiacono 100% of the value of any accrued but unpaid bonus. Except as set forth in Amendment No. 2, the original employment agreement, as amended, remains in full force and effect.

Outstanding Equity Awards at Fiscal Year-End

The following table includes outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to our NEOs as of December 31, 2021.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2021

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Wayne Wasserberg	-		-	-	$	N/A	-
					$
Zaman Khan	750,000	(1)	-	-		$2.00	7/19/2031
					$
Vincent Loiacono	750,000	(1)	-	-		$2.00	7/19/2031

(1)	Represents a grant by the Board of Directors on July 20, 2021, of an option purchase 750,000 shares of common stock at an exercise price of $2.00 per share. The grant was fully vested on the date of grant.

Securities Authorized for Issuance under Equity Compensation Plans

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants or rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)
Equity compensation plans approved by security holders	1,656,000	$2.00	6,424,000
Equity compensation plans not approved by security holders	-	N/A	-
Total	1,656,000	$2.00	6,424,000

On July 30, 2018, the board of directors and the stockholders of the Company approved the Company’s 2018 Equity Incentive Plan (the “2018 Plan”), which enables the Company to grant stock options, share appreciation rights, restricted stock, restricted stock units, share awards, performance unit awards, and cash awards to associates, directors, consultants, and advisors of the Company and its affiliates, and to improve the ability of the Company to attract, retain, and motivate individuals upon whom the Company’s sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company. The 2018 Plan is to be administered by the Board, which shall have discretion over the awards and grants there under. The aggregate maximum number of shares of common stock for which stock options or awards may be granted pursuant to the 2018 Plan is 80,000, which number will be automatically increased on the first day of each quarter, beginning on January 1, 2019 and for each quarter thereafter, by a number of shares of common stock equal to the least of (i) 10,000 shares,(ii) 10% of the shares of common stock issued and outstanding on that date, or (iii) a lesser number of shares that may be determined by the board. No awards may be issued after July 30, 2028.

On July 20, 2021, the Board of Directors of the Company approved an amendment (the “Plan Amendment”) of the Company’s 2018 Equity Incentive Plan (as so amended, the “Plan”) to increase the number of shares of the Company’s common stock reserved for issuance thereunder by 8,000,000 shares. The Plan Amendment became effective immediately.

The following discussion summarizes the material terms of the Plan. This discussion is not intended to be complete and is qualified in its entirety by reference to the full text of the Plan, which is included as an exhibit to this registration statement.

Administration

The Plan will be administered by a committee designated by the Board, provided, however, that if the Board fails to designate a committee, the Board will administer the Plan. The committee has the authority to authorize awards to eligible persons, including employees (including our executive officers), directors and other service providers. The committee has the authority to determine the terms of awards, including exercise and purchase price, the number of shares subject to awards, the value of our common stock, the vesting schedule applicable to awards, the form of consideration, if any, payable upon exercise or settlement of an award and the terms of award agreements for use under the Plan.

All grants under the Plan will be evidenced by an award agreement that will incorporate the terms and conditions of the Plan as the committee deems necessary or appropriate.

Types of Awards

The Plan provides for the granting of (i) options to purchase shares of our common stock in the form of Incentive Stock Options or Nonqualified Options, (ii) stock appreciation rights (SARs) in the form of Tandem SARs or Free-Standing SARs, (iii) share awards in the form of Bonus Shares, Restricted Shares or Restricted Share Units, (iv) Performance Units and (v) Cash-Based Awards.

●	Incentive and Nonqualified Stock Options. The committee determines the exercise price of each stock option. The exercise price of an NQSO may not be less than the fair market value of our common stock on the date of grant. The exercise price of an incentive stock option may not be less than the fair market value of our common stock on the date of grant if the recipient holds 10% or less of the combined voting power of our securities, or 110% of the fair market value of a share of our common stock on the date of grant otherwise.

●	Stock Grants. The committee may grant stock, including restricted stock, to any eligible person. The stock grant will be subject to the conditions and restrictions determined by the committee. The recipient of a stock grant shall have the rights of a stockholder with respect to the shares of stock issued to the holder under the Plan.

●	Stock-Based Awards. The committee may grant other stock-based awards, including SARs and restricted share units, with terms approved by the committee, including restrictions related to the awards. The holder of a stock-based award shall not have the rights of a stockholder.

●	Performance Unit Awards. The committee may grant performance unit awards. A performance unit is a right to receive, contingent upon the attainment of specified performance measures within a specified performance period, a specified cash amount or, in lieu thereof and to the extent set forth in the applicable award agreement, shares having a fair market value equal to such cash amount.

Coverage Eligibility

The committee determines the individuals who are eligible to receive awards from the Plan.

Termination of Service

Upon termination of an award recipient’s service, the disposition of any award shall be determined by the committee and be set forth in the award agreement.

Transferability

Awards under the Plan may not be transferred except by will or by the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the agreement relating to such award, to the holder’s family members, a trust or entity established by the holder for estate planning purpose, or a charitable organization designated by the holder, in each case, without consideration.

Adjustment

In the event of a stock dividend, stock split, recapitalization or reorganization or other change in the capital structure, the committee will make appropriate adjustments to the awards.

Change in Control

In the event of a Change in Control, as defined in the Plan, the Board, in its sole discretion, may (i) allow the immediate exercise of awards subject to vesting or deem lapsed any restriction period or performance period to which an award is subject, (ii) provide that some or all outstanding awards shall terminate without consideration as of the date of such Change in Control, (iii) require that shares of the corporation or other entity resulting from such Change in Control, or a parent thereof, be substituted for some or all of the shares subject to an outstanding award, with an appropriate and equitable adjustment to such award as shall be determined by the Board, and/or (iv) require outstanding awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (A) a cash payment in an amount equal to (1) in the case of an option or an SAR, the number of shares then subject to the portion of such option or SAR surrendered multiplied by the excess, if any, of the fair market value of a share as of the date of the Change in Control, over the purchase price or base price per share subject to such option or SAR, (2) in the case of an award of shares, the number of shares then subject to the portion of such award surrendered multiplied by the fair market value of a share as of the date of the Change in Control, and (3) in the case of awards based on performance, the value of the performance units then subject to the portion of such award surrendered; (B) shares of the corporation or other entity resulting from such Change in Control, or a parent thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

Amendment and Termination

The Plan was approved by the Board on July 30, 2018. Unless terminated earlier by the Board, the Plan will terminate on July 30, 2028. Termination of the Plan will not affect the terms or conditions of any award granted prior to termination The Board may amend the Plan as it deems advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including any rule of the Nasdaq Capital Market or any other stock exchange on which shares are then traded; provided, however, that no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.

Director Compensation

Any non-employee directors of Sysorex will be paid an annual fee equal to $80,000, payable quarterly. Accordingly, William B. Stilley earned fees of $26,000 for his service as a non-employee director during 2021.

In addition, upon the designation of committees of the Board, we expect that the Board will approve an additional annual fee to be paid to the chair of each committee of the Board. Fees to independent directors may be made by issuance of common stock, based on the value of such common stock at the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent. We expect that each director that is not an executive officer may also receive grants under the Plan. We expect that any of our executive officers who also serve as directors, however, will not be separately compensated by us for their service as directors. We expect that all members of the Board will be reimbursed for reasonable costs and expenses incurred in attending meetings of our Board.

2021 Director Compensation Table

Name	Fees earned or paid in cash		Stock Awards		Option Awards	Non-equity incentive plan compensation	Nonqualified deferred compensation earnings	All Other Compensation	Total
William B. Stilley (1)	$26,000	(2)	$20,000	(3)	$-	$-	$-	$-	$46,000

(1)	Mr. Stilley was appointed as a member of our Board of Directors on September 3, 2021. On October 31, 2022, Mr. Stilley, submitted his resignation as a director.

(2)	Of this amount, the Company paid Mr. Stilley $6,000. The remaining $20,000 was accrued and unpaid as of December 31, 2021.

(3)	Mr. Stilley was issued 50,000 restricted shares. The fair value at the date of the grant was $0.40 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, based on our knowledge, certain information as of November 17, 2022, regarding the beneficial ownership of our common stock by the following persons:

●	each person or entity who, to our knowledge, owns more than 5% of our common stock,

●	our NEOs.

●	each director; and

●	all our directors and current executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the following table have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 2,484,426,501 shares of our common stock outstanding as of November 16, 2022. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person that are currently exercisable or that will become exercisable within 60 days of November 16, 2022. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the following table is c/o Sysorex, Inc., 13880 Dulles Corner Lane, Suite 120, Herndon, Virginia 20171.

	Amount
	and
	nature of
	beneficial	Percent of
Name of Beneficial Owner	ownership	Class
Named Executive Officers and Directors:
Wayne Wasserberg	1,000,000	*
Zaman Khan(1)	1,039,455	*
Vincent Loiacono(2)	829,086	*

All Directors and Executive Officers as a Group (3 persons)	2,868,541	*

More than 5% Beneficial Owners
Brian M. Herman(3)	306,055,273	8.78%
James Resnick and Lidia Resnick(4)	300,000,000	8.61%
Andrew Resnick(5)	300,000,000	8.61%
Brian Kantor(6)	450,100,000	9.99%

(1)	Represents (i) 289,455 shares of common stock held directly by Mr. Khan; and (ii) 750,000 shares of common stock that Mr. Khan has the right to acquire upon exercise of vested stock options.

(2)	Represents (i) 79,086 shares of common stock held directly by Mr. Loiacono; and (ii) 750,000 shares of common stock that Mr. Loiacono has the right to acquire upon exercise of vested stock options.

(3)	The number of shares of common stock beneficially owned by Mr. Herman include (a) 106,055,273 shares of common stock held directly and (b) 200,000,000 shares of our common stock issuable upon exercise of the Warrants held by Mr. Hermann, which Warrants are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such warrants will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 9.99%, of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. The address of Mr. Herman is 7464 Fairway Trail, Boca Raton Florida 33487.

(4)	The number of shares of common stock beneficially owned by James Resnick and Lidia Resnick include (a) 100,000,000 shares of common stock held directly and (b) 200,000,000 shares of our common stock issuable upon exercise of the Warrants held by James Resnick and Lidia Resnick, which Warrants are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such warrants will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 9.99%, of the number of shares of common stock outstanding immediately after giving effect to such exercise. The address of James Resnick and Lidia Resnick is 2700 Bay Avenue, Miami Beach Florida 33140.

(5)	The number of shares of common stock beneficially owned by Andrew Resnick include (a) 100,000,000 shares of common stock held directly and (b) 200,000,000 shares of our common stock issuable upon exercise of the Warrants held by Andrew Resnick, which Warrants are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such warrants will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 9.99%, of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. The address of Andrew Resnick is 2700 Bay Avenue, Miami Beach Florida 33140.

(6)	Brian Kantor, the Managing Member of Kantor Family Investments, Inc. has voting and dispositive control of the securities held by Kantor Family Investments, Inc. and Brian Kantor, the Managing Member of B.K. Consulting Group LLC has voting and dispositive control of the securities held by B.K. Consulting Group LLC. The number of shares of common stock beneficially owned by Kantor Family Investments, Inc. include (a) 50,000,000 shares of common stock held directly and (b) 100,000,000 shares of our common stock issuable upon exercise of the Warrants held by Kantor Family Investments, Inc, which Warrants are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such warrants will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 9.99%, of the number of shares of common stock outstanding immediately after giving effect to such exercise. The number of shares of common stock beneficially owned by B.K. Consulting Group LLC include (a) 100,100,000 shares of common stock held directly and (b) 200,000,000 shares of our common stock issuable upon exercise of the Warrants held by B.K. Consulting Group LLC, which Warrants are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such warrants will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 9.99%, of the number of shares of common stock outstanding immediately after giving effect to such exercise. Mr. Kantor’s address is 21290 NE 23rd Avenue, Miami Florida 33180.

*	less than 1% of the issued and outstanding shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons.

The Board reviews issues involving potential conflicts of interest, and reviews and approves all related party transactions, including those required to be disclosed as a “related party” transaction under applicable federal securities laws. The Board has not adopted any specific procedures for conducting reviews of potential conflicts of interest and considers each transaction in light of the specific facts and circumstances presented. However, to the extent a potential related party transaction is presented to the Board, the Company expects that the Board would become fully informed regarding the potential transaction and the interests of the related party and would have the opportunity to deliberate outside of the presence of the related party. The Company expects that the Board would only approve a related party transaction that was in the best interests of the Company, and further would seek to ensure that any completed related party transaction was on terms no less favorable to the Company than could be obtained in a transaction with an unaffiliated third party. Other than as described below, no transaction requiring disclosure under applicable federal securities laws occurred during fiscal year 2021 that was submitted to the Board for approval as a “related party” transaction.

Related Party Transactions

SEC regulations define the related person transactions that require disclosure to include any transaction, arrangement or relationship in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years in which we were or are to be a participant and in which a related person had or will have a direct or indirect material interest. A related person is: (i) an executive officer, director or director nominee, (ii) a beneficial owner of more than 5% of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control.

For the period from January 1, 2021, through the date of this report (the “Reporting Period”), described below are certain transactions or series of transactions between us and certain related persons.

Effective April 1, 2021, the Company entered into a variety of contracts with CoreWeave, Inc. (“CoreWeave”).

Asset Contribution and Exchange Agreement

On April 1, 2021, CoreWeave contributed 3,130 GPU of data mining equipment with 150 gigahash of computing power to the Company in exchange for an equity interest representing 28.65% of the outstanding pre-merger equity of TTM Digital prior to the merger transaction with Sysorex for a total value of approximately $12 million. As a result of the merger, and in consideration for the 28.65% ownership of TTM Digital. CoreWeave was issued 35,588,548 shares of Sysorex common stock at the merger.

Lease to Buy Purchase Order

The Company acquired 1,344 GPU data mining equipment with 125 gigahash of computing power in a lease to buy arrangement. The Company agreed to total payments of $2.2 million over 180 days subject to acceleration based on the completion of certain corporate events. Revenue generated by operation of the equipment from April 1, 2021, shall be credited against the purchase price until payment of the balance of the purchase price. The Company has determined that the fair value of the installment payments is $2.1 million and will record $70,000 in financing interest costs for the aggregate $2.2 million in installment payments. The Company recognized approximately $70,000 of such interest expenses for the year ended December 31, 2021, respectively.

Hosting Facilities Services Order

The Hosting Facility Services Order (the “Hosting Contract”) provided for the provision of hosting facility space and services by CoreWeave. The services are paid for in advance of the service month and the initial term of the hosting services is through June 30, 2022, which renews automatically for successive one year renewal terms unless either party terminates within sixty (60) days of the expiration of the then current term. At the signing of the Hosting Contract an estimated 382 data mining rigs were covered at an estimated monthly cost of approximately $21,556 ($260,000 per year). For the three and nine months ended September 30, 2022, the Company recorded $0 and $129,334 in mining costs within discontinued operations on the statement of operations. The Company terminated the Hosting Facilities Services Order effective June 30,2022.

Services Agreement

The initial term of the Services Agreement runs from April 1, 2021, through December 31, 2022, and automatically renews thereafter for successive one (1)-year terms unless either party provides written notice to the other of nonrenewal within sixty (60) days of the expiration of the then current Term. The initiation of the Services Agreement required a one-time payment of $100,000. The monthly base management fee was set to $20.00 per GPU-based Mining System (approximately $20,000 per month), and $6.50 per ASIC-based Mining System. Base management fees are paid in arrears and due within fifteen (15) days of invoice receipt. If, during any calendar month of the Term, CoreWeave operates on average, more than 1,500 Mining Systems on behalf of the Company, the Base Management Fee with respect to the excess Mining Systems above 1,500 is discounted by 40%. For the three and nine months ended September 30, 2022, the Company recorded $0 and $143,640 in mining costs within discontinued operations on the condensed statement of operations. The Company terminated the Service agreement effective June 30,2022.

Master Services Agreement

On April 29, 2021, the Company entered into a Master Services Agreement with CoreWeave to provide support to management relating to cryptocurrency expertise, marketing, and other operational matters for a three-month term. The compensation for these services is a fixed fee of $35,000 per 30-day period, which includes 175 hours per period. The Company recorded $105,000 and in service costs for the year ended December 31, 2021. Effective February 24, 2022, the master services agreement has been terminated.

First Choice International Company, Inc (“First Choice”)

On July 9, 2021, the Company executed an agreement whereby First Choice will provide consulting services to the Company. The Company paid First Choice a fully earned flat fee of $175,000 for its services. The Agreement shall extend for an initial period of six (6) months. Unless immediate termination is otherwise specifically permitted herein, the Company may cancel the agreement by providing thirty (30) calendar days written notice. Notwithstanding, in the event of a Termination Notice, all the compensation due during the Term or any extension thereof shall be deemed fully earned and/or immediately due and payable.

Bespoke Growth Partners, Inc. (“Bespoke”)

Effective July 13, 2020, the Company entered into a consulting agreement with Bespoke. Subsequently, on January 13, 2021, the Company and Bespoke agreed to enter into an Expansion Agreement. Pursuant to the expansion agreement, the Company issued to Bespoke 250,000 shares of restricted common stock, of which 20,000 were earned as of the effective date of the original agreement and 230,000 which were earned as a result of the expansion agreement. The issuance of the shares was included within the Sysorex Recapitalization shares associated with the reverse merger on April 14, 2021.

Effective as of April 15, 2021, the Company entered into a consulting agreement with Bespoke. Under the terms of the consulting agreement, the Company agreed to total compensation for services of $975,000 which of which $775,000 was paid during the year ended December 31, 2021. The Company made an additional payment in accordance with the agreement of $200,000 in January 2022. The Company expensed this advisory fee during the nine months ended September 30, 2022, which is recorded as consultant fees in general and administrative operating costs in the condensed consolidated statement of operations. As of June 30, 2022, the Bespoke consulting agreement has expired.

Effective as of January 13, 2022, the Company entered into a consulting agreement with Bespoke. Under the terms of the consulting agreement, the Company is to pay Bespoke a gross advisory fee of $975,000 for identifying the Ostendo acquisition and services related to the Company. On March 23, 2022, the Company paid off the balance owed for this service. The Company expensed the advisory fee during the nine months ended September 30, 2022, which is recorded as consultant fees in general and administrative in the condensed consolidated statement of operations.

Ressense LLC

On August 4, 2021, the Company executed a six (6) month business advisory services agreement with Ressense LLC. The services to be provided include potential business activities including acquisition, merger and reverse merger opportunities. As compensation for the performance of services, the Company paid and recorded $125,000 for the year ended December 31, 2021. The business advisory services agreement expired January 31, 2022.

Style Hunter, Inc.

On September 26, 2021, the Company acquired a 5% minority interest in Style Hunter, Inc. (“Hunt”).  The investment in Hunt is part the assets that TTM is exploring the possibility of selling. The Hunt issued 613,723 shares of its common stock: par value $0.0001 per share for $0.81470 per share for a total price of $500,000. The Company shall have a one-time option to purchase an additional $500,000 of the Common Stock (“Option”) on or before the 360-day anniversary of Closing Date as follows: (i) if the Buyer exercises its Option prior to the 90-day anniversary of Closing Date the per-share purchase price of the additional shares of Common Stock (the “Option Price”) shall be $0.81470 (a $10,000,000 Company valuation), (ii) if the Buyer exercises its Option after the 90-day anniversary of Closing Date, but prior to the 180-day anniversary of Closing Date, the Option Price will be $1.22200 (a $15,000,000 Company valuation), or (iii) if the Buyer exercises its option after the 180-day anniversary of Closing the Option Price will be $2.03670 (a $25,000,000 Company valuation).

One Percent Investments, Inc.

On June 21, 2022, the Company executed a four (4) month business advisory services agreement with One Percent Investments, Inc. The services to be provided include potential future merger and/or acquisition activities, strategic alliances, joint ventures, and advisory services in connection with the Company’s desire to up-list to a national stock exchange. As compensation for the performance of services, the Company paid $125,000 for the respective service period. Additional compensation in the amount of $500,000 will be rendered in connection with the up-listing process. The Company recognized $93,750 and $103,125 of expense during the three and nine months ended September 30, 2022, which is recorded as consultant fees in general and administrative operating costs in the condensed consolidated statement of operations, and $21,875 of prepaid expense in current assets in the condensed consolidated balance sheets.

Amendments to Employment Agreements

On August 10, 2022, the Company entered into Amendment No. 2 (“Amendment No. 2”) to Employment Agreement, by and between the Company and Vincent Loiacono, the Company’s Chief Financial Officer. Pursuant to the terms of Amendment No. 2, the parties amended the termination provisions of the original employment agreement, as amended. Amendment No. 2 provides that the Company, in its sole discretion, may terminate Mr. Loiacono’s employment for any reason without Just Cause (as defined in the employment agreement, as amended) at any time. If (a) the Company terminates Mr. Loiacono’s employment without Just Cause, or (b) within 24 months following a change of control, Mr. Loiacono resigns as a result of and upon a material diminution of his duties, responsibilities, authority, and position, or a material reduction of his compensation and benefits, or if he ceases to hold the position of Chief Financial Officer after a change of control, the Company will, among other things: (l) continue to pay Mr. Loiacono’s base salary for one month for every two months of employment after the effective date up to a maximum of 12 months (as opposed to six months under the original agreement, as amended); and(2) within 45 days of termination or resignation, pay to Mr. Loiacono 100% of the value of any accrued but unpaid bonus. Except as set forth in Amendment No. 2, the original employment agreement, as amended, remains in full force and effect.

On September 9, 2022, the Company entered into Second Amendment to the Employment Agreement for Wayne Wasserberg, the Company’s Chief Executive Officer. The Second Amendment provides a minimum bonus of $100,000 for achievement of the bonus milestone. The bonus milestone is based upon the following:

1.	The sale of all or substantially all of the stock or assets of: (i) TTM, or (ii) Sysorex Government Services.

2.	The raising of five million dollars in financing by or before December 31, 2022, in one transaction or a series of related transactions.

DESCRIPTION OF SECURITIES

As of the date of filing of this Registration Statement, the Company’s common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our articles of incorporation, as amended, and our bylaws, as amended, each of which is incorporated herein by reference to this Registration Statement and each of which are filed as exhibits hereto. We encourage you to read our articles of incorporation as amended, our bylaws and the applicable provisions of the Nevada Revised Statutes for additional information.

Authorized and Outstanding Capital Stock

As of November 16, 2022, we had 3,010,000,000 authorized shares of capital stock, par value $0.00001 per share, of which 3,000,000,000 were shares of common stock and 10,000,000 were shares of “blank check” preferred stock. As of November 16, 2022, we had 2,484,426,501 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

We do not currently have enough authorized shares of common stock under our Articles of Incorporation, as amended, to meet all of our potential obligations to third parties.

Our Articles of Incorporation, as amended, provide for 3,000,000,000 authorized shares of our common stock. As of November 16, 2022, we have 2,484,426,501 shares of common stock issued and outstanding. As of November 11, 2022, holders of our convertible debentures have delivered notices of conversion covering an aggregate of 617,635,347 shares of common stock. If we issued the shares that are subject to the notices of conversion that have been delivered, it would result in us issuing more shares than what we have authorized. Accordingly, in order to meet all of such obligations, we will need to amend our Articles of Incorporation, as amended, to increase the authorized shares of our common stock. We can give no assurance that we will obtain the requisite affirmative vote of our shareholders to so amend our Articles of Incorporation, as amended, which could materially adversely affect our financial condition and the market for our shares.

Common Stock

The holders of our common stock will be entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds; however, we expect that our board of directors will retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Anti - takeover Provisions in Our Articles of Incorporation and Bylaws

Authorized But Unissued Preferred Stock

As discussed above, we will be authorized to issue a total of 10,000,000 shares of preferred stock. Our articles of incorporation provide that the board of directors may issue preferred stock by resolution, without any action of the stockholders. In the event of a hostile takeover, the board of directors could potentially use this preferred stock to preserve control.

Amending the Bylaws

Our articles of incorporation authorize the board, exclusively, to adopt, amend or repeal our bylaws.

Special Meetings of Stockholders

Our articles of incorporation provide that special meetings of our stockholders may be called at any time only by (i) the Board of Directors, (ii) any two directors, (iii) the Chairperson of the Board or (iv) the Chief Executive Officer or the President together with one non-employee director. Stockholders may not call a special meeting for any purpose.

Filling Vacancies

Our articles of incorporation provide that, subject to the rights, if any, of the holders of shares of preferred stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancy on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director.

Removal of Directors

The provisions of our bylaws may make it difficult for our stockholders to remove one or more of our directors. Our bylaws provide that the entire board of directors, or any individual director, may be removed from office at any special meeting of stockholders called for such purpose by vote of the holders of two-thirds of the voting power entitling the stockholders to elect directors in place of those to be removed. Our bylaws also provide that when the holders of the shares of any class or series voting as a class or series are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series.

Board Action Without Meeting

Our bylaws provide that the board may take action without a meeting if all the members of the board consent to the action in writing. Board action through consent allows the board to make swift decisions, including in the event that a hostile takeover threatens current management.

No Cumulative Voting

Neither our bylaws nor our articles of incorporation provide the right to cumulate votes in the election of directors. This provision means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. Non-cumulative voting makes it more difficult for an insurgent minority stockholder to elect a person to the board of directors.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The Nevada Revised Statutes provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

The Nevada Revised Statutes Section 78.7502 provides that: (1) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful (2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper and (3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

The Nevada Revised Statutes Section 78.751 provides that: (1) Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to Section 78.751 subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion (2) The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law and (3) The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2 above, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred; (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our articles of incorporation and bylaws include provisions that indemnify, to the fullest extent allowable under the Nevada Revised Statutes, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of Sysorex, or for serving at the request of Sysorex as a director or officer or another position at another corporation or enterprise, as the case may be. Our articles of incorporation and bylaws also provide that Sysorex must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the Nevada Revised Statutes. Sysorex’s bylaws expressly authorize Sysorex to carry insurance to protect Sysorex’s directors and officers against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not Sysorex would have the power to indemnify such person.

The limitation of liability and indemnification provisions in Sysorex’s articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against Sysorex’s directors and officers, even though such an action, if successful, might otherwise benefit Sysorex and its stockholders. However, these provisions do not limit or eliminate Sysorex’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, Sysorex pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any Sysorex directors, officers or employees for which indemnification is sought.

In addition, we intend to enter into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our articles of incorporation and bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, penalties fines and settlement amounts actually and reasonably incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any other entity to which the person provides services at our request. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons such as directors and officers.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Sysorex by means of a proxy contest, tender offer, merger or otherwise.

Listing

Our shares of common stock are quoted on the OTCQB market of the OTC Markets Group, Inc. under the symbol “SYSX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company. The transfer agent and registrar’s address is at 480 Washington Blvd 26th Floor, Jersey City, NJ 07310. The transfer agent’s telephone number is (212) 805-7100.

SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the shares of Common Stock underlying the Warrants and all the shares of Common Stock registered for resale covered by this prospectus. The Selling Securityholders are offering for resale (i) up to 500,000,000 shares of our common stock, par value $0.00001 per share (“Common Stock”) held by the Selling Securityholders and (ii) up to 500,000,000 shares of Common Stock (the “Warrant Shares”) upon the exercise of 500,000,000 warrants (“Warrants”) held by Selling Securityholders, which entitle them to purchase Common Stock at exercise price of $0.001 per share. See the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

The following table provides, as of November 17, 2022, information regarding the beneficial ownership of our Common Stock and Warrants held by each Selling Securityholder, the securities that may be sold by each Selling Securityholder under this prospectus and the number and percentage of securities that each Selling Securityholder will beneficially own after this offering. Applicable percentages are based on 500,000,000 shares of Common Stock offered for resale and 500,000,000 shares of Common Stock underlying the Warrant 1s and 500,000,000 shares of Common Stock underlying the Warrant 2s as of November 17, 2022.

The Selling Securityholders are not making any representation that any shares of Common Stock covered by this prospectus will be offered for sale. Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

We may amend or supplement this prospectus from time to time in the future to update or change this Selling Securityholders list and the securities that may be resold.

See the section entitled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Common Stock to be Offered Pursuant to this	Number of Shares of Common Stock Beneficially Owned after Offering
Name of Selling Stockholder	Number (1)	Percent (2)	Prospectus (3)	Number	Percent (2)
Brian M. Herman (4)	306,055,273	8.78%	200,000,000	106,055,273	3.04%
James Resnick and Lidia Resnick (5)	300,000,000	8.61%	200,000,000	100,000,000	2.87%
Andrew Resnick (6)	300,000,000	8.61%	200,000,000	100,000,000	2.87%
Kantor Family Investments, Inc. (7)	150,000,000	4.30%	100,000,000	50,000,000	1.43%
B.K. Consulting Group LLC (8)	300,100,000	8.61%	200,000,000	100,100,000	2.87%
Bigger Capital Fund, LP (9)	75,001,933	2.15%	50,000,000	25,001,933	* %
District 2 Capital Fund LP (10)	75,000,000	2.15%	50,000,000	25,000,000	* %

*	less than 1% of the issued and outstanding shares of common stock.

(1)	The amounts and percentages of Common Stock beneficially owned are determined in accordance with the SEC’s rules, pursuant to which a person is deemed to be a “beneficial owner” of a security if that person has or shares voting or investment power or has the right to acquire such power within 60 days through exercise of any option, warrant or other right. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock.

(2)	Based on 2,484,426,501 shares of common stock issued and outstanding.

(3)	The shares of Common Stock shown in this column includes shares of Common Stock that are offered for resale by the Selling Securityholders.

(4)	The number of shares of Common Stock beneficially owned by Mr. Herman include (a) 106,055,273 shares of Common Stock held directly and (b) 200,000,000 shares of our Common Stock issuable upon exercise of the Warrants held by Mr. Hermann, which Warrants are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such warrants will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 9.99%, of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. The address of Mr. Herman is 7464 Fairway Trail, Boca Raton Florida 33487.

(5)	The number of shares of Common Stock beneficially owned by James Resnick and Lidia Resnick include (a) 100,000,000 shares of Common Stock held directly and (b) 200,000,000 shares of our Common Stock issuable upon exercise of the Warrants held by James Resnick and Lidia Resnick, which Warrants are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such warrants will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 9.99%, of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. The address of James Resnick and Lidia Resnick is 2700 Bay Avenue, Miami Beach Florida 33140.

(6)	The number of shares of Common Stock beneficially owned by Andrew Resnick include (a) 100,000,000 shares of Common Stock held directly and (b) 200,000,000 shares of our Common Stock issuable upon exercise of the Warrants held by Andrew Resnick, which Warrants are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such warrants will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 9.99%, of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. The address of Andrew Resnick is 2700 Bay Avenue, Miami Beach Florida 33140.

(7)	The number of shares of Common Stock beneficially owned by Kantor Family Investments, Inc. include (a) 50,000,000 shares of Common Stock held directly and (b) 100,000,000 shares of our Common Stock issuable upon exercise of the Warrants held by Kantor Family Investments, Inc, which Warrants are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such warrants will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 9.99%, of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. Brian Kantor, the Managing Member of Kantor Family Investments, Inc. has voting and dispositive control of the securities held by Kantor Family Investments, Inc. The address of Kantor Family Investments, Inc. is 21290 NE 23rd Avenue, Miami Florida 33180.

(8)	The number of shares of Common Stock beneficially owned by B.K. Consulting Group LLC include (a) 100,100,000 shares of Common Stock held directly and (b) 200,000,000 shares of our Common Stock issuable upon exercise of the Warrants held by B.K. Consulting Group LLC, which Warrants are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such warrants will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 9.99%, of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. Brian Kantor, the Managing Member of B.K. Consulting Group LLC has voting and dispositive control of the securities held by B.K. Consulting Group LLC. The address of B.K. Consulting Group LLC is 21290 NE 23rd Avenue, Miami Florida 33180.

(9)	The number of shares of Common Stock beneficially owned by Bigger Capital Fund, LP include (a) 25,001,933 shares of Common Stock held directly and (b) 50,000,000 shares of our Common Stock issuable upon exercise of the Warrants held by Bigger Capital Fund, LP, which Warrants are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such warrants will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 9.99%, of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. Michael Bigger, the Managing Member of the GP of Bigger Capital Fund, LP has voting and dispositive control of the securities held by Bigger Capital Fund, LP. The address of Bigger Capital Fund, LP is 2250 Red Springs Drive Las Vegas, NV 89135.

(10)	The number of shares of Common Stock beneficially owned by District 2 Capital Fund LP include (a) 25,000,000 shares of Common Stock held directly and (b) 50,000,000 shares of our Common Stock issuable upon exercise of the Warrants held by District 2 Capital Fund LP, which Warrants are subject to, as applicable, certain beneficial ownership limitations, which provide that a holder of such warrants will not have the right to exercise any portion thereof if such holder, together with its affiliates, would beneficially own in excess of 9.99%, of the number of shares of Common Stock outstanding immediately after giving effect to such exercise. Michael Bigger, the Managing Member of the GP of District 2 Capital Fund LP has voting and dispositive control of the securities held by District 2 Capital Fund LP. The address of District 2 Capital Fund LP is 14 Wall Street, Huntington, NY, 11743.

PLAN OF DISTRIBUTION

Issuance of Common Stock Underlying Warrants

Pursuant to the terms of the Warrants, the shares of Common Stock issuable upon exercise thereof will be distributed to those Warrant holders who surrender the certificates representing the Warrants and provide payment of the exercise price to the Company. The warrants have an exercise price of $0.001 per share of Common Stock. In the event that there is no effective registration statement registering the shares underlying the Warrants, then the Warrants may be exercised by means of a “cashless exercise” at the holder’s option to exercise the warrants without the payment of any cash.

Resale of Common Stock by Selling Securityholders

We are registering Common Stock offered by this prospectus on behalf of the Selling Securityholders. The Selling Securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Common Stock received after the date of this prospectus from a Selling Securityholder as a gift, pledge, limited liability company or partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their securities on the OTCQB (in the case of our Common Stock) or any other stock exchange, market or trading facility on which such securities are traded or in private transactions. The shares registered for resale in this prospectus being offered by the Selling Securityholders will be sold at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of their Common Stock or interests therein:

●	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

●	in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	through the settlement of short sales (including short sales “against the box”), in each case subject to compliance with the Securities Act and other applicable securities laws;

●	through one or more underwriters in a public offering on a firm commitment or best-efforts basis;

●	an exchange distribution in accordance with the rules of the applicable exchange, if any;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	broker-dealers may agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;

●	directly to one or more purchasers;

●	in other ways not involving market makers or established trading markets;

●	by pledge to secure debts and other obligations;

●	through agents; or

●	in any combination of the above or by any other legally available means.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer their securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The Selling Securityholders may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealers or other financial institutions of securities offered by this prospectus, which securities such broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of the securities offered by them will be the purchase price of the security less discounts or commissions, if any. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of their securities to be made directly or through agents. We will not receive any of the proceeds from the resale of securities being offered by the Selling Securityholders named herein. However, we will receive proceeds from the exercise of the Warrants if they are exercised by a holder thereof.

The Selling Securityholders also may resell all or a portion of their securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Securityholders and any broker-dealer participating in the distribution of the securities will be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the securities is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Blue Sky Restrictions on Resale

In order to comply with the securities laws of some states, if applicable, our securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

If a Selling Securityholder wants to sell its securities under this prospectus in the United States, the Selling Securityholder will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemptions from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act, or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a Selling Securityholder will be able to advise a Selling Securityholder in which states our securities are exempt from registration with that state for secondary sales.

Any person who purchases our securities from a Selling Securityholder offered by this prospectus who then wants to sell such securities will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement that includes this prospectus becomes effective, and a Selling Securityholder indicates in which state(s) such Selling Securityholder desires to sell such Selling Securityholder’s securities, we will be able to identify whether such Selling Securityholder will need to register or will be able to rely on an exemption therefrom.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of their securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including certain liabilities under the Securities Act and state securities laws, relating to the registration of the securities offered by this prospectus.

We are required to pay all of our fees and expenses incident to the registration of the securities covered by this prospectus, including with regard to compliance with state securities or “blue sky” laws. The registration expenses of any registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective, will be borne by the Company.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. The availability for sale of a substantial number of shares of our common stock acquired through the exercise of outstanding warrants could materially adversely affect the market price of our common stock. In addition, sales of our common stock in the public market after the restrictions lapse as described below, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Sale of Restricted Shares

As of November 16, 2022, there were 2,484,426,501 shares of Common Stock issued and outstanding. Of the approximately 2,484,426,501 shares of our common stock outstanding as of November 16, 2022, approximately 1,933,270,220 shares are tradable without restriction. The remaining shares are “restricted securities” within the meaning of Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including a person who may be deemed an “affiliate” of a company, who has beneficially owned restricted securities for at least six months may sell, within any three-month period, a number of shares that does not exceed the greater of: (1) 1% of the then-outstanding shares of common stock, or (2) if and when the common stock is listed on a national securities exchange, the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice, and availability of current public information about our company. A person who is not deemed to have been an affiliate of us at any time during the 90 days preceding a sale by such person, and who has beneficially owned the restricted shares for at least one year, is entitled to sell such shares under Rule 144 without regard to any of the restrictions described above.

We cannot estimate the number of shares of our common stock that our existing stockholders will elect to sell under Rule 144.

Transfer Agent

The transfer agent and registrar for our Common Stock is Computershare Trust Company. The transfer agent and registrar’s address is at 480 Washington Blvd 26th Floor, Jersey City, NJ 07310. The transfer agent’s telephone number is (212) 805-7100.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations generally applicable to the acquisition, ownership and disposition of our Common Stock and Warrants. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our securities who hold the securities as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare contribution tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

●	financial institutions or financial services entities;

●	broker-dealers;

●	insurance companies;

●	governments or agencies or instrumentalities thereof;

●	regulated investment companies;

●	real estate investment trusts;

●	expatriates or former long-term residents of the United States;

●	persons that actually or constructively own five percent or more of our voting shares;

●	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	dealers or traders subject to a mark to market method of accounting with respect to the securities;

●	persons holding the securities as part of a “straddle,” hedge, constructive sale, conversion or other integrated or similar transaction;

●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

●	partnerships or other pass through entities for U.S. federal income tax purposes; and

●	tax exempt entities.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. tax law other than the U.S. federal income tax (such as gift, estate or Medicare contribution taxes) or except as discussed below, any tax reporting obligations of a holder of our securities. This discussion also assumes that any distribution made (or deemed made on our securities and any consideration received (or deemed received) by a holder from the sale or other disposition of our securities will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

Personal Holding Company Status

We could be subject to a second level of U.S. federal income tax on a portion of our income if we are determined to be a personal holding company, or PHC, for U.S. federal income tax purposes. A U.S. corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations, pension funds and charitable trusts) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation’s adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, certain royalties, annuities and, under certain circumstances, rents).

Depending on the date and size of our transactions, at least 60% of our adjusted ordinary gross income may consist of PHC income as discussed above. In addition, depending on the concentration of our stock in the hands of individuals, including the members of our sponsor and certain tax-exempt organizations, pension funds and charitable trusts, more than 50% of our stock may be owned or deemed owned (pursuant to the constructive ownership rules) by such persons during the last half of a taxable year. Thus, no assurance can be given that we will not become a PHC following this offering or in the future. If we are or were to become a PHC in a given taxable year, we would be subject to an additional PHC tax, currently 20%, on our undistributed PHC income, which generally includes our taxable income, subject to certain adjustments. The PHC requirements may apply to us in the taxable year of the offering and/or future taxable years.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our securities who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has in effect a valid election to be treated as a U.S. person.

Taxation of Distributions. If we pay cash distributions to U.S. holders of shares of our Common Stock, such distributions generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities. Upon a sale or other taxable disposition of our securities which, in general, would include a redemption of common stock or warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in such securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the securities so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to various limitations that are not described herein because a discussion of such limitations depends on each U.S. holder’s particular facts and circumstances.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its securities so disposed of. A U.S. holder’s adjusted tax basis in its common stock or warrants generally will equal the U.S. holder’s acquisition cost less, in the case of a share of common stock, any prior distributions treated as a return of capital.

Exercise or Lapse of a Warrant. Except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder generally will not recognize taxable gain or loss from the acquisition of common stock upon exercise of a warrant for cash. The U.S. holder’s tax basis in the share of our Common Stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the warrant and the exercise price. It is unclear whether a U.S. holder’s holding period for the shares of Common Stock received upon exercise of the warrants will commence on the date of exercise of the warrant or the day following the date of exercise of the warrants; in either case, the holding period will not include the period during which the U.S. holder held the warrants. If a warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the common stock received would equal the holder’s basis in the warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period for the shares of Common Stock would be treated as commencing on the date of exercise of the warrant or the day following the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the common stock would include the holding period of the warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered warrants equal to the number of common shares having a value equal to the exercise price for the total number of warrants to be exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value the warrants deemed surrendered and the U.S. holder’s tax basis in the warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the common stock received would equal the sum of the fair market value of the warrants deemed surrendered and the U.S. holder’s tax basis in the warrants exercised. It is unclear whether a U.S. holder’s holding period for the shares of Common Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions. The terms of each warrant provide for an adjustment to the number of shares of Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants — Public Stockholders’ Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to the U.S. holders of such shares as described under “U.S. holders — Taxation of Distributions” above. For example, if the exercise price of the warrants is decreased as a result of certain taxable dividends paid to holders of the common stock (as contemplated by the terms of the warrant in certain circumstances), then the amount by which such exercise was decreased could be considered an increase in the warrant holder’s proportionate interest in our assets or earnings and profits, which may result in a constructive distribution to holders of the warrants. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest. For certain information reporting purposes, we are required to determine the date and amount of any such constructive distributions. Recently proposed Treasury regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our securities, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our securities who or that is, for U.S. federal income tax purposes:

●	a non resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

●	a foreign corporation; or

●	an estate or trust that is not a U.S. holder;

but does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of a security.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “Non-U.S. holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Exercise of a Warrant. The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “U.S. holders — Exercise or Lapse of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described below in “Non-U.S. holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities.”

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Securities. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our securities unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

●	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our securities, and, in the case where shares of our Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Common Stock. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our securities will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our securities from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a U.S. real property holding corporation if the fair market value of our “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our securities. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our securities, and, beginning January 1, 2019, sales or other disposition proceeds from our securities to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner of the payment that is not a foreign financial institution (or that is a foreign financial institution entitled to a reduced rate of withholding tax with respect to such payment under an income tax treaty) generally may be entitled to a refund or credit of any amounts withheld by filing a U.S. federal income tax return and providing certain other information to the IRS (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in our securities.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Anthony L.G., PLLC, 625 N. Flagler Drive, Suite 600, West Palm Beach, Florida 33401.

EXPERTS

Our balance sheets as of December 31, 2021 and 2020 and the related statement of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2021 and 2020 included in this registration statement and prospectus have been audited by Friedman LLP, independent registered public accounting firm, as indicated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s ability to continue as a going concern and an emphasis of matter regarding uncertainty in connection with the Company’s digital asset activity) with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing. The audit practice of Friedman LLP was combined with Marcum LLP effective September 1, 2022. On October 3, 2022, the Board of Directors of the Company approved the dismissal of Friedman LLP and the engagement of Marcum LLP to serve as the independent registered public accounting firm of the Company. The services previously provided by Friedman LLP will now be provided by Marcum LLP.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by Nevada law, our amended and restated certificate of incorporation, as amended, and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC the registration statement on Form S-1 under the Securities Act for the common stock offered for resale by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information relating to us and our common stock, reference is made to the registration statement, including its exhibits and schedules. Statements made in this prospectus relating to any contract or other document are not necessarily complete and you should refer to the exhibits attached to or incorporated by reference into the registration statement for copies of the actual contract or document.

The registration statement on Form S-1, of which this prospectus forms a part, including exhibits, is available at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with, or furnish to, the SEC at its public reference facilities:

Public Reference Room Office

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call (202) 551-8090 for further information on the operations of the public reference facilities.

SYSOREX, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Sysorex, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Sysorex, Inc. and subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years ended December 31, 2021 and 2020, and the related notes and schedules (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years ended December 31, 2021 and 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Previously Issued Financial Statements

As discussed in Note 1A to the accompanying financial statements, the Company has restated its 2021 financial statements to correct an error.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a working capital deficiency, an accumulated deficit, and has incurred significant losses and cash outflows from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter- Digital Asset Activities

In forming our opinion, we have considered the adequacy of the disclosures and accounting policies included in the financial statements concerning among other things the risks and uncertainties related to the Company’s digital asset activities. The risks and rewards to be recognized by the Company associated with its digital asset activities will be dependent on many factors outside of the Company’s control. Uncertainties related to the regulatory regimes governing blockchain technologies, digital assets, cryptocurrency exchanges and new international, federal, state and local regulations or policies may materially adversely affect the Company. The currently uncertain and immature nature of the digital asset markets, including clearing, settlement, custody and trading mechanisms, the dependency on information technology to sustain digital asset continuity, as well as valuation and volume volatility all subject digital assets to unique risks of theft, loss or other misappropriation. Furthermore, these factors also contribute to the significant uncertainty with respect to the future viability and value of digital assets. Our opinion is not modified with respect to this matter.

/s/ Friedman LLP

We have served as the Company’s auditor since 2021.

New York, New York

April 14, 2022, except for the effects of the restatement discussed in Note 1A, Note 12, Note 13, and Note 19 to the consolidated financial statements, as to which the date is May 23, 2022.

PCAOB ID Number 711

Sysorex, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands of dollars, except number of shares and par value data)

	December 31,
	2021	2020
Assets	(As Restated)
Current Assets
Cash and cash equivalents	$659	$67
Digital assets	5,202	24
Accounts receivable, net	3,023	-
Prepaid expenses and other current assets	1,402	-
Assets held for sale	6,071	-
Current assets – discontinued operations	-	17
Total Current Assets	16,357	108

Mining Equipment, net	4,077	-
Intangible assets, net	2,553	-
Goodwill	1,634	-
Operating lease right-of-use asset, net	558	-
Other assets	103	-
Noncurrent assets - discontinued operations	-	1,916
Total Assets	$25,282	$2,024

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	6,724	-
Accrued liabilities	2,382	-
Short Term Debt	19,439	-
Conversion feature derivative liability	8,355	-
Operating lease obligation, current	49	-
Deferred Revenue	932	-
Current liabilities - discontinued operations	-	199
Total Current Liabilities	37,881	199

Operating lease obligation - noncurrent	509	-
Total Liabilities	38,390	199

Commitments and Contingencies

Stockholders’ Equity
Common stock, par value $0.00001 per share, 499,560,659 shares authorized; 145,713,591 shares issued as of December 31, 2021, and 66,431,920 shares issued as of December 31, 2020, 145,638,212 shares outstanding as of December 31, 2021, and 66,431,920 shares outstanding as of December 31, 2020	1	-
Treasury stock, at cost, 75,379 shares as of December 31, 2021, and 0 shares as of December 31, 2020	-	-
Subscription receivables	-	(100)
Additional paid-in-capital	36,156	2,060
Accumulated Deficit	(49,265)	(135)
Total Stockholders’ (Deficit) Equity	(13,108)	1,825
Total Liabilities and Stockholders’ Equity	$25,282	$2,024

The accompanying notes are an integral part of these consolidated financial statements

Sysorex, Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands of dollars, except share and per share data)

	For the Year Ended
	December 31,
	2021	2020
Revenues	(As Restated)
Mining income	$4,394	$-
Product revenue	6,516	-
Services revenue	1,756	-
Total Revenues	12,666	-

Operating costs and expenses
Mining cost	457	-
Product cost	6,036	-
Services cost	868	-
Sales and marketing	954	-
General and administrative	9,672	-
Management fee	321	145
Depreciation	2,510	-
Impairment of fixed assets	3,276	-
Impairment of digital assets	704	-
Amortization of intangibles	407	-
Total Operating Costs and Expenses	25,205	145

Loss from Continuing Operations	(12,539)	(145)

Other Income (Expense)
Merger charges	(22,004)	-
Restructuring fee	(2,000)	-
Interest expense	(3,841)	-
Loss contingency on debt default	(7,821)	-
Revaluation of conversion feature derivative liability	(6,278)	-
Gain on sale of digital assets	106	44
Other income, net	11	-
Total Other Income (Expense)	(41,827)	44

Loss from continuing operations before Income taxes	(54,366)	(101)

Income tax benefit	-	-

Loss from continuing operations	(54,366)	(101)
Gain from discontinued operations, net of tax	5,236	553
Net (Loss) Income	$(49,130)	$452

Net Loss per share - basic and diluted - continuing operations	$(0.39)	$(0.001)
Net Income per share - basic and diluted - discontinued operations	$0.04	$0.007
Weighted Average Shares Outstanding - basic and diluted	139,061,084	75,540,013

The accompanying notes are an integral part of these consolidated financial statements

Sysorex, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

For the Years Ended December 31, 2021, and 2020

(In thousands, except share data)

	Common Stock		Treasury Stock		Additional Paid-In	Subscription	Accumulated
	Shares	Amount	Shares	Amount	Capital	Receivables	Deficit	Total
Balance – December 31, 2019	55,776,240	$-	-	$-	$2,671	$(100)	$(587)	$1,984
Issuance of members’ equity	10,655,680	-	-	-	600	-	-	600
Distributions to shareholders	-	-	-	-	(1,211)	-	-	(1,211)
Net Income	-	-	-	-	-	-	452	452
Balance – December 31, 2020	66,431,920	-	-	-	2,060	(100)	(135)	1,825
Payment of subscription receivable	-	-	-	-	-	100	-	100
Distributions to shareholders	-	-	-	-	(1,521)	-	-	(1,521)
Exercise of Moon warrants	14,607,980	-	-	-	-	-	-	-
Shares issued:								-
Mining equipment	35,588,548	-	-	-	12,000	-	-	12,000
Sysorex Recapitalization	25,985,633	-	-	-	19,401	-	-	19,401
TTM digital/Sysorex merger	494,311	1	75,379	-	280	-	-	281
Professional services	1,529,820	-	-	-	2,577	-	-	2,577
Up North/Bitworks transaction	1,000,000	-	-	-	400	-	-	400
Convertible debt warrants	-	-	-	-	896	-	-	896
Stock based compensation	-	-	-	-	63	-	-	63
Net Loss (As Restated)	-	-	-	-	-	-	(49,130)	(49,130)
Balance - December 31, 2021 (As Restated)	145,638,212	$1	75,379	$-	$36,156	$-	$(49,265)	$(13,108)

The accompanying notes are an integral part of these consolidated financial statements.

Sysorex, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2021, and 2020

(In thousands, except share data)

	For the Year Ended
	December 31,
	2021	2020
Cash Flows from Operating Activities	(As Restated)
Net loss from continuing operations	$(54,366)	$(101)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	2,917	-
Stock based compensation expense	113	-
Amortization of debt discount and debt issuance costs	2,173	-
Realized gain on sale of digital assets	(106)	(44)
Gain on settlement of vendor liabilities	(145)	-
Impairment of data mining assets	3,276	-
Impairment of digital assets	704	-
Loss contingency on debt default	7,821	-
Change in fair value of debt conversion feature	6,278
Issuance of shares in exchange for services	2,577	-
Merger charges	22,004	-
Debt restructuring fee	2,000	-
Changes in assets and liabilities:
Digital assets - mining net of pool fees and management fees	(18,153)	(966)
Prepaid assets and other current assets	(173)	-
Accounts receivable and other receivables	1,650	2
Accounts payable	8,729	-
Accrued liabilities and other current liabilities	2,859	-
Net cash used in operating activities- continuing operations	(9,842)	(1,109)
Net cash provided by operating activities – discontinued operations	1,369	595
Net cash used in operating activities	(8,473)	(514)

Cash Flows from Investing Activities
Proceeds from sale of digital assets	3,670	555
Purchase of mining equipment	(50)	-
Reverse acquisition of Sysorex business	28	-
Up North business combination, net of cash received	(34)	-
Net cash provided by investing activities -continuing operations	3,614	555
Net cash used in investing activities – discontinued operations	(1,436)	(582)
Net cash provided by (used in) investing activities	2,178	(27)

Cash Flows from Financing Activities
Repayment of loans	(4,349)	-
Payments for convertible debt transaction costs	(1,279)	-
Issuance of Members Interest	100	554
Proceeds received from issuance of convertible debt	12,415	-
Net cash provided by financing activities- continuing operations	6,887	554
Net cash provided by financing activities – discontinued operations	-	20
Net cash provided by financing activities	6,887	574

Net increase in cash and cash equivalents	592	33

Cash and cash equivalents at beginning of period	67	34
Cash and cash equivalents at end of period	$659	$67

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$344	$-
Income taxes	-	-

Supplemental disclosure of noncash investing and financing activities:
Sysorex recapitalization	$19,401	$-
Debt discount attributed to the fair value of the warrants	896	-
Debt discount attributed to the fair value of the conversion option	2,077	-
Equipment exchanged for equity	7,620	-
Equipment acquired through lease purchase arrangement	2,130	-
Digital assets received for members interest	-	46
Distributions of digital assets to members	1,521	1,211
Payments of short-term borrowing with digital assets	1,091	-
Right of use assets exchanged for lease obligation	558	-

The accompanying notes are an integral part of these consolidated financial statements.

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature and description of Business

Description of Business

Sysorex, Inc. is a technology company focused on Ethereum mining and the Ethereum blockchain and information technology solutions primarily in the public sector segments including federal, state and local governments. The Company has two wholly owned subsidiaries: TTM Digital Assets & Technologies, Inc. (“TTM Digital”) and Sysorex Government Services, Inc. (“SGS”). Following the Company’s Merger with TTM Digital in April 2021, the Company shifted its business focus to the mining of Ethereum and opportunities related to the Ethereum blockchain. In addition to the mining of Ethereum, the Company continues to operate its wholly owned subsidiary, SGS, a business that provides information technology products, solutions, and services to federal, state, and local government, including system integrators. SGS provides these services to enable its customers to manage, protect, and monetize their enterprise assets whether on-premises, in the cloud, or via mobile technology. The Company is headquartered in Virginia.

TTM Digital was originally formed as a Delaware limited liability company on June 28, 2017, under the name of TTM Ventures LLC. Thereafter, on March 30, 2021, it filed a certificate of conversion to a non-Delaware entity with the Secretary of State of the State of Delaware together with Articles of Conversion and Articles of Incorporation with the Nevada Secretary of State filed on the same date. As a result, of such conversion, TTM Digital has become a Nevada corporation under the name of “TTM Digital Assets & Technologies, Inc

Note 1A — Restatement of Previously Issued Financial Statements

Background

Subsequent to the filing of the Original Form 10-K, on May 17, 2022, the Company’s management determined that its prior conclusion that the “conversion feature” of the Company’s 12.5% senior secured convertible debentures (the “Debentures”) qualified for equity classification and, therefore, qualified for the application of the guidance in the Financial Accounting Standards Board’s (the “FASB”) Accounting Standards Update (ASU) 2020-06 was incorrect. Management has determined that the conversion feature was a liability classified derivative under the FASB’s Accounting Standards Codification (ASC) 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity from the inception requiring recognition at fair value for each reporting period.

The Company’s management and in agreement with the audit committee have determined that the previously issued financial statements for the year ended December 31, 2021, and the unaudited interim financial information for the three and nine month period ended September 30, 2021 “the Affected period should no longer be relied upon due to this error and require restatement. The correction of this error is included in the accompanying Consolidated Financial Statements in this Amended 10-K, the financial effect of this error from previously reported information for the year ended December 31, 2021, has resulted in an increase in net loss of $8.4 million, primarily as a result of a $6.3 million in fair value expense on the derivative conversion liability, interest expense increase of $0.9 million and an increase in the loss contingency on debt default of $1.2 million.

The amendment also includes restated unaudited financial information as of September 30, 2021, and for the three and nine months ended. See Note 20.

Restatement Adjustment

The table below presents the impact of the restatement adjustments on the Company’s previously reported consolidated balance sheet as of December 31, 2021 (in thousands):

	December 31, 2021
	As Previously Reported	Adjustments	As Restated
Conversion Feature derivative liability	$-	$8,355	$8,355
Total current liabilities	29,526	8,355	37,881
Accumulated deficit	(40,910)	(8,355)	(49,265)
Total stockholders’ deficit	(4,753)	(8,355)	(13,108)

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The table below presents the impact of the restatement adjustments on the Company’s previously reported consolidated statements of operations for the year ended December 31, 2021 (in thousands):

	Year ended December 31, 2021
	As Previously Reported	Adjustments	As Restated
Other Income (Expense)
Loss contingency on debt default	$(6,594)	$(1,227)	$(7,821)
Revaluation of conversion feature derivative liability	-	(6,278)	(6,278)
Interest Expense	(2,991)	(850)	(3,841)
Net Loss – continuing operations	(46,011)	(8,355)	(54,366)
Net Loss per share - basic and diluted - continuing operations	$(0.33)	(0.06)	(0.39)
Weighted Average Shares Outstanding - basic and diluted	139,061,084	-	139,061,084

The table below presents the impact of the restatement adjustments on the Company’s previously reported consolidated statement of cash flows for the year ended December 31, 2021 (in thousands):

	Year ended December 31, 2021
	As Previously Reported	Adjustments	As Restated
Net loss from continuing operations	$(46,011)	$(8,355)	$(54,366)
Changes in adjustment to reconcile net loss to net cash used in operating activities
Loss contingency on debt default	6,594	1,227	7,821
Change in fair value of derivative liability	-	6,278	6,278
Amortization of debt discount and debt issuance costs	1,323	850	2,173
Net cash used in operating activities	$(8,473)	-	(8,473)

Note 2 — Going Concern

As of December 31, 2021, the Company had an approximate cash balance of $0.6 million, working capital deficit of approximately $(22.0) million, and an accumulated deficit of approximately $49.3 million. The aforementioned factors raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the date of issuance of these financial statements. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern within one year after the date the consolidated financial statements are issued.

The Company does not believe that its capital resources as of December 31, 2021, its ability to mine cryptocurrency, its expected sale of certain mining assets and data center, availability on the SGS SouthStar credit facility to finance purchase orders and invoices, reauthorization of key vendors and credit limitation improvements will be sufficient to fund planned operations. As a result, the Company will need additional funds to support its obligations for the next twelve months. The Company continues to explore a number of other possible solutions to its financing needs, including additional efforts to raise additional capital as needed, through the issuance of equity, equity-linked or debt securities, as well as possible transactions with other companies, strategic partnerships, and other mechanisms for addressing our financial condition. As such, on March 24, 2022, Company executed an agreement with a third party which includes certain binding and non-binding provisions. Pursuant to the agreement, the Company and the third party agreed to certain terms related to the Company’s sale of approximately 75% of its Ethereum mining assets and certain associated real property which is expected to close on May 24, 2022. The transaction is a sale of assets in exchange for stock. There can be no assurance that the Company will consummate the sale.

If the Company is unable to raise additional capital on terms acceptable to the Company and on a timely basis, the Company will be required to downsize or wind down its operations through liquidation, bankruptcy, or sale of its assets.

Note 3 — Basis of Presentation

TTM Digital Reverse Merger and Sysorex Recapitalization

On April 8, 2021, the Company, TTM Digital, and TTM Acquisition Corp., a Nevada corporation, a wholly owned subsidiary of Sysorex (“MergerSub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Under the terms of the Merger Agreement, the parties agreed that Sysorex would acquire TTM Digital by way of a reverse triangular merger, subject to certain closing conditions (the “Merger”). On April 14, 2021 (the “Effective Time”), the closing conditions delineated in the Merger Agreement were satisfied and the Merger closed. At the Effective Time, the MergerSub was merged with and into TTM Digital with TTM Digital surviving the Merger.

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Under the terms of the Merger Agreement, the shareholders of TTM Digital received a right to receive an aggregate of 124,218,268 shares of Sysorex common stock, $0.00001 par value per share (the “Merger Shares”) in exchange for their shares of TTM Digital. Simultaneously, upon the issuance of the Merger Shares to the TTM Digital shareholders, Sysorex was issued all of the authorized capital of TTM Digital and TTM Digital became a wholly owned subsidiary of Sysorex (together, the “Combined Company”). The Merger resulted in a change of control, with the shareholders of TTM Digital receiving that number of Merger Shares equal to approximately eighty percent (80%) of the outstanding shares of capital stock of Sysorex including the effect of the Sysorex Recapitalization as discussed in TTM Digital Reverse Merger and Sysorex Recapitalization. Due to the TTM Digital shareholders acquiring a controlling interest in Sysorex after the merger, the transaction was accounted for as a reverse acquisition for accounting purposes, with TTM Digital being the accounting acquirer and reporting entity. Therefore, the historical amounts presented prior to the Merger are those of TTM Digital. The Merger is accounted for under the acquisition method of accounting applied to Sysorex as the accounting acquiree under the guidance of the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 805 Business Combinations (“ASC 805”). In accordance with acquisition method guidance under ASC 805, the purchase consideration was $0.3 million.

As discussed in Note 5 Segment Reporting after the completion of the Merger the Company reports two segments (“TTM Digital” and “Sysorex Government Services”) which are also defined as reporting units for impairment assessment purposes. See Note 5- Segment Reporting and Note 6, Discontinued Operations for additional information.

In the purchase price allocation of the fair value of assets acquired and liabilities assumed, the Company has recognized an excess of net liabilities assumed over the determined fair value of the Sysorex Government Services Reporting Unit. The excess of the purchase price over the net liabilities assumed was allocated to goodwill in the amount of $1.6 million based upon the underlying value of the Sysorex Government Services Reporting Unit with any additional excess determined to be a separate transaction from the business combination attributable to acquisition-related costs for the benefit of the TTM Digital shareholders in achieving liquidity for their shares as publicly traded instruments. These costs were determined to not have future economic benefits or synergies to the Combined Company operations and were expensed as of the Effective Time under the caption “Merger Charges” in the accompanying consolidated statement of operations.

Subsequent to the Merger Agreement the majority of the Sysorex debt, certain liabilities classified as current and a forward consulting contract with a former member Sysorex board of director’s (the “Debt Items”) aggregating $19.4 million were converted to 34,097,255 Sysorex shares when fully issued (the “Sysorex Recapitalization”). 25,985,633 shares were immediately issued, a prefunded warrant was issued for 5,111,622 shares and the right to receive 3,000,000 shares of Sysorex stock at a future date at the option of the holder subject to certain events. As a result of the Debt Items not having original contractual conversion features the holders of the Debt Items are not classified as owners of Sysorex in the Merger and the Sysorex Recapitalization is accounted for as a separate transaction occurring immediately following the Merger under the guidance of ASC 805. Under the Exchange Agreement executed with each debt holder, the Debt Items were converted at a contractual conversion rate of $0.569 per share (the “Conversion Price”). As a part of the Sysorex Recapitalization, the Company recognized $2.0 million in debt restructuring fees expense and consulting contract costs of $0.7 million in the consolidated statement of operations for the period ended December 31, 2021, respectively.

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the fair value of the identified assets acquired and liabilities assumed at the Merger date, the effect of the Sysorex Recapitalization on the assets acquired and liabilities assumed, and the net assets acquired, and liabilities assumed for the aggregate of the reverse acquisition and Merger Charges and Sysorex Recapitalization separate transactions:

	Reverse	Sysorex	Aggregate
	Acquisition	Recapitalization	Fair
(In thousands of dollars)	Fair Value	Fair Value	Value

Cash	$28	$-	$28
Accounts receivable	4,673	-	4,673
Prepaid assets and other current assets	2,551	(1,289)	1,262
Property and equipment	7	-	7
Goodwill	1,634	-	1,634
Customer Relationships Intangible	1,900	-	1,900
Tradename Intangible	1,060	-	1,060
Other assets	29	-	29
Accounts payable	(10,437)	519	(9,918)
Accrued liabilities	(2,722)	1,589	(1,133)
Deferred revenue	(590)	-	(590)
Short term debt	(7,136)	3,871	(3,265)
Long term debt	(12,711)	12,711	-
Other liabilities	(9)	-	(9)

Fair value allocated to net assets / (liabilities)	$(21,723)	$17,401	$(4,322)

Fair value of consideration and recapitalization equity	$281	$19,401	$19,682
Merger charges	(22,004)	-	(22,004)
Debt restructuring fees	-	(2,000)	(2,000)

Net Sysorex equity and charges to income (loss)	$(21,723)	$17,401	$(4,322)

For the year ended December 31, 2021, the Company incurred approximately $3.1 million of acquisition related costs that are included in general and administrative expenses in the accompanying consolidated statement of operations. From the acquisition date to December 31, 2021, revenues, and operating loss for the accounting acquiree Sysorex were approximately $ 8.3 million and $ (3.2) million (excluding the acquisition related costs, merger charges and debt restructuring fees described above), respectively.

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Financial Information

The following proforma results of operations are presented for information purposes. The proforma results of operations are not intended to present actual results that would have been attained had the reverse merger and Sysorex Recapitalization been completed as of January 1, 2020, or to project potential operating results as of any future date or for any future periods. The revenue and net loss of the reverse merger accounting acquiree for the year ended December 31, 2021, included in the consolidated statement of operations amounted to approximately $8.3 million and $(27.4) million, respectively:

	December 31,
	2021 (As Restated)	2020

Total Revenues	$26,519	$13,394

Net Loss (b)	(24,160)	(1,993)

Net Loss per share - basic and diluted	(0.174)	(0.026)

Weighted Average Shares Outstanding - basic and diluted	139,061,084	75,540,013

Supplemental Pro forma Information (a)

Merger charges	22,004	-
Restructuring fee	2,000	-
Transaction costs - Accounting acquirer and acquiree	3,093	-

Total Nonrecurring Pro forma Adjustments	27,097	-

(a)	Supplemental Pro forma Information consists of material, nonrecurring pro forma adjustments directly attributable to the reverse acquisition and Sysorex Recapitalization

(b)	Net Loss does not include supplemental pro forma information included in (a) above.

Discontinued Operations

As discussed in Note 6 – Discontinued Operation, in the fall of December 2021, the Company made the decision to divest certain mining equipment and the data center of the TTM Digital reporting unit (“TTM Assets”) and commenced discussions with a third party to execute an asset sale. As a result of the decision to divest certain operating assets of the TTM Digital reporting unit, the Company has determined that the subject assets met the definition of assets held for sale as defined by ASC 205-20 – Presentation of Financial Statements – Discontinued Operations. The Company determined the TTM Assets represented discontinued operations as it constituted a disposal of a significant component and a strategic shift that will have a material effect on the Company’s operations and financial results. As a result, the Company reclassified the balances and activities of the TTM Assets from their historical presentation to assets held for sale and assets and liabilities – discontinued operations on the consolidated balance sheets and to gain (loss) from discontinued operations on the consolidated statements of operations for the periods presented.

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements have been prepared using the accounting records of Sysorex, TTM Digital and SGS. All inter-company balances and transactions have been eliminated in consolidation. Up until November 2, 2021, the Company’s wholly owned subsidiary, TTM Digital had a 50% interest in Up North Hosting, LLC (“UNH”) which was accounted for as an equity method investment. On November 2, 2021, the Company acquired the remaining 50% interest in UNH making it a wholly owned subsidiary of the Company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates consist of:

●	Revenue recognition

●	Fair value of digital assets for mining revenue

●	Expected useful lives and impairment of mining equipment

●	Fair value of derivative liabilities

●	Business combinations and reverse merger accounting

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity from the date of purchase of years or less to be cash equivalents.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of cash. The Company’s cash is deposited with commercial banks in the United States but exceeds federally insured limits from time to time. The recorded carrying amount of cash and cash equivalents approximates their fair value. The Company uses a digital asset exchange to custody and liquidate its digital assets. If demand for digital assets decline the Exchange could be negatively impacted. The Company’s digital assets are not insured under the third-party custody provider or exchanges.

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Mining Equipment

Mining Equipment is stated at cost. Depreciation is computed using the straight-line method regardless of the category of asset. The Company has determined that the useful life of graphics processing units (“GPUs”) is 3-years and remaining mining equipment (primarily chassis, power supply units, computer memory, motherboards, risers, and fans) is depreciated over the estimated useful life of 5-years.

Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in the statement of operations.

The rate at which the Company generates digital assets and, therefore, consumes the economic benefits of its transaction verification servers are influenced by several factors including the following:

-	the complexity of the transaction verification process which is driven by the algorithms contained within the Ethereum open-source software;

-	the general availability of appropriate computer processing capacity on a global basis (commonly referred to in the industry as hashing capacity which is measured in Terahash units); and

-

technological obsolescence reflecting rapid development in the transaction verification server industry such that more recently developed hardware is more economically efficient to run in terms of digital assets generated as a function of operating costs, primarily power costs. i.e., the speed of hardware evolution in the industry is such that later hardware models generally have faster processing capacity combined with lower operating costs and on average a lower cost of purchase.

The Company operates in an emerging industry for which limited data is available to make estimates of the useful economic lives of specialized equipment. Management will review this estimate quarterly and will revise such estimates as and when data comes available.

To the extent that any of the assumptions underlying management’s estimate of useful life of its mining equipment are subject to revision in a future reporting period either because of changes in circumstances or through the availability of greater quantities of data then the estimated useful life could change and have a prospective impact on depreciation expense and the carrying amounts of these assets.

Impairment of Long-lived Assets

The Company reviews its long-lived assets, including mining equipment, for impairment whenever events or changes in circumstances indicate the carrying value of an asset or group of assets may not be recoverable. The carrying amount is considered not recoverable if the sum of the undiscounted cash flows to be generated from the use and eventual disposition of the asset group is less than the carrying amount of the asset group. If the carrying amount exceeds the undiscounted cash flows, then the carrying amount is compared to the fair value and an impairment loss is recorded for the difference between the fair value and the carrying amount. An impairment loss of $3.3 million was recorded for long-lived assets during the period ended December 31, 2021. No impairment charges were identified for long-lived assets during the period ended December 31, 2020.

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized:

●	Identification of the contract, or contracts, with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when, or as, the Company satisfies a performance obligation.

Mining Revenue

TTM Digital has entered into a mining pool with the operator to provide computing power to the mining pool. The Company is entitled to a fractional share of the fixed cryptocurrency award the mining pool operator receives (less transaction fees to the mining pool operator) for successfully adding a block to the blockchain. The Company’s fractional share is based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm. Providing computing power in digital asset transaction verification services is an output of the Company’s ordinary activities. The provision of such computing power is the only performance obligation in the Company’s arrangement with mining pool operators The transaction consideration the Company receives, if any, is non-cash consideration. The transaction price of the Company’s share of the cryptocurrency award is measured at fair value on the date received, which is not materially different than the fair value at the time the Company has earned the award from the mining pool. The consideration is all variable under the definition within ASC 606. Because it is not probable that a significant reversal of cumulative revenue will not occur, the consideration is constrained until the Company successfully places a block and the Company receives confirmation of the consideration it will receive, at which time revenue is recognized. There is no significant financing component in these transactions.

Fair value of the digital asset award received is determined using the quoted price of the related digital asset at the time of receipt. There is currently no specific definitive guidance under GAAP or alternative accounting framework for the accounting for digital assets recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the FASB, the Company may be required to change its policies, which could impact the Company’s consolidated financial position and results from operations.

Hardware and Software Revenue Recognition

SGS is a primary resale channel for a large group of vendors and suppliers, including original equipment manufacturers (“OEMs”), software publishers and wholesale distributors.

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of consideration is probable. The Company evaluates the following indicators amongst others when determining whether it is acting as a principal in the transaction and recording revenue on a gross basis: (i) the Company is primarily responsible for fulfilling the promise to provide the specified product or service, (ii) the Company has inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) the Company has discretion in establishing the price for the specified good or service. If the terms of a transaction do not indicate the Company is acting as a principal in the transaction, then the Company is acting as an agent in the transaction and the associated revenues are recognized on a net basis.

The Company recognizes revenue once control has passed to the customer. The following indicators are evaluated in determining when control has passed to the customer: (i) the Company has a right to payment for the product or service, (ii) the customer has legal title to the product, (iii) the Company has transferred physical possession of the product to the customer, (iv) the customer has the significant risk and rewards of ownership of the product and (v) the customer has accepted the product. The Company’s products can be delivered to customers in a variety of ways, including (i) as physical product shipped from the Company’s warehouse, (ii) via drop-shipment by the vendor or supplier or (iii) via electronic delivery of keys for software licenses. The Company’s shipping terms typically specify F.O.B. destination.

The Company leverages drop-shipment arrangements with many of its vendors and suppliers to deliver products to its customers without having to physically hold the inventory at its warehouse. The Company is the principal in the transaction and recognizes revenue for drop-shipment arrangements on a gross basis.

The Company may provide integration of products from multiple vendors as a solution it sells to the customer. In this arrangement, the Company provides direct warranty to the customer with the Company’s own personnel as the customer requires warranty on the solution and not individual vendor products. This type of warranty is sold integral to the overall solution quoted to the customer. The Company considers these service-type warranties to be performance obligations of the principal from the underlying products that make up a solution and therefore is acting as a principal in the transaction and records revenue on a gross basis over time.

License and Maintenance Services Revenue Recognition

SGS provides a customized design and configuration solution for its customers and in this capacity resells hardware, software and other IT equipment license and maintenance services in exchange for fixed fees. The Company selects the vendors and sells the products and services, including maintenance services, that best fit the customer’s needs. For sales of maintenance services and warranties, the customer obtains control at the point in time that the services to be provided by a third-party vendor are purchased by the customer and therefore the Company’s performance obligation to provide the overall systems solution is satisfied at that time. The Company’s customers generally pay within 30 to 60 days from the receipt of a customer-approved invoice.

For resale of services, including maintenance services, warranties, and extended warranties, the Company is acting as an agent as the primary activity for those services are fulfilled by a third party. While the Company may facilitate and act as a first responder for these services, the third-party service providers perform the primary maintenance and warranty services for the customer. Therefore, the Company is not primarily responsible for performing these services and revenue is recorded on a net basis.

SGS’s professional services include fixed fee contracts. Fixed fees are paid monthly, in phases, or upon acceptance of deliverables. For fixed fee contracts, the Company recognizes revenue evenly over the service period using a time-based measure because the Company is providing continuous service. Anticipated losses are recognized as soon as they become known. For the years ended December 31, 2021, SGS did not incur any such losses. These amounts are based on known and estimated factors. Revenues from time and material or firm fixed price long-term and short-term contracts are derived principally with various United States government agencies.

Contract Balances

The timing of revenue recognition may differ from the timing of payment by customers. The Company records a receivable when revenue is recognized prior to payment and there is an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, the Company records deferred revenue until the performance obligations are satisfied. The Company had deferred revenue of $0.9 million as of December 31, 2021.

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Accounts Receivable, net

Account receivables are stated at the amount the Company expects to collect. The Company recognizes an allowance for doubtful accounts to ensure accounts receivables are not overstated due to un-collectability. Bad debt reserves are maintained for various customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligation, such as in the case of bankruptcy filings, or deterioration in the customer’s operating results or financial position. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted. The Company’s allowance for doubtful accounts was $0.05 million as of December 31, 2021.

Equity Method Investments

Equity method investments are equity securities in entities the Company does not control but over which it can exercise significant influence. These investments are accounted for under the equity method of accounting in accordance with ASC 323, Investments- Equity Method and Joint Ventures. Equity method investments are measured at cost minus impairment, if any, plus or minus the Company’s share of an investee’s income or loss. The Company’s equity method investment up through November 1, 2021, related to Up North Hosting, LLC is presented as discontinued operations. Refer to Note 7.

Investments

The Company accounts for its investments that represent less than 20% ownership, and for which the Company does not have the ability to exercise significant influence, using the FASB’s Accounting Standards Update (“ASU”) 2016-01, Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The Company measures investments in equity securities without a readily determinable fair value using a measurement alternative that measures these securities at the cost method minus impairment, if any, plus or minus changes resulting from observable price changes on a non-recurring basis. Gains and losses on these securities are recognized in other income and expenses. As of December 31, 2021, the Company’s equity investment is classified as assets held for sale.

Digital Assets

Digital assets (predominantly Ethereum) are included in current assets in the accompanying consolidated balance sheets. The classification of digital assets as a current asset has been made after the Company’s consideration of the consistent daily trading volume on cryptocurrency exchange markets, there are no limitations or restrictions on Company’s ability to sell Ethereum, and the pattern of actual sales of Ethereum by the Company. Digital assets purchased are recorded at cost and cryptocurrencies awarded to the Company through its mining activities are accounted for in connection with the Company’s revenue recognition policy disclosed above.

Digital assets held are accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value, which is measured using the quoted price of the digital asset at the time its fair value is being measured. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Company concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted. The Company recorded a $0.7 million impairment charge during the year ended December 31, 2021. No impairment was taken during the year ended December 31, 2020.

Digital assets awarded to the Company through its mining activities are included within operating activities on the accompanying consolidated statements of cash flows. The sales of digital assets are included within investing activities in the accompanying consolidated statements of cash flows. The Company accounts for its gains or losses in accordance with the first in first out (FIFO) method of accounting. The Company recognized realized gains (losses) through the sale and disbursement of digital assets during the year ended December 31, 2021, and 2020 of $0.1 million and $0.04 million, respectively.

Business Combinations

The Company applies the provisions of ASC Topic 805, Business Combinations (“ASC 805”) in the accounting for acquisitions of businesses. ASC 805 requires the Company to use the acquisition method of accounting by recognizing the identifiable tangible and intangible assets acquired and liabilities assumed, and any non-controlling interest in the acquired business, measured at their acquisition date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the aforementioned amounts.

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

While the company uses its best estimates and assumptions to accurately apply preliminary values to assets acquired and liabilities assumed at the acquisition date, these estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of the assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in the consolidated statements of operations. As of December 31, 2021, no adjustments have been made to the purchase price accounting under the Company’s transactions accounted for under ASC 805.

Accounting for business combinations requires management to make significant estimates and assumptions, especially at the acquisition date, including estimates for intangible assets. Although the Company believes the assumptions and estimates that have been made are reasonable and appropriate, they are based in part on historical experience and information obtained from the acquired companies and are inherently uncertain. Critical estimates in valuing certain of the intangible assets the Company has acquired include future expected cash flows, and discount rates.

Goodwill and Other Intangible Assets

The Company accounts for intangible assets under ASC 350-30, Intangibles-Goodwill and Other. Goodwill represents the cost of a business acquisition in excess of the fair value of the net assets acquired. Goodwill is not amortized and is reviewed for impairment annually as of December 31, or more frequently if facts and circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the company performs a quantitative test to identify and measure the amount of goodwill impairment loss. The Company compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds fair value, goodwill of the reporting unit is considered impaired, and that excess is recognized as a goodwill impairment loss.

Intangible assets with finite lives are comprised of customer contracts, and trademarks that are amortized on a straight-line basis over their expected useful lives. The carrying value of finite-lived assets and the remaining useful lives are reviewed at least annually to determine if circumstances exist which may indicate a potential impairment or revision to the amortization period.

Fair Value

The Company follows the accounting guidance under FASB’s Accounting Standards Codification 820, Fair Value Measurements for its fair value measurements of financial assets and liabilities measured at fair value on a recurring basis. Under this accounting guidance, fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1 — quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 — observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 — assets and liabilities whose significant value drivers are unobservable.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment.

Certain nonfinancial assets such as property and equipment, land and intangible assets are subject to nonrecurring fair value measurements if they are deemed to be impaired. The impairment models used for nonfinancial assets depend on the type of asset.

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2021, the Company recorded impairment charges related to assets measured on a non-recurring basis of $3.3 million for graphics processing units and $0.7 million for digital assets. The Company utilized a market approach as of December 31, 2021, to determine fair value.

The carrying amounts of the Company’s financial assets and liabilities, such as cash and cash equivalents, accounts receivable, accrued liabilities, and accounts payable, approximate fair value due to the short-term nature of these instruments.

Held for Sale and Discontinued Operations Classification

The Company classifies a business as held for sale in the period in which management commits to a plan to sell the business, the business is available for immediate sale in its present condition, an active program to complete the plan to sell the business is initiated, the sale of the business within one year is probable and the business is being marketed at a reasonable price in relation to its fair value.

Newly acquired businesses that meet the held-for-sale classification criteria upon acquisition are reported as discontinued operations. Upon a business’ classification as held for sale, net assets are measured for impairment. Goodwill impairment is measured in accordance with the method described in the accounting policy. An impairment loss is recorded for long-lived assets held for sale when the carrying amount of the asset exceeds its fair value less cost to sell. Other assets and liabilities are generally measured for impairment by comparing their carrying values to their respective fair values. A long-lived asset shall not be depreciated or amortized while it is classified as held for sale.

Stock Based Compensation

The Company accounts for its stock-based compensation awards to employees and directors in accordance with FASB ASC Topic 718, Compensation-Stock Compensation (“ASC 718”). ASC 718 requires all stock-based compensation to employees, including grants of employee stock options, and restricted stock, to be recognized in the consolidated statements of operations based on their grant date fair values. The fair value of stock options is estimated as of the date of grant using the Monte Carlo Simulation option pricing model. The fair value of restricted stock is calculated as the fair value of the Company’s common stock as of the date of grant. The expense is recognized on a straight-line basis over the requisite service period.

Income Taxes

The Company accounts for income taxes under the asset and liability method, in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income taxes of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is required to the extent any deferred tax assets may not be realizable.

ASC 740-10, Accounting for Uncertainty in Income Taxes, defines uncertainty in income taxes and the evaluation of a tax position as a two-step process. The first step is to determine whether it is more likely than not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likelihood of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely than-not threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met. The Company had no uncertain tax positions as of December 31, 2021, and 2020.

Convertible Debt

The Company’s debt instruments contain a host liability, freestanding warrants, and an embedded conversion feature. The Company uses the guidance under FASB ASC Topic 815 Derivatives and Hedging (“ASC 815”) to determine if the embedded conversion feature must be bifurcated and separately accounted for as a derivative under ASC 815. It also determines whether any embedded conversion features requiring bifurcation and/or freestanding warrants qualify for any scope exceptions contained within ASC 815. Generally, contracts issued or held by a reporting entity that are both (i) indexed to its own stock, and (ii) classified in shareholders equity, would not be considered a derivative for the purposes of applying ASC 815. Any embedded conversion features and/or freestanding warrants that do not meet the scope exception noted above are classified as derivative liabilities, initially measured at fair value, and remeasured at fair value each reporting period with change in fair value recognized in the consolidated statements of operations. Any embedded conversion features and/or freestanding warrants that meet the scope exception under ASC 815 are initially recorded at their relative fair value in paid-in-capital and are not remeasured at fair value in future periods.

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The host debt instrument is initially recorded at its relative fair value in long-term debt. The host debt instrument is accounted for in accordance with guidance applicable to non-convertible debt under FASB ASC Topic 470 Debt (“ASC 470”) and is accreted to its face value over the term of the debt with accretion expense and periodic interest expense recorded in the consolidated statements of operations.

Issuance costs are allocated to each instrument in the same proportion as the proceeds that are allocated to each instrument. Issuance costs allocated to the debt hosted instrument are netted against the proceeds allocated to the debt host. Issuance costs allocated to freestanding warrants classified in equity are recorded in paid-in-capital.

Leases

The right of use asset (“ROU”) on the Company’s consolidated balance sheet represents a lessee’s right to use an asset over the life of a lease. Operating lease ROU assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term, plus any lease payments made to the lessor before the lease commencement date, plus any initial direct costs incurred, minus any lease incentives received. The amortization period for the right of use asset is from the lease commencement date to the earlier of the end of the lease term or the end of the useful life of the asset. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company has elected to exclude all short-term leases (i.e., leases with a term of 12 months or less) from recognition on the balance sheet.

The Company’s lease liabilities are determined by calculating the present value of all future lease payments using the rate implicit in the lease if it can be readily determined, or the lessee’s incremental borrowing rate. The Company uses its incremental borrowing rate at the inception of the lease to determine the present value of future lease payments as the rate implicit in its leases could not be readily determined.

Net Loss per Share

Basic loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding, plus potentially dilutive common shares. Convertible debt, restricted stock, stock options and warrants are excluded from the diluted net loss per share calculation when their impact is antidilutive. The Company reported a net loss for the year ended December 31, 2021, and as a result, all potentially dilutive common shares are considered antidilutive for this period.

The Company includes potentially issuable shares in the Weighted-average common shares – basic that include warrants and other agreements that are exercisable for little or no consideration without substantive contingencies and others once any contingencies relative to the issuance of the shares is resolved.

Computations of basic and diluted weighted average common shares outstanding were as follows for the periods reported:

	December 31,
	2021	2020

Weighted-average common shares outstanding	128,603,982	60,365,892

Weighted-average potential common shares considered outstanding	10,457,102	15,174,121

Weighted-average common shares outstanding – basic	139,061,084	75,540,013

Dilutive effect of options, warrants and restricted stock	-	-

Weighted-average common shares outstanding – diluted	139,061,084	75,540,013

Options, restricted stock, and warrants and convertible debt excluded from the computation of diluted loss per share because the effect of inclusion would be anti-dilutive	6,603,716

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Standards

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which simplifies income tax accounting in various areas including, but not limited to, the accounting for hybrid tax regimes, tax implications related to business combinations, and interim period accounting for enacted changes in tax law, along with some codification improvements. ASU 2019-12 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. Certain changes in the standard require retrospective or modified retrospective adoption, while other changes must be adopted prospectively. The Company implemented ASU 2019-12 and it did not have a material impact on our consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01, Investments – Equity Securities (Topic 321), Investments – Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815). The ASU amends and clarifies certain interactions between the guidance under Topic 321, Topic 323, and Topic 815, by reducing diversity in practice and increasing comparability of the accounting for these interactions. The amendments in the ASU should be applied on a prospective basis. The ASU is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted, including early adoption in an interim period for which financial statements have not yet been issued. The new standard has not had a material impact on the consolidated financial statements or disclosures.

In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Most significantly, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the fiscal year. The Company has early adopted the new guidance on January 1, 2021, with no impact to prior period financial statements given that the first applicable instruments were not executed until the third quarter of 2021. See Note 12-Short Term Debt for further disclosure on the instrument.

Any new accounting standards, not disclosed above, that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Emerging Growth Company

Sysorex is an “emerging growth company” as defined in the JOBS Act. As such, Sysorex is eligible to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 13(a) of the Exchange Act, for complying with new or revised accounting standards, meaning that Sysorex, as an emerging growth company, can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Sysorex has elected to take advantage of this extended transition period, and therefore our financial statements may not be comparable to those of companies that comply with such new or revised accounting standards.

Note 5 — Segment Reporting

Operating segments are defined as components of an enterprise for which discrete financial information is available that is evaluated regularly by the chief operating decision maker (CODM) for purposes of allocating resources and evaluating financial performance. The Company’s CODM is the chief financial officer who reviews financial information presented at the subsidiary level for purposes of allocating resources and evaluating financial performance. As such, the Company’s operations constitute two (2) operating segments and two (2) reportable segments.

The following table reflects the results of continuing operations of the company’s segments consistent with the management and measurement system utilized within the company. Performance measurement is primarily based on revenue and gross profit. These results are used, in part, by the chief operating decision maker, both in evaluating the performance of, and in allocating resources to, each of the segments. The CODM does not evaluate performance or allocate resources based on segment asset data, and therefore such information is not included.

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table provides a summary of the revenues, and cost of revenues from continuing operations for our subsidiary segments for the year ended December 31, 2021 (in thousands):

	TTM Digital	Sysorex Government Services	Consolidated
Revenues
Products Revenue	$-	$6,516	$6,516
Services Revenue	-	1,756	1,756
Mining Income	4,394	-	4,394
Total Revenues	$4,394	$8,272	$12,666

Costs of Revenues
Product Cost of Revenue	$-	$6,036	$6,036
Services Cost of Revenue	-	868	868
Mining Cost of Revenue	457	-	457
Other Operating Expenses	13,276	4,568	17,844
Operating Income (Loss)	$(9,339)	$(3,200)	$(12,539)
Total Segment Assets	$10,271	$8,940	$19,211

Note 6 — Discontinued Operations

In December 2021, the Company made the decision to divest certain mining equipment, graphic processing units and data center and its assets of TTM Digital reporting unit (“TTM Assets”) and commenced discussions with a third party to execute an asset sale. On March 24, 2022, the Company executed Heads of Terms agreement with a third party which includes certain binding and non-binding provisions. Pursuant to the Heads of Terms, the Company and the third party agreed to certain terms related to the Company’s sale of approximately 75% of its Ethereum mining assets and certain associated real property. The TTM Assets to be sold are those assets located in the facility in New York. The Company will continue to operate certain graphics processing units or associated assets at a co-located facility in North Carolina. See Note 18 – Subsequent Events for further discussion on the terms of the asset sale.

As a result of the decision to divest certain operating assets of the TTM Digital reporting unit, the Company has determined that subject assets met the definition of assets held for sale as defined by ASC 205-20 – Presentation of Financial Statements – Discontinued Operations. The Company determined the TTM Assets represented discontinued operations as it constituted a disposal of a significant component and a strategic shift that will have a material effect on the Company’s operations and financial results. As a result, the Company reclassified the balances and activities of the TTM Assets from their historical presentation to assets held for sale and assets and liabilities – discontinued operations on the consolidated balance sheets and to loss from discontinued operations on the consolidated statements of operations for the periods presented.

The carrying value of the TTM Digital asset disposal group was $6.07 million as of December 31, 2021. No adjustments were recorded to the carrying value of the assets held for sale as the estimated fair value less selling costs exceeded the carrying value. The following table details the assets and liabilities of the Company’s TTM Assets that were classified as assets held for sale and discontinued operations for the periods presented (in thousands):

	2021	2020
Current Assets
Related Party receivables	$-	$17
Mining equipment and facilities, net	5,571	-
Investment in Style Hunter	500	-
Total Current Assets	$6,071	$17

Noncurrent Assets
Mining equipment and facilities, net	-	1,272
Investment in Up North Hosting, LLC	-	644
Total Noncurrent Assets	-	1,916
Total Assets associated with discontinued operations	$6,071	$1,933

Liabilities associated with discontinued operations
Accounts payable	$-	$7
Accrued liabilities	-	117
Related party loan	-	75
Total Current Liabilities	-	199
Total Liabilities associated with discontinued operations	$-	$199

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the TTM Digital assets statement of operations line items classified as discontinued operations included within loss from discontinued operations for the years ended December 31, 2021, and 2020 (in thousands):

	2021	2020
Revenues
Mining income	$8,150	$1,868
Other revenue	29	-
Total Revenues	8,179	1,868

Operating costs and expenses
Mining cost	815	433
General and administrative	291	4
Depreciation	1,637	827
Total Operating Costs and Expenses	2,743	1,264

Gain from Discontinued Operations	5,436	604

Other Income (Expenses)
Gain (loss) on sale of fixed assets	(146)	17
Fair value loss on previously held equity interest	(18)	-
Other income (expenses), net	58	(29)
Total Other Income	(106)	12

Income before net loss of equity method investee	5,330	592

Share of net loss of equity method investee	(94)	(39)

Net income from discontinued operations	$5,236	$553

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the net cash flows from discontinued operations of TTM Digital for years ended December 31,2021 and 2020 (in thousands):

	For the Year Ended December 31,
	2021	2020
Net cash provided by operating activities – discontinued operations	1,369	595
Net cash used in investing activities – discontinued operations	(1,436)	(582)
Net cash provided by financing activities – discontinued operations	-	20

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Equity Method Investments

As discussed in Note 8 - Up North Business Combination / Bitworks Asset Acquisition, the acquisition by TTM Digital occurred on November 2, 2021; the schedule values below are up through November 1, 2021, immediately prior to the acquisition.

The Up North Hosting balance sheet is presented as of November 1, 2021, and December 31, 2020 (in thousands of dollars):

	November 1,	December 31,
	2021	2020

Current assets	$260	$121
Non-current assets	1,183	1,247
Total assets	$1,443	$1,368

Current liabilities	144	197
Total liabilities	144	197

Members’ equity	1,377	1,177
Retained Earnings (Deficit)	(78)	(6)
Total Members’ Equity	1,299	1,171

Total Liabilities and Members’ Equity	$1,443	$1,368

Fixed assets, net, which are owned by Up North Hosting, were comprised of the following (in thousands of dollars):

	November 1,	December 31,
	2021	2020
Building	$513	$513
Electrical Infrastructure Assets	525	525
Machinery & Equipment Assets	34	30
Mechanical (HVAC) Assets	271	271
Server and Network Assets	50	50
Gross value	1,393	1,389

Accumulated depreciation	(244)	(177)
Property, plant, and equipment, net	$1,149	$1,212

The Up North Hosting statement of operations for the period ending November 1, 2021, and December 31, 2020 (in thousands of dollars):

	2021	2020

Revenues	$930	$898
Cost of revenues, excluding depreciation	776	725
Selling, general, and administrative	286	351
Other (Income)/Expense	(60)	(5)
Net loss	(72)	(173)

Net loss attributable to TTM	$(36)	$(87)

The Company’s main cost of revenues relates to the hosting and electricity expenses used to power the datacenter and the hosted equipment.

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Up North Business Combination / Bitworks Asset Acquisition

On November 2, 2021, the Company through a wholly owned subsidiary of TTM Digital executed a Membership Interest Purchase Agreement (“Up North Agreement”) with BWP Holdings, LLC (“BWP”) whereby the Company acquired the remaining 50.0% membership interest (“Transferred Membership Interest”) in Up North Hosting LLC (“Up North”) that it did not already own to bring its ownership in Up North to 100.0% (“UNH Acquisition”). In addition to the Transferred membership Interest the Company acquired certain data mining equipment BWP (“Bitworks Equipment” and collectively the “Acquisition”) that was resident in the Up North data center facility. The BWP transaction was accounted for as an asset acquisition. Total transaction consideration paid for the acquired interests of Up North and the Bitworks Equipment were $1.0 million and the issuance of 1.0 million shares of restricted common stock, $0.00001 par value of the Company.

The total transaction consideration paid for the Acquisition was valued at $1.4 million. The transaction consideration was allocated to the UNH Acquisition and the Bitworks Equipment in the amounts of $705,900 and $694,100, respectively. The UNH Acquisition was accounted for as a business combination using the acquisition method in accordance with Accounting Standards Codification 805, Business Combinations. In accounting for the UNH Acquisition the purchase consideration consisted of the fair value of the Up North membership interest previously owned by the Company and accounted for as an equity method investment of $631,500 and the transaction consideration allocated of $705,900 and reduced by the effective settlement of intercompany transactions of $104,285 for net purchase consideration of $1,233,115. The previous membership interest in Up North had a carrying value of $649,462 resulting in the recognition of a loss on the conversion of the equity method investment of $17,962.

The following table summarizes the amounts of identified assets acquired and liabilities assumed relating to the Acquisition:

(In thousands of dollars)	UNH Acquisition Fair Value	Bitworks Equipment Fair Value	Aggregate Fair Value
Cash	$87	$-	$87
Accounts receivable	67	-	67
Prepaid assets and other current assets	1	-	1
Property and equipment	1,098	694	1,792
Property tax abatement intangible	90	-	90
Other assets	34	-	34
Accounts payable	(90)	-	(90)
Accrued liabilities	(54)	-	(54)
Fair value allocated to net assets / (liabilities)	$1,233	$694	$1,927
Fair value of transaction consideration	$706	$694	$1,400
Fair value of equity method investment exchanged	631	-	631
Effective settlement of intercompany transactions	(104)	-	(104)
Fair value of purchase consideration	$1,233	$694	$1,927

Up North’s primary asset consists of a data center facility located in New York used for the hosting of cryptocurrency data mining operations. The value of the data center facility building, and improvements installed for the data center operations are approximately $1.1 million. The data center facility is located in an industrial redevelopment area which has a property tax abatement and pays certain fees in lieu of property taxes under an agreement with the Industrial Development Agency. Proforma financial information was not required as the acquisition was deemed not to have a material impact.

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Mining Equipment, net

Mining equipment, net, was comprised of the following (in thousands of dollars):

	Balance as of
	December 31,	December 31,
	2021	2020
Gross Mining Equipment:
Mining Equipment (non-GPUs)	$493	$-
GPUs	6,033	-
Accumulated Depreciation
Mining Equipment (non-GPUs)	(123)	-
GPUs	(2,326)	-
Mining Equipment, net	$4,077	$-

An Ethereum mining server consists of multiple commodity Graphics Processing Units (GPUs) and ancillary components such as chassis, CPU, motherboard, and power supply. The GPUs are solely responsible for the compute power to generate the cryptographic hashes for mining, while the other components act to support the system. Depreciation expense was approximately $2.5 million during the year ended December 31, 2021.

The Company (TTM Digital) purchased approximately 4,500 GPUs with specialized Cryptocurrency Mining Processors through execution of an Asset Contribution and Exchange Agreement and a Purchase Order for a lease to buy financing arrangement which total $2.2 million over 180 days subject to acceleration based on the completion of certain corporate events. The lease to buy financing arrangement was fully paid as of December 31, 2021. The Company issued 35,588,548 shares of common stock at the merger. The assets and equity were exchanged in April 2021 prior to the reverse merger with Sysorex, Inc.

Note 10 — Intangible Assets

Intangible assets as of December 31, 2021, consist of the following:

	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount
Trade name	$1,060	$(74)	$986
Customer Relationships	1,900	(333)	1,567
Total intangible assets	$2,960	$(407)	$2,553

Calendar Years ending December 31,	Amount
2022	573
2023	573
2024	573
2025	266
2026	105
Thereafter	463
Total	$2,553

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Credit Risk and Concentrations

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, consequently, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash.

The following table sets forth the percentages of sales derived by SGS from those customers that accounted for at least 10% of sales during the period April 15, 2021, through December 31, 2021 (in thousands of dollars):

	For the Period April 15,
	2021, through
	December 31, 2021
	$	%
Customer A	4,826	44%
Customer B	2,946	27%

As of December 31, 2021, Customer A represented approximately 72% of total accounts receivable. One other customer represented approximately 11% of total accounts receivable.

For the period April 15, 2021, through December 31, 2021, three vendors represented approximately 36%, 25%, and 25% of total purchases. Purchases from these vendors during the year ended December 31, 2021, were $3.8 million, $2.6 million, and, $2.6 million respectively.

Mining equipment purchased from one TTM Digital vendor during the year ended December 31, 2021, was $14.2 million. Of the $14.2 million, in consideration exchanged $12 million was paid in Common Stock of the Company and the balance of $2.2 million was settled through payment of $1.1 million in digital assets and $1.1 million in cash.

Geographic and Technology Concentration

The Company had geographic concentration risk with mining operations being exclusively carried out within New York in the first Quarter of 2021 and throughout 2020, while the Company has added geographic diversity during April 2021 using a colocation datacenter in North Carolina. Any legislation that restricts or bans the mining of proof-of-work related digital asset mining in New York State would have a negative impact on the Company’s ability to operate and generate revenues.

Further, the Company had concentrated exposure to the Ethereum blockchain infrastructure through its mining operations during the periods presented. There is a possibility of digital asset mining algorithms transitioning to proof-of-stake validation and other mining related risks, which could make us less competitive and ultimately adversely affect our business and our ability to generate revenues. When and if Ethereum switches to proof-of stake the Company’s GPUs will no longer be able to mine Ethereum. Additionally, on August 5, 2021, the London Hard Fork protocol went into effect which includes changes in Ethereum’s handling of transaction fees. These changes could have an impact on the Company’s future potential Ethereum revenue stream due to less Ethereum being distributed per mined block, if not offset by an increase in the value of ETH and/or additional transaction tipping, the process by which a user can pay an additional amount to ensure a transaction is processed very quickly. The Company saw a financial impact during the year ended December 31, 2021. While the Company doubled mining capacity in the first half of the year, the difficulty to mine increased. This resulted in a steady decrease of average mining rewards, along with the market price of Ethereum, particularly during the second half of the year.

The Company has a mining pool optimized for the mining of ETH on the Ethereum blockchain. There are several factors taken into consideration when the Company elected to continue with exclusively mining ETH.

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Short Term Debt

Short term debt as of December 31, 2021, consisted of the following (in thousands):

December 31,
2021

Convertible Debentures & Warrants, including interest payable to the Convertible Debenture Holders	$19,439

2021 Convertible Debentures & Warrants

On July 7, 2021, the Company consummated the initial closing of a private placement offering (the “Offering”) pursuant to the terms and conditions of a Securities Purchase Agreement for up to $15.2 million in principal amount (“Original Principal Value”) Convertible Debentures. To manage the administration of the Offering the Company entered into a placement agency agreement with Joseph Gunner & Co. LLC, a U.S. registered broker-dealer (“Placement Agent”). At the initial closing, the Company sold the purchasers (i) 12.5% Original Issue Discount Convertible Debentures (“Debentures”) in an aggregate principal amount of $9,990,000 and (ii) warrants to purchase up to 3.5 million shares of common stock of the Company. The Company received total gross proceeds of $8.9 million taking into account the 12.5% discount before deducting placement agent fees and expenses of approximately $0.9 million. The Debentures mature on July 7, 2022, subject to a three-month extension upon mutual agreement of the Company and the holder.

On August 13, 2021, the company consummated the second closing of the offering pursuant to the same terms and conditions of the Securities Purchase Agreement dated July 7, 2021. At the second closing, the Company sold the purchasers (i) 12.5% Original Issue Discount Senior Secured Convertible Debentures in an aggregate principal amount of $3.4 million and (ii) warrants to purchase up to 1,862,279 shares of common stock of the Company. The Company received a total of $3.5 million in gross proceeds following the second closing taking into account the 12 % discount before deducting placement agent fees and expenses of approximately $0.3 million. The Debentures mature on August 13, 2022, subject to a three-month extension upon mutual agreement of the Company and the holder.

In conjunction with the Convertible Debentures, the Company entered into a Warrant Purchase Agreement (the “Agreement”) providing investors the right to purchase common stock of Sysorex. The exercise price will be either 1) the Qualified Offering Price, in the event of a Qualified Offering or 2) in the event of no Qualified Offering, the lower of a) $18.00 and b) an amount equal to 80% of the average of VWAP (as defined therein) for the common stock. The term of the warrant is five years. The warrants issued in connection with the debt were equity classified at issuance and were allocated a value of approximately $896,000 on a relative fair value basis.

The Company recorded the debt net of the 12.5% discount, of which totaled $1.5 million, the placement agent fees and expenses of $1.3 million and the debt discounts attributed to the fair value of the warrants and conversion option derivative liability of approximately $0.8 million and $2.1 million, respectively. The Company expensed the entire debt discount and issuance costs as a result of the debenture default, as disclosed below.

Under the conversion terms of the Debentures, the Debenture is convertible, in whole or in part, into shares of Common Stock at the option of the Holder at any time until the Debenture is no longer outstanding. The Holder executes a conversion by delivering to the Company a Notice of Conversion specifying the principal amount to be converted and the date on which the conversion is to be executed. The Conversion Price is set at the lower of (i) $18.00 and (ii) 80% of the average of the VWAP during the 5 Trading Day period immediately prior to the applicable Conversion Date. The number of Conversion Shares to be issued is determined by dividing the outstanding principal amount of the debenture to be converted by the Conversion Price. The Debentures are subject to mandatory conversion (“Mandatory Conversion”) in the event the Company closes a registered public offering of its Common Stock and receives gross proceeds of not less than $40 million and at the completion of which the Company’s securities are traded on a national exchange (“Qualified Offering”). The Company determined that the conversion feature associated with the convertible debentures should be bifurcated and treated as a separate derivative liability. An initial fair value of $2.1 million was assigned to the conversion option, The conversion option is marked to market at the end of each reporting period. The Company recorded a revaluation loss of approximately $6.3 million for the year ended December 31, 2021, for the change in the fair value of the conversion option.  As of December 31, 2021, the derivative liability associated with the conversion option was $8.4 million.

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Debenture Default

The Debentures provide that any monetary judgment filed against the Company for more than $50,000, and if such judgment remains unvacated for a period of 45 calendar days shall constitute an event of default. On December 14, 2021, the Company became aware that a Confession of Judgment (the “Confession of Judgment”) had been entered against the Company in the Superior Court of the State of California, County of Santa Clara by Tech Data on September 24, 2021. The Confession of Judgement is entered for a total sum of $5,942,559.05, which is comprised of the principal sum of $3,341,801.80 and prejudgment interest in the sum of $2,600,757.25. As a result, the Confession of Judgment was deemed to be an event of default under the Debentures although the Company only became aware of the Confession of Judgment on December 14, 2021.

On January 7, 2022, the Company received a notice of default (the “Default Notice”) from the Placement Agent stating that the Company defaulted under the Purchase Agreement as a result of: (i) the Company failing to disclose certain material indebtedness of the Company outstanding as of the date of the Purchase Agreement; and (ii) the filing of a judgment relating to such material indebtedness. Due to such events of default, (i) the Debentures are now deemed to have begun bearing interest at the default interest rate of 18% per annum from the date of the issuance of the Debentures; and (ii) the holders of the Debentures are entitled to receive in satisfaction of the amounts owing under the Debentures an amount equal to 130% of the Original Principal Value of the Debentures (“Default Principal Increase”), in accordance with the terms of the Debentures. In addition, as a result of the events of default, the exercise price for the Warrant is the lower of: (A) $18.00 and (B) an amount equal to fifty percent (50%) of the average of volume-weighted average price for the common stock of the Company over the five (5) trading days preceding the date of the delivery of the applicable exercise notice or (C) the qualified offering price as defined in the Purchase Agreement.

The Company has not made a formal determination of an event of default. However, as a result of the Default Notice, the Company has recorded a loss of approximately $7.8 million on the Consolidated Statement of Operations on the line captioned Loss contingency on debt default (“Contingent Loss”).  The Contingent Loss consists of the unamortized debt issuance costs and original interest discount of approximately $3.3 million and the Default Principal increase of approximately $4.2 million, and approximately $0.3 of debt and issuance costs incurred.

The Company recognized approximately $1.5 million of interest expense for the year ended December 31, 2021. Included in Convertible debt is $1.2 million of interest payable on December 31, 2021, to the Convertible Debenture Holders.

Non-Recourse Factoring and Security Agreement

Effective as June 19, 2020, prior to the merger, the Company and SouthStar Financial, LLC (“SouthStar”) entered into a Non-Recourse Factoring and Security Agreement (the “Agreement”) pursuant to which SouthStar may purchase receivables from the Company (the “Purchased Receivables”) for a price not to exceed 85% of the face value of the Purchased Receivables or a lesser percentage agreed upon between the Company and SouthStar. In consideration of SouthStar’s purchase of the Purchased Receivables, the Company will pay to SouthStar an amount equal to 0.8% of the face amount of the Purchased Receivables for the first 10-day period after payment for the Purchased Receivables is transmitted to SouthStar plus 0.9% for each additional 10-day period or part thereof, calculated from the date of purchase until payments received by SouthStar in collected funds on the Purchased Receivables equals the purchase price of the Purchased Receivables plus all charges due SouthStar from the Company at the time. An additional 1.0% per 10-day period will be charged for invoices exceeding 60 days from invoice date.

As of December 31, 2021, the Company did not have any of its receivables financed.

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Fair Value Measurements

Fair value measurements are determined based on assumptions that a market participant would use in pricing an asset or a liability. A three-tiered hierarchy distinguishes between market participant assumptions based on (i) observable inputs such as quoted prices in active markets (Level 1), (ii) inputs other than quoted prices in active markets that are observable either directly or indirectly (Level 2) and (iii) unobservable inputs that require the Company to use present value and other valuation techniques in the determination of fair value (Level 3).The following table presents the placement in the fair value hierarchy measured at fair value on a recurring basis as of December 31, 2021 and 2020:

		Fair value measurement at reporting date using
	Balance	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
As of December 31, 2021: (in thousands)
Recurring fair value measurements
Derivative liabilities:
Conversion feature derivative liability	$8,355	$-	$-	$8,355
Total derivative liabilities	8,355	-	-	8,355
Total recurring fair value measurements	$8,355	$-	$-	$8,355

As of December 31, 2020: (in thousands)
Recurring fair value measurements
Derivative liabilities:
Conversion feature derivative liability	$-	$-	$-	$-
Total derivative liabilities	-	-	-	-
Total recurring fair value measurements	$-	$-	$-	$-

The conversion feature of the convertible Debentures was separately accounted for at fair value as a derivative liability under guidance in ASC 815 that is remeasured at fair value on a recurring basis using Level 3 inputs. The Company uses a probability weighted expected return model (“PWERM”) valuation technique to measure the fair value of the conversion feature with any changes in the fair value of the conversion feature liability recorded in earnings. Significant inputs to the model include estimated time to conversion events, estimated interest converted at the event, the implied yield, the discount rate for the conversion, and the probability of the conversion events. For the year ended December 31, 2021, the Company recorded a loss of $6,278,000 for the Change in fair value of debt conversion feature.

Note 14 — Income taxes

The income tax provision (benefit) for the years ended December 31, 2021, consists of the following (in thousands of dollars):

Net loss before income tax is as follows (in thousands):

Year ended December 31, 2021 (As Restated)

Net loss before income tax	$(49,130)

Income tax expense (benefit) consists of the following:

Year ended December 31, 2021 (As Restated)
U.S. Federal
Current	$-
Deferred	(4,512)
State and Local
Current	-
Deferred	(807)
(5,319)
Change in Valuation Allowance	5,319
Total income tax provision (benefit)	$-

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The reconciliation between the U.S. statutory federal income tax rate and the Company’s effective rate for the years ended December 31, 2021, is as follows:

Year ended December 31, 2021 (As Restated)

Pretax Income	21.0%
State taxes, net of federal benefit	2.2%
Merger charges	-8.5%
Other permanent items	-1.2%
Derivative valuation	-2.7%
Change in valuation allowance	-10.8%

Effective income tax rate	0.0%

As of December 31, 2021, the Company’s deferred tax assets consisted of the effects of temporary differences attributable to the following (in thousands of dollars):

	Year ended December 31, 2021 (As Restated)	Year ended December 31, 2020
Deferred tax assets:
Net operating loss carry forwards	$3,501	$-
Fixed assets	1,126	-
Accrued compensation	40	-
Reserves	504	-
Intangible assets	3,053	-
Business interest limitation	727	-
Lease Liabilities	142	-
Tax Credits	211	-
Derivative adjustment	1,937	-
Other	181	-
Total deferred tax assets before valuation allowance	11,422	-

Valuation allowance	(11,280)	-
Total deferred tax assets after valuation allowance	142	-

Deferred tax liabilities:
Operating lease right of use assets	(142)	-
Total deferred tax liabilities	(142)

Net deferred tax assets and liabilities	$-	$-

Prior to the merger (as discussed in Note 1), the Company was a Partnership for US Income Tax purposes and therefore had no provision for income tax as of December 31, 2020. Subsequent to the merger the entity became a taxable entity.

As of December 31, 2021, the Company had approximately $15.2 million of U.S. federal net operating loss (“NOL”) carryovers available to offset future taxable income. As of December 31, 2021, the Company had approximately $6.1 million of state NOL carryovers available to offset future taxable income. The U.S. federal NOLs generated in 2021 do not expire and have an indefinite life. State NOLs begin to expire at various dates beginning in 2038.

The future utilization of federal net operating loss carryforwards generated after 2017 is limited to 80% of taxable income. An additional limitation applies to the use of federal net operating loss and credit carryforwards, under Section 382 of the Internal Revenue Code of 1986, as amended, that is applicable if the Company experiences an “ownership change.” The Company completed a 382 study and determined that there was a change in ownership on April 14, 2021, which limits their NOL and Section 163(j) carryforwards. The resulting Section 382 limitations are not expected to materially impact the Company’s ability to utilize carryforwards as NOLs and 163(j) should be available for utilization before expiration assuming sufficient future taxable income. Future changes in the ownership of the Company could further limit the Company’s ability to utilize its NOLs and credits.

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realization of deferred tax assets, management considers, whether it is “more likely than not”, that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible.

ASC 740, “Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all, or a portion of, deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. After consideration of all the information available, management believes that uncertainty exists with respect to future realization of its deferred tax assets and has, therefore, established a full valuation allowance as of December 31, 2021. As of December 31, 2021, the net change in valuation allowance was $11.3 million, including $6.0 million established in acquisition accounting.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities.  ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company is required to file federal and state income tax returns. Based on the Company’s evaluation, it has been concluded that there are no material uncertain tax positions requiring recognition in the Company’s consolidated financial statements for the year ended December 31, 2021.

The Company’s policy for recording interest and penalties associated with unrecognized tax benefits is to record such interest and penalties as interest expense and as a component of general and administrative expense, respectively. There were no amounts accrued for interest or penalties for the year ended December 31, 2021. Management does not expect any material changes in its unrecognized tax benefits in the next year.

The Company operates in multiple tax jurisdictions, and, in the normal course of business, its tax returns are subject to examination by various taxing authorities. Such examinations may result in future assessments by these taxing authorities. The Company is subject to examination by U.S. tax authorities beginning with the year ended December 31, 2018. Currently, the Company is not subject to any examinations.

Note 15 — Digital Assets

The following table presents the roll forward of digital asset activity from continuing and discontinued operations during the periods ended:

	December 31,
	2021	2020
Opening Balance	$24	$25
Revenue from mining	12,534 *	1,868 *
Received for membership interest	-	46
Payment of Mining equipment under lease to buy arrangement	(1,091)	-
Mining pool operating fees	(129)	(4)
Management fees	(321)	(189)
Transaction fees	(26)	-
Owners’ distributions	(1,521)	(1,211)
Digital asset impairment	(704)	-
Proceeds from sale of digital assets	(3,670)	(555)
Realized gain on sale of digital assets	106	44
Ending Balance	$5,202	$24

*	Of the $12.5 million revenue from mining, $4.4 million in continuing operations and $8.1 million in discontinued operations. The $1.8 million in 2020 is included in discontinued operations.

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — Equity

As discussed in Note 3 Basis of Presentation the Company completed a reverse merger of Sysorex and TTM Digital with TTM Digital being the accounting acquirer and reporting entity. In a reverse merger, the capital accounts of the reporting entity (TTM Digital) are restated to reflect the legal capital structure of the legal acquirer (Sysorex). As a result, the share data of the reporting entity has been retroactively restated for all periods presented to the equivalent share values of Sysorex for the capital transaction activity of TTM Digital, as if the reverse merger occurred on January 1, 2020. The share data of the reporting entity has been retroactively stated for all periods presented to the equivalent share values of Sysorex. The Company is authorized to issue 499,560,659 shares of common stock, $0.00001 par value, and 10,000,000 shares of preferred stock, $0.00001 par value. The holders of the Company’s common stock are entitled to one vote per share. As of December 31, 2021, 499,560,659 common stock shares were authorized; 145,713,591 shares were issued, and 145,638,212 shares were outstanding. No preferred stock has been designated or issued.

As of December 31, 2020, the Company had 66,431,920 shares outstanding.

During the quarter ended March 31, 2021, the Company issued to Moon Manager LLC, 14,607,980 shares and issued the rights to an additional 2,000,000 shares which were subsequently issued on March 24, 2022.

Effective on April 1, 2021, TTM Digital entered into an Asset Contribution and Exchange Agreement (Mining Equipment) to acquire approximately 4,500 GPUs with CoreWeave. In connection with the Contribution and Exchange Agreement, TTM Digital issued equity representing 28.65% of the pre-merger equity outstanding for TTM Digital. In settlement of the Contribution and Exchange Agreement the Company issued 35,588,548 shares valued at $12 million.

On April 14, 2021, the reverse merger of Sysorex and TTM Digital closed. As a result of the reverse merger, the Company recognized the 494,311 shares outstanding of the existing Sysorex Shareholders and the 75,379 shares of Treasury stock of Sysorex that are part of the legal capital structure. The Company recorded $0.03 million as purchase consideration on the recognition of the existing Sysorex Shareholders share by the reporting entity.

As discussed in Note 3, the majority of the Sysorex debt, certain liabilities classified as current and a forward consulting contract with a former Sysorex Board Member (the “Debt Items”) aggregating $19.4 million were converted to 34,097,255 Sysorex shares when fully issued (the “Sysorex Recapitalization”). 25,985,633 shares were immediately issued, prefunded rights were exchanged from an investor’s issued shares for 5,111,622 shares which were subsequently issued on March 24, 2022, and the right to receive 3,000,000 shares of Sysorex stock at a future date at the option of the holder subject to certain events.

During the year ended December 31, 2021, the Company issued an aggregate of 1,529,820 shares for corporate advisory expertise and consulting services for a total value of approximately $2,577,000.

On November 2, 2021, the Company entered into a Membership Interest Purchase Agreement with BWP Holdings LLC to purchase the remaining 50% interest in Up North Hosting LLC and asset acquisition of certain mining equipment of BWP Holdings LLC. The aggregate purchase price for the membership interest is $1.0 million in cash and 1 million shares of restricted common stock, $0.00001 par value of the Company at a value of $0.4 million. The restricted common stock was issued to an executive of BWP Holdings LLC who was hired by the Company on October 1, 2021, as the Company’s Chief Technology Officer (“CTO”). The Company issued the CTO a one-time sign-on bonus of One Hundred Thousand shares of restricted common stock of the Company at a value of $0.04 million.

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Equity Incentive Plan

On July 30, 2018, the board of directors of the Company’s 2018 Equity Incentive Plan (the “2018 Plan”), which enables the Company to grant stock options, share appreciation rights, restricted stock, restricted stock units, share awards, performance unit awards, and cash awards to associates, directors, consultants, and advisors of the Company and its affiliates, and to improve the ability of the Company to attract, retain, and motivate individuals upon whom the Company’s sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company. The 2018 Plan is to be administered by the Board, which shall have discretion over the awards and grants there under. The aggregate maximum number of shares of common stock for which stock options or awards may be granted pursuant to the 2018 Plan is 80,000, which number will be automatically increased on the first day of each quarter, beginning on January 1, 2019 and for each quarter thereafter, by a number of shares of common stock equal to the least of (i) 10,000 shares,(ii) 10% of the shares of common stock issued and outstanding on that date, or (iii) a lesser number of shares that may be determined by the board. No awards may be issued after July 30, 2028.

Stock options granted under the 2018 Plan may be non-qualified stock options or incentive stock options, within the meaning of Section 422(b) of the Internal Revenue Code of 1986. Each option, or portion thereof, that is not an incentive stock option, shall be considered a non-qualified option. The option price must be at least 100% of the fair market value on the date of grant and if an Incentive Stock Option is issued to a 10% or greater shareholder the grant must be 110% of the fair market value on the date of the grant.

On July 20, 2021, the Board of Directors of the Company approved an amendment (the “Plan Amendment”) of the Company’s 2018 Equity Incentive Plan (as so amended, the “Plan”) to increase the number of shares of the Company’s common stock reserved for issuance thereunder by 8,000,000 shares. The Plan Amendment became effective immediately.

As of December 31, 2021, the awards outstanding under the plan consisted of the employee stock options granted on July 20, 2021, to purchase up to 1,656,000 shares of common stock.

Stock Options

A summary of stock option activity for the year-end period ended December 31, 2021, is as follows:

	Number of	Weighted Average
	Options (in Shares)	Exercise Price
Outstanding, January 1, 2021	-	-
Granted	1,656,000	$2.00
Exercised	-	-
Forfeited or cancelled	-	-
Outstanding, December 31, 2021	1,656,000	$2.00

Exercisable, December 31, 2021	1,656,000	$2.00

The Company’s valued the stock options based on the Monte Carlo valuation methodology on July 20, 2021, the stock options grant date. The stock options were immediately vested and have a life of ten years. The value of the awards was determined to be approximately $0.4 million over the derived service period. The fair value of the common stock as of the grant date was determined to be $0.24 per share. The Company recognized approximately $0.06 million of stock-based compensation for the year ended December 31, 2021. The unrecognized stock-based compensation of $0.34 million will be recorded over the derived service period ending in the second quarter 2024.

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Warrants

The following table represents the activity related to the Company’s convertible debentures and warrants, see Note 12, issued during the year ended December 31, 2021:

	Number of Warrants (in Shares)	Weighted Average Exercise Price
Outstanding, January 1, 2021	-		-
Granted	5,926,763	$		*
Exercised	-		-
Outstanding, December 31, 2021	5,926,763		$-

The weighted average contractual term at December 31, 2021 is 4.61

*	The exercise price will be determined by a 5-day VWAP price calculation on the exercise date.

Restricted Stock Units

The following table represents the activity related to the Company’s restricted stock awards granted to employees and directors during the year ended December 31, 2021:

	Number of Restricted Stock Shares	Weighted Average Exercise Price
Outstanding, January 1, 2021	-	-
Granted	1,650,000	$0.40
Vested	650,000	-
Unvested, December 31, 2021	1,000,000	$0.40

The unrecognized stock compensation at December 31,2021 is $0.2 million.

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 17 — Commitments and Contingencies

Contractual Commitments

On September 5, 2017, prior to the merger and as a result of a spinoff from Sysorex’s previous parent, a computer hardware supplier threatened legal action against the Company and demanded approximately $1.8 million for payment of unpaid invoices. On or about January 29, 2018, the parties executed a settlement agreement resolving the matter. No court action was filed. Subsequently thereafter, the Company defaulted under the terms of the agreement. The liability of approximately $0.6 million has been accrued and includes interest $0.007 million calculated based on a default rate of 8%, which is included as a component of accounts payable and accrued liabilities as of December 31, 2021, in the Consolidated Balance Sheets.

On January 22, 2018, a software vendor filed a motion for entry of default judgment (the “Motion”) against SGS in the Circuit Court of Fairfax County, Virginia. The Motion alleges that SGS failed to respond to a complaint served on November 22, 2017. The Motion requests a default judgment in the amount of $336,000 plus $20,000 in legal fees. On August 10, 2018, the Company and vendor entered into a settlement agreement and the Company is repaying the debt in monthly installments. Subsequently thereafter, the Company defaulted under the terms of the agreement. The liability of approximately $0.1 million has been accrued and includes interest $0.001 million calculated based on a default rate of 6% and is included as a component of accounts payable and accrued liabilities as of December 31, 2021, in the Consolidated Balance Sheets.

The Company entered into a Registration Rights Agreement (the “RRA”) dated April 13, 2021. The Company had ninety (90) calendar days following the closing date of its Merger with TTM Digital Assets & Technologies, Inc. on April 14, 2021, to file an initial registration statement covering the Shares. The ninety (90) calendar day filing date was July 13, 2021 (“Filing Deadline”). The Company did not fulfil its obligation to file a registration statement covering the Shares by July 13, 2021, nor any date thereafter up to and including the filing of this Annual Report on Form 10-K and therefore has accounted for an accrued liability in the amount of $0.2 million recorded in the Consolidated Balance Sheets – Accrued Liabilities for the year ended December 31, 2021. The RRA terminated as of October 14, 2021, by its own terms.

The Company, entered into a Promissory Judgment Note dated as of August 15, 2018 (the “Note”), with Tech Data Corporation (“Tech Data”), pursuant to which the Company promised to pay the principal sum of $6,849,423.42 to Tech Data. The Note provides that interest shall accrue on the balance of the Note at the rate of 18% per annum. Due to miscommunication with Tech Data, the Company inadvertently failed to pay, when due, some of the installment payments in the aggregate principal amount of $3,341,801.80, as set forth in the Note and has defaulted under the Note.

On December 14, 2021, the Company became aware that a Confession of Judgment (the “Confession of Judgment”) had been entered against the Company in the Superior Court of the State of California, County of Santa Clara by Tech Data on September 24, 2021. The Confession of Judgement is entered for a total sum of $5,942,559.05, which is comprised of the principal sum of $3,341,801.80 and prejudgment interest in the sum of $2,600,757.25.

Following a negotiation with Tech Data, the Company was able to reduce the Award by in excess of $4.2 million, and on January 13, 2022, the Company and Tech Data entered into a Settlement and Release Agreement (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the Company was paid $1,375,000.00 (the “Settlement Amount”) on January 14, 2022. The Award was deemed satisfied in full. Among other things, Tech Data agreed to file an acknowledgment of full satisfaction of judgment attached as an exhibit to the Settlement Agreement, not take any further action against the Company in connection with or relating to the Judgment, and release the Company and its representatives from any and all claims, including the Judgment, which Tech Data may have against the Company based upon any transaction that occurred at any time before the date of the Settlement Agreement. The vendor liability of $2,908,133 is recorded in the Consolidated Balance Sheets – Accounts Payable as of December 31, 2021. As a result of the January 14, 2022, settlement of $1,375,000 noted above, the Company will recognize a gain on the settlement of $1,533,133, which will be reported in the first quarter 2022.

Operating Leases/Right-of-Use Assets and Lease Liability

On December 8, 2021, the Company’s principal executive offices moved to 13880 Dulles Corner Lane, Suite 120, Herndon, Virginia 20171. We lease these premises, which consist of approximately 5,800 square feet, pursuant to a lease that expires on May 31, 2025. The total amount of rent expense under the leases is recognized on a straight-line basis over the term of the leases. The Company has no other operating or financing leases with terms greater than 12 months.

The following is a summary of the activity in the Company’s current and long-term operating lease liabilities for the years ended December 31, 2021, and 2020:

	Year Ended December 31,
	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$-	$-
Leased assets obtained in exchange for new and modified operating lease liabilities	$(558)	$-
Leased assets surrendered in exchange for termination of operating lease liabilities	$-	$-

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021, future minimum operating leases commitments are as follows:

Calendar Years ending December 31,	Amount
2022	$123
2023	214
2024	219
2025	92
Total future lease payments	648
Less: interest expense at incremental borrowing rate	(90)
Net present value of lease liabilities	$558

Other assumptions and pertinent information related to the Company’s accounting for operating leases are:

Weighted average remaining lease term:	3.41 years
Weighted average discount rate used to determine present value of operating lease liability:	8%

Litigation

Certain conditions may exist as of the date the financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements.

If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows. See Contractual Commitments above, for disclosure of the settlement agreement. There are no pending legal proceedings to which the Company is a party to.

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 18 — Related Party Transactions

Effective April 1, 2021, the Company entered a variety of contracts with CoreWeave, Inc. (“CoreWeave”).

Asset Contribution and Exchange Agreement

On April 1, 2021, CoreWeave contributed 3,130 GPU of data mining equipment with 150 gigahash of computing power to the Company in exchange for an equity interest representing 28.65% of the outstanding pre-merger equity of TTM Digital prior to the merger transaction with Sysorex for a total value of approximately $12 million. As a result of the merger, and in consideration for the 28.65% ownership of TTM Digital. CoreWeave was issued 35,588,548 shares of Sysorex common stock at the merger.

Lease to Buy Purchase Order

The Company acquired 1,344 GPU data mining equipment with 125 gigahash of computing power in a lease to buy arrangement. The Company agreed to total payments of $2.2 million over 180 days subject to acceleration based on the completion of certain corporate events. Revenue generated by operation of the equipment from April 1, 2021, shall be credited against the purchase price until payment of the balance of the purchase price. The Company has determined that the fair value of the installment payments is $2.1 million and will record $70,000 in financing interest costs for the aggregate $2.2 million in installment payments. The Company recognized approximately $70,000 of such interest expenses for the year ended December 31, 2021, respectively.

Hosting Facilities Services Order

The Hosting Facility Services Order (the “Hosting Contract”) provided for the provision of hosting facility space and services by CoreWeave. The services are paid for in advance of the service month and the initial term of the hosting services is through June 30, 2022 and renews automatically for successive one year renewal terms unless either party terminates within sixty (60) days of the expiration of the then current term. At the signing of the Hosting Contract an estimated 382 data mining rigs were covered at an estimated monthly cost of approximately $21,556 ($260,000 per year). The Company recorded $194,000 in hosting costs for the year ended December 31, 2021.

Services Agreement

The initial term of the Services Agreement runs from April 1, 2021, through December 31, 2022, and automatically renews thereafter for successive one (1)-year terms unless either party provides written notice to the other of nonrenewal within sixty (60) days of the expiration of the then current Term. The initiation of the Services Agreement required a one-time payment of $100,000. The monthly base management fee was set to $20.00 per GPU-based Mining System (approximately $20,000 per month), and $6.50 per ASIC-based Mining System. Base management fees are paid in arrears and due within fifteen (15) days of invoice receipt. If, during any calendar month of the Term, CoreWeave operates on average, more than 1,500 Mining Systems on behalf of the Company, the Base Management Fee with respect to the excess Mining Systems above 1,500 is discounted by 40%. The Company recorded $215,460 in mining costs for the year ended December 31, 2021.

Master Services Agreement

On April 29, 2021, the Company entered into a Master Services Agreement with CoreWeave to provide support to management relating to cryptocurrency expertise, marketing, and other operational matters for a three-month term. The compensation for these services is a fixed fee of $35,000 per 30-day period, which includes 175 hours per period. The Company recorded $105,000 and in service costs for the year ended December 31, 2021. Effective February 24, 2022, the master services agreement has been terminated.

First Choice International Company, Inc (“First Choice”)

On July 9, 2021, the Company executed an agreement whereby First Choice will provide consulting services to the Company. The Company paid First Choice a fully earned flat fee of $175,000 for its services. The Agreement shall extend for an initial period of six (6) months. Unless immediate termination is otherwise specifically permitted herein, the Company may cancel the agreement by providing thirty (30) calendar days written notice. Notwithstanding, in the event of a Termination Notice, all of the compensation due during the Term or any extension thereof shall be deemed fully earned and/or immediately due and payable.

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Bespoke Growth Partners, Inc. (“Bespoke”)

Effective July 13, 2020, the Company entered into a consulting agreement with Bespoke. Subsequently, on January 13, 2021, the Company and Bespoke agreed to enter into an Expansion Agreement. Pursuant to the expansion agreement, the Company issued to Bespoke 250,000 shares of restricted common stock, of which 20,000 were earned as of the effective date of the original agreement and 230,000 which were earned as a result of the expansion agreement. The issuance of the shares was included within the Sysorex Recapitalization shares associated with the Merger on April 14, 2021.

Effective April 1, 2021, the Company entered into a consulting agreement with Bespoke. In connection with the consulting agreement, the Company agreed to issue 5,589,820 shares of common stock, of which 5,250,000 were later exercised for pre-funded warrants, of which 5,250,000 were unexercised as of December 31, 2021. The pre-funded warrants were subsequently exercised on January 21, 2022. The Company recognized an expense associated with the share issuance totaling approximately $1,884,888.

Effective as of April 15, 2021, the Company entered into a consulting agreement with Bespoke. Under the terms of the consulting agreement, the Company incurred an expense of approximately $738,221 and paid a total amount of $975,000 during the year ended December 31, 2021. In addition, in accordance with the terms of the consulting agreement, the Company made an additional payment of $200,000 in January 2022 for consulting services for the period of January 15, 2022, through April 14, 2022. Lastly, the Company may request Bespoke to expand its services.

Effective as of January 13, 2022, the Company entered into a consulting agreement with Bespoke. Under the terms of the consulting agreement, the Company is to pay Bespoke a gross advisory fee of $975,000. On March 23, 2022, the Company paid off the balance owed for this service.

Ressense LLC

On August 4, 2021, the Company executed a six (6) month business advisory services agreement with Ressense LLC. The services to be provided include potential business activities including acquisition, merger and reverse merger opportunities. As compensation for the performance of services, the Company paid and recorded $125,000 for the year ended December 31, 2021. The business advisory services agreement expired January 31, 2022.

Style Hunter, Inc.

On September 26, 2021, the Company acquired a 5% minority interest in Style Hunter, Inc. (“Hunt”).  The Hunt issued 613,723 shares of its common stock: par value $0.0001 per share for $0.81470 per share for a total price of $500,000. The Company shall have a one-time option to purchase an additional $500,000 of the Common Stock (“Option”) on or before the 360-day anniversary of Closing Date as follows: (i) if the Buyer exercises its Option prior to the 90-day anniversary of Closing Date the per-share purchase price of the additional shares of Common Stock (the “Option Price”) shall be $0.81470 (a $10,000,000 Company valuation), (ii) if the Buyer exercises its Option after the 90-day anniversary of Closing Date, but prior to the 180-day anniversary of Closing Date, the Option Price will be $1.22200 (a $15,000,000 Company valuation), or (iii) if the Buyer exercises its option after the 180-day anniversary of Closing the Option Price will be $2.03670 (a $25,000,000 Company valuation).

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 19 — Subsequent Events

Proposed TTM Asset Sale

On March 24, 2022, the Company executed Heads of Terms (“Heads of Terms”) with Ostendo Technologies, Inc. (“Ostendo”) which includes certain binding and non-binding provisions. Pursuant to the Heads of Terms, the Company and Ostendo agreed to certain terms related to the Company’s sale of approximately 75% of its Ethereum mining assets and certain associated real property (“TTM Assets”) to Ostendo for preferred stock (“Purchase Price”). The TTM Assets to be sold will not include the Company’s Ether funds generated prior to and held at Closing (as hereinafter defined) and any graphics processing units or associated assets maintained and operated by the Company at a co-located facility in North Carolina. The definitive terms of the sale of TTM Assets will be set forth in definitive transaction agreements (the “Definitive Documentation”) to be executed by the parties.

The Purchase Price shall be comprised of the issuance to the Company of 7,125,000 fully paid, non-assessable shares of Ostendo preferred stock (“Shares”). The Shares shall be of a newly created series of preferred stock. The Shares shall not be transferable by the Company and may not be distributed by dividend or otherwise by the Company until such time as the earlier of the following shall occur: (i) Ostendo completes an underwritten initial public offering of its common stock pursuant to a registration statement under the Securities Act of 1933, as amended, or similar law of a foreign jurisdiction, (ii) Ostendo’s outstanding shares of capital stock are exchanged for or otherwise converted into securities that are publicly listed, pursuant to a transaction governing such exchange or conversion, on a national securities exchange, including through a merger (including a reverse merger), acquisition, business combination or similar transaction, in one transaction or series of related transactions, and including a transaction or series of related transactions involving a vehicle commonly known as a special purpose acquisition company (SPAC) (“Public Listing”), (iii) a “change in control” event with at least 50% plus 1 share of Ostendo’s issued and outstanding capital stock being sold to an unaffiliated third-party, or (iv) Ostendo undergoing a liquidity or other event that necessitates the transfer of the Shares (each, a “Transfer Event”). Upon the occurrence of a Transfer Event, the Company shall have the right to transfer the Shares.

Additionally, pursuant to the Heads of Terms, the Company paid on March 23, 2022, a non-refundable deposit of $1,600,000 (“Deposit”) to be credited toward the purchase of an additional 166,667 shares of Ostendo’s preferred stock, which will be of the same series as the Shares and will have the same terms (“Purchased Shares”). The Purchased Shares will be issued to the Company at closing and at the same time the other Shares are issued in accordance with a standard securities purchase agreement. In the event the sale of the Assets does not occur, Ostendo has agreed to issue the Purchased Shares within five (5) business days of the parties’ mutual agreement that the Closing will not occur. Failure to issue the Purchased Shares in the subject time frame will result in a “share delivery failure” and the obligation of Ostendo to immediately refund the full Deposit amount. The Deposit will not be held in escrow and may be used by Ostendo for working capital.

The Closing of the Asset sale transaction (the “Closing”) shall occur, subject to the satisfaction or waiver of the Closing conditions set forth in Definitive Documentation no later than May 24, 2022, unless mutually extended in writing by the parties, subject to the parties’ meeting certain Closing conditions to be agreed upon in the Definitive Documentation. Notwithstanding the foregoing, the Definitive Documentation shall also include an outside date that is not more than three (3) months after the date of the execution thereof unless mutually extended in writing by the parties to allow the parties to obtain regulatory approvals, required consents, and shareholders approvals.

The Definitive Documentation will include certain other terms and conditions which are customary in asset sale and real property sale agreements.

Convertible Debenture Conversion (Unaudited)

For the three months ended March 31, 2022, the convertible debenture holders converted approximately $1.6 million of debt owed to them into approximately 72.7 million shares. As a result of the conversions, the Company recorded a loss on debt extinguishment of approximately $0.5 million,

Subsequent to March 31, 2022, convertible debenture holders have converted approximately $2.1 million of debt owed to them into approximately 257.0 million shares of the Company’s common stock.

Note 20 — Restatement of Previously Issued Quarterly Financial Statements (Unaudited)

The Company is presenting herein restated unaudited condensed consolidated financial information as of September 30, 2021, and for the quarterly and year-to-date periods then ended. See Note 1A “Restatement of Previously Issued Consolidated Financial Statements, for additional information.”

Sysorex, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars, except number of shares and par value data)

(Unaudited)

	September 30, 2021
	As Previously Reported	Adjustments	As Restated
ASSETS
Current Assets
Cash and cash equivalents	$4,268	$-	$4,268
Digital assets	2,334	-	2,334
Accounts receivable, net	663	-	663
Prepaid expenses and other current assets	1,334	-	1,334
Total Current Assets	8,599	-	8,599

Mining equipment, net	12,368	-	12,368
Intangible assets, net	2,696	-	2,696
Goodwill	1,634	-	1,634
Investment in Style Hunter	500	-	500
Investment in Up North Hosting, LLC	664	-	664
Other assets	36	-	36
Total Assets	$26,497	$-	$26,497
		-	-
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities		-	-
Accounts payable	$5,979	$-	$5,979
Accrued liabilities	1,313	-	1,313
Convertible Debt, net	11,208	(1,653)	9,555
Conversion Feature on convertible debt	-	2,891	2,891
Deferred revenue	691	-	691
Total Current Liabilities	19,191	1,238	20,429
		-	-
Commitments and Contingencies – Note 13
		-	-
Stockholders’ Equity		-	-
Common stock, par value $0.00001 per share, 499,560,659 shares authorized; 144,613,591 shares issued as of September 30, 2021, and 66,431,920 shares issued as of December 31, 2020, 144,538,212 shares outstanding as of September 30, 2021, and 66,431,920 shares outstanding as of December 31, 2020, respectively	1	-	1
Treasury stock, at cost, 75,379 shares as of September 30, 2021, and 0 shares as of December 31, 2020, respectively	-	-	-
Subscription receivable	-	-	-
Additional paid-in-capital	35,435	-	35,435
Accumulated Deficit	(28,130)	(1,238)	(29,368)
Total Stockholders’ Equity	7,306	(1,238)	6,068
Total Liabilities and Stockholders’ Equity	$26,497	$-	$26,497

Sysorex, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands of dollars, except number of shares and per share data)

(Unaudited)

	For the Three Months Ended September 30, 2021			For the Nine Months Ended September 30, 2021
	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
Revenues
Mining income	$2,992	$-	$2,992	$9,244	$-	$9,244
Product revenue	1,232	-	1,232	2,831	-	2,831
Services revenue	634	-	634	1,047	-	1,047
Total Revenues	4,858	-	4,858	13,122	-	13,122

Operating costs and expenses
Mining cost	377	-	377	852	-	852
Product cost	1,141	-	1141	2,532	-	2,532
Services cost	364	-	364	606	-	606
Sales and marketing	319	-	319	619	-	619
General and administrative	3,363	-	3363	7,727	-	7,727
Management Fees	-	-	-	321	-	321
Impairment of digital assets	325	-	325	325	-	325
Depreciation	1,279	-	1279	2,824	-	2,824
Amortization of intangibles	143	-	143	264	-	264
Total Operating Costs and Expenses	7,311	-	7311	16,070	-	16,070

Gain (Loss) from Operations	(2,453)	-	(2,453)	(2,948)	-	(2,948)

Other Income (Expenses)
Merger charges	-	-	-	(22,004)	-	(22,004)
Debt Restructuring fee	-	-	-	(2,000)	-	(2,000)
Change in fair value of debt conversion feature	-	(814)	(814)	-	(814)	(814)
Interest expense	(897)	(424)	(1,321)	(926)	(424)	(1,350)
Realized gain (loss) on sale of digital assets	3	-	3	91	-	91
Gain/(loss) on disposal of assets	(131)	-	(131)	(138)	-	(138)
Other expense, net	39	-	39	11	-	11

Total Other Income (Expense)	(986)	(1,238)	(2,224)	(24,966)	(1,238)	(26,204)
			-			-
Income (Loss) before Income taxes and loss in equity method investee	(3,439)	(1,238)	(4,677)	(27,914)	(1,238)	(29,152)
		-	-		-	-
Income tax benefit	-	-	-	-	-	-

Income (Loss) before Income in equity method investee	(3,439)	(1,238)	(4,677)	(27,914)	(1,238)	(29,152)
		-	-		-	-
Share of net loss of equity method investee	(23)	-	(23)	(80)	-	(80)
		-	-		-	-
Net Income (Loss)	$(3,462)	$(1,238)	$(4,700)	$(27,994)	$(1,238)	$(29,232)
Net Income (Loss) per share - basic and diluted	$(0.022)	$(0.007)	$(0.029)	$(0.212)	$(0.010)	$(0.222)
Weighted Average Shares Outstanding - basic and diluted	159,448,204	159,448,204	159,448,204	131,863,780	131,863,780	131,863,780

Sysorex, Inc. and Subsidiaries

Condensed Consolidated Statements of Changes in Stockholders’ Equity

For the Nine Months Ended September 30, 2021, and September 30, 2020

(In thousands of dollars, except share data)

(Unaudited)

	Common Stock		Treasury Stock		Additional Paid-In	Subscription	Accumulated
	Shares	Amount	Shares	Amount	Capital	Receivables	Deficit	Total

Balance – December 31, 2019	55,776,240	$1	-	$-	$2,671	$(100)	$(587)	$1,984
Distributions to shareholders	-	-	-	-	(152)	-	-	(152)
Net Loss	-	-	-	-	-	-	(45)	(45)
Balance – March 31, 2020	55,776,240	-	-	-	2,519	(100)	(632)	1,787
Distributions to shareholders	-	-	-	-	(149)	-	-	(149)
Net Loss	-	-	-	-	-	-	(38)	(38)
Balance – June 30, 2020	55,776,240	-	-	-	2,370	(100)	(670)	1,600
Shares issued	10,655,680	-	-	-	600	-	-	600
Distributions to shareholders	-	-	-	-	(345)	-	-	(345)
Net Income	-	-	-	-	-	-	242	242
Balance - September 30, 2020	66,431,920	-	-	-	2,625	(100)	(428)	2,097

Balance - December 30, 2020	66,431,920	-	-	-	2,060	(100)	(135)	1,825
Payment of subscription receivable	-	-	-	-	-	100	-	100
Distributions to shareholders	-	-	-	-	(1,521)	-	-	(1,521)
Exercise of Moon warrants	14,607,980	-	-	-	-	-	-	-
Net Income	-	-	-	-	-	-	1,210	1,210
Balance – March 31, 2021	81,039,900	-	-	-	539	-	1,075	1,614
Shares issued:
Mining equipment	35,588,548	-	-	-	12,000	-	-	12,000
Sysorex Recapitalization	25,985,633	-	-	-	19,401	-	-	19,401
TTM digital/Sysorex merger	494,311	1	75,379	-	280	-	-	281
Professional services	404,820	-	-	-	1,883	-	-	1,883
Net Loss	-	-	-	-	-	-	(25,743)	(25,743)
Balance – June 30, 2021	143,513,212	1	75,379		34,103	-	(24,668)	9,436
Convertible debt warrants	-	-	-	-	810	-	-	810
Stock based compensation	-	-	-	-	28	-	-	28
Shares issued for services	1,025,000	-	-	-	494	-	-	494
Net Loss (as restated)	-	-	-	-	-	-	(4,700)	(4,700)
Balance - September 30, 2021 (as restated)	144,538,212	$1	75,379	$-	$35,435	$-	$(29,368)	$6,068

Sysorex, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands of dollars)

(Unaudited)

	For the Nine Months Ended September 30, 2021
	As Previously Reported	Adjustments	As Restated
Cash Flows from Operating Activities
Net loss	$(27,994)	(1,238)	(29,232)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	3,088	-	3,088
Stock compensation	28	-	28
Amortization of debt discount and debt issuance costs	631	424	1,055
(Gain) Loss on the sale/disposal of mining equipment	138	-	138
Realized (gain) loss on sale of digital assets	(91)	-	(91)
Gain on settlement of vendor liabilities	(38)	-	(38)
Impairment of digital assets	325	-	325
Change in fair value of debt conversion feature	-	814	814
Equity in earnings of equity method investments	79	-	79
Change in fair value of accrued issuable equity	(9)	-	(9)
Issuance of shares in exchange for services	2,377	-	2,377
Merger charges	22,004	-	22,004
Debt restructuring fee	2,000	-	2,000
Changes in assets and liabilities:
Digital assets - mining net of pool fees and mgmt fees	(8,826)	-	(8,826)
Related party receivable	17	-	17
Prepaid assets and other current assets	(72)	-	(72)
Accounts receivable and other receivables	4,010	-	4,010
Accounts payable	(3,908)	-	(3,908)
Accrued liabilities and other current liabilities	442	-	442
Net cash used in operating activities	(5,799)	-	(5,799)
		-	-
Cash Flows from Investing Activities
Proceeds from sale of digital assets	3,670	-	3,670
Reverse acquisition of Sysorex business	28	-	28
Purchase of mining equipment	(50)	-	(50)
Proceeds from sale of mining equipment	47	-	47
Investments in Up North & Style Hunter	(600)	-	(600)
Net cash provided by (used in) investing activities	3,095	-	3,095
		-	-
Cash Flows from Financing Activities
Repayment of loans	(4,349)	-	(4,349)
Issuance of members’ interests	100	-	100
Proceeds received for convertible debt	12,415	-	12,415
Cash paid for convertible debt transaction costs	(1,261)	-	(1,261)
Net cash provided by financing activities	6,905	-	6,905

Net increase in cash and cash equivalents	4,201	-	4,201
Cash and cash equivalents at beginning of period	67	-	67
Cash and cash equivalents at end of period	$4,268	$-	$4,268
Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$89	$-	$89
Income taxes	-	-	-

Supplemental disclosure of noncash investing and financing activities:
Sysorex recapitalization	$19,401	$-	$19,401
Payments of short-term borrowing with digital assets	1,091	-	1,091
Debt discount attributed to the fair value of the warrants	810	-	810
Conversion feature derivative on convertible debt	-	2,077	2,077
Distribution of digital assets to members	1,521	-	1,521
Equipment exchanged for equity	12,000	-	12,000
Equipment acquired through lease purchase arrangement	2,130	-	2,130
Settlement of loan with mining equipment	75	-	75

Sysorex, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands of dollars, except number of shares and par value data)

	September 30, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$141	$659
Digital assets, net	87	5,202
Accounts receivable, net	924	3,023
Prepaid expenses and other current assets	627	1,402
Assets held for sale	7,006	10,182
Total Current Assets	8,785	20,468

Intangible assets, net	2,123	2,553
Goodwill	1,634	1,634
Pre-funded right- in Ostendo	1,600	-
Operating lease right-of-use asset, net	439	558
Other assets	39	69
Total Assets	$14,620	$25,282

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	3,806	6,724
Accrued liabilities	1,897	2,382
Short-term debt	15,985	19,439
Conversion feature derivative liability	7,531	8,355
Operating lease obligation, current	212	49
Common stock derivative liability	45	-
Deferred revenue	918	932
Total Current Liabilities	30,394	37,881

Operating lease obligation - noncurrent	311	509

Total Liabilities	30,705	38,390

Commitments and Contingencies

Stockholders’ Deficit
Common stock, par value $0.00001 per share, 3,000,000,000 shares authorized; 736,609,855 shares issued as of September 30, 2022, and 145,713,591 shares issued as of December 31, 2021, 736,534,476 shares outstanding as of September 30, 2022, and 145,638,212 shares outstanding as of December 31, 2021	6	1
Treasury stock, at cost, 75,379 shares as of September 30, 2022, and as of December 31, 2021	-	-
Additional paid-in-capital	44,275	36,156
Accumulated Deficit	(60,366)	(49,265)
Total Stockholders’ Deficit	(16,085)	(13,108)
Total Liabilities and Stockholders’ Deficit	$14,620	$25,282

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Sysorex, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands of dollars, except number of shares and per share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues
Product revenue	$2,559	$1,232	$9,977	$2,831
Services revenue	900	634	2,055	1,047
Total Revenues	3,459	1,866	12,032	3,878

Operating costs and expenses
Product cost	2,302	1,141	7,006	2,532
Services cost	655	364	1,408	606
Sales and marketing	267	320	928	619
General and administrative	1,373	3,347	6,559	7,711
Impairment of digital assets	71	325	2,494	325
Management fees	-	-	-	322
Depreciation	-	-	-	3
Amortization of intangibles	144	143	430	264
Total Operating Costs and Expenses	4,812	5,640	18,825	12,382

Loss from Operations	(1,353)	(3,774)	(6,793)	(8,504)

Other Income (Expenses)
Merger charges	-	--		(22,004)
Debt Restructuring fee	-	--		(2,000)
Interest expense	(717)	(1,297)	(2,455)	(1,280)
Realized gain on sale of digital assets	227	3	1,498	91
Revaluation of conversion feature derivative liability	1,147	(814)	(1,559)	(814)
Gain (loss) on extinguishment of debt	436	-	(1,008)	-
Change in fair value of shares issued	301	-	263	-
Other income, net	17	39	20	11

Total Other (Expense) Income	1,411	(2,069)	(3,241)	(25,996)

Income (loss) from continuing operations before income taxes	58	(5,843)	(10,034)	(34,500)

Income tax benefit	-	-	-	-

Income (loss) from continuing operations	58	(5,843)	(10,034)	(34,500)

Income (loss) from discontinued operations	(1,129)	1,143	(1,067)	5,268
Net Loss	$(1,071)	$(4,700)	$(11,101)	$(29,232)
Net income (loss) per share - basic and diluted – continuing operations	$0.0001	$(0.037)	$(0.031)	$(0.262)
Net income per share – basic and diluted – discontinued operations	$(0.002)	$0.007	$(0.003)	$0.040
Weighted Average Shares Outstanding - basic and diluted	500,173,946	159,448,204	318,558,213	131,863,780

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Sysorex, Inc. and Subsidiaries

Condensed Consolidated Statements of Changes in Stockholders’ Deficit

For the Nine Months Ended September 30, 2022, and 2021

(In thousands of dollars, except share data)

(Unaudited)

					Additional
	Common Stock		Treasury Stock		Paid-In	Subscription	Accumulated
	Shares	Amount	Shares	Amount	Capital	Receivables	Deficit	Total
Balance – December 31, 2020	66,431,920	$-	-	$-	$2,060	$(100)	$(135)	$1,825

Distributions to shareholders	-	-	-	-	(1,521)	-	-	(1,521)

Payments of subscription receivables	-	-	-	-	-	100	-	100

Exercise of Moon warrants	14,607,980	-	-	-	-	-	-	-

Net Income	-	-	-	-	-	-	1,210	1,210
Balance – March 31, 2021	81,039,900	-	-	-	539	-	1,075	1,614

Shares issued for:
Mining equipment	35,588,548	-	-	-	12,000		-	12,000
Sysorex recapitalization	25,985,633	-	-	-	19,401	-	-	19,401
TTM digital/Sysorex merger	494,311	1	75,379	-	280	-	-	281
Professional services	404,820	-	-	-	1,883	-	-	1,883
Net Loss	-	-	-	-	-	-	(25,743)	(25,743)
Balance – June 30, 2021	143,513,212	$1	75,379	$-	$34,103	-	$(24,668)	$9,436
Shares issued for:
Convertible debt warrants	-	-	-	-	810	-	-	810
Stock based compensation	-	-	-	-	28	-	-	28
Shares issued for services	1,025,000	-	-	-	494	-	-	494
Net Loss	-	-	-	-	-	-	(4,700)	(4,700)
Balance – September 30, 2021	144,538,212	$1	75,379	$-	$35,435	-	$(29,368)	$6,068

Balance – December 31, 2021	145,638,212	$1	75,379	$-	$36,156	-	$(49,265)	$(13,108)
Convertible debt conversions	72,717,883	-	-	-	2,909	-	-	2,909
Reclassification of equity contracts to liabilities	-	-	-	-	(314)	-	-	(314)
Professional services	6,000,000	-	-	-	240	-	-	240
Exercise of Pre-funded warrants	12,361,622	-	-	-	-	-	-	-
Cashless exercise of warrants	220,754	-	-	-	-	-	-	-
Stock-based compensation	-	-	-	-	111	-	-	111
Vesting of restricted stock	500,000	-	-	-	-	-	-	-
Net Loss	-	-	-	-	-	-	(3,033)	(3,033)
Balance – March 31, 2022	237,438,471	1	75,379	-	39,102	-	(52,298)	(13,195)
Convertible debt conversions	257,005,140	3	-	-	4,130	-	-	4,133
Issuance of restricted stock	100,000	-	-	-	5	-	-	5
Net Loss	-	-	-	-	-	-	(6,997)	(6,997)
Balance – June 30, 2022	494,543,611	$4	75,379	$-	$43,237	-	$(59,295)	$(16,054)
Convertible debt conversions	241,990,865	2	-	-	1,038	-	-	1,040
Net Loss	-	-	-	-	-	-	(1,071)	(1,071)
Balance – September 30, 2022	736,534,476	$6	75,379	$-	$44,275	-	$(60,366)	$(16,085)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

Sysorex, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands of dollars)

(Unaudited)

	For the Nine Months Ended
	September 30,
	2022	2021
Cash Flows from Operating Activities
Net loss from continuing operations	$(10,034)	$(34,500)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	430	264
Stock-based compensation expense	111	28
Amortization of right of use asset	119	-
Amortization of debt discount and debt issuance costs	-	1,055
Realized gain on sale of digital assets	(1,498)	(91)
Loss on extinguishment of debt	1,008	-
Change in fair value of debt conversion feature	1,559	814
Gain on settlement of vendor liabilities	(1,533)	(38)
Impairment of digital assets	2,494	325
Issuance of shares in exchange for services	240	2,377
Merger charges	-	22,004
Debt restructuring expense	-	2,000
Change in fair value of share derivative liability	(263)	(9)
Changes in assets and liabilities:
Prepaid assets and other current assets	805	(72)
Accounts receivable and other receivables	2,099	4,010
Accounts payable	(1,385)	(3,908)
Accrued liabilities and other current liabilities	737	442
Operating lease liability	(35)	-
Net cash used in operating activities – continuing operations	(5,146)	(5,299)
Net cash used in provided by operating activities – discontinued operations	(1,795)	(500)
Net cash used in operating activities	$(6,941)	$(5,799)
Cash Flows from Investing Activities
Proceeds from sale of digital assets	$8,023	$3,670
Reverse acquisition of Sysorex business	-	28
Pre-funded right in Ostendo	(1,600)	-
Net cash provided by investing activities -continuing operations	6,423	3,698
Net cash used in investing activities – discontinued operations	-	(603)
Net cash provided by investing activities	$6,423	$3,095
Cash Flows from Financing Activities
Repayment of loans	$-	$(3,346)
Proceeds received for convertible debt	-	12,415
Issuance of members’ interests	-	100
Cash paid for convertible debt transaction costs	-	(1,261)
Net cash provided by financing activities- continuing operations	$-	$7,908
Net cash used in financing activities – discontinued operations	-	(1,003)
Net cash provided by financing activities	$-	$6,905
Net (decrease) in cash and cash equivalents	(518)	4,201
Cash and cash equivalents at beginning of period	659	67
Cash and cash equivalents at end of period	$141	$4,268
Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$1,009	$89
Income taxes	-	-
Supplemental disclosure of noncash investing and financing activities:
Conversion of debt to equity	$8,082	$-
Equipment exchanged for equity	-	7,620
Equipment acquired through lease purchase agreement	-	2,130
Debt discount attributed to the fair value of warrants	-	810
Debt discount attributed to the fair value of the conversion option	-	2,077
Settlement of loan with mining equipment	-	1,091
Sysorex recapitalization	-	19,401
Distributions of digital assets to members	-	1,521
Reclassification of equity contracts to liabilities	314	-
Settlement of share derivative liability	5	-

 The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

SYSOREX, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature and Description of Business

Description of Business

Sysorex, Inc., through its wholly owned subsidiary, Sysorex Government Services, Inc., (“SGS”), (unless otherwise stated or the context otherwise requires, the terms “SGS” “we,” “us,” “our” and the “Company” refer collectively to Sysorex, Inc. and SGS), provides information technology solutions primarily to the public sector. These solutions include cybersecurity, professional services, engineering support, IT consulting, enterprise level technology, networking, wireless, help desk, and custom IT solutions. The Company is headquartered in Virginia.

In addition to SGS, the Company has another wholly owned subsidiary, TTM Digital Assets & Technologies, Inc. (“TTM Digital”). TTM Digital is a digital asset technology and mining company that owns and operates specialized cryptocurrency mining processors and was previously focused on the Ethereum blockchain ecosystem. As of September 15, 2022, Ethereum switched from a Proof of Work model to Proof of Stake model. TTM Digital is currently exploring alternative uses and sales opportunities for its Graphics Processing Unit (GPU) assets and datacenter located in Lockport, NY. As discussed in the Heads of Terms agreement below, the Company had been in discussion with a third party to sell its mining assets and certain associated real property (“Assets”).

Increase in Authorized Shares

On September 22, 2022, the Company’s stockholders voted to approve an amendment to the Articles of Incorporation to increase the total number of authorized shares of the Company’s capital stock from 510,000,000 shares, par value $0.00001 per share, to 3,010,000,000 shares, of which 3,000,000,000 shares will be designated as common stock and 10,000,000 shares will be designated as preferred stock.

In addition, the Company’s stockholders also voted to approve an amendment to the Articles of Incorporation to effect a reverse stock split of the Company’s outstanding shares of common stock, par value $0.00001 per share, at a ratio of no less than 1-for-500 and no more than 1-for-1,000, with such ratio to be determined at the sole discretion of the Board of Directors, with any fractional shares being rounded up to the next higher whole share.

Heads of Terms Agreement

On March 24, 2022, the Company executed Heads of Terms (“Heads of Terms”) with Ostendo Technologies, Inc. (“Ostendo”) which included certain binding and non-binding provisions. Pursuant to the Heads of Terms, the Company and Ostendo agreed to certain terms related to the Company’s sale of its Ethereum mining assets and certain associated real property (“Assets”) to Ostendo for Ostendo preferred stock. The parties agreed that the Assets to be sold would not include the Company’s Ether funds generated prior to and held at Closing. The definitive terms of the sale of Assets were to be set forth in definitive transaction agreements to be executed by the parties. Additionally, pursuant to the Heads of Terms, the Company has agreed to make a non-refundable deposit of $1,600,000 (“Deposit”) to be credited toward the purchase of an additional 166,667 shares of Ostendo’s preferred stock.

Subsequent to September 30, 2022, the Company has in good faith worked with Ostendo to ensure all closing terms and closing conditions were mutually agreed upon, however, the parties have not entered into definitive transaction agreements and accordingly, it was determined in November of 2022 that the transaction will not proceed. In November 2022, the Company requested that Ostendo issue, pursuant to the Heads of Terms, shares equal to the initial deposit made by the Company of $1,600,000.

Note 2 — Going Concern

As of September 30, 2022, the Company had an approximate cash balance of $0.1 million, a working capital deficit of approximately $21.6 million, and an accumulated deficit of approximately $60.4 million. On October 18, 2022, the Company completed a $500,000 private placement. However, in light of the Company’s private placement, the aforementioned factors continue to raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the date of issuance of these unaudited condensed consolidated financial statements. The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The unaudited condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern within one year after the date the unaudited condensed consolidated financial statements are issued.

The Company does not believe that its capital resources as of September 30, 2022, its ability to settle convertible debt obligations through issuance of the Company’s shares, availability on the SouthStar facility to finance purchase orders and invoices, reauthorization of key vendors and credit limitation improvements will be sufficient to fund planned operations during the next twelve months. As a result, the Company will need additional funds to support its obligations. On September 22, 2022, the shareholders of the Company approved the authorization of 3 billion shares of common stock. Subsequently, the Company’s outstanding shares have been issued and reserved. As disclosed in Note 15, subsequent events, reverse stock split, the Company’s intent is to issue additional shares in the near future.

The Company continues to explore a number of other possible solutions to its financing needs, including efforts to raise additional capital as needed, through the issuance of equity, equity-linked or debt securities, as well as possible transactions with other companies, strategic partnerships, and other mechanisms for addressing our financial condition. The Company will utilize its current contracts that are not limited to a single branch of government or a specific agency. These contracts can provide the Company an opportunity to attain new solutions and service type orders. The Company will also utilize SGS’s small business status to partner with prime contractors on larger orders. The Company currently has utilized SouthStar to finance purchase orders and it also has the ability to factor its receivables if needed to fund operations. In addition, as disclosed in Note 1 – Increase in Authorized shares, the Company will need to further increase its available shares of common stock to settle convertible debt conversions. After considering the plans to alleviate substantial doubt, management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

If the Company is unable to raise additional capital on terms acceptable to the Company and on a timely basis, or is unable to attain new vendors, the Company will be required to downsize or wind down its operations through liquidation, bankruptcy, or sale of its assets. In addition, as of September 30, 2022, the Company has been reliant on its ability to liquidate Ethereum to continue to fund operations when needed, and as such, the Company does not currently have enough Ethereum on hand to fund operations through the next twelve months. Further, as of September 15, 2022, Ethereum switched from a Proof of Work model to Proof of Stake model and as a result, the Company is no longer mining Ethereum.

Note 3 — Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles that are generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of the Company’s operations for the three and nine months ended September 30, 2022, are not necessarily indicative of the results to be expected for the year ending December 31, 2022. These interim unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes for the years ended December 31, 2021, and 2020 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 14, 2022, as amended by Amendment No. 1 to the Company’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission (the “SEC”) on May 23, 2022, and Amendment No. 2 on Form 10-K filed with the SEC on June 1, 2022.

TTM Digital Reverse Merger and Sysorex Recapitalization

On April 8, 2021, the Company, TTM Digital, and TTM Acquisition Corp., a Nevada corporation, and a wholly owned subsidiary of Sysorex (“MergerSub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Under the terms of the Merger Agreement, the parties agreed that Sysorex would acquire TTM Digital by way of a reverse triangular merger, subject to certain closing conditions (the “Merger”). On April 14, 2021 (the “Effective Time”), the closing conditions delineated in the Merger Agreement were satisfied and the Merger closed. At the Effective Time, the MergerSub was merged with and into TTM Digital with TTM Digital surviving the Merger.

Under the terms of the Merger Agreement, the shareholders of TTM Digital received a right to receive an aggregate of 124,218,268 shares of Sysorex common stock, $0.00001 par value per share (the “Merger Shares”) in exchange for their shares of TTM Digital. Simultaneously, upon the issuance of the Merger Shares to the TTM Digital shareholders, Sysorex was issued all of the authorized capital of TTM Digital and TTM Digital became a wholly owned subsidiary of Sysorex (together, the “Combined Company”). The Merger resulted in a change of control, with the shareholders of TTM Digital receiving that number of Merger Shares equal to approximately eighty percent (80%) of the outstanding shares of capital stock of Sysorex including the effect of the Sysorex Recapitalization as discussed in TTM Digital Reverse Merger and Sysorex Recapitalization. Due to the TTM Digital shareholders acquiring a controlling interest in Sysorex after the merger, the transaction was accounted for as a reverse acquisition for accounting purposes, with TTM Digital being the accounting acquirer and reporting entity. Therefore, the historical amounts presented prior to the Merger are those of TTM Digital. The Merger is accounted for under the acquisition method of accounting applied to Sysorex as the accounting acquiree under the guidance of the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 805 Business Combinations (“ASC 805”).

Discontinued Operations

As discussed in Note 5 – Discontinued Operation, the Company made the decision to divest its mining equipment and the data center of the TTM Digital reporting unit (“TTM Assets”) and commenced discussions with a third party to execute an asset sale. As a result of the decision to divest operating assets of the TTM Digital reporting unit, the Company has determined that the subject assets met the definition of assets held for sale as defined by ASC 205-20 – Presentation of Financial Statements – Discontinued Operations. As of December 31, 2021, the Company determined the TTM Assets represented discontinued operations as it constituted a disposal of a significant component and a strategic shift that will have a material effect on the Company’s operations and financial results. As a result, the Company reclassified the balances and activities of the TTM Assets from their historical presentation to assets held for sale and assets and liabilities – discontinued operations on the Condensed Consolidated balance sheets and to gain from discontinued operations on the Condensed Consolidated statements of operations for the periods presented.

On June 10, 2022, the definition of “TTM Assets” was amended and restated to read “(i) all of the Seller Parties’ GPUs and related assets, supporting equipment and software (including software licenses, if any).  As a result, all of TTM assets have been classified and reported as assets held for sale in the condensed consolidated balance sheets, and all associated revenues and costs are reported as discontinued operations in the condensed consolidated statement of operations. As of November 2022, the parties have not entered into definitive transaction agreements and accordingly, the transaction will not proceed. As of September 30, 2022, the Company has performed an assessment and determined that TTM Assets are held for sale and reported as discontinued  operations. TTM is exploring future possibilities of hosting client computing, and TTM continues to evaluate all its options, including the sale of its assets to maximize revenue streams utilizing its current assets.

Note 4 — Summary of Significant Accounting Policies

Principles of Consolidation

The unaudited condensed consolidated financial statements have been prepared using the accounting records of Sysorex, TTM Digital and SGS. All inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates consist of:

●	Revenue recognition

●	Fair value of digital assets

●	Fair value of the Company’s common stock

●	Expected useful lives and valuation of long-lived assets

●	Fair value of derivative liabilities

Significant Accounting Policies

For a detailed discussion about the Company’s significant accounting policies, see the Company’s December 31, 2021, consolidated financial statements included in its 2021 Annual Report.

Impairment of Long-lived Assets

The Company reviews its long-lived assets, including mining equipment, for impairment whenever events or changes in circumstances indicate the carrying value of an asset or group of assets may not be recoverable. The carrying amount is considered not recoverable if the sum of the undiscounted cash flows to be generated from the use and eventual disposition of the asset group is less than the carrying amount of the asset group. If the carrying amount exceeds the undiscounted cash flows, then the carrying amount is compared to the fair value and an impairment loss is recorded for the difference between the fair value and the carrying amount. For the three and nine months ended September 30, 2022, the Company incurred $1.3 million and $2.3 million of impairment charges, respectively, which is included within loss from discontinued operations. No impairment charges were identified for long-lived assets during the three and nine months ended September 30, 2021.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. Goodwill is reviewed for impairment at least annually, in December, or more frequently if a triggering event occurs between impairment testing dates.

The Company’s impairment assessment begins with a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. Qualitative factors may include, macroeconomic conditions, industry and market considerations, cost factors, and other relevant entity and Company specific events. If, based on the qualitative test, the Company determines that it is “more likely than not” that the fair value of a reporting unit is less than its carrying value, then the Company evaluates goodwill for impairment by reviewing the fair value of the reporting unit versus its respective carrying value, including its goodwill. If it is determined that it is “not likely” that the fair value of the reporting unit is less than its carrying value, then no further testing is required.

The selection and assessment of qualitative factors used to determine whether it is more likely than not that the fair value of a reporting unit exceeds the carrying value involves significant judgment and estimates. Fair values may be determined using a combination of both income and market-based approaches.

The Company did not record any impairment of goodwill as of September 30, 2022 and December 31, 2021. As of September 30, 2022 and December 31, 2021, the total goodwill of approximately $1.6 million relates to the Sysorex Reporting unit.

Derivative Liabilities

The Company evaluates its convertible instruments, options, warrants, or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under ASC Topic 815, Derivatives and Hedging. The Company evaluates whether the amount of common stock on a as converted basis is in excess of its authorized share total which, if in excess, would result in derivative accounting treatment. The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income (expense). Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815 are reclassified to a liability at the fair value of the instrument on the reclassification date.

Convertible Debt

The Company’s debt instruments contain a host liability, freestanding warrants, and an embedded conversion feature. The Company uses the guidance under FASB ASC Topic 815 Derivatives and Hedging (“ASC 815”) to determine if the embedded conversion feature must be bifurcated and separately accounted for as a derivative under ASC 815. It also determines whether any embedded conversion features requiring bifurcation and/or freestanding warrants qualify for any scope exceptions contained within ASC 815. Generally, contracts issued or held by a reporting entity that are both (i) indexed to its own stock, and (ii) classified in shareholders equity, would not be considered a derivative for the purposes of applying ASC 815. Any embedded conversion features and/or freestanding warrants that do not meet the scope exception noted above are classified as derivative liabilities, initially measured at fair value, and remeasured at fair value each reporting period with change in fair value recognized in the Condensed Consolidated statements of operations. Any embedded conversion features and/or freestanding warrants that meet the scope exception under ASC 815 are initially recorded at their relative fair value in paid-in-capital and are not remeasured at fair value in future periods.

The host debt instrument is initially recorded at its relative fair value in long-term debt. The host debt instrument is accounted for in accordance with guidance applicable to non-convertible debt under FASB ASC Topic 470 Debt (“ASC 470”) and is accreted to its face value over the term of the debt with accretion expense and periodic interest expense recorded in the unaudited condensed consolidated statements of operations.

Issuance costs are allocated to each instrument in the same proportion as the proceeds that are allocated to each instrument. Issuance costs allocated to the debt hosted instrument are netted against the proceeds allocated to the debt host. Issuance costs allocated to freestanding warrants classified in equity are recorded in paid-in-capital.

Net Loss per Share

Basic loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding, plus potentially dilutive common shares. Convertible debt, restricted stock, stock options and warrants are excluded from the diluted net loss per share calculation when their impact is antidilutive. The Company reported a net loss for the three and nine months ended September 30, 2022, and as a result, all potentially dilutive common shares are considered antidilutive for this period.

The Company includes potentially issuable shares in the Weighted-average common shares – basic that include warrants and other agreements that are exercisable for little or no consideration without substantive contingencies and others once any contingencies relative to the issuance of the shares is resolved.

Computations of basic and diluted weighted average common shares outstanding were as follows for the periods reported:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Weighted-average common shares outstanding	497,173,946	144,086,582	315,558,213	121,310,970
Weighted-average potential common shares considered outstanding	3,000,000	15,361,622	3,000,000	10,552,810
Weighted-average common shares outstanding - basic	500,173,946	159,448,204	318,558,213	131,863,780
Dilutive effect of options, warrants and restricted stock units	-	-	-	-
Weighted-average common shares outstanding - diluted	500,173,946	159,448,204	318,558,213	131,863,780
Options, restricted stock units, and warrants and convertible debt excluded from the computation of diluted loss per share because the effect of inclusion would be anti-dilutive	1,178,054,958	5,011,083	141,051,170	1,776,036

Emerging Growth Company

Sysorex is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). As such, Sysorex is eligible to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended. In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended, for complying with new or revised accounting standards, meaning that Sysorex, as an emerging growth company, can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Sysorex has elected to take advantage of this extended transition period, and therefore our financial statements may not be comparable to those of companies that comply with such new or revised accounting standards.

Note 5 — Discontinued Operations

The carrying value of the TTM Digital asset disposal group was $7.0 million as of September 30, 2022, and $10.2 million as of December 31, 2021. For the three and nine months ended September 30, 2022, the Company recorded $1.3 million and $2.3 million of impairment charges to the assets held for sale, as the carrying value of the assets were less than the estimated fair value less costs to sell. The following table details the assets and liabilities of the Company’s TTM Assets that were classified as assets held for sale and discontinued operations for the periods presented (in thousands):

	September 30,	December 31,
	2022	2021
Mining equipment and facilities, net	$6,506	$9,682
Investment in Style Hunter	500	500

Total Current Assets	$7,006	$10,182

Total Assets associated with discontinued operations	$7,006	$10,182

The following table presents the TTM Digital assets statement of operations line items classified as discontinued operations included within gain (loss) from discontinued operations for the three and nine months ended September 30, 2022, and 2021 (in thousands):

	For the Three Months	For the Three Months	For the Nine Months	For the Nine Months
	Ended September 30,	Ended September 30,	Ended September 30,	Ended September 30,
	2022	2021	2022	2021
Revenues
Mining income	$809	$2,993	$4,077	$9,244
Hosting income	24	-	96	-
Total revenues	833	2,993	4,173	9,244

Operating costs and expenses
Mining cost	457	377	1,385	852
General and administrative	199	10	678	12
Impairment of fixed assets	1,300	-	2,261	-
Depreciation	-	1,283	910	2,824
Total operating costs and expenses	1,956	1,670	5,234	3,688

Gain (loss) from Operations	(1,123)	1,323	(1,061)	5,556

Other Income (Expenses)
Interest expense	-	(25)	-	(70)
Loss on disposal of fixed assets	(6)	(131)	(6)	(138)

Income (loss) before taxes and equity method investee	(1,129)	1,167	(1,067)	5,348
Provision for income taxes	-	-	-	-
Income (loss) before equity method investee	(1,129)	1,167	(1,067)	5,348
Share of net loss of equity method investee	-	24	-	80
Net income (loss) from discontinued operations	$(1,129)	$1,143	$(1,067)	$5,268

The following table summarizes the net cash flows from discontinued operations of TTM Digital (in thousands):

	For the Nine Months Ended September 30,
	2022	2021
Net cash used in operating activities – discontinued operations	$(1,795)	$(500)
Net cash used in investing activities – discontinued operations	-	(603)
Net cash used in financing activities – discontinued operations	-	(1,003)

Note 6 — Intangible Assets

Intangible assets as of September 30, 2022, consist of the following:

	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount
Trade name	$1,060	$(152)	$908
Customer relationships	1,900	(685)	1,215
Total intangible assets	$2,960	$(837)	$2,123

Intangible assets as of December 31, 2021, consist of the following:

	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount
Trade name	$1,060	$(74)	$986
Customer relationships	1,900	(333)	1,567
Total intangible assets	$2,960	$(407)	$2,553

The estimated future amortization expense associated with intangible assets is as follows:

Calendar Years Ending December 31,	Amount
2022	144
2023	573
2024	573
2025	266
Thereafter	567
Total	$2,123

Note 7 — Credit Risk and Concentrations

Financial instruments that subject the Company to credit risk consist principally of trade accounts receivable and cash. The Company performs certain credit evaluation procedures and does not require collateral for financial instruments subject to credit risk. The Company believes that credit risk is limited because the Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, consequently, believes that its accounts receivable credit risk exposure beyond such allowances is limited.

The Company maintains cash deposits with financial institutions, which, from time to time, may exceed federally insured limits. The Company has not experienced any losses and believes it is not exposed to any significant credit risk from cash.

The following table sets forth the percentages of sales derived by the Company from those customers that accounted for at least 10% of sales during the nine months ended September 30, 2022, and 2021 (in thousands of dollars):

	For the Nine Months Ended September 30, 2022		For the Period April 15, 2021, through September 30, 2021
	$	%	$	%
Customer A	7,100	60%	607	13%
Customer B	2,834	24%	2,499	55%

The following table sets forth the percentages of sales derived by the Company from those customers that accounted for at least 10% of sales during the three months ended September 30, 2022, and 2021 (in thousands of dollars):

	For the Three Months Ended September 30, 2022		For the three months ended September 30, 2021
	$	%	$	%
Customer A	1,335	38%	-	-
Customer B	1,157	33%	1,254	63%
Customer C	-	-	278	14%

As of September 30, 2022, Customer B represented approximately 60% of total accounts receivable. Two other customer represents approximately 36% of total accounts receivable. As of September 30, 2021, Customers B and C represented approximately 39% and 40% of total accounts receivable, respectively.

For the nine months ended September 30, 2022, two vendors represented approximately 69% and18% of total purchases. Purchases from these vendors during the nine months ended September 30, 2022, were $6.9 million and $1.8 million respectively. In addition, the Company recorded approximately $1.5 million of settlement gains during the nine months ended September 30, 2022. Please see Note 12 – Contractual Commitments for discussion on the settlement gain.

For the three months ended September 30, 2022, four vendors represented approximately 40%, 32%, 11% and 10% of total purchases. Purchases from these vendors during the three months ended September 30, 2022, were $1.2 million $0.9 million, $0.3 million, and $0.3 million respectively.

For the period April 15, 2021, through September 30, 2021, three vendors represented approximately 55%, 17% and 10% of total purchases. Purchases from these vendors during the period April 15, 2021, through September 30, 2021, were $1.7 million, $0.5 million and, $0.3 million respectively. For the three months ended September 30, 2021, two vendors represented approximately 57% and 10% of total purchases. Purchases from these vendors during the three months ended September 30, 2021, were $0.9 million, $0.1 million respectively.

Geographic and Technology Concentration

The Company had geographic diversity between April 1, 2021, and June 30, 2022, using a colocation datacenter in North Carolina. Subsequent to June 30, 2022, the Company had consolidated its mining operations exclusively in New York.

Further, the Company had concentrated exposure to the Ethereum blockchain infrastructure through its mining operations during the periods presented. There is a possibility of digital asset mining algorithms transitioning to proof-of-stake validation and other mining related risks, which could make us less competitive and ultimately adversely affect our business and our ability to generate revenues. As of September 15, 2022, Ethereum switched from a proof-of-work model to a proof-of stake model. The Company is no longer be able to mine Ethereum.

Note 8 — Short-term debt

Short-term debt as of September 30, 2022, and December 31, 2021, consisted of the following (in thousands):

	September 30,	December 31,
	2022	2021
Convertible Debentures, including interest payable to the Convertible Debenture Holders	$15,985	$19,439
Total Short-Term Debt	$15,985	$19,439

2021 Convertible Debentures & Warrants

On July 7, 2021, the Company consummated the initial closing of a private placement offering (the “Offering”) pursuant to the terms and conditions of a Securities Purchase Agreement for up to $15,187,500 in principal amount (“Original Principal Value”) Convertible Debentures. To manage the administration of the Offering the Company entered into a placement agency agreement with Joseph Gunner & Co. LLC, a U.S. registered broker-dealer (“Placement Agent”). At the initial closing, the Company sold the purchasers (i) 12.5% Original Issue Discount Convertible Debentures (“Debentures”) in an aggregate principal amount of $9,990,000 and (ii) warrants to purchase up to 3,534,751 shares of common stock of the Company. The Company received total gross proceeds of $8,880,000 taking into account the 12.5% discount before deducting placement agent fees and expenses of approximately $913,000. The Debentures matured on July 7, 2022. The Company intends to satisfy the debt through conversions of the debt to equity, and is considering offering incentives to renegotiate the terms of the debentures and refinancing the debt. There is no guarantee that the Company will be able to satisfy its debt with the additional issued common stock.

On August 13, 2021, the Company consummated the second closing of the offering pursuant to the same terms and conditions of the Securities Purchase Agreement dated July 7, 2021. At the second closing, the Company sold the purchasers (i) 12.5% Original Issue Discount Senior Secured Convertible Debentures in an aggregate principal amount of $3,976,875 and (ii) warrants to purchase up to 1,862,279 shares of common stock of the Company. The Company received a total of $3,535,000 in gross proceeds following the second closing taking into account the 12 % discount before deducting placement agent fees and expenses of approximately $354,000. The Debentures matured on August 13, 2022. The Company intends to satisfy the debt through conversions of the debt to equity and is considering offering incentives to renegotiate the terms of the debentures and refinancing the debt. There is no guarantee that the Company will be able to satisfy its debt with the additional issued common stock.

Under the conversion terms of the Debentures, the Debenture is convertible, in whole or in part, into shares of Common Stock at the option of the Holder at any time until the Debenture is no longer outstanding. The Holder executes a conversion by delivering to the Company a Notice of Conversion specifying the principal amount to be converted and the date on which the conversion is to be executed. The Conversion Price is set at the lower of (i) $18.00 and (ii) 80% of the average of the VWAP during the 5 Trading Day period immediately prior to the applicable Conversion Date. The number of Conversion Shares to be issued is determined by dividing the outstanding principal amount of the debenture to be converted by the Conversion Price. The Debentures are subject to mandatory conversion (“Mandatory Conversion”) in the event the Company closes a registered public offering of its Common Stock and receives gross proceeds of not less than $40,000,000 and at the completion of which the Company’s securities are traded on a national exchange (“Qualified Offering”). The Company determined that the conversion feature associated with the convertible debentures should be bifurcated and treated as a separate derivative liability. The Company recorded a revaluation gain of approximately $1.1 million for the three months ended September 30, 2022, and a revaluation loss of approximately $1.6 million for the nine months ended September 30, 2022, for the change in the fair value of the conversion option. As of September 30, 2022, the derivative liability associated with the conversion option was $7.5 million. In addition, the Company recognized a debt extinguishment gain of approximately $0.4 million for the three months ended September 30, 2022, and a loss of approximately $1.0 million for the nine months ended September 30, 2022. as a result of the conversion of debt of $4.7 million during the period ended September 30, 2022.

The Company recorded interest expense of approximately $0.6 million and $2.1 million for the three months ended September 30, 2022. The Company recorded interest expense of approximately $0.2 million for the three and nine months ended September 30, 2021.

Debenture Default

The Debentures provide that any monetary judgment filed against the Company for more than $50,000, and if such judgment remains unvacated for a period of 45 calendar days shall constitute an event of default. On December 14, 2021, the Company became aware that a Confession of Judgment (the “Confession of Judgment”) had been entered against the Company in the Superior Court of the State of California, County of Santa Clara by Tech Data on September 24, 2021. The Confession of Judgement was entered for a total sum of $5,942,559.05, which is comprised of the principal sum of $3,341,801.80 and prejudgment interest in the sum of $2,600,757.25. As a result, the Confession of Judgment was deemed to be an event of default under the Debentures although the Company only became aware of the Confession of Judgment on December 14, 2021.

On January 7, 2022, the Company received a notice of default (the “Default Notice”) from the Placement Agent stating that the Company defaulted under the Purchase Agreement as a result of: (i) the Company failing to disclose certain material indebtedness of the Company outstanding as of the date of the Purchase Agreement; and (ii) the filing of a judgment relating to such material indebtedness. Due to such events of default, (i) the Debentures are now deemed to have begun bearing interest at the default interest rate of 18% per annum from the date of the issuance of the Debentures; and (ii) the holders of the Debentures are entitled to receive in satisfaction of the amounts owing under the Debentures an amount equal to 130% of the Original Principal Value of the Debentures (“Default Principal Increase”), in accordance with the terms of the Debentures. In addition, as a result of the events of default, the exercise price for the Warrant is the lower of: (A) $18.00 and (B) an amount equal to fifty percent (50%) of the average of volume-weighted average price for the common stock of the Company over the five (5) trading days preceding the date of the delivery of the applicable exercise notice or (C) the qualified offering price as defined in the Purchase Agreement.

Note 9 — Fair Value Measurement

Fair value measurements are determined based on assumptions that a market participant would use in pricing an asset or a liability. A three-tiered hierarchy distinguishes between market participant assumptions based on (i) observable inputs such as quoted prices in active markets (Level 1), (ii) inputs other than quoted prices in active markets that are observable either directly or indirectly (Level 2) and (iii) unobservable inputs that require the Company to use present value and other valuation techniques in the determination of fair value (Level 3). The following table presents the placement in the fair value hierarchy measured at fair value on a recurring basis as of September 30, 2022, and December 31, 2021 (in thousands):

		Fair value measurement at reporting date using
		Quoted prices in	Significant
		active markets	other	Significant
		for identical	observable	unobservable
	Balance	assets (Level 1)	inputs (Level 2)	inputs (Level 3)
As of September 30, 2022:
Recurring fair value measurements:
Derivative Liabilities:
Conversion feature derivative liability	$7,531	$-	$-	$7,531
Common stock derivative liability	$45	$-	$-	$45
Total derivative liabilities	$7,576	$-	$-	$7,576
Total recurring fair value measurements	$7,576	$-	$-	$7,576

As of December 31, 2021
Recurring fair value measurements
Derivative liability:
Conversion feature derivative liability	$8,355	$-	$-	$8,355
Total recurring fair value measurements	$8,355	$-	$-	$8,355

The conversion feature of the convertible Debentures was separately accounted for at fair value as a derivative liability under guidance in ASC 815 that is remeasured at fair value on a recurring basis using Level 3 inputs. The Company uses a probability weighted expected return model (“PWERM”) valuation technique to measure the fair value of the conversion feature with any changes in the fair value of the conversion feature liability recorded in earnings. Significant inputs to the model include estimated time to conversion events, estimated interest converted at the event, the implied yield, the discount rate for the conversion, and the probability of the conversion events. For the three and nine months ended September 30, 2022, the Company recorded a gain of approximately $1.1 million and a loss of $1.6 million for the change in fair value of debt conversion feature, respectively.

As discussed in Note 11 – Equity below, the Company exceeded its authorized share limit with respect to potentially issuable shares under the equity contracts described with the Share Derivative Liabilities section. The Company estimates the fair value of the Common stock derivative liability based on the fair value of the potentially issuable shares for the warrants, stock options and RSUs vested but unissued. This liability excludes the fair value of the potentially convertible shares for the convertible Debentures which are accounted for through the carrying value of the debt and the separate conversion feature derivative liability.

The Company recorded the common stock derivative liability at fair value as of September 30, 2022, through a transfer from equity to the common stock derivative liability. Changes in the fair value of the liability in future periods will be included in other income (expense) in the consolidated statements of operations.

The change in Level 3 fair value of the Company’s derivative liabilities is as follows:

	Conversion feature derivative liability	Common stock derivative liability	Total level 3 derivative liability
Balance as of December 31, 2021	$8,355	$-	$8,355

Transferred to equity on debt conversion	(2,383)	(6)	(2,389)
Transferred from equity on recognition of derivative liability	-	314	314
Increase (Decrease) in fair value included in earnings	1,559	(263)	1,296

Balance as of September 30, 2022	$7,531	$45	$7,576

Note 10 — Digital Assets

The following tables present the roll forward of digital asset activity from continuing and discontinued operations during the periods ended:

	Nine months ended September 30,
	2022	2021
Opening Balance	$5,202	$24
Revenue from mining	4,077	9,244
Payment of mining equipment under lease to buy arrangement	-	(1,091)
Mining pool operating fees	(41)	(96)
Impairment of digital assets	(2,494)	(325)
Management fees	-	(322)
Owners’ distributions	-	(1,521)
Proceeds from sale of digital assets	(8,023)	(3,670)
Transaction fees	(132)	-
Realized gain on sale of digital assets	1,498	91
Ending Balance	$87	$2,334

	Three months ended September 30,
	2022	2021
Opening Balance	$218	$105
Revenue from mining	809	2,993
Payment of mining equipment under lease to buy arrangement	-	(72)
Mining pool operating fees	(8)	(31)
Impairment of digital assets	(71)	(325)
Proceeds from sale of digital assets	(1,068)	(339)
Transaction fees	(20)	-
Realized gain on sale of digital assets	227	3
Ending Balance	$87	$2,334

Note 11 — Equity

As discussed in Note 3 Basis of Presentation the Company completed a reverse merger of Sysorex and TTM Digital with TTM Digital being the accounting acquirer and reporting entity. In a reverse merger, the capital accounts of the reporting entity (TTM Digital) are restated to reflect the legal capital structure of the legal acquirer (Sysorex). As a result, the share data of the reporting entity has been retroactively restated for all periods presented to the equivalent share values of Sysorex for the capital transaction activity of TTM Digital, as if the reverse merger occurred on January 1, 2020. The share data of the reporting entity has been retroactively stated for all periods presented to the equivalent share values of Sysorex. On September 22, 2022, the Company’s stockholders voted to approve an amendment to the Articles of Incorporation to increase the total number of authorized shares of the Company’s capital stock from 510,000,000 shares, par value $0.00001 per share, to 3,010,000,000 shares, of which 3,000,000,000 shares will be designated as common stock and 10,000,000 shares will be designated as preferred stock, in accordance with the voting results listed below. As of September 30, 2022, 736,609,855 shares were issued, and 736,534,476 shares were outstanding. No preferred stock has been designated or issued.

Stock Options

A summary of stock option activity for the nine months ended September 30, 2022, is as follows:

	Number of Options (in Shares)	Weighted Average Exercise Price
Outstanding, January 1, 2022	1,656,000	$2.00
Granted	-	$-
Exercised	-	-
Forfeited or cancelled	-	-
Outstanding, September 30, 2022	1,656,000	$2.00

Exercisable, September 30, 2022	1,656,000	$2.00

Warrants

The following table represents the activity related to the Company’s warrants during the nine months ended September 30, 2022:

	Number of Warrants (in Shares)	Weighted Average Exercise Price
Outstanding, January 1, 2022	5,926,763	$	*
Granted	-		-
Exercised	(418,931)		-
Outstanding, September 30, 2022	5,507,832		$-

The weighted average contractual term as of September 30, 2022, is 3.8 years.

If at any time after the six month anniversary of the closing date as disclosed in Note 8 Short-term debt, 2021 convertible debenture and warrants, there is no effective registration statement registering the warrant shares granted to the convertible debenture holders and placement agent, then, for each thirty days following the six month anniversary of the their respective closing date or portion of any thirty day period thereafter in which no effective registration statement is available, the amount of warrant shares shall be automatically increased by five percent over the warrant shares available on such dates. As such, the Company is obligated to grant 3,219,824 warrants through September 30, 2022. The Company has recorded on the condensed consolidated balance sheets, accrued liabilities, approximately $0.2 million of accrued registration rights penalties and interest.

*	The exercise price will be determined by a 5-day VWAP price calculation on the exercise date.

Restricted Stock Units

The following table represents the activity related to the Company’s restricted stock awards granted to employees and directors during the nine months ended September 30, 2022:

	Number of Restricted Stock Shares	Weighted Average Grant Date Fair Value
Outstanding, January 1, 2022	1,000,000	$0.48
Granted	-	-
Vested	1,000,000	0.40
Unvested, September 30, 2022	-	$-

As of September 30,2022, there is no unrecognized stock compensation expense.

Share Derivative Liabilities

As the amount of common stock on an as converted basis as of September 30, 2022, exceeded our authorized share amount, the Company’s outstanding warrants, stock options and vested but unissued restricted stock shares (“RSUs”) were reclassified to derivative liabilities in the consolidated financial statements. This results in non-cash gains or losses each period during the term of the warrants, stock options, RSU vesting period and convertible debt. The table below summarizes the reclassified share derivative liabilities as of September 30, 2022 (dollars in thousands):

September 30, 2022
Warrants	$38
Stock options	6
RSUs vested but unissued	1
Total share derivative liability	$45

Reverse Stock split

As discussed in Note 15 Subsequent events – reverse stock split, the Company has included below certain data points that are reported in the financial statements (“as stated”) and have been disclosed herein as if the effect of the reverse stock split (1000 for 1) has been implemented (“proforma effect”).

		Proforma
	As stated	Effect
Balance Sheet

Common stock:
Shares Issued:
9/30/2022	736,609,855	736,610
9/30/2021	145,713,591	145,714
Shares Outstanding:
9/30/2022	736,534,476	736,534
9/30/2021	145,638,212	145,638

Treasury Stock:	75,379	75

		Three months ended September 30,		Nine months ended September 30,
EPS		2022	2021	2022	2021
Weighted Average Shares
Outstanding - basic and diluted	As stated	500,173,946	159,448,204	318,558,213	131,863,780
	Proforma	573,174	159,448	318,558	131,864

Net income (loss) per share:
Continuing operations	As stated	0.0001	(0.0370)	(0.0310)	(0.2620)
	Proforma	0.1000	(37.00)	(31.00)	(262.00)

Discontinued Operations	As stated	(0.002)	0.0070	(0.0030)	0.0400
	Proforma	(2.00)	7.00	(3.00)	40.00

Note 12 — Commitments and Contingencies

Contractual Commitments

On September 5, 2017, prior to the merger and as a result of a spinoff from Sysorex’s previous parent, a computer hardware supplier threatened legal action against the Company and demanded approximately $1.8 million for payment of unpaid invoices. On or about January 29, 2018, the parties executed a settlement agreement resolving the matter. No court action was filed. The liability of approximately $0.7 million has been accrued and includes interest $0.1 million calculated based on a default rate, which is included as a component of accounts payable and accrued liabilities as of September 30, 2022, in the unaudited condensed consolidated balance sheets.

On January 22, 2018, a software vendor filed a motion for entry of default judgment (the “Motion”) against SGS in the Circuit Court of Fairfax County, Virginia. The Motion alleges that SGS failed to respond to a complaint served on November 22, 2017. The Motion requests a default judgment in the amount of $336,000 plus $20,000 in legal fees. On August 10, 2018, the Company and vendor entered into a settlement agreement and the Company is repaying the debt in monthly installments. The liability of approximately $0.2 million has been accrued and includes interest $0.09 million calculated based on a default rate and is included as a component of accounts payable and accrued liabilities as of September 30, 2022, in the unaudited condensed consolidated balance sheets.

The Company entered into a Registration Rights Agreement (the “RRA”) dated April 13, 2021. The Company had ninety (90) calendar days following the closing date of its Merger with TTM Digital Assets & Technologies, Inc. on April 14, 2021, to file an initial registration statement covering the Shares. The ninety (90) calendar day filing date was July 13, 2021 (“Filing Deadline”). The Company did not fulfil its obligation to file a registration statement covering the Shares by July 13, 2021, nor any date and therefore has accounted for an accrued liability in the amount of $0.2 million recorded in the unaudited condensed consolidated balance sheets – accrued liabilities for the year ended September 30, 2022. The RRA terminated as of October 14, 2021, by its own terms.

The Company entered into a Promissory Judgment Note dated as of August 15, 2018 (the “Note”), with Tech Data Corporation (“Tech Data”), pursuant to which the Company promised to pay the principal sum of $6,849,423.42 to Tech Data. The Note provides that interest shall accrue on the balance of the Note at the rate of 18% per annum. Due to miscommunication with Tech Data, the Company inadvertently failed to pay, when due, some of the installment payments in the aggregate principal amount of $3,341,801.80, as set forth in the Note and has defaulted under the Note.

On December 14, 2021, the Company became aware that a Confession of Judgment (the “Confession of Judgment”) had been entered against the Company in the Superior Court of the State of California, County of Santa Clara by Tech Data on September 24, 2021. The Confession of Judgement is entered for a total sum of $5,942,559.05, which is comprised of the principal sum of $3,341,801.80 and prejudgment interest in the sum of $2,600,757.25.

Following a negotiation with Tech Data, the Company was able to reduce the Award by in excess of $4.2 million, and on January 13, 2022, the Company and Tech Data entered into a Settlement and Release Agreement (the “Settlement Agreement”). Pursuant to the Settlement Agreement, the Company paid $1,375,000. (the “Settlement Amount”) on January 14, 2022. The Company recognized a gain on settlement of $1.5 million and has recorded in product costs in the condensed consolidated statement of operations. The Award was deemed satisfied in full. Among other things, Tech Data agreed to file an acknowledgment of full satisfaction of judgment attached as an exhibit to the Settlement Agreement, not take any further action against the Company in connection with or relating to the Judgment, and release the Company and its representatives from any and all claims, including the Judgment, which Tech Data may have against the Company based upon any transaction that occurred at any time before the date of the Settlement Agreement.

On June 3, 2022, the Company became aware that a Complaint had been entered against the Company in the United States District Court Southern District of New York by ProActive Capital Partners, L.P, a convertible debenture holder. The Complaint is entered for injunctive relief to honor is stock conversion, recover damages, and receive payments due under the Debenture agreement. The convertible debenture principal and interest of $0.2 million is recorded in the unaudited condensed consolidated balance sheets – accrued liabilities for the period ended September 30, 2022. The notice of conversion to convert its convertible debt to shares of the Company’s stock will be honored upon issuance of the Company’s increase in authorized shares.

Operating Leases/Right-of-Use Assets and Lease Liability

On December 8, 2021, the Company’s principal executive offices moved to 13880 Dulles Corner Lane, Suite 120, Herndon, Virginia 20171. We lease these premises, which consist of approximately 5,800 square feet, pursuant to a lease that expires on May 31, 2025. The total amount of rent expense under the leases is recognized on a straight-line basis over the term of the leases. The Company has no other operating or financing leases with terms greater than 12 months.

As of September 30, 2022, future minimum operating leases commitments are as follows:

Calendar Years Ending December 31,	Amount
2022	$52
2023	214
2024	219
2025	92
Total future lease payments	577
Less: interest expense at incremental borrowing rate	(54)
Net present value of lease liabilities	$523

Other assumptions and pertinent information related to the Company’s accounting for operating leases are:

Weighted average remaining lease term:	2.67 years
Weighted average discount rate used to determine present value of operating lease liability:	8%

Litigation

Certain conditions may exist as of the date the financial statements are issued which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements.

If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Note 13 — Related Party Transactions

Effective April 1, 2021, the Company entered a variety of contracts with CoreWeave, Inc. (“CoreWeave”).

Hosting Facilities Services Order

The Hosting Facility Services Order (the “Hosting Contract”) provided for the provision of hosting facility space and services by CoreWeave. The services are paid for in advance of the service month and the initial term of the hosting services is through June 30, 2022, which renews automatically for successive one year renewal terms unless either party terminates within sixty (60) days of the expiration of the then current term. At the signing of the Hosting Contract an estimated 382 data mining rigs were covered at an estimated monthly cost of approximately $21,556 ($260,000 per year). For the three and nine months ended September 30, 2022, the Company recorded $0 and $129,334 in mining costs within discontinued operations on the statement of operations. The Company terminated the Hosting Facilities Services Order effective June 30,2022.

Services Agreement

The initial term of the Services Agreement runs from April 1, 2021, through December 31, 2022, and automatically renews thereafter for successive one (1)-year terms unless either party provides written notice to the other of nonrenewal within sixty (60) days of the expiration of the then current Term. The initiation of the Services Agreement required a one-time payment of $100,000. The monthly base management fee was set to $20.00 per GPU-based Mining System (approximately $20,000 per month), and $6.50 per ASIC-based Mining System. Base management fees are paid in arrears and due within fifteen (15) days of invoice receipt. If, during any calendar month of the Term, CoreWeave operates on average, more than 1,500 Mining Systems on behalf of the Company, the Base Management Fee with respect to the excess Mining Systems above 1,500 is discounted by 40%. For the three and nine months ended September 30, 2022, the Company recorded $0 and $143,640 in mining costs within discontinued operations on the condensed statement of operations. The Company terminated the Service agreement effective June 30,2022.

Bespoke Growth Partners, Inc. (“Bespoke”)

Effective as of April 15, 2021, the Company entered into a consulting agreement with Bespoke. Under the terms of the consulting agreement, the Company agreed to total compensation for services of $975,000 which of which $775,000 was paid during the year ended December 31, 2021. The Company made an additional payment in accordance with the agreement of $200,000 in January 2022. The Company expensed this advisory fee during the nine months ended September 30, 2022, which is recorded as consultant fees in general and administrative operating costs in the condensed consolidated statement of operations. As of June 30, 2022, the Bespoke consulting agreement has expired.

Effective as of January 13, 2022, the Company entered into a consulting agreement with Bespoke. Under the terms of the consulting agreement, the Company is to pay Bespoke a gross advisory fee of $975,000 for identifying the Ostendo acquisition and services related to the Company. On March 23, 2022, the Company paid off the balance owed for this service. The Company expensed the advisory fee during the nine months ended September 30, 2022, which is recorded as consultant fees in general and administrative in the condensed consolidated statement of operations.

Ressense LLC

On August 4, 2021, the Company executed a six (6) month business advisory services agreement with Ressense LLC. The services to be provided include potential business activities including acquisition, merger and reverse merger opportunities. As compensation for the performance of services, the Company paid and recorded $25,000 through January 31, 2022, as consultant fees in general and administrative in the condensed consolidated statement of operations. The business advisory services agreement expired January 31, 2022.

One Percent Investments, Inc.

On June 21, 2022, the Company executed a four (4) month business advisory services agreement with One Percent Investments, Inc. The services to be provided include potential future merger and/or acquisition activities, strategic alliances, joint ventures, and advisory services in connection with the Company’s desire to up-list to a national stock exchange. As a compensation for the performance of services, the Company paid $125,000 for the respective service period. Additional compensation in the amount of $500,000 will be rendered in connection with the up listing process The Company recognized $93,750 and $103,125 of expense during the three and nine months ended September 30, 2022, which is recorded as consultant fees in general and administrative operating costs in the condensed consolidated statement of operations, and $21,875 of prepaid expense in current assets in the condensed consolidated balance sheets.

Employment Agreements

On August 10, 2022, the Company entered into Amendment No. 2 (“Amendment No. 2”) to Employment Agreement, by and between the Company and Vincent Loiacono, the Company’s Chief Financial Officer. Pursuant to the terms of Amendment No. 2, the parties amended the termination provisions of the original employment agreement, as amended. Amendment No. 2 provides that the Company, in its sole discretion, may terminate Mr. Loiacono’s employment for any reason without Just Cause (as defined in the employment agreement, as amended) at any time. If (a) the Company terminates Mr.Loiacono’s employment without Just Cause, or (b) within 24 months following a change of control, Mr. Loiacono resigns as a result of and upon a material diminution of his duties, responsibilities, authority, and position, or a material reduction of his compensation and benefits, or if he ceases to hold the position of Chief Financial Officer after a change of control, the Company will, among other things: (l) continue to pay Mr. Loiacono’s base salary for one month for every two months of employment after the effective date up to a maximum of 12 months (as opposed to six months under the original agreement, as amended); and(2) within 45 days of termination or resignation, pay to Mr. Loiacono 100% of the value of any accrued but unpaid bonus. Except as set forth in Amendment No. 2, the original employment agreement, as amended, remains in full force and effect.

On September 9, 2022, the Company entered into Second Amendment to the Employment Agreement for Wayne Wasserberg, the Company’s Chief Executive Officer. The Second Amendment provides a minimum bonus of $100,000 for achievement of the bonus milestone. The bonus milestone is based upon the following:

1.	The sale of all or substantially all of the stock or assets of: (i) TTM, or (ii) Sysorex Government Services.
2.	The raising of five million dollars in financing by or before December 31, 2022, in one transaction or a series of related transactions.

Note 14 — Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following as of September 30, 2022, and December 31, 2021:

	September 30, 2022	December 31, 2021
Consultants	$22	$565
Rent	18	17
Vendor Payments	39	-
Insurance	1	162
License and Maintenance Contracts	545	658
Other	2	-
	$627	$1,402

Note 15 — Subsequent Events

Private Placement Agreement

On October 18, 2022, the Company sold to the Investors an aggregate of 500,000,000 Units, consisting of 500,000,000 shares of common stock, warrant 1s to acquire 500,000,000 shares of common stock, and warrant 2s to acquire 500,000,000 shares of common stock, for total consideration paid to the Company of $500,000. Pursuant to the terms of the SPA, the Company agreed to sell to each Investor a number of Units of securities of the Company (each, a “Unit”), at a purchase price of $0.001 per Unit, with each Unit being comprised of: (i) one share of common stock (each, a “Purchased Share” and collectively, the “Purchased Shares”); (ii) a warrant to acquire one share of common stock at an exercise price of $0.001 per share, which exercise price will not be subject to adjustment as a result of any forward or reverse split of the common stock (each, a “Warrant 1”); and (iii) a warrant to acquire one share of common stock at an exercise price of $0.001 per share, which exercise price will not be subject to adjustment as a result of any forward or reverse split of the common stock (each, a “Warrant 2”). Pursuant to the terms of the SPA, the Company agreed to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days of October 18, 2022 (the “Registration Deadline”). If such registration statement has not become effective by the Registration Deadline, and provided that the Registrable Securities cannot otherwise be sold pursuant to Rule 144 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as of the Registration Deadline, then, subject to the provisions of the SPA and the Initial Registration Rights Agreement, the Company agreed to issue to each Investor:

(i)	A number of additional shares of common stock equal to 10% of the Purchased Shares acquired by such Investor on the closing date, with such number of Purchased Shares being adjusted for any forward or reverse splits of the common stock between the closing date and the date of such issuance (the “Additional Shares”); and

(ii)	A new warrant (each, a “Warrant 3”) equal to the number of Additional Shares in the applicable issuance.

The Additional Shares and the Warrant 3 will, if applicable, be issuable to the Investors for each 30-day period, or portion thereof, that the registration statement registering the Registrable Securities has not become effective by the Registration Deadline. The Company’s obligation to issue the Additional Shares and the Warrant 3, if applicable, will not arise until the Company has amended its articles of incorporation, via a reverse split of the common stock, an increase of the number of authorized shares of common stock, or some combination thereof, such that the Company has a number of authorized but unissued shares of equal to (1) the number of Additional Shares that are otherwise to be issued plus (2) the number of shares of common stock that may be issuable pursuant to the Warrant 3.

Equity Transactions

Subsequent to September 30, 2022, the Company received notices to convert from its debtholders to convert approximately $1.6 million of debt into approximately 1.2 billion shares of stock. In addition, in accordance with an employment agreement, the Company issued 500,000 shares to an employee.

Reverse Stock Split

On September 22, 2022, the shareholders of Sysorex, Inc. have approved the Reverse Split and have granted to the Board of Director’s the power to determine the final ratio for the Reverse Split. On November 1, 2022, the Board of Director’s determined the ratio for the Reverse Split is to be 1,000 for 1, with one share of Common Stock being issued for each 1,000 shares of Common Stock issued and outstanding, with any fractional shares of Common Stock resulting therefrom being rounded up to the nearest whole share of Common Stock. The company has submitted the reverse stock split plan for review to FINRA on November 4, 2022. The effective date of the reverse stock will be determined after FINRA’s review.

SYSOREX, INC.

500,000,000 Shares of Common Stock Underlying Warrants

500,000,000 Shares of Common Stock for Resale by Selling Securityholders

PROSPECTUS

__________, 2022

Through and including                   , 2022 (the 40th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses will be borne by the Selling Stockholders. All of the amounts shown are estimates, except for the SEC registration fee.

Type	Amount
SEC registration fee	$110.20
Accounting fees and expenses*	$10,000
Legal fees and expenses*	$50,000
Transfer agent fees and expenses*	$1,500
Printing expenses*	$7,500
Miscellaneous fees and expenses*	$250
Total expenses*	$69,360.20

*	Estimated

Item 14. Indemnification of Directors and Officers.

The Nevada Revised Statutes provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

The Nevada Revised Statutes Section 78.7502 provides that: (1) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful (2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper and (3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

The Nevada Revised Statutes Section 78.751 provides that: (1) Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to Section 78.751 subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion (2) The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law and (3) The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2 above, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred; (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Our articles of incorporation and bylaws include provisions that indemnify, to the fullest extent allowable under the Nevada Revised Statutes, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of Sysorex, or for serving at the request of Sysorex as a director or officer or another position at another corporation or enterprise, as the case may be. Our articles of incorporation and bylaws also provide that Sysorex must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the Nevada Revised Statutes. Sysorex’s bylaws expressly authorize Sysorex to carry insurance to protect Sysorex’s directors and officers against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not Sysorex would have the power to indemnify such person.

The limitation of liability and indemnification provisions in Sysorex’s articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against Sysorex’s directors and officers, even though such an action, if successful, might otherwise benefit Sysorex and its stockholders. However, these provisions do not limit or eliminate Sysorex’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, Sysorex pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any Sysorex directors, officers or employees for which indemnification is sought.

In addition, we intend to enter into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our articles of incorporation and bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, penalties fines and settlement amounts actually and reasonably incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any other entity to which the person provides services at our request. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons such as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

The following is a summary of transactions by us since November 17, 2019, involving sales of our securities that were not registered under the Securities Act.

On January 22, 2021, the Company issued 40,616 shares of its common stock to Chicago Venture Partners, L.P. pursuant to a waiver agreement as a redemption amount under a convertible promissory note which was issued on December 31, 2018.

On March 9, 2021, the Company issued 43,651shares of its common stock to Chicago Venture Partners, L.P. pursuant to a waiver agreement as a redemption amount under a convertible promissory note which was issued on December 31, 2018.

On March 19, 2021, the Company issued 5,272,408 shares of its common stock to First Choice International Company, Inc. pursuant to a letter agreement dated March 19, 2021.

On April 14, 2021, pursuant to the terms of the Merger Agreement, the Company agreed to issue an aggregate of 150,043,116, less certain pre-funded warrants and rights to receive shares of common stock as follows:

(i)	124,218,268 shares of common stock to the shareholders of TTM Digital in connection with the Merger;

(ii)	20,870,088 shares of common stock (excluding shares reserved for issuance), in exchange for cancellation of $13,582,081 of Company indebtedness and accounts payable as part of the transactions contemplated by the Merger Agreement; and

(iii)	4,954,760 shares of common stock issued in certain other transactions contemplated by the Merger Agreement.

On May 4, 2021, the Company issued the aggregate of 60,000 shares of Common Stock to consultants in consideration of corporate communications/media relations and investor relations services pursuant to a consulting agreement.

On May 19, 2021, the Company issued 5,000 shares of Common Stock to an attorney in consideration of legal services provided.

The above shares have been sold and issued in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder.

On May 25, 2021, the Company entered into exchange agreements (each, an “Exchange Agreement”), with three of the Company’s shareholders – First Choice International Company, Inc., a Delaware corporation, Bespoke Growth Partners, Inc., a Delaware corporation, and One Percent Investments, Inc., a Delaware corporation (collectively, the “Shareholders”). Under the terms of the Exchange Agreements, the Shareholders agreed to convey, transfer, and assign their shares of common stock of the Company, $0.00001 par value per share (the “Common Stock”), in exchange for prefunded warrants (the “Prefunded Warrants”) based on a one-for-one exchange ratio. The number of shares of Common Stock exchanged and the corresponding number of Prefunded Warrants received, are as follows:

Shareholder	Number of Shares of Common Stock Exchanged	Number of Prefunded Warrants
First Choice International Company, Inc.	6,225,214	6,225,214
Bespoke Growth Partners, Inc.	5,589,820	5,589,820
One Percent Investments, Inc.	2,075,998	2,075,998

The issuances of Prefunded Warrants under the Exchange Agreements were made in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), as no commission or other remuneration was or will be paid or given directly or indirectly for such transactions.

On July 7, 2021, the Company consummated the initial closing (the “Initial Closing”) of a private placement offering (the “Offering”) pursuant to the terms and conditions of that certain Securities Purchase Agreement, dated as of July 7, 2021 (the “Purchase Agreement”), between the Company and forty (40) accredited investors (the “Purchasers”). At the Initial Closing, the Company sold the Purchasers (i) 12.5% Original Issue Discount Senior Secured Convertible Debentures (the “Debentures”) in an aggregate principal amount of $9,990,000.00 and (ii) warrants (the “Warrants” and together with the Debentures, the “Underlying Securities”) to purchase up to 3,534,751 shares of common stock of the Company (the “Common Stock”), subject to adjustments provided by the Warrants, or units of Common Stock and Common Stock purchase warrants, which represents 100% warrant coverage. The maximum number of shares of Common Stock that may be issued through the conversion of the Debentures and the exercise of the Warrants as of July 7, 2021 (the “Original Issue Date”) is 7,069,502.

On July 20, 2021, the Company issued 75,000 shares of Common Stock to a law firm in consideration of legal services provided.

On August 5, 2021, the Company issued 50,000 shares of Common Stock to an attorney in consideration of legal services provided.

On August 13, 2021, the Company consummated the second closing (the “Second Closing”) of a private placement offering (the “Offering”) pursuant to the terms and conditions of that certain Securities Purchase Agreement, dated as of July 7, 2021 (the “Purchase Agreement”), between the Company and thirty-nine (39) accredited investors (the “Purchasers”). At the Second Closing, the Company sold the Purchasers (i) twelve-and-one-half-percent (12.5%) Original Issue Discount Senior Secured Convertible Debentures (the “Debentures”) in an aggregate principal amount of $3,976,875 and (ii) warrants (the “Warrants” and together with the Debentures, the “Underlying Securities”) to purchase up to 1,862,279 shares of common stock of the Company (the “Common Stock”), subject to adjustments provided by the Warrants, or units of Common Stock and Common Stock purchase warrants, which represents one hundred percent (100%) warrant coverage. The maximum number of shares of Common Stock that may be issued through the conversion of the Debentures and the exercise of the Warrants sold at the Second Closing is 3,724,558 as of August 13, 2021 (the “Original Issue Date”).

On September 2, 2021, the Company issued the aggregate of 150,000 shares of Common Stock to an individual in consideration of corporate advisory services pursuant to an advisory agreement.

On September 3, 2021, the Company issued the aggregate of 50,000 shares of Common Stock to an individual elected to serve as a Board of Director.

On September 7, 2021, the Company issued the aggregate of 200,000 shares of Common Stock to an individual in consideration of corporate advisory services pursuant to an advisory agreement.

On November 2, 2021, the Company issued the aggregate of 1,000,000 shares of Common Stock in consideration for the purchase of the remaining 50% membership interest in Up North.

In January and February 2022, the Company issued an aggregate of 13,415,427 shares of restricted common stock. Of these shares:

●	500,000 shares were granted, on January 20, 2022, by the Company’s Board of Directors (the “Board”) to Wayne Wasserberg, the Company’s Chief Executive Officer and a member of the Board;

●	6,000,000 shares were issued, on February 9, 2022, to consultants for advisory services provided; and

●	6,915,427 shares were issued, on February 15, 2022, to GS Capital Partners, LLC (“GS Capital”) pursuant to a notice of conversion, delivered by GS Capital to the Company, related to a convertible debenture issued to GS Capital on July 7, 2021.

From September 27, 2022 to September 28, 2022, the Company issued an aggregate of 56,044,018 shares of the Company’s common stock in connection with conversions of outstanding debentures at 50% of the five-day VWAPs, pursuant to the terms of the debentures, ranging from $0.0037 to $0.00453.

On September 29, 2022, the Company issued an aggregate of 79,647,000 shares of the Company’s common stock in connection with conversions of outstanding debentures at 50% of the five-day VWAPs, pursuant to the terms of the debentures, ranging from $0.0037 to $0.004.

On September 30, 2022, the Company issued an aggregate of 106,299,847 shares of the Company’s common stock in connection with conversions of outstanding debentures at 50% of the five-day VWAPs, pursuant to the terms of the debentures, ranging from $0.003 to $0.004.

From October 3, 2022 to October 4, 2022, the Company issued an aggregate of 62,131,250 shares of the Company’s common stock in connection with conversions of outstanding debentures at 50% of the five-day VWAPs, pursuant to the terms of the debentures, ranging from $0.004 to $0.0093.

On October 5, 2022, the Company issued an aggregate of 56,750,000 shares of the Company’s common stock in connection with conversions of outstanding debentures at 50% of the five-day VWAPs, pursuant to the terms of the debentures, ranging from $0.015 to $0.0034.

On October 6, 2022, the Company issued an aggregate of 59,000,000 shares of the Company’s common stock in connection with conversions of outstanding debentures at 50% of the five-day VWAPs, pursuant to the terms of the debentures, of $0.015.

From October 7, 2022 to October 10, 2022, the Company issued an aggregate of 65,000,000 shares of the Company’s common stock in connection with conversions of outstanding debentures at 50% of the five-day VWAPs, pursuant to the terms of the debentures, ranging from $0.0009 to $0.001.

On October 11, 2022, the Company issued an aggregate of 82,267,826 shares of the Company’s common stock in connection with conversions of outstanding debentures at 50% of the five-day VWAPs, pursuant to the terms of the debentures, of $0.00115.

On October 12, 2022, the Company issued an aggregate of 674,732,307 shares of the Company’s common stock in connection with conversions of outstanding debentures at 50% of the five-day VWAPs, pursuant to the terms of the debentures, ranging from $0.00085 to $0.0015.

As of October 14, 2022, there are 1,786,001,741 shares of common stock outstanding. In addition, there are several pending debenture conversions as of October 14, 2022.

On October 18, 2022, the Company entered into a Securities Purchase Agreement (the “SPA”), dated as of October 18, 2022, by and among the Company and each of the each of the investors signatories thereto (each an “Investor” and collectively, the “Investors”) the SPA closed on October 18, 2022 and accordingly, on October 18, 2022, the Company sold to the Investors an aggregate of 500,000,000 Units, consisting of 500,000,000 shares of common stock, Warrant 1s to acquire 500,000,000 shares of common stock, and Warrant 2s to acquire 500,000,000 shares of common stock, for total consideration paid to the Company of $500,000.

The above issuances/sales were made pursuant to an exemption from registration as set forth in Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits. The list of exhibits preceding the signature page of this registration statement is incorporated herein by reference.

(b)	Financial Statements. See page F-1 for an index to the financial statements and schedules included in the registration statement.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act “may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)	Rule 415 Offering. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(i)	The undersigned Registrant hereby undertakes that it will:

a.	for determining any liability under the Securities Act of 1933, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time the Commission declared it effective.

b.	for determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
2.1	Agreement and Plan of Merger between Inpixon USA and Sysorex, Inc., dated as of July 25, 2018	12G/A	000-55924	2.1	August 13, 2018
2.2	Separation and Distribution Agreement dated August 7, 2018, between Inpixon and Sysorex, Inc.	12G/A	000-55924	2.2	August 13, 2018
2.3	Agreement and Plan of Merger, dated as of April 8, 2021, by and among Sysorex, Inc., TTM Acquisition Corp., and TTM Digital Assets & Technologies, Inc.	8-K	000-55924	10.1	April 14, 2021
3.1	Articles of Incorporation of Sysorex, Inc.	10-12G/A	000-55924	3.1	August 13, 2018
3.2	Certificate of Amendment to Articles of Incorporation, effective as of July 30, 2019.	8-K	000-55924	3.1	July 29, 2019
3.3	Articles of Merger pursuant to NRS Chapter 92A between Inpixon USA and Sysorex, Inc.	10-12G/A	000-55924	3.2.1	August 13, 2018
3.4	Articles of Amendment dated September 22, 2022.					*
3.5	By-Laws of Sysorex, Inc.	10-12G/A	000-55924	3.2.2	August 13, 2018
4.1	Form of Sysorex, Inc.’s common stock certificate	S-1	333-228992	4.1	December 21, 2018
4.2	Description of Registrant’s Securities	10-K	000-55924	4.5	March 31, 2020
4.3	Form of Prefunded Warrant	8-K	000-55924	4.1	June 1, 2021
4.4	Voting Rights Plan dated September 6, 2022.	8-K	000-55924	4.1	September 6, 2022
5.1	Opinion of Anthony L.G., PLLC					*
10.1	Trademark License Agreement dated August 31, 2018, between Sysorex, Inc. and Sysorex Consulting, Inc.	8-K	000-55924	10.8	September 4, 2018
10.2†	Sysorex, Inc. 2018 Equity Incentive Plan and form of option award agreement	10-12G/A	000-55924	4.1	August 13, 2018
10.3†	Employment Agreement dated August 31, 2018, between Sysorex, Inc. and Sysorex Government Services, Inc. and Zaman Khan	8-K	000-55924	10.10	September 4, 2018
10.4†	Employment Agreement dated August 31, 2018, between Sysorex, Inc. and Sysorex Government Services, Inc. and Vincent Loiacono	8-K	000-55924	10.11	September 4, 2018
10.5	Form of Indemnification Agreement	10-12G/A	000-55924	10.8	August 13, 2018
	Convertible Promissory Note, dated December 31, 2018, issued to Chicago Venture Partners, L.P.	8-K	000-55924	4.1	December 31, 2018
10.6	Note Extension, dated as of November 11, 2019, by and between Sysorex, Inc. and Chicago Venture Partners, L.P.	10-Q	000-55924	10.3	November 12, 2019
10.7	Amendment to Convertible Promissory Note	8-K	000-55924	10.1	January 2, 2020
10.8	PPP Promissory Note, dated as of May 3, 2020, between Wells Fargo SBA Lending and Inpixon Federal	10-Q	000-55924	4.2	May 13, 2020
10.9	Convertible Note Extension, date as of April 23, 2020, by and between Sysorex, Inc. and Chicago Venture Partners, LLP.	10-Q	000-55924	10.5	May 13, 2020
10.10	Non-recourse Factoring and Security Agreement, dated June 19, 12020 by and between Sysorex, Inc. and SouthStar Financial LLC	8-K	000-55924	10.1	June 25, 2020
10.11	Promissory Note Assignment and Assumption, dated June 30, 2020, by and between Sysorex, Inc. with Inpixon and Systat Software, Inc.	8-K	000-55924	10.1	July 6, 2020
10.12	Convertible Note Extension, dated as of October 29, 2020, by and between Sysorex, Inc and Chicago Venture Partners, LLP	10-Q	000-55924	10.1	November 6, 2020

Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed or Furnished Herewith
10.13	Waiver Agreement, dated as of January 22, 2021, by and between Sysorex, Inc. and Chicago Venture Partners, L.P.	8-K	000-55924	10.1	January 28, 2021
10.14†	Amendment to Employment, dated March 4, 2021, by and between Sysorex, Inc. and Vincent Loiacono	10-K	000-55924	10.28	March 29, 2021
10.15	Waiver Agreement, dated as of March 9, 2021, by and between Sysorex, Inc. and Chicago Venture Partners, L.P.	8-K	000-55924	10.1	March 15, 2021
10.16	Commercial Loan Agreement, dated as of March 11, 2021, between Sysorex, Inc. and Quantum Lexicon	8-K	000-55924	10.1	March 17, 2021
10.17	Letter Agreement, dated as of March 19, 2021, by and among Sysorex, Inc., Systat Software, Inc., and First Choice International Company, Inc.	8-K	000-55924	10.1	March 25, 2021
10.18	Commercial Loan Agreement and Promissory Note, dated as of March 31, 2021, by and between Sysorex, Inc. and First Choice International Company, Inc.	8-K/A	000-55924	10.1	April 6, 2021
10.19	Stock Pledge Agreement, dated as of March 31, 2021, by and between Sysorex, Inc. and First Choice International Company, Inc.	8-K/A	000-55924	10.2	April 6, 2021
10.20	Securities Settlement Agreement dated April 14, 2021, by and between Sysorex, Inc. and Inpixon.	8-K	000-55924	10.2	April 14, 2021
10.21	Right to Shares Letter Agreement dated April 14, 2021, by and between Sysorex, Inc. and Inpixon.	8-K	000-55924	10.3	April 14, 2021
10.22	Securities Settlement Agreement dated April 14, 2021, by and between Sysorex, Inc. and Systat Software, Inc.	8-K	000-55924	10.4	April 14, 2021
10.23	Exchange Agreement dated April 14, 2021, by and between Sysorex, Inc. and Chicago Venture Partners, L.P.	8-K	000-55924	10.5	April 14, 2021
10.24	Securities Settlement Agreement dated April 14, 2021, by and between Sysorex, Inc. and First Choice International Company, Inc.	8-K	000-55924	10.6	April 14, 2021
10.25	Right to Shares Letter Agreement dated April 14, 2021, by and between Sysorex, Inc. and First Choice International Company, Inc.	8-K	000-55924	10.7	April 14, 2021
10.26	Amendment No. 1 to Trademark License Agreement by and between Sysorex, Inc. Sysorex Government Services, Inc., and Sysorex Consulting, Inc., dated April 14, 2021.	8-K	000-55924	10.8	April 14, 2021
10.27	Consulting Agreement dated April 14, 2021, by and between Sysorex, Inc. and Nadir Ali.	8-K	000-55924	10.9	April 14, 2021
10.28	Form of Securities Subscription Agreement dated April 14, 2021.	8-K	000-55924	10.10	April 14, 2021
10.29	Registration Rights Agreement dated April 14, 2021, by and among Sysorex, Inc. and the parties to the Securities Subscription Agreement and certain other parties.	8-K	000-55924	10.11	April 14, 2021
10.30	Commercial Loan Agreement and related documents dated April 14, 2021, by and between Sysorex, Inc. and First Choice International Company, Inc.	8-K	000-55924	10.12	April 14, 2021
10.31†	Employment Agreement dated May 7, 2021, by and between Sysorex, Inc. and Wayne Wasserberg.	8-K	000-55924	10.1	May 13, 2021

Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed or Furnished Herewith
10.32	PPP Loan Forgiveness Letter, dated as of April 2, 2021	10-Q/A	000-55924	4.2	May 18, 2021
10.33	Form of Exchange Agreement	8-K	000-55924	10.1	June 1, 2021
10.34†	First Amendment to Sysorex, Inc. 2018 Equity Incentive Plan	8-K	000-55924	10.1	July 26, 2021
10.35†	First Amendment to Employment Agreement, effective as of July 20, 2021, by and among the Company, TTM Digital Assets & Technologies, Inc., and Wayne Wasserberg	8-K	000-55924	10.2	July 26, 2021
10.36†	Board of Directors Agreement by and between the Company and William B. Stilley, III dated September 3, 2021	8-K	000-55924	10.1	September 10, 2021
10.37	Membership Interest Purchase Agreement, dated as of November 2, 2021, between BWP Holdings LLC and Down South Hosting, LLC	8-K	000-55924	10.1	November 8, 2021
10.38	Settlement and Release Agreement, dated as of January 13, 2022, by and between Sysorex, Inc. and Tech Data Corporation	8-K	000-55924	10.1	January 13, 2022
10.39	Heads of Terms, dated March 24, 2022.	8-K	000-55924	99.1	March 30, 2022
10.40	Amendment No. 1 to Heads of Terms, dated June 10, 2022.	8-K	000-55924	99.2	June 22, 2022
10.50	Amendment No. 2 to Heads of Terms, dated June 30, 2022.	8-K	000-55924	99.3	July 7, 2022
10.51†	Amendment No. 2, dated as of August 10, 2022, to Employment Agreement by and between Sysorex, Inc. and Vincent Loiacono.	10-Q	000-55924	10.1	August 15, 2022
10.52	Placement Agency Agreement, dated October 17, 2022, by and between the registrant and Joseph Gunnar & Co., LLC.	8-K	000-55924	10.1	October 19, 2022
10.53	Securities Purchase Agreement, dated as of October 18, 2022, by and among the registrant and each of the each of the investors signatories thereto.	8-K	000-55924	10.2	October 19, 2022
10.54	Form of Warrant 1.	8-K	000-55924	10.3	October 19, 2022
10.55	Form of Warrant 2.	8-K	000-55924	10.4	October 19, 2022
10.56	Form of Warrant 3.	8-K	000-55924	10.5	October 19, 2022
10.57	Initial Registration Rights Agreement, dated as of October 18, 2022, by and among the registrant and each of the persons signatory thereto.	8-K	000-55924	10.6	October 19, 2022
10.58	Piggyback Registration Rights Agreement, dated as of October 18, 2022, by and among the registrant and each of the persons signatory thereto.	8-K	000-55924	10.7	October 19, 2022
10.59†	Amendment No. 2 to Employment Agreement with Wayne Wasserberg dated September 9, 2022.					*
14.1	Code of Ethics*
21.1	List of Subsidiaries*
23.1	Consent of Friedman LLP *
23.2	Consent of Anthony L.G., PLLC (included on Exhibit 5.1).*
24.1	Power of Attorney (included on the signature page of this Registration Statement on Form S-1).*
107	Filing Fee Table.*

*	Filed herewith
†	Management contract, compensation plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herndon, Virginia, on November 17, 2022.

Sysorex, Inc.

By:	/s/ Wayne Wasserberg
Wayne Wasserberg
Chief Executive Officer (principal executive officer)

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wayne Wasserberg as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-1 has been signed by the following persons in the capacities held on November 17, 2022.

Name	Position	Date

/s/ Wayne Wasserberg	Chief Executive Officer and Director	November 17, 2022
Wayne Wasserberg	(Principal Executive Officer)

/s/ Vincent Loiacono	Chief Financial Officer	November 17, 2022
Vincent Loiacono	(Principal Financial and Accounting Officer)

/s/ Zaman Khan	President and Director	November 17, 2022
Zaman Khan